    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1997.

                                                      REGISTRATION NO. 333-32687
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 3 TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          FPA MEDICAL MANAGEMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              8049                             33-0604264
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                                3636 NOBEL DRIVE
                                   SUITE 200
                          SAN DIEGO, CALIFORNIA 92122
                                 (619) 453-1000

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            JAMES A. LEBOVITZ, ESQ.
                         SENIOR VICE PRESIDENT, GENERAL
                             COUNSEL AND SECRETARY
                                3636 NOBEL DRIVE
                                   SUITE 200
                          SAN DIEGO, CALIFORNIA 92122
                                 (619) 453-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

               DAVID R. SNYDER, ESQ.                                    BRUCE D. MEYER, ESQ.
           PILLSBURY MADISON & SUTRO LLP                            GIBSON, DUNN & CRUTCHER LLP
           101 WEST BROADWAY, SUITE 1800                               333 SOUTH GRAND AVENUE
            SAN DIEGO, CALIFORNIA 92101                          LOS ANGELES, CALIFORNIA 90071-3197
                   (619) 234-5000                                          (213) 229-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger (the "Merger") of FPA Acquisition Corp., a wholly owned subsidiary of FPA Medical Management, Inc., with and into Health Partners, Inc. as described in the Agreement and Plan of Merger dated as of July 1, 1997 (the "Merger Agreement"), attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and are in compliance with General Instruction G, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



========================================================================================================================
TITLE OF EACH                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
CLASS OF SECURITIES                           AMOUNT TO BE         OFFERING PRICE         AGGREGATE          REGISTRATION
TO BE REGISTERED                              REGISTERED(1)          PER SHARE        OFFERING PRICE(2)         FEE(2)
------------------------------------------------------------------------------------------------------------------------
Common Stock ($.002 par value)...........   6,388,889 shares            N/A              $41,433,000          $12,555.45
------------------------------------------------------------------------------------------------------------------------
Common Stock ($.002 par value)(3)........   600,000 shares(3)           N/A                  N/A                N/A (3)
========================================================================================================================



(1) Represents the maximum number of shares of FPA Medical Management, Inc. Common Stock, par value $.002 per share, to be issued pursuant to the Merger Agreement in exchange for all of the issued and outstanding shares of Common Stock of Health Partners, Inc.



(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the book value of the Common Stock of Health Partners, Inc. to be exchanged in the Merger, computed in accordance with Rule 457(f) as of March 31, 1997, the latest practicable date prior to the date of filing of this Registration Statement.



(3) Represents shares as to which offers previously made are the subject of a rescission offer. These shares are included in the 6,388,889 shares for which a Registration Fee has previously been paid.


================================================================================

PROSPECTUS


                                FPA MEDICAL MANAGEMENT, INC.


        This Prospectus relates to a limited offer by FPA Medical Management, Inc. ("FPA") to rescind (the "Rescission Offer") a potential offer to sell FPA common stock, par value $.002 per share ("FPA Common Stock"), made on or about August 4, 1997 to the holders of options (the "Option Holders") to purchase shares of Health Partners, Inc. ("HPI") common stock, $.001 par value per share (the "HPI Options" and "HPI Common Stock," respectively), as described below. FPA may have certain contingent liability with respect to the Rescission Offer as described below. See "PURPOSE OF THE RESCISSION OFFER -- Effect of the Rescission Offer."

                            LIMITED RESCISSION OFFER

            THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY
                    REFERENCE TO THE ACCOMPANYING PROSPECTUS.
               THE OPTION HOLDERS ARE URGED TO READ THE PROSPECTUS
                 IN ITS ENTIRETY IN ORDER TO MAKE AN INDEPENDENT
                     EVALUATION WITH RESPECT TO THIS LIMITED
                                RESCISSION OFFER

        FPA hereby extends a limited offer to rescind a potential offer to sell (the "Offer") FPA Common Stock to thirty-three Option Holders on August 4, 1997. FPA has determined that the Offer may not have satisfied the requirements of the Securities Act of 1933, as amended (the "Securities Act") because no prospectus was distributed to the Option Holders on such date as required by the Securities Act. This Rescission Offer applies only to the Option Holders.

        To accept the Rescission Offer an Option Holder is required to complete and return to FPA the enclosed Rescission Acceptance Form.

        To reject the Rescission Offer an Option Holder is required to complete, sign and return the enclosed form of Stock Option Acknowledgement. FPA WILL REJECT THE RESCISSION OFFER ON BEHALF OF ANY OPTION HOLDER WHO RETURNS A PROPERLY COMPLETED STOCK OPTION ACKNOWLEDGEMENT PRIOR TO THE EXPIRATION OF THE RESCISSION OFFER.

        Option Holders who reject the Rescission Offer will continue to have such rights of redress as permitted under the Securities Act and its statute of limitations. See "PURPOSE OF THE RESCISSION OFFER -- Effect of the Rescission Offer" on page iii for a description of the legal consequences of accepting or rejecting the Rescission Offer.

        This Rescission Offer will expire at the close of business on the earlier of (i) _[ten days]_, 1997 or (ii) HPI's or FPA's receipt of a properly completed Rescission Acceptance Form or Stock Option Acknowledgement from each Option Holder. The failure of an Option Holder to complete and return a Rescission Acceptance Form or a Stock Option Acknowledgement prior to the expiration of the Rescission Offer will be deemed to be a rejection of the Rescission Offer. Option Holders are urged to read thoroughly this Rescission Offer and the accompanying Prospectus. Option Holders may call the General Counsel of FPA at (619) 453-1000 if they have any questions concerning the terms and conditions of the Rescission Offer.

             NEITHER FPA NOR ITS MANAGEMENT MAKES ANY RECOMMENDATION
                TO THE OPTION HOLDERS AS TO WHETHER TO ACCEPT THE
                  RESCISSION OFFER OR TO REJECT THE RESCISSION
               OFFER. OPTION HOLDERS MUST MAKE THEIR OWN DECISION
             AS TO WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER.

             The date of this Rescission Offer is October 10, 1997.

PURPOSE OF THE RESCISSION OFFER

The Merger and the Treatment of HPI Options

        On July 1, 1997, an Agreement and Plan of Merger (the " Merger Agreement") by and among FPA Medical Management, Inc., a Delaware corporation ("FPA"), FPA Acquisition Corp., a Delaware corporation and wholly owned subsidiary of FPA ("Acquisition"), and Health Partners, Inc., a Delaware corporation ("HPI"), was executed pursuant to which Acquisition would merge with and into HPI (the "Merger"). On the effective date of the Merger, holders of options to purchase HPI Common Stock ("HPI Options") granted under the HPI 1994 Stock Option Plan (the "Plan") will be issued in exchange therefor (the "Option Exchange") a number of fully paid shares of FPA Common Stock, decreased to the nearest whole share, equal to the quotient which results when the fair market value of their HPI Options is divided by the average of the closing prices of FPA Common Stock on the Nasdaq National Market System for ten consecutive trading days ending on the date that is two trading days prior to the date of consummation of the Merger (the "FPA Value"). See "THE MERGER AGREEMENT Treatment of Stock Options." As of October 8, 1997, there were outstanding options to purchase 1,353,203 shares of HPI Common Stock with an aggregate fair market value of $19.4 million which would, under the Merger Agreement, be exchanged for 538,181 shares of FPA Common Stock, assuming an FPA Value of $36.00.

The Stock Option Acknowledgements and the Securities Act

        FPA and HPI believe HPI has the right under the Plan to undertake the Option Exchange without seeking the consent of the holders of HPI Options. Nevertheless, on August 4, 1997, HPI delivered a form signed on behalf of HPI and FPA to the thirty-three Option Holders by which each Option Holder was to acknowledge the treatment of the HPI Options described above (the "Acknowledgements"). FPA and HPI have subsequently determined that HPI's delivery of the Acknowledgements to the Option Holders may constitute an offer to sell FPA Common Stock inconsistent with the prospectus delivery requirements of the Securities Act and HPI advised all Option Holders that they would be provided a new form of Acknowledgement and a final FPA prospectus relating to the Merger when such prospectus was available. In order to limit its potential liability under the Securities Act (which liability FPA believes would be the expense of defending such a claim since no Option Holder sustained damages), FPA is undertaking this Rescission Offer with respect to the Acknowledgements.

Effects of the Rescission Offer

        Option Holders may ACCEPT the Rescission Offer or REJECT the Rescission Offer. To the extent that an Option Holder accepts the Rescission Offer, FPA takes the position that its potential liability based upon any possible failure of FPA to comply with the Securities Act by delivering the Acknowledgements without a prospectus will be eliminated. If an Option Holder accepts the Rescission Offer, the previous Acknowledgment will be deemed canceled and any right of action would exist only under the Plan unless such Option Holder executes a new

Acknowledgement. An Option Holder will receive no other consideration by accepting the Rescission Offer. To the extent that an Option Holder rejects the Rescission Offer he or she will retain whatever rights he or she presently has under the Securities Act in connection with the earlier Acknowledgement delivery and his or her rights will be governed by the terms of the new Acknowledgement. Whether an Option Holder accepts or rejects the Rescission Offer, all outstanding HPI Options will be subject to the Option Exchange under the terms of the Merger Agreement.

        It is the position of the Staff of the Securities and Exchange Commission that any liability of FPA under the Securities Act for the Offer may survive and not be barred by the Rescission Offer. However, it is possible that a court would hold that the legal remedies available to the Option Holders are diminished as a result of the Rescission Offer. Although the legal principles applicable to a transaction such as the Rescission Offer are not clear, among possible bases for such a determination are that any Option Holders who accept the Rescission Offer thereby will have entered into an accord and satisfaction that moots any claim for damages and that any such Option Holder who rejects the Rescission Offer may have waived or be estopped from asserting his or her rights by failing to accept the Rescission Offer.

State Law Claims

        The Rescission Offer may have no effect on rights, if any, of Option Holders under applicable state securities laws; however, HPI and FPA do not believe that any such rights, if asserted and determined adversely to FPA, would have a material adverse effect on FPA.

PROCEDURES FOR ACCEPTING THE RESCISSION OFFER

        For an Option Holder to ACCEPT the Rescission Offer, a properly completed Rescission Acceptance Form, in the form attached hereto, evidencing such election must be received by FPA or HPI prior to the expiration of the Rescission Offer.

        An Option Holder may REJECT the Rescission Offer by executing the Stock Option Acknowledgment enclosed with this Prospectus prior to the expiration of the Rescission Offer. FPA WILL REJECT THE RESCISSION OFFER ON BEHALF OF ANY OPTION HOLDER WHO RETURNS A PROPERLY COMPLETED STOCK OPTION ACKNOWLEDGEMENT PRIOR TO THE EXPIRATION OF THE RESCISSION OFFER. The Rescission Acceptance Form or Stock Option Acknowledgment may be delivered by hand, courier service, facsimile or mail to FPA or HPI to the attention of Brian Wenzel, Health Partners, Inc., 800 Connecticut Avenue, Norwalk, Connecticut 06854 (facsimile:
203-851-2764). The method of delivery of all documents is at the election of the Option Holder. The failure of an Option Holder to complete and return a Rescission Acceptance Form or a Stock Option Acknowledgement prior to the expiration of the Rescission Offer will be deemed to be a rejection of the Rescission Offer. A Rescission Acceptance Form or Stock Option Acknowledgment will not be deemed to be delivered timely to FPA or HPI if the recipient does not actually receive the Rescission Acceptance Form or Stock Option Acknowledgement prior to expiration of the Rescission Offer, although FPA reserves the right in its sole discretion to accept a Rescission Acceptance Form or Stock Option Acknowledgement subsequent to the expiration date upon showing of proper cause.

                          FPA MEDICAL MANAGEMENT, INC.

                             CROSS-REFERENCE SHEET
                  (Pursuant to Item 501(b) of Regulation S-K)

FORM S-4
ITEM NO.                    CAPTION                          LOCATION IN PROXY STATEMENT/PROSPECTUS
-------- ----------------------------------------------  ----------------------------------------------
         A. INFORMATION ABOUT THE TRANSACTION.
   1.    Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus................  Facing Page; Cross-Reference Sheet; Outside
                                                         Front Cover Page
   2.    Inside Front and Outside Back Cover Pages of
         Prospectus....................................  Available Information; Incorporation of
                                                         Certain Documents by Reference; Table of
                                                         Contents
   3.    Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information.................  Summary; Risk Factors
   4.    Terms of the Transaction......................  Summary; The Merger; The Merger Agreement; The
                                                         Payments; Board of Directors and Management of
                                                         FPA Following the Merger; Comparison of Rights
                                                         of Holders of HPI and FPA Common Stock
   5.    Pro Forma Financial Information...............  Summary; Selected Historical and Pro Forma
                                                         Information; Selected Historical Financial
                                                         Data -- FPA
   6.    Material Contracts with the Company Being
         Acquired......................................  Summary; The Merger; The Merger Agreement
   7.    Additional Information Required for Reoffering
         by Persons and Parties Deemed to be
         Underwriters..................................  *
   8.    Interests of Named Experts and Counsel........  *
   9.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities...................................  *
         B. INFORMATION ABOUT THE REGISTRANT.
  10.    Information With Respect to S-3 Registrants...  Available Information; Summary; Description of
                                                         FPA Common Stock; Selected Historical
                                                         Financial Data -- FPA
  11.    Incorporation of Certain Information by
         Reference.....................................  *
  12.    Information With Respect to S-2 or S-3
         Registrants...................................  *
  13.    Incorporation of Certain Information by
         Reference.....................................  *
  14.    Information With Respect to Registrants Other
         Than S-2 or S-3 Registrants...................  FPA's Annual Report on Form 10-K/A for the
                                                         year ended December 31, 1996; FPA's Quarterly
                                                         Report on Form 10-Q for the quarter ended
                                                         March 31, 1997; FPA's Current Report on Form
                                                         8-K/A dated March 17, 1997; FPA's Current
                                                         Report on Form 8-K/A dated July 31, 1997;
                                                         FPA's Quarterly Report on Form 10-Q for the
                                                         quarter ended June 30, 1997; The audited
                                                         combined balance sheets of Foundation Health
                                                         Medical Services (a wholly owned subsidiary of
                                                         Foundation Health Corporation) and affiliates
                                                         as of June 30, 1995 and 1996 and the related
                                                         combined statements of operations,
                                                         shareholders' deficit and cash flows for each
                                                         of the three years in the period ended June
                                                         30, 1996.

FORM S-4
ITEM NO.                    CAPTION                          LOCATION IN PROXY STATEMENT/PROSPECTUS
-------- ----------------------------------------------  ----------------------------------------------
   C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED.
  15.    Information With Respect to S-3 Companies.....  *
  16.    Information With Respect to S-2 or S-3
         Companies.....................................  *
  17.    Information With Respect to Companies Other
         Than S-2 or S-3 Companies.....................  Summary; Selected Consolidated Financial
                                                         Data -- HPI; Management's Discussion and
                                                         Analysis of Financial Condition and Results of
                                                         Operations -- HPI; Business of HPI; Security
                                                         Ownership of Certain HPI Beneficial Owners and
                                                         Management; Executive Officers of HPI; HPI
                                                         Executive Officer and Director Compensation;
                                                         Index to HPI's Consolidated Financial
                                                         Statements
         D. VOTING AND MANAGEMENT INFORMATION.
  18.    Information if Proxies, Consents or
         Authorizations are to be Solicited............  Summary; The Merger; The HPI Special Meeting
  19.    Information if Proxies, Consents or
         Authorizations are not be to Solicited or in
         an Exchange Offer.............................  *

---------------

* Not Applicable.

                             HEALTH PARTNERS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854


                                                                October 10, 1997


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of Health Partners, Inc. ("HPI"), which will be held at 10:00 a.m., local time, on October 13, 1997 at HPI's corporate headquarters, 800 Connecticut Avenue, Norwalk, Connecticut, which meeting was originally scheduled for September 30, 1997 but was adjourned, and any adjournments or postponements thereof (the "HPI Special Meeting").


     At the HPI Special Meeting, holders of HPI's common stock and preferred stock will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of July 1, 1997 (the "Merger Agreement") by and among FPA Medical Management, Inc. ("FPA"), FPA Acquisition Corp., a wholly owned subsidiary of FPA ("Merger Sub"), and HPI. A copy of the Merger Agreement is included as Appendix A to the attached Proxy Statement/Prospectus. On the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into HPI (the "Merger"), and HPI will continue in existence as a wholly owned subsidiary of FPA.

     THE BOARD OF DIRECTORS OF HPI, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, HPI AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     At the HPI Special Meeting, you will also be asked to consider and vote upon a proposal to approve certain payments and benefits (the "Payments") to be paid to or received by the undersigned. The Board of Directors of HPI has approved the Payments (with the undersigned abstaining) and recommends that you vote FOR approval of the Payments.


     Upon consummation of the Merger, each outstanding share of HPI common stock will be converted into the right to receive a number of shares of FPA common stock equal to the Exchange Ratio, which is based on a formula set forth in the Merger Agreement and described in the attached Proxy Statement/Prospectus. Based on such formula, management of HPI believes that the Exchange Ratio will fall between .43 and .55 shares of FPA common stock for each share of HPI common stock, assuming a range of FPA Value, as defined in the Proxy Statement/Prospectus, of $15.65 to $25.00 and based on the number of shares of HPI common stock and substitute options to purchase HPI common stock issued in connection with the completion of the Roll-Up Transactions, as described in the Proxy Statement/Prospectus. STOCKHOLDERS OF HPI WILL BE ABLE TO OBTAIN THE EXCHANGE RATIO BEGINNING AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE HPI SPECIAL MEETING BY CALLING (800) 633-8284 (RESERVATION NUMBER 3278752).


     PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR USE AND NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. If you do attend the HPI Special Meeting and wish to vote in person, you may revoke your proxy at that time.

                                          Very truly yours,

                                          Charles G. Berg
                                          President and Chief Executive Officer

                             HEALTH PARTNERS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854


              NOTICE OF ADJOURNED SPECIAL MEETING OF STOCKHOLDERS


                         TO BE HELD ON OCTOBER 13, 1997


To Our Stockholders:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Health Partners, Inc., a Delaware corporation ("HPI"), will be held at 10:00 a.m., local time, at HPI's corporate headquarters, 800 Connecticut Avenue, Norwalk, Connecticut, which meeting was originally scheduled for September 30, 1997 but was adjourned, and any adjournments or postponements thereof (the "HPI Special Meeting"). The HPI Special Meeting is called for the purpose of considering and voting upon:



     1. A proposal to approve and adopt the Agreement and Plan of Merger dated as of July 1, 1997 (the "Merger Agreement") by and among FPA Medical Management, Inc. ("FPA"), FPA Acquisition Corp. ("Merger Sub") and HPI. Pursuant to the Merger Agreement (i) Merger Sub will be merged with and into HPI, with HPI as the surviving corporation and (ii) each outstanding share of HPI common stock (subject to the exceptions and limitations set forth in the Merger Agreement and including shares of HPI common stock issued upon conversion of HPI preferred stock) at the Effective Time (as defined herein) will be converted into the right to receive a number of shares of FPA common stock equal to the Exchange Ratio as set forth in the Merger Agreement and as described in the attached Proxy Statement/Prospectus. A copy of the Merger Agreement is included as Appendix A to the attached Proxy Statement/Prospectus. STOCKHOLDERS OF HPI WILL BE ABLE TO OBTAIN THE EXCHANGE RATIO BEGINNING AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE HPI SPECIAL MEETING BY CALLING (800) 633-8284 (RESERVATION NUMBER 3278752). The proposed merger and other related matters are more fully described in the attached Proxy Statement/Prospectus and the Appendices thereto.


     2. A proposal to approve certain payments and benefits to the President and Chief Executive Officer of HPI.

     3. To transact such other business as may properly come before the HPI Special Meeting.

     The close of business on September 4, 1997 has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the HPI Special Meeting. Only stockholders of record at the close of business on the record date are entitled to vote at the HPI Special Meeting.

     In connection with the proposed merger, dissenters' rights will be available to those stockholders of HPI who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "Delaware Act"), a copy of which is included as Appendix C to the attached Proxy
Statement/Prospectus. Reference is made to the section entitled "THE
MERGER -- Rights of Dissenting Stockholders" in the attached Proxy Statement/Prospectus for a discussion of the procedures to be followed in asserting dissenters' rights in connection with the proposed merger under
Section 262 of the Delaware Act.

     PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY EVEN IF YOU ARE PLANNING ON ATTENDING THE HPI SPECIAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR USE AND NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. If you do attend the HPI Special Meeting and wish to vote in person, you may revoke your proxy at that time.

     In accordance with the Delaware Act, a complete list of the stockholders of HPI entitled to vote at the HPI Special Meeting will be open to examination, during ordinary business hours, at HPI's executive offices for 10 days preceding the HPI Special Meeting by any HPI stockholder for any purpose germane to the HPI Special Meeting.

                                      By Order of the Board of Directors,

                                      Charles G. Berg
                                      President and Chief Executive Officer

October 10, 1997

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                             FPA MEDICAL MANAGEMENT, INC.
              HEALTH PARTNERS, INC.                                   PROSPECTUS
                 PROXY STATEMENT                                   6,388,889 SHARES
                                                                     COMMON STOCK


   This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the stockholders of Health Partners, Inc., a Delaware Corporation ("HPI"), in connection with the solicitation of proxies by the Board of Directors of HPI (the "HPI Board") for use at a Special Meeting of stockholders to be held at HPI's corporate headquarters, 800 Connecticut Avenue, Norwalk, Connecticut on October 13, 1997, at 10:00 a.m. local time (the "HPI Special Meeting") to (i) approve the Agreement and Plan of Merger dated as of July 1, 1997 (the "Merger Agreement") by and among HPI, FPA Medical Management, Inc., a Delaware corporation ("FPA"), and FPA Acquisition Corp., a Delaware corporation and wholly owned subsidiary of FPA ("Merger Sub"), relating to the merger ("Merger") of Merger Sub with and into HPI and (ii) approve certain payments and benefits (the "Payments") to Charles G. Berg, President and Chief Executive Officer of HPI. APPROVAL OF THE PAYMENTS IS NOT A CONDITION TO THE CONSUMMATION OF THE MERGER. As a result of the Merger, HPI will become a wholly owned subsidiary of FPA. In connection with the Merger, each outstanding share of HPI Common Stock, par value $.001 per share ("HPI Common Stock"), will be exchanged for the right to receive a number of shares of FPA Common Stock, par value $.002 per share ("FPA Common Stock"), equal to the "Exchange Ratio." The holders of HPI Preferred Stock have agreed to convert their shares of HPI Preferred Stock to HPI Common Stock prior to the Effective Time. See "THE MERGER
AGREEMENT -- The Merger." A copy of the Merger Agreement is included in the Proxy Statement/Prospectus as Appendix A.


   The Exchange Ratio depends on the relationship among (i) the total issued and outstanding shares of HPI Common Stock (the "Outstanding HPI Stock") immediately prior to the time at which the Merger becomes effective (the "Effective Time") (including the total number of shares of HPI Common Stock issuable pursuant to the Roll-up Transactions (as described in this Proxy Statement/Prospectus) and the conversion of all of the shares of HPI Preferred Stock), (ii) the fair value of vested and unvested options to purchase HPI Common Stock (the "HPI Options") outstanding immediately prior to the Effective Time (including HPI Options issuable in the Roll-up Transactions) which will be converted in the Merger into fully paid shares of FPA Common Stock (the "FPA Option Shares"), (iii) the presumed transaction value of $115 million and (iv) the FPA Value. The FPA Value will be the average of the closing prices of FPA Common Stock on the Nasdaq National Market System ("Nasdaq") for the ten consecutive trading days ending on the date that is two trading days prior to the date of consummation of the Merger (the "Closing Date"). The "Adjusted FPA Value" will equal the FPA Value, except that if the FPA Value is less than $18, the Adjusted FPA Value will be $18 and if the FPA Value is greater than $22, the Adjusted FPA Value will be $22. Consequently, the Adjusted FPA Value may differ from the actual market price of FPA Common Stock reported by Nasdaq on the date of the HPI Special Meeting, the Closing Date or the date the HPI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. See "THE
MERGER -- Merger Consideration," "THE MERGER AGREEMENT -- Roll-Up Transactions" and "-- Treatment of Stock Options." STOCKHOLDERS OF HPI WILL BE ABLE TO OBTAIN THE EXCHANGE RATIO BEGINNING AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE HPI SPECIAL MEETING BY CALLING (800) 633-8284 (RESERVATION NUMBER 3278752).

The Exchange Ratio can be represented by the following formula:

Exchange Ratio =    ($115 Million / Adjusted FPA Value) - FPA Option Shares
                   ---------------------------------------------------------
                                     Outstanding HPI Stock

   HPI believes that the Exchange Ratio will likely fall between .43 and .55 resulting in the issuance of between 5,227,273 and 6,388,889 shares of FPA Common Stock (assuming a range of FPA Value of $15.65 to $25.00, respectively). If the FPA Value is less than $15.65, HPI may terminate the Merger Agreement. In the event that the FPA Value is below $15.65, the Board of Directors of HPI, in exercise of its fiduciary duties, would consider whether to terminate the Merger Agreement based on whether the stockholders of HPI would receive fair consideration for their HPI Common Stock and whether consummation of the Merger would be in the best interests of the stockholders. If the Board of Directors of HPI determines that the HPI stockholders would receive fair consideration for their HPI Common Stock and that consummation of the Merger would be in their best interests, FPA and HPI will amend this Proxy Statement/Prospectus and HPI will resolicit stockholder votes to the extent required by law. See "THE MERGER -- Termination." Except as more fully described in the accompanying Proxy Statement/Prospectus, in no event will the number of shares of FPA Common Stock issuable in the Merger exceed 6,388,889. The calculation of the Exchange Ratio is described more fully in the accompanying Proxy Statement/Prospectus. See "THE MERGER -- Merger Consideration" and "-- Adjustments to Merger Consideration."

The fair value of the HPI Options will be determined two days prior to the consummation of the Merger. The conversion of the HPI Options into fully paid shares of FPA Common Stock will not require the option holder to pay the exercise price of the option, since the exercise price is considered in the determination of the fair value. Since the FPA Option Shares are deducted from the FPA Common Stock issued in determining the Exchange Ratio, any increase in the fair value of the HPI Options will decrease the Exchange Ratio and any decrease in the fair value of such options will increase the Exchange Ratio. HPI Option holders will be able to obtain information regarding the fair value of their options beginning at the end of the second business day preceding the consummation of the Merger by calling (800) 633-8284 (reservation number 3278752). Officers and directors of HPI own options to purchase 468,212 shares of HPI Common Stock and based on an FPA Value of $36.00, the last reported sale price of FPA Common Stock on October 8, 1997, the fair value of these options would be $6.9 million.


   Shares of FPA Common Stock are traded on Nasdaq under the symbol "FPAM." On October 8, 1997, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sale price of FPA Common Stock was $36.00 per share. Based on this closing price, and assuming the FPA Value were $36.00, the dollar value of the Merger Consideration, as defined in this Proxy Statement/Prospectus, per share of HPI Common Stock would be $16.76 and the aggregate Merger Consideration would be $188.2 million, Upon conversion of the HPI Preferred Stock into HPI Common Stock WellPoint Development Company, Inc. ("WellPoint") and Oxford Health Plans, Inc. ("Oxford")will own 3,299,982 and 4,700,043 shares of HPI Common Stock respectively, and based on the aforementioned assumptions, would receive 1,463,226 and 2,084,020 shares of FPA Common Stock, respectively, with a market value of $52.7 million and $75.0 million, respectively. The Merger Consideration for HPI Common Stockholders other than WellPoint and Oxford would be 1,141,846 shares of FPA Common Stock with a market value of $41.1 million.


   This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of HPI on or about October 10, 1997.

The Payments will be made to Mr. Berg pursuant to his current employment agreement (the "HPI Employment Agreement") with HPI which will be terminated at the Effective Time. Stockholder approval of the Payments is required for such payments to be tax deductible expenses of HPI and to avoid a 20% nondeductible excise tax to Mr. Berg on such Payments. See "THE PAYMENTS" and "THE
MERGER -- Interests of Certain Persons in the Merger."
   To the extent that FPA or HPI waives compliance with material provisions of or conditions to consummation of the Merger, FPA and HPI will amend this Proxy Statement/Prospectus, and HPI will resolicit stockholder votes to the extent the same may be required by law.
   In addition, this Proxy Statement/Prospectus also constitutes the Prospectus of FPA filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of FPA Common Stock to be issued to stockholders of HPI in the Merger.
   SEE "RISK FACTORS" BEGINNING AT PAGE 26 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS IN EVALUATING THE MERGER AND FPA.
   No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by FPA or HPI. This Proxy Statement/Prospectus does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of FPA or HPI since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. All information herein with respect to FPA and Merger Sub has been furnished by FPA, and all information herein with respect to HPI has been furnished by HPI.
 THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS OCTOBER 10, 1997.

                             AVAILABLE INFORMATION

     FPA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or from the Commission's Internet Web site at http://www.sec.gov. Shares of FPA Common Stock are traded on the Nasdaq National Market System under the symbol FPAM.

     FPA has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 with respect to the securities offered hereby. This Proxy Statement/Prospectus also constitutes the Prospectus of FPA filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents and reports subsequently filed by FPA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Effective Time of the Merger shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or with respect to FPA in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Proxy Statement/Prospectus.

     Some of the information presented in this Proxy Statement/Prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward looking statements made by HPI. Although FPA and HPI believe that their expectations are based on reasonable assumptions within the bounds of their knowledge of their respective businesses and operations, there can be no assurance that actual results of FPA's or HPI's operations will not differ materially from expectations. Factors which could cause actual results to differ from expectations include, among others, FPA's ability to successfully integrate acquisitions, FPA's ability to manage growth, the difficulty of controlling health care costs, the reliance of FPA on capitated revenue and FPA's ability to comply with governmental and other regulations, laws and licenses. Specific reference is made to the risks and uncertainties described under "RISK FACTORS."

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        -----
AVAILABLE INFORMATION.................................................................      2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................      2
GLOSSARY OF CERTAIN DEFINED TERMS.....................................................      6
SUMMARY...............................................................................      9
  FPA MEDICAL MANAGEMENT, INC.........................................................      9
  HEALTH PARTNERS, INC................................................................     12
  THE MERGER..........................................................................     13
  THE HPI SPECIAL MEETING.............................................................     22
  FPA AND HPI COMPARATIVE PER SHARE DATA..............................................     24
  MARKET PRICE AND DIVIDEND DATA......................................................     25
RISK FACTORS..........................................................................     26
  Risks Relating to FPA...............................................................     26
  Risks Relating to HPI...............................................................     36
  Risks Relating to the Merger........................................................     38
THE HPI SPECIAL MEETING...............................................................     40
  Date, Time and Place................................................................     40
  Purpose of the HPI Special Meeting..................................................     40
  Revocation of Proxies...............................................................     40
  Quorum..............................................................................     40
  Vote Required.......................................................................     40
  Record Date; Stock Entitled to Vote.................................................     41
  Voting of Proxies...................................................................     41
  Solicitation of Proxies.............................................................     41
  Stockholders' Right of Appraisal....................................................     41
  Security Ownership of Certain HPI Owners and Management.............................     42
THE MERGER............................................................................     44
  Effects of the Merger...............................................................     44
  Merger Consideration................................................................     44
  Adjustments to Merger Consideration.................................................     46
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares....     46
  Nasdaq Listing......................................................................     47
  Background of the Merger............................................................     47
  Recommendation of the HPI Board of Directors and Reasons for the Merger.............     50
  Opinion of HPI's Financial Advisor..................................................     52
  Effective Time of the Merger........................................................     56
  Interests of Certain Persons in the Merger..........................................     56
  Certain Federal Income Tax Consequences.............................................     59
  Accounting Treatment................................................................     60
  Resale of FPA Common Stock by Affiliates............................................     61
  Certain Regulatory Matters..........................................................     61
  Rights of Dissenting Stockholders...................................................     61
THE PAYMENTS..........................................................................     63
BOARD OF DIRECTORS AND MANAGEMENT OF FPA FOLLOWING THE MERGER.........................     64
  Board of Directors of FPA Following the Merger......................................     64
  Executive Officers of FPA Following the Merger......................................     65
DESCRIPTION OF FPA COMMON STOCK.......................................................     65

                                                                                        PAGE
                                                                                        -----
COMPARISON OF RIGHTS OF HOLDERS OF HPI AND FPA COMMON STOCK...........................     66
  Preferred Stock.....................................................................     66
  Board of Directors..................................................................     66
  Bylaws..............................................................................     67
  Stockholder Meetings................................................................     67
  Indemnification.....................................................................     67
  Stockholder Voting Requirements.....................................................     68
  Action by Consent...................................................................     68
THE MERGER AGREEMENT..................................................................     69
  The Merger..........................................................................     69
  Effective Time......................................................................     69
  Fractional Shares...................................................................     70
  Surrender and Payment...............................................................     70
  Treatment of Stock Options..........................................................     70
  Certain Representations and Warranties..............................................     70
  Conduct of Business Pending the Merger..............................................     71
  Certain Additional Agreements.......................................................     72
  Roll-up Transactions................................................................     75
  Conditions to Consummation of the Merger............................................     75
  Termination.........................................................................     76
  Effect of Termination...............................................................     77
  Amendment...........................................................................     77
  Waiver..............................................................................     77
SELECTED HISTORICAL AND PRO FORMA INFORMATION.........................................     78
SELECTED HISTORICAL FINANCIAL DATA -- FPA.............................................     87
SELECTED CONSOLIDATED FINANCIAL DATA -- HPI...........................................     88
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS -- HPI........................................................     89
  Overview............................................................................     89
  Results of Operations...............................................................     92
  Liquidity and Capital Resources.....................................................     94
BUSINESS OF HPI.......................................................................     96
  Administrative Services Agreements..................................................     97
SECURITY OWNERSHIP OF CERTAIN HPI BENEFICIAL OWNERS AND MANAGEMENT....................     98
EXECUTIVE OFFICERS OF HPI.............................................................     99
HPI EXECUTIVE OFFICER AND DIRECTOR COMPENSATION.......................................     99
  Executive Officer Compensation......................................................     99
LEGAL MATTERS.........................................................................    101
ADDITIONAL INFORMATION................................................................    101
EXPERTS...............................................................................    102
INDEX TO HPI'S CONSOLIDATED FINANCIAL STATEMENTS......................................    F-1

                                                                                         PAGE
                                                                                         -----
APPENDIX A    -- AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 1, 1997 BY AND AMONG
                 FPA, MERGER SUB AND HPI...............................................    A-1
APPENDIX B    -- OPINION OF SMITH BARNEY INC...........................................    B-1
APPENDIX C    -- DELAWARE GENERAL CORPORATION LAW SECTION 262..........................    C-1
APPENDIX D    -- FPA'S ANNUAL REPORT ON FORM 10-K/A FOR THE YEAR ENDED DECEMBER 31,
                 1996..................................................................    D-1
APPENDIX E    -- FPA'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31,
                 1997..................................................................    E-1
APPENDIX F    -- FPA'S CURRENT REPORT ON FORM 8-K/A DATED MARCH 17, 1997...............    F-1
APPENDIX G    -- FPA'S CURRENT REPORT ON FORM 8-K/A DATED JULY 31, 1997................    G-1
APPENDIX H    -- FPA's QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30,
                 1997..................................................................    H-1
APPENDIX I    -- THE AUDITED COMBINED BALANCE SHEETS OF FOUNDATION HEALTH MEDICAL
                 SERVICES (A WHOLLY OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                 AND AFFILIATES AS OF JUNE 30, 1995 AND 1996 AND THE RELATED COMBINED
                 STATEMENTS OF OPERATIONS, SHAREHOLDERS' DEFICIT AND CASH FLOWS FOR
                 EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1996.............    I-1

                       GLOSSARY OF CERTAIN DEFINED TERMS

Adjusted FPA Value...........................  The FPA Value as adjusted pursuant to the terms of the Merger Agreement and used in
                                               determining the Exchange Ratio.
APB No. 16...................................  Accounting Principles Board Opinion No. 16, as
                                               amended.
Capitation...................................  A per enrollee per month amount paid pursuant to Payor contracts in exchange for which the
                                               PPM or physician group is financially
                                               responsible to provide the enrollee with all
                                               necessary medical care specified by the
                                               capitation arrangement.
Certificate of Merger........................  The Certificate of Merger to be filed with the
                                               Secretary of State of Delaware in connection
                                               with the Merger.
Closing......................................  The closing of the Merger.
Closing Date.................................  The date on which the Closing occurs.
Code.........................................  The Internal Revenue Code of 1986, as amended.
Commission...................................  The Securities and Exchange Commission.
Delaware Act.................................  Delaware General Corporation Law.
Department...................................  The California Department of Corporations.
DOJ..........................................  The United States Department of Justice.
Effective Time...............................  The time at which the Merger will become effective as provided for in the Certificate
                                               of Merger or such other time as to which FPA,
                                               HPI and Merger Sub shall agree.
Exchange Act.................................  Securities Exchange Act of 1934, as amended.
Exchange Agent...............................  American Stock Transfer & Trust Company or
                                               another bank or trust company designated by
                                               FPA acting as an exchange agent.
Exchange Ratio...............................  The number of shares of FPA Common Stock issuable in exchange for each share of HPI
                                               Common Stock in connection with the Merger.
FPA..........................................  FPA Medical Management, Inc.
FPA Board....................................  The Board of Directors of FPA Medical
                                               Management, Inc.
FPA Common Stock.............................  FPA Medical Management, Inc. Common Stock, par
                                               value $.002 per share.
FPA Network..................................  Professional Corporations, other providers of medical services and Payors affiliated with
                                               FPA.
FPA Option Shares............................  The number of fully paid shares of FPA Common
                                               Stock to be issued in respect of HPI Options.

FPA Value....................................  The average closing price of FPA Common Stock as reported on Nasdaq for the ten consecutive
                                               trading days ending on the date that is two
                                               trading days prior to the Closing Date.
Global Capitation............................  A capitation arrangement whereby the PPM or physician group is financially responsible to
                                               provide enrollees with all necessary inpatient
                                               and outpatient medical care.
HMO..........................................  Health Maintenance Organization.
HPI..........................................  Health Partners, Inc.
HPI Board....................................  The Board of Directors of Health Partners,
                                               Inc.
HPI Common Stock.............................  Health Partners, Inc. Common Stock, $.001 par
                                               value per share.
HPI Options..................................  Options to purchase shares of HPI Common Stock
                                               (including substitute HPI Options issued in
                                               connection with the completion of the Roll-up
                                               Transactions).
HPI Preferred Stock..........................  Health Partners, Inc. Series A Convertible
                                               Preferred Stock, $.001 par value per share,
                                               and Health Partners, Inc. Series B Convertible
                                               Preferred Stock, $.001 par value per share.
HPI Special Meeting..........................  The Special Meeting of stockholders of HPI to
                                               be held on           at 10:00 a.m. local time
                                               at 800 Connecticut Avenue, Norwalk,
                                               Connecticut, as the same may be adjourned or
                                               postponed.
HPI Subsidiaries.............................  Direct and indirect subsidiaries of HPI.
HPI Voting Securities........................  The outstanding shares of HPI Common Stock and
                                               HPI Preferred Stock.
HSR Act......................................  Hart-Scott-Rodino Antitrust Improvements Act
                                               of 1976, as amended.
IPA..........................................  Independent practice association.
Merger.......................................  The merger of Merger Sub and HPI.
Merger Agreement.............................  The Agreement and Plan of Merger dated as of
                                               July 1, 1997 by and among FPA, Merger Sub and
                                               HPI.
Merger Consideration.........................  The aggregate consideration to be issued to
                                               HPI stockholders in the Merger.
Merger Sub...................................  FPA Acquisition Corp.
Nasdaq.......................................  The Nasdaq National Market System.
1994 Securities Purchase Agreement...........  The Securities Purchase Agreement by and among
                                               HPI, Foxfield Venture, Inc. (now WellPoint),
                                               Oxford and certain individual investors dated
                                               as of May 18, 1994.
Outstanding HPI Stock........................  The total number of issued and outstanding shares of HPI Common Stock (including the
                                               total number of shares of HPI Common Stock
                                               issuable in the Roll-up Transactions and the
                                               conversion of all of the shares of HPI
                                               Preferred Stock).
Oxford.......................................  Oxford Health Plans, Inc.

PPM..........................................  Physician practice management company.
Payments.....................................  Certain payments and benefits to be paid to or received by Mr. Berg in connection with the
                                               Merger.
Payors.......................................  HMOs and other prepaid health insurance plans which provide physician and related health
                                               care services to enrollees.
Professional Corporations....................  Professional corporations affiliated with FPA.
Proxy Statement/Prospectus...................  This proxy statement/prospectus relating to the Merger and the Payments.
Record Date..................................  September 4, 1997
Registration Statement.......................  The registration statement filed under the
                                               Securities Act of which this Proxy
                                               Statement/Prospectus forms a part.
Roll-up Transactions.........................  The acquisition by HPI of the minority interests in its subsidiaries which will occur
                                               immediately prior to the Effective Time.
Rule 144.....................................  Rule 144 promulgated under the Securities Act.
Rule 145.....................................  Rule 145 promulgated under the Securities Act.
Securities Act...............................  Securities Act of 1933, as amended.
Smith Barney.................................  Smith Barney Inc., financial advisor to HPI with respect to the Merger.
Surviving Corporation........................  HPI after the Merger.
WellPoint....................................  WellPoint Development Company, Inc.
WellPoint Parent.............................  WellPoint Health Networks Inc., the ultimate corporate parent of WellPoint.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference.

                          FPA MEDICAL MANAGEMENT, INC.

     FPA is a national physician practice management company which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital-based emergency departments. FPA provides primary and specialty care services to prepaid managed care enrollees and fee-for-service patients through a network of independent practice association physicians and owned primary care physician groups. FPA manages all covered primary and specialty medical care for each enrollee in exchange for monthly capitation payments pursuant to Payor contracts. Including the effects of the Merger, FPA will be affiliated with approximately 7,580 primary care physicians (including obstetrician-gynecologists who contract with HealthCap, Inc. ("HealthCap") as primary care physicians, the "ob-gyn physicians") and 15,322 specialty care physicians (excluding specialists who contract with HealthCap), who provide services to approximately 1,316,800 enrollees (including HealthCap ob-gyn direct access enrollees) of 42 health maintenance organizations ("HMOs") or other prepaid health insurance plans (collectively, "Payors") in 27 states. FPA, through its subsidiary Sterling Healthcare Group, Inc. ("Sterling"), is also affiliated with approximately 1,300 emergency department physicians and manages the emergency departments of 107 hospitals in 20 states.

     FPA's strategy is to increase enrollment by adding new Payor relationships and new providers to the existing FPA Network and by expanding the FPA Network into new geographic areas where the penetration of managed healthcare is growing. FPA believes new Payor and provider relationships are possible because of its ability to manage the cost of health care without sacrificing quality. FPA seeks to control the two "gatekeeping" points of entry into the managed health care delivery system -- the primary care physician's office and the emergency room -- thereby giving FPA a platform for coordinating all aspects of patient care under global capitation Payor contracts. FPA is also pursuing national and multi-state Payor contracts, which facilitate more rapid development of provider networks in new markets and thus should enable FPA to increase enrollment in an accelerated manner. FPA has recently entered into several multi-state Payor agreements, including agreements with (i) Aetna/U.S. Healthcare ("Aetna") whereby Aetna managed care members in 12 states may access the FPA Network as specific arrangements are negotiated and approved in each of such states; (ii) Healthsource, Inc. ("Healthsource") whereby Healthsource managed care members in three states may utilize the FPA Network; and (iii) PacifiCare Health Systems, Inc. ("PacifiCare") whereby the FPA Network will be available to PacifiCare managed care members in certain agreed upon markets. FPA has recently entered into a letter of intent with Foundation Health Systems, Inc. ("Foundation") to negotiate long-term global capitation contracts in a number of states where FPA and Foundation mutually do business.

     FPA's relationships with its subsidiaries and affiliated professional corporations (the "Professional Corporations"), other providers of medical services and Payors (collectively, the "FPA Network") offer physicians the opportunity to participate more effectively in managed care programs by organizing physician groups within geographic areas to contract with Payors. FPA enhances physician practice operations by assuming administrative functions necessary in a managed care environment. These functions include claims adjudication, utilization management of medical services, Payor contract negotiations, credentialing, financial reporting and the operation of management information systems. Under these arrangements, FPA, on behalf of the Professional Corporations, is responsible for the payment of the cost of medical services, including professional, ancillary and medical management services, and is entitled to amounts received from Payors in excess of such costs. FPA believes that its management model is appealing to physicians because it allows the physicians to retain control of their own practices while gaining access to more patients through participation in a managed care program.

     Except where otherwise permitted by law or regulation, FPA does not engage in the practice of medicine. Due to the constraints of the corporate practice of medicine doctrine, FPA cannot own the majority of shares of the voting stock of the Professional Corporations in most states. FPA has direct or indirect unilateral and perpetual control over the assets and operations of the Professional Corporations through the ownership of such Professional Corporations by certain physicians who are employees of FPA or one of its subsidiaries. Each shareholder/director of such Professional Corporations has entered into a succession agreement with FPA which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock in the relevant Professional Corporation for a nominal amount if such shareholder/director is terminated from employment with FPA.

     Agreements with Payors and providers are entered into with, and approved by, either a subsidiary of FPA or one of the Professional Corporations, depending on applicable state law. In the states where the corporate practice of medicine prohibits the ownership of professional corporations other than by physicians or physician-owned professional corporations, in most cases the capitation payments are received by the Professional Corporations and are generally assigned to FPA pursuant to administrative services agreements. Where subsidiaries of FPA contract directly with Payors, such subsidiaries receive the capitation payments.

     The FPA Network manages all covered primary and specialty medical care for each enrollee in exchange for monthly capitation payments pursuant to Payor contracts. Specialty care physician services, inpatient hospitalization and certain other services managed by primary care physicians are subject to pre-authorization guidelines and are provided through contracts negotiated by FPA for the Professional Corporations based on discounted fee-for-service, per diem or capitation rates. Contracts with Payors and primary care physicians generally include shared risk arrangements and other incentives designed to encourage the provision of high-quality, cost-effective health care. Because FPA is obligated to provide medical services, some of the costs of which are variable, for fixed capitation fees, its profitability may vary based on the ability of FPA and its affiliated providers to control such health care costs.

     FPA recruits physicians and contracts for their services to provide staffing of emergency departments. FPA also assists its hospital clients in such areas as physician scheduling, operations support, quality assurance and departmental accreditation as well as billing and record keeping. In addition, FPA has expanded its hospital-based services to include the management of anesthesiology departments, correctional institutional health facilities and rural health care clinics.

     The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations or subsidiaries of FPA have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The environment for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations or subsidiaries of FPA will be able to contract with new Payors. In addition, there can be no assurance that FPA's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

     FPA is regularly in discussions with potential acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. There can be no assurance that FPA will acquire any additional businesses.

     The health care industry is subject to extensive federal and state legislation and regulation. Changes in the regulations or interpretations of existing regulations could significantly affect the business of FPA.

     FPA's executive offices are located at 3636 Nobel Drive, Suite 200, San Diego, California 92122 and its telephone number is (619) 453-1000.

     Additional Information with Respect to FPA

     Description of Business. Reference is made to the section entitled "Item 1. Business" of FPA's Annual Report on Form 10-K/A for the year ended December 31, 1996 a copy of which is included as Appendix D to this Proxy
Statement/Prospectus (the "FPA Form 10-K/A").

     Description of Property. Reference is made to the section entitled "Item 2. Properties" of the FPA Form 10-K/A.

     Legal Proceedings. Reference is made to the section entitled "Item 3. Legal Proceedings" of the FPA Form 10-K/A.

     Market Price of and Dividends on FPA's Common Equity and Related Stockholder Matters. See "MARKET PRICE AND DIVIDEND DATA."

     Selected Financial Data. See "SELECTED HISTORICAL FINANCIAL DATA -- FPA."

     Supplementary Financial Information. Reference is made to the section entitled "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results" of the FPA Form 10-K/A; "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results" of FPA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 a copy of which is included as Appendix E to this Proxy Statement/Prospectus; and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results" of FPA's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 a copy of which is included as Appendix H to this Proxy Statement/Prospectus.

     Management's Discussion and Analysis of Financial Condition and Results of Operations. Reference is made to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" of FPA's Current Report on Form 8-K/A dated July 31, 1997 a copy of which is included as Appendix G to this Proxy Statement/Prospectus; and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" of FPA's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 a copy of which is included as Appendix H to this Proxy Statement/Prospectus.

     FPA Recent Developments. On September 2, 1997, FPA acquired Emergency Medical Care Incorporated ("EMC") for cash and shares of FPA Common Stock with an aggregate value of $18 million, subject to adjustment based on certain performance criteria. The acquisition will be accounted for as a purchase. EMC is a physician practice management company ("PPM") engaged in the business of providing contract management and support services primarily to hospital-based emergency departments. EMC recruits physicians and contracts for their services to provide staffing of emergency departments. As of September 2, 1997, EMC provided PPM services on a contract basis to 17 hospital-based emergency departments and one radiology department in two states. EMC is currently affiliated with approximately 125 physicians who provide medical care to approximately 250,000 patients annually.

     On June 30, 1997, FPA acquired HealthCap in a stock-for-stock merger accounted for as a pooling of interests in which 2,300,000 shares of FPA Common Stock were issued in exchange for all of the outstanding shares of HealthCap (including shares covered by HealthCap vested options and outstanding warrants at the closing of the merger) and FPA assumed certain outstanding HealthCap options. HealthCap is a PPM that provides management services to physician networks, including IPAs and professional corporations, which are paid pursuant to capitation arrangements. HealthCap operates in California, Florida, Georgia, Missouri and Nevada. As of March 31, 1997, HealthCap had a network of approximately 1,540 primary care physicians which provided health care services to approximately 50,000 HMO enrollees under 12 Payor contracts.

     On March 17, 1997, FPA acquired AHI Healthcare Systems, Inc. ("AHI") in a stock-for-stock merger accounted for as a pooling of interests in which 5,678,509 shares of FPA Common Stock were issued in exchange for all of the outstanding shares of AHI. AHI develops integrated health care delivery networks and provides managed care infrastructure services primarily in California, Florida and Texas. As of March 17, 1997, AHI had approximately 9,000 affiliated physicians (including both primary care and specialist physicians) in 51 operational and 40 developing networks, which provided health care services to approximately 200,000 enrollees under approximately 22 Payor contracts.

                             HEALTH PARTNERS, INC.

     HPI is a physician practice management company which invests in and manages multi-specialty physician group practices ("Affiliated Practices") and IPAs. While HPI does not directly engage in the practice of medicine, certain of HPI's direct and indirect subsidiaries (the "HPI Subsidiaries") or its affiliated medical groups or IPAs contract with HMOs and other Payors on a capitated or global fee basis in selected metropolitan markets to provide services to assigned enrollees. HPI's strategy is to affiliate with physicians who are seeking a partner to assist the medical group or network in transitioning from a fee-for-service oriented health care system to a managed care system. In each market, HPI seeks to affiliate with a locally prominent medical group or IPA and assist the medical group or IPA in building a managed care infrastructure and developing a high quality, geographically strong network of physicians. The network is designed to increase the number of available primary care physicians, which provides an opportunity to increase the number of patients served under a capitated or global fee contract. HPI believes this approach enables physicians to provide high-quality, cost-effective health care, is highly desirable to both Payors and patients and is more likely to assist physicians in successfully adapting to a managed care environment. HPI has targeted major metropolitan markets with lower HMO penetration. HPI should benefit as managed health care grows in these geographic markets by an increase in new Payor and physician relationships.

     Since its inception in September 1993, HPI has affiliated with eight physician group practices and six IPAs representing 1,722 physicians in five geographic markets, including the New York City metropolitan area, northern Virginia, Washington, D.C., northern Kentucky and San Antonio, Texas. HPI's affiliated medical groups and IPAs currently serve approximately 138,000 patients under capitated or global fee arrangements. HPI believes it is the New York metropolitan area's largest PPM with approximately 1,331 affiliated physicians and approximately 104,000 patients under capitated or global fee arrangements.

     As of the Record Date, Oxford Health Plans, Inc. ("Oxford") and WellPoint Development Company, Inc. ("WellPoint") beneficially own approximately 82.7% of HPI's outstanding voting securities and each has elected two directors to HPI's five person Board of Directors. See "THE HPI SPECIAL MEETING -- Security Ownership of Certain HPI Beneficial Owners and Management."

     HPI's executive offices are located at 800 Connecticut Ave, Norwalk, Connecticut 06854 and its telephone number is (203) 851-2600.

                                   THE MERGER

Effects of the Merger......  Pursuant to the Merger, Merger Sub will merge with and into HPI, HPI will continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") and HPI will become a wholly owned subsidiary of FPA. At the Effective Time (as defined below): (i) each outstanding share of HPI Common Stock, except as provided below, will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the Exchange Ratio; (ii) each share of HPI Common Stock and HPI Preferred Stock held in HPI's treasury will be canceled and extinguished and will cease to exist and no consideration will be delivered with respect thereto; (iii) if applicable, each outstanding share of HPI Common Stock and HPI Preferred Stock, the holder of which is eligible for dissenters' rights to appraisal in accordance with the Delaware General Corporation Law ("Delaware Act"), will not be converted into a right to receive shares of FPA Common Stock, but such holder will be entitled to only such rights as are granted under the applicable provisions of the Delaware Act (see "THE MERGER -- Rights of Dissenting Stockholders"); and
                             (iv) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of the Surviving Corporation.


                             The Exchange Ratio will depend on the relationship among (i) the total issued and outstanding shares of HPI Common Stock (the "Outstanding HPI Stock") immediately prior to the Effective Time which will equal 10,545,202, assuming no holders of options to purchase shares of HPI Common Stock ("HPI Options") exercise such options between the date hereof and the Effective Time, which number includes the 8,000,025 shares of HPI Common Stock to be issued upon conversion of the HPI Preferred Stock and the 871,677 shares of HPI Common Stock to be issued in the Roll-up Transactions, (ii) the fair value of options to purchase HPI Options immediately prior to the Effective Time (including HPI Options issued in the Roll-up Transactions) which will be converted in the Merger into shares of FPA Common Stock (the "FPA Option Shares"), (iii) the presumed transaction value of $115 million and (iv) the FPA Value. The FPA Value will be the average of the closing prices of FPA Common Stock on Nasdaq for the ten consecutive trading days ending on the date that is two trading days prior to the date of consummation of the Merger (the "Closing Date"). The "Adjusted FPA Value" will equal the FPA Value, except that if the FPA Value is less than $18, the Adjusted FPA Value will be $18 and if the FPA Value is greater than $22, the Adjusted FPA Value will be $22. Consequently, the Adjusted FPA Value may differ from the actual market price of FPA Common Stock reported by Nasdaq on the date of the HPI Special Meeting, the Closing Date or the date the HPI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. See "THE MERGER -- Merger Consideration," "THE MERGER AGREEMENT -- Roll Up Transactions" and
                             "-- Treatment of Stock Options."


                             The Exchange Ratio can be represented by the following formula:

                                       Exchange Ratio =      ($115 Million / Adjusted FPA Value) -- FPA Option Shares
                                                             ---------------------------------------------------------
                                                             Outstanding HPI Stock

                             The following table sets forth the range of the number of shares of FPA Common Stock that may be issued in the Merger depending upon the FPA Value:

                                                                                  SHARES OF
                                                                               FPA COMMON STOCK
                                                 FPA VALUE                       TO BE ISSUED
                                --------------------------------------------   ----------------
                                less than or equal to $18.00................       6,388,889
                                $19.00......................................       6,052,631
                                $20.00......................................       5,750,000
                                $21.00......................................       5,476,190
                                greater than or equal to $22.00.............       5,227,273

                             Except as more fully described in this Proxy
                             Statement/Prospectus, in no event will the number of shares of FPA Common Stock issuable in the Merger exceed 6,388,889.

                             The following table sets forth the Exchange Ratio depending upon the FPA Value and FPA Option Shares to be issued:


                                                                                FPA        EXCHANGE
                                               FPA VALUE                   OPTION SHARES    RATIO
                                ----------------------------------------   -------------   --------
                                $18.00..................................      613,983        .5461
                                $19.00..................................      581,668        .5173
                                $20.00..................................      552,585        .4915
                                $21.00..................................      526,271        .4681
                                $22.00..................................      502,350        .4463


                             HPI believes that the Exchange Ratio will fall between .43 and .55 (assuming a range of FPA Value of $15.65 to $25.00, respectively).


                             The adjustments to the Exchange Ratio are described more fully in this Proxy Statement/Prospectus. IF THE FPA VALUE IS LESS THAN $15.65, HPI MAY TERMINATE THE MERGER AGREEMENT. STOCKHOLDERS OF HPI WILL BE ABLE TO OBTAIN THE EXCHANGE RATIO BEGINNING AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE HPI SPECIAL MEETING BY CALLING (800) 633-8284 (RESERVATION NUMBER 3278752). See "THE MERGER
                             -- Merger Consideration," "-- Adjustments to Merger Consideration" and "THE MERGER
                             AGREEMENT -- Termination."


                             The actual market price of the FPA Common Stock may vary, which may cause a change in the Exchange Ratio and the aggregate Merger Consideration. Each HPI stockholder is urged to obtain updated FPA market information.


                             During the 105 day period ending October 6, 1997, the market price of FPA Common Stock ranged from a low of $16.75 to a high of $40.00 per share. FPA's stock price may be affected by a number of factors, including announcements of new legislative proposals or legislation affecting the managed care industry, the performance of, and investor expectations for, FPA, analysts' comments regarding the managed care industry generally and FPA in particular, announcements by FPA of pending transactions and general economic and market conditions. As one factor in determining the Exchange Ratio is the FPA Value, a risk to the HPI stockholders of such FPA stock price volatility is that a significant change in the price of FPA Common Stock could occur between the last day of the period for which the Adjusted FPA Value is determined (the second business day preceding the date of the HPI Special Meeting) and the Effective Time (which is expected to occur on the date of the HPI Special Meeting).

                             Since the Exchange Ratio cannot be calculated until the second business day immediately preceding the date of the HPI Special Meeting, the number of shares of FPA Common Stock to be issued to the holders of HPI Voting Securities, may differ from the estimates provided in this Proxy Statement/Prospectus.

                             No fractional shares of FPA Common Stock will be issued in connection with the Merger, and in lieu of any such fractional share, each holder of HPI Common Stock who would otherwise have been entitled to a fraction of a share of FPA Common Stock will be entitled to receive a cash payment equal to such fraction multiplied by the FPA Value.

Recommendation of HPI's
Board of Directors.........  The HPI Board believes that the terms of the Merger are fair to and in the best interests of the holders of the HPI Common Stock and HPI Preferred Stock and has unanimously approved the Merger Agreement and the related transactions. The HPI Board unanimously recommends that HPI stockholders approve the Merger Agreement. See "THE
                             MERGER -- Recommendation of the HPI Board of
                             Directors and Reasons for the Merger."

                             The HPI Board considered a number of material factors, favorable, neutral and adverse, in its evaluation of the Merger, each of which is described at "THE MERGER -- Recommendation of the HPI Board of Directors and Reasons for the Merger." See "RISK FACTORS."

                             Certain officers and all directors of HPI have certain interests in the Merger that are in addition to their interests as stockholders of HPI generally. These interests arise from, among other things, certain employment agreements, management retention programs, indemnification arrangements, registration rights and other matters which FPA will assume or has agreed to provide after the Merger. For a discussion and quantification of these interests, see "THE MERGER -- Interests of Certain Persons in the Merger." Oxford and WellPoint have certain interests in the Merger that are in addition to their interests as stockholders of HPI generally. In connection with the Merger, Oxford and HPI have agreed to establish certain strategic principles under which they will enter into partnership agreements in the future in existing and new markets (the "Strategic Agreement"). WellPoint Health Networks Inc., the ultimate corporate parent of WellPoint ("WellPoint Parent"), and FPA have agreed to develop a strategic relationship with respect to servicing the enrollees of WellPoint Parent's subsidiary health plans (the "Memorandum of Understanding"). In addition, Oxford, WellPoint and certain officers and directors will be parties to a registration rights agreement pursuant to which FPA will file and keep effective a registration statement for the shares of FPA Common Stock received in the Merger. For a discussion of these interests, see "THE MERGER -- Interests of Certain Persons in the Merger." Oxford and WellPoint each appoint two directors to the five person HPI Board. The other director is Mr. Berg, the President and Chief Executive Officer of HPI. Therefore, all of the directors on the HPI Board are interested directors and the

                             HPI Board did not appoint a special committee of disinterested directors to evaluate the Merger.

                             The HPI Board of Directors was aware of all of these interests and considered them, among other matters, in approving the Merger Agreement and in formulating its recommendations to the stockholders of HPI that they approve the Merger Agreement and the transactions contemplated therein. See "RISK FACTORS" and "THE MERGER -- Background of the Merger."

Opinion of HPI's Financial
Advisor....................  Smith Barney Inc. ("Smith Barney") has acted as financial advisor to HPI in connection with the Merger and has delivered to the HPI Board a written opinion dated July 1, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of HPI Common Stock. The full text of the written opinion of Smith Barney dated July 1, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus and should be read carefully in its entirety. The opinion of Smith Barney is directed to the HPI Board and relates only to the fairness of the Merger Consideration from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the HPI Special Meeting. See "THE MERGER -- Opinion of HPI's Financial Advisor."

Effective Time of the
Merger.....................  The Merger will become effective at the time (the
                             "Effective Time") specified in the Certificate of Merger (the "Certificate of Merger") to be filed with the Secretary of State of Delaware. The filing will be made on or as soon as practicable after the closing of the Merger (the "Closing"). It is anticipated that the Closing will occur on the date of the HPI Special Meeting.

Conditions to the Merger...  The obligations of FPA and HPI to consummate the
                             Merger are subject to certain conditions including
                             (i) obtaining the approval of the stockholders of HPI, (ii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part, (iii) the approval for inclusion on Nasdaq of the FPA Common Stock to be issued in connection with the Merger, (iv) the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) the absence of any preliminary or permanent injunction or other order or decree prevents the consummation of the Merger, (vi) the receipt by each party of various legal opinions and other certificates, consents, reports and approvals from the other parties to the Merger and from third parties, including assurances relating to the treatment of the Merger as a "pooling of interests" for financial and accounting purposes and the treatment of the Merger as a tax-free reorganization, and (vii) the accuracy in all material respects of the representations and warranties of each party and performance in all material respects of all agreements, covenants and obligations by each party. Additionally, the obligation of HPI to consummate the Merger is subject to the conditions that (i) FPA shall have entered into an agreement to provide registration rights to certain HPI stockholders, (ii) FPA shall have entered into certain employment agreements and have taken certain employee-related actions and (iii) the FPA Value shall be not less than $15.65. The obligation of FPA to consummate the Merger is subject to the conditions that (i) the resignation of the directors of HPI immediately prior to the Effective Time shall have occurred, (ii) HPI and Oxford Health Plans, Inc. shall have entered into a Master Strategic Agreement pursuant to which the parties shall have agreed to certain strategic principles for ongoing relationships between Oxford's health plan subsidiaries and HPI's subsidiaries and professional corporations, (iii) FPA and WellPoint Health Networks Inc. ("WellPoint Parent") shall have entered into a Memorandum of Understanding pursuant to which the parties shall have agreed to develop a strategic relationship to further the delivery of quality cost-effective health care to enrollees of WellPoint Parent's health plan subsidiaries, (iv) there shall be no HPI Preferred Stock outstanding as of the Effective Time, (v) stock option acknowledgments shall have been executed by holders representing no less than 80% of the shares of HPI Common Stock issuable upon exercise of all HPI stock options and (vi) each Roll-up Transaction shall be complete or the parties thereto shall have entered into escrow agreements which will set aside an agreed upon maximum number of shares of FPA Common Stock which may be issued in the Roll-up Transactions. Either FPA or HPI may extend the time for performance of any of the obligations of the other party or may waive compliance with those obligations. To the extent material provisions or conditions are waived, including, among others, the condition that the Merger be treated as a "pooling of interests" for accounting and financial reporting purposes and that the Merger qualify as a tax-free reorganization, FPA and HPI will amend this Proxy Statement/Prospectus, and HPI will resolicit stockholder votes to the extent required by applicable law. In the event the FPA Value is less than $15.65, HPI's decision to complete the Merger will depend upon the HPI Board's reconsideration of, among other things, the factors set forth under "THE MERGER -- Recommendation of the HPI Board of Directors and Reasons for the Merger." See "THE MERGER -- Certain Regulatory Matters" and "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."
Termination, Amendment and
Waiver.....................  The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of FPA and HPI, or, generally, by either party if, among other things, (i) the Merger shall not have been completed by October 28, 1997, (ii) HPI does not obtain stockholder approval, (iii) any required governmental or regulatory approval is not obtained, (iv) either party materially breaches any of its representations, warranties or covenants under the Merger Agreement or (v) the Merger is prohibited by court order. In the event that the FPA Value is below $15.65, the HPI Board, in the exercise of its fiduciary duties, would consider whether to terminate the Merger Agreement based on whether the stockholders of HPI would receive fair consideration for their HPI Common Stock and whether consummation of the Merger would be in the best interests of the HPI stockholders. Each of FPA and HPI may terminate the Merger Agreement if the respective conditions to each such party's obligations have not been satisfied or waived on or prior to the Closing Date. See "THE MERGER AGREEMENT -- Termination," "-- Amendment" and "-- Waiver."
Rights of HPI
Stockholders...............  Both FPA and HPI are Delaware corporations and the rights of their respective stockholders are
                             governed by the Delaware Act and their respective Certificates of Incorporation and Bylaws. In addition, the rights of the HPI stockholders are affected by a Securities Purchase Agreement among HPI, Foxfield Ventures, Inc. (now WellPoint), Oxford and certain management investors dated as of May 18, 1994 ("1994 Securities Purchase Agreement"). If the Merger is consummated, HPI's stockholders will become stockholders of FPA, and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA. There are certain material differences between stockholders' rights under HPI's Certificate of Incorporation and Bylaws and FPA's Certificate of Incorporation and Bylaws. The material differences include the rights of each corporation's preferred stockholders; the procedures for (i) nominating, electing and removing each corporation's directors, (ii) amending each corporation's bylaws and (iii) calling special meetings of each corporation's stockholders; the rights of each corporation's officers and directors to indemnification; and each corporation's stockholder voting requirements. See "COMPARISON OF RIGHTS OF HOLDERS OF HPI AND FPA COMMON STOCK."
Treatment of Stock
Options....................  HPI has granted options to purchase 1,353,203 shares of to be issued HPI Common Stock (including options to purchase 169,703 shares to be issued in connection with the completion of the Roll-Up Transactions) of which options to purchase 468,212 shares are held by officers of HPI and options to purchase 884,991 shares are held by employees of HPI and certain HPI Subsidiaries. Pursuant to the Merger Agreement, each HPI Option, whether or not vested, shall be canceled at the Effective Time in exchange for a number of shares of fully paid FPA Common Stock with a market value equal to the fair value of such HPI Option as determined by applying a variation of the Black-Scholes option pricing model by an investment banking firm. The conversion of the HPI Options into fully paid shares of FPA Common Stock will not require the option holder to pay the exercise price of the option, since the exercise price is considered in the determination of the fair value of the HPI Options. See "THE MERGER AGREEMENT -- Treatment of Stock Options." The HPI Options will include substitute HPI Options issued in connection with the completion of the Roll-up Transactions in exchange for options to acquire Minority Shares (as defined herein) in HPI Subsidiaries which will be canceled in connection with the Roll-up Transactions. See "THE MERGER AGREEMENT -- Roll-up Transactions." HPI Options are held by officers and employees of HPI and certain HPI Subsidiaries. See "THE MERGER -- Interests of Certain Persons in The Merger."
Roll-up Transactions.......  HPI has affiliated with group practices and IPAs through the HPI Subsidiaries. The physician-owners of the group practices or IPAs own shares in HPI Subsidiaries ("Minority Shares") with which they contract to provide health care services. In each case, such shares represent less than a 30% interest in such subsidiary. Such physician-owners and other employees also have been granted stock options in HPI Subsidiar-ies (the "Minority Options"). HPI has the right to exchange the Minority Shares and Minority Options for HPI Common Stock and HPI Options of equal value (the "Roll-up Transactions"). HPI has exercised its right in connection with the Merger. Pursuant to the Roll-up Transactions, 871,677 shares of HPI Common Stock will be issued and options to purchase 169,703 shares of HPI Common Stock will be issued immediately prior to the Effective Time. See "THE MERGER AGREEMENT -- Roll-up Transactions."


                             Following the Roll-up Transactions, the holders of such newly issued HPI Common Stock and HPI Options will have the right to receive shares of FPA Common Stock on the same terms and conditions as other holders of HPI Common Stock and HPI Options at the Effective Time. See "THE MERGER -- Merger Consideration" and "THE MERGER
                             AGREEMENT -- Treatment of Stock Options." The holders of such newly issued HPI Common Stock will not have the right to vote such shares in connection with the Merger as such shares will be issued subsequent to the Record Date. Only holders of record of HPI Common Stock and HPI Preferred Stock at the close of business on September 4, 1997 are entitled to vote at the HPI Special Meeting. See "THE HPI SPECIAL MEETING -- Record Date; Stock Entitled to Vote."

Dissenters' Rights.........  Holders of HPI Common Stock and HPI Preferred Stock
                             who exercise dissenters' rights with respect to the Merger in accordance with the procedures prescribed in Section 262 of the Delaware Act will be entitled to receive cash for their HPI Common Stock if such stockholders (i) deliver to HPI's Secretary before the vote on the Merger Agreement at the HPI Special Meeting a written demand for appraisal, (ii) continuously hold their shares from the date the appraisal demand is made through the Effective Time, (iii) neither vote in favor of the Merger nor consent thereto in writing and (iv) file a petition in the Delaware Court of Chancery within 120 days of the Effective Time demanding a determination of the "fair value" of their shares. Failure to take any of the steps required under Section 262 of the Delaware Act on a timely basis may result in the loss of appraisal rights. A copy of Section 262 of the Delaware Act relating to dissenters' rights is attached to this Proxy Statement/Prospectus as Appendix C. See "THE MERGER -- Rights of Dissenting Stockholders."

HSR Act Filing.............  FPA and HPI made their respective filings under the
                             HSR Act with the Federal Trade Commission ("FTC") on July 29, 1997, and the waiting period of their respective HSR Act filings has expired. Notwithstanding the expiration of the waiting period of the HSR Act filings, the FTC, Department of Justice ("DOJ") or others could take action under antitrust laws, before or after the Effective Time, seeking the divestiture by FPA of all or any part of the assets of HPI acquired in the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. See "THE MERGER -- Certain Regulatory Matters."

Material Federal Income Tax
Consequences...............  The Merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal

                             Revenue Code of 1986, as amended (the "Code"). Assuming the Merger so qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general, no gain or loss will be recognized by holders of HPI Common Stock with respect thereto on the surrender of their HPI Common Stock in exchange for FPA Common Stock, except with respect to cash received in lieu of fractional shares, and no gain or loss will be recognized by FPA or HPI. Each of FPA and HPI has received the opinions of its respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of HPI, FPA and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. For a further discussion of the federal income tax consequences of the Merger see "THE
                             MERGER -- Certain Federal Income Tax Consequences."


Accounting Treatment.......  The Merger will be treated as a "pooling of interests" for accounting and financial reporting purposes. See "THE MERGER -- Accounting Treatment."

Interests of Certain
Persons in the Merger;
Possible Conflicts of
Interest...................  In considering the recommendations of the HPI Board with respect to the Merger Agreement and the transactions contemplated thereby, HPI stockholders should be aware that certain members of HPI management and the HPI Board have interests in the Merger that are in addition to the interests of the stockholders of HPI generally. These interests arise from, among other things, certain employment agreements, management retention programs, indemnification arrangements, registration rights and other matters which FPA will assume or has agreed to provide after the Merger. FOR A DISCUSSION AND QUANTIFICATION OF THESE INTERESTS, SEE "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

Risk Factors...............  Certain factors to be considered in connection with an investment in FPA Common Stock and approval of the Merger Agreement are set forth under "RISK FACTORS." Risks relating to FPA include no assurance of successful integration of acquisitions, expanded service offering; risks of financial leverage; difficulty in maintaining growth; risks related to intangible assets; difficulty in controlling health care costs, capitated nature of revenue; risks related to full risk capitation; risks related to fee-for-service contracts; dependence on government and other third party payors; reliance on certain payors; terminability of Payor contracts; dependence on primary care physicians and emergency medicine physicians; risks related to classification of physicians as independent contractors; state laws regarding prohibition of corporate practice of medicine; possible negative effects of prospective health care reform; possible negative effects of governmental regulations; antitrust regulation; competitive market forces; potential liabilities; fluctuations in quarterly results; possible volatility of stock price; dependence upon key personnel and certain employment contracts; risk of dilution and additional capital needs; shares eligible for future sale; and anti-takeover effect of certain provisions. Risks relating to HPI include risks related to PPM business generally; HPI's limited operating history and losses; risks associated with growth strategy; control by certain stockholders; concentration of payors; limitations on reimbursement; and goodwill and other intangibles. Risks relating to the Merger include the impact on FPA's financial statements; no assurance of successful integration of certain operations; exchange ratio may not fully reflect changes in the price of FPA Common Stock; need for additional capital; possible loss of business; rights of HPI stockholders following the Merger; federal income tax consequences; and certain conflicts of interest.

Surrender of
Certificates...............  Promptly after the Effective Date, FPA's exchange agent will mail a transmittal form and exchange instructions to each holder of record of HPI Common Stock. CERTIFICATES FOR SHARES OF HPI COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL SUCH TRANSMITTAL FORM AND EXCHANGE INSTRUCTIONS ARE RECEIVED.

Resale Restrictions........  All shares of FPA Common Stock received by HPI stockholders will be freely tradeable, except that shares of FPA Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in the Securities Act) of HPI or FPA at the time of the Special Meeting may be resold by them only in certain permitted circumstances under the Securities Act, other applicable securities laws and rules related to "pooling of interests" accounting treatment. See "THE MERGER -- Resale of FPA Common Stock by Affiliates."


Payments...................  Pursuant to the terms of his employment agreement dated September 1, 1993 with HPI and in connection with the termination of such employment agreement which will occur as a result of the Merger as of the Effective Time, Charles G. Berg, the President and Chief Executive Officer of HPI, will receive certain payments and benefits (the "Payments") which could be considered "parachute payments" under Section 280G of the Code. See "THE
                             MERGER -- Interests of Certain Persons in the Merger -- Berg Employment Agreement." These potential "parachute payments" include (i) a lump sum cash payment to Mr. Berg of $350,000 by HPI,
                             (ii) the acceleration of the vesting of Mr. Berg's unvested HPI options to purchase 239,150 shares of HPI Common Stock, the value of which vesting acceleration is estimated to be approximately $950,000 and (iii) all or a portion of the amount of $300,000 to be paid to Mr. Berg by FPA at the Effective Time in consideration for entering into a new employment agreement with FPA. Based on Section 280G of the Code and the proposed regulations thereto ("Section 280G"), HPI may not be able to deduct all or a portion of the Payments and Mr. Berg may be subject to a nondeductible 20% excise tax with respect thereto unless stockholders representing 75% or more of the HPI Common Stock and HPI Preferred Stock (other than securities owned or controlled by Mr. Berg and certain of his family members) approve the Payments and approval of the Payments is made a condition of the receipt of such Payments. At the HPI Special Meeting, the HPI stockholders will be asked to approve the Payments. Unless the Payments are approved by HPI stockholders in accordance with Section 280G, such Payments will be forfeited. THE HPI BOARD (WITH MR. BERG ABSTAINING) HAS APPROVED THE PAYMENTS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE PAYMENTS. SEE "THE PAYMENTS."

                            THE HPI SPECIAL MEETING


Special Stockholder
Meeting....................  The special meeting of stockholders of HPI (the
                             "HPI Special Meeting") will be held on October 13, 1997 at 10:00 a.m. local time at HPI's offices located at 800 Connecticut Avenue, Norwalk, Connecticut 06854.


Matters to be Considered at
the HPI Special Meeting....  At the HPI Special Meeting, stockholders will be asked (i) to approve and adopt the Merger Agreement and (ii) to approve the Payments to the President and Chief Executive Officer of HPI.

                             HPI'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH PROPOSAL.

Quorum; Vote Required......  The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of HPI Common Stock and HPI Preferred Stock (the "HPI Voting Securities") at the HPI Special Meeting is necessary to constitute a quorum at the meeting. For purpose of constituting a quorum and for all matters to be voted upon at the HPI Special Meeting, the HPI Preferred Stock shall be treated on an as-converted basis. Approval of the Merger Agreement requires the affirmative vote of 60% of the HPI Voting Securities. Approval of the possible adjournment or postponement of the HPI Special Meeting requires the affirmative vote of a majority of the HPI Voting Securities present either in person or by proxy at the HPI Special Meeting.

                             Approval of the Payments requires the affirmative vote of at least 75% of the HPI Voting Securities, excluding shares that are owned by the President and Chief Executive Officer of HPI and certain of his family members. See "THE HPI SPECIAL
                             MEETING -- Vote Required" and "THE MERGER
                             AGREEMENT -- Conditions to Consummation of the Merger."

Record Date; Outstanding
HPI Stock..................  Only stockholders of record of HPI Common Stock and
                             HPI Preferred Stock at the close of business on September 4, 1997 are entitled to notice of and to vote at the HPI Special Meeting. On that date, there were 1,673,500 shares of HPI Common Stock outstanding, 25,000 shares of HPI Series A Convertible Preferred Stock outstanding and 25,000 shares of HPI Series B Convertible Preferred Stock outstanding, with each share of HPI Common Stock entitled to one vote per share, each share of HPI Series A Convertible Preferred Stock entitled to 132 votes per share and each share of HPI Series B Convertible Preferred Stock entitled to 188 votes per share, with respect to all matters to be considered at the HPI Special Meeting.

Security Ownership of HPI
  Management...............  As of the record date, the directors and named executive officers of HPI as a group owned
                             approximately 10.60% of the voting power
                             represented by the HPI Voting Securities.
                             Stockholders of HPI with the collective power to vote approximately 82.70% of the HPI Voting Securities have entered into voting agreements and given their irrevocable proxies to FPA, providing that their shares shall be voted in favor of the Merger Agreement. Accordingly, approval of the Merger by the HPI stockholders is assured. See "THE MERGER -- Interests of Certain Persons in the Merger" and "SECURITY OWNERSHIP OF CERTAIN HPI BENEFICIAL OWNERS AND MANAGEMENT."
Reasons for the Merger.....  The Board of Directors of HPI, after careful consideration, has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger is fair to, and in the best interests of, HPI and its stockholders and recommends a vote FOR the approval and adoption of the Merger Agreement.
                             The HPI Board believes the Merger offers HPI an attractive opportunity to strengthen its competitive position and enhance its profile with physicians and Payors. Furthermore, the Merger will allow HPI to align with a leading PPM in a consolidating industry while at the same time affording stockholders enhanced liquidity due to the developed market for FPA's publicly traded shares. Disadvantages include the possibility that FPA will not be able to integrate successfully recent acquisitions, the possibility that FPA will not be able to sustain its growth strategy and FPA's leveraged balance sheet. See "THE
                             MERGER -- Recommendation of the HPI Board of
                             Directors and Reasons for the Merger."

                     FPA AND HPI COMPARATIVE PER SHARE DATA
     The following table sets forth certain historical per share data of FPA and combined per share data of FPA and HPI on an unaudited pro forma basis, based on the assumption that the Merger occurred at the beginning of the earliest period presented and was accounted for as a pooling of interests. Historical financial data of FPA has been restated to include the effects of the October 1996 merger with Sterling and the March 1997 merger with AHI, both of which were accounted for as a "pooling of interests." Historical net earnings per common share of HPI have not been presented as HPI is a nonpublic company. The pro forma comparative per share data gives effect to the Merger assuming the issuance of 5,227,273 shares of FPA Common Stock in the Merger. See "THE MERGER -- Adjustments to Merger Consideration."
HISTORICAL EARNINGS PER SHARE DATA

                                                 YEARS ENDED DECEMBER 31,
                                                --------------------------        SIX MONTHS ENDED
                                                1994      1995       1996          JUNE 30, 1997
                                                -----     -----     ------       ------------------
  FPA                                           $0.29     $0.03     $(2.56)            $(0.40)

FPA AND HPI PRO FORMA COMBINED EARNINGS PER SHARE DATA

                                                YEARS ENDED DECEMBER 31,
                                              ----------------------------        SIX MONTHS ENDED
                                               1994       1995       1996          JUNE 30, 1997
                                              ------     ------     ------       ------------------
  Pro forma combined per FPA share            $(0.09)    $(0.31)    $(3.61)            $(0.38)
  Pro forma equivalent per HPI share           (0.04)     (0.15)     (1.69)             (0.18)

BOOK VALUE PER COMMON SHARE

                                                                      DECEMBER 31,
                                                                          1996           JUNE 30, 1997
                                                                      ------------       -------------
  FPA -- Historical                                                      $ 4.39             $  3.68
  HPI -- Historical(1)                                                     2.73                2.77
  Pro forma combined per FPA share                                                             4.27
  Pro forma equivalent per HPI share                                                           2.00

(1) Assumes the conversion of HPI Preferred Stock into HPI Common Stock as of June 30, 1997.

                         MARKET PRICE AND DIVIDEND DATA

     FPA Common Stock is listed on Nasdaq under the symbol "FPAM." The HPI Common Stock and HPI Preferred Stock are not traded on any securities market or exchange.

     The range of high and low bid prices, as reported on Nasdaq, for FPA Common Stock for the periods indicated, is as follows:


                                                                 HIGH       LOW
                                                                 -----     -----
            1995
              First Quarter(1).................................  $11 1/4   $   6
              Second Quarter...................................  12 1/2    7 7/8
              Third Quarter....................................  12 1/8    8 7/8
              Fourth Quarter...................................  9 3/4     5 7/8
            1996
              First Quarter....................................  13 1/4    8 5/8
              Second Quarter...................................  20 1/8    12 1/8
              Third Quarter....................................  27 1/8    12 1/2
              Fourth Quarter...................................  29 1/2    16 3/8
            1997
              First Quarter....................................  28 1/2    18 1/4
              Second Quarter...................................  24 1/2    14 7/8
              Third Quarter....................................  35 1/4    22 7/8
              Fourth Quarter (through October 7, 1997).........     40        34


---------------

(1) Prices have been adjusted to reflect a 100% stock dividend of FPA Common Stock effected April 1995.


     The closing price of FPA Common Stock on Nasdaq on July 1, 1997, the last full trading day prior to the public announcement of the Merger Agreement, was $23.875 and on October 8, 1997 was $36.00.


     FPA declared no cash dividends during 1995, 1996 or 1997 and has no plans to declare cash dividends in the foreseeable future. FPA's Credit Agreement with Lehman Commercial Paper, Inc. and the lenders parties thereto and FPA's 6 1/2% Convertible Subordinated Debentures limit the ability of FPA to pay cash dividends.

     As of the HPI record date, there were 19 holders of record of HPI Common Stock, one holder of record of HPI's Series A Convertible Preferred Stock and one holder of record of HPI's Series B Convertible Preferred Stock.

     HPI declared and paid a dividend on its Series A Convertible Preferred Stock in May 1994 in connection with its exchange into Series B Convertible Preferred Stock. Also, HPI had a stock split distributed as a dividend to its common stockholders in May 1994. See note 9 of Notes to HPI's Consolidated Financial Statements contained elsewhere in this Proxy Statement/Prospectus.

                                  RISK FACTORS

     In addition to other information in this Proxy Statement/Prospectus, the following factors should be considered carefully in evaluating the proposals to be voted on at the HPI Special Meeting.

RISKS RELATING TO FPA

     No Assurance of Successful Integration of Acquisitions; Expanded Service Offering. Over the last two and one-half years, FPA has pursued an aggressive growth strategy. FPA's growth has been achieved primarily through acquisitions, several of which have been completed during the last six months. Several of these acquisitions are large transactions which involve significant risks and uncertainties for FPA. FPA intends to continue to pursue growth through acquisitions. The success of past and future acquisitions is largely dependent on the ability of FPA to integrate the operations of the acquired companies into FPA's operations in an efficient and effective manner. The process of integrating management services, which includes management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, as well as administrative functions, facilities and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to FPA's management. In addition, integration must be carried out so that FPA is able to control medical and administrative costs. The ability to control such costs is key to the successful future operations of FPA. There can be no assurance that FPA's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions, including cost savings, will be realized. Furthermore, there can be no assurance that any cost savings which are realized will not be offset by increases in other expenses or operating losses. FPA will encounter similar uncertainties and risks with respect to any future acquisitions it may make. Failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition.

     Certain of the companies recently acquired by FPA have recently or historically operated at a loss. Other acquired companies have experienced fluctuations in quarter-to-quarter operating results. See "Fluctuations in Quarterly Results." FPA has commenced the institution of certain measures intended to reduce these losses and quarterly fluctuations and to operate the acquired businesses profitably. However, there can be no assurance that FPA will reverse these trends or operate these entities profitably. If there are continuing operating losses at the acquired companies, FPA may need additional capital to fund its business, and there can be no assurance that such additional capital can be obtained or, if obtained, it will be on terms acceptable to FPA.

     FPA is regularly in discussions with potential acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. No assurance can be given as to FPA's ability to compete successfully at favorable prices for available acquisition candidates or to complete future acquisitions, or as to the financial effect on FPA of any acquired business. Future acquisitions by FPA may involve the issuance of additional shares of common stock, which could have a dilutive effect on earnings per share, or could involve significant cash expenditures and may result in increased indebtedness and interest and amortization expenses or decreased operating income, which could have an adverse impact on FPA's future operating results.

     The integration of acquired entities also requires the dedication of management resources, which may distract the attention of management from the day-to-day business of the combined companies. Furthermore, new acquisitions may expose the FPA Network to new Payors and providers with which it has had no previous business experience. FPA cannot predict whether it will be able to enroll into the FPA Network all members currently served by physicians affiliated with newly acquired entities. Also, there can be no assurance that there will not be substantial unanticipated costs or other material adverse effects associated with acquisition and integration activities, any of which could result in significant one-time charges to earnings or otherwise adversely affect FPA's operating results.

     In addition, as a result of the recent acquisitions of Sterling and EMC, FPA manages and supports hospital-based emergency departments. The addition of these new services presents certain risks and uncertainties due to FPA's relative unfamiliarity with these types of services and the market for such services.

There can be no assurance that FPA will be successful in developing and integrating Sterling's and EMC's operations and services.

     Risks of Financial Leverage. FPA's indebtedness is significant in relation to its stockholders' equity. Giving effect to amounts drawn down pursuant to FPA's $275 Million Credit Agreement (including the term loan) with BankBoston, N.A., as Administrative Agent for the Lenders parties thereto, dated June 30, 1997 (the "Credit Agreement"), and the issuance of FPA's 6 1/2% Convertible Subordinated Debentures due 2001 (the "Debentures") in December 1996, FPA's indebtedness accounts for approximately 240% of FPA's stockholders' equity as of June 30, 1997. While FPA believes it will be able to service its debt, there can be no assurance to that effect. The degree to which FPA is leveraged could affect its ability to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of certain business opportunities or obtain additional financing. Unexpected declines in FPA's future business, or the inability to obtain additional financing on terms acceptable to FPA, if required, could impair FPA's ability to meet its debt service obligations or fund acquisitions and, therefore, could materially adversely affect FPA's business and future prospects.

     Growth Strategy; Difficulty in Maintaining Growth. The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the subsidiaries and Professional Corporations will be able to contract with new Payors. In addition, there can be no assurance that FPA's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

     Risks Related to Intangible Assets. As a result of FPA's various acquisition transactions, intangible assets of approximately $328.6 million have been recorded as of June 30, 1997 on FPA's balance sheet. Such intangible assets totaled approximately 271% of FPA's stockholders' equity as of June 30, 1997. Using amortization periods ranging from four to 30 years (with an average amortization period of approximately 29 years), amortization expense relating to such intangible assets will be approximately $15.8 million per year. Further acquisitions that result in the recognition of additional intangible assets would cause amortization expense to further increase. A portion of the amortization generated by these intangible assets is not deductible for tax purposes.

     At the time of or following each acquisition, FPA evaluates each acquisition and establishes an appropriate amortization period based on the specific underlying facts and circumstances of each such acquisition. Subsequent to such initial evaluation, FPA periodically reevaluates such facts and circumstances to determine if the related intangible asset continues to be realizable and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the value of such intangible assets will be realized by FPA. In the past, FPA has recorded charges for impairment of goodwill, including (i) in 1995, $434,000 related to the sale and closing of primary care centers and (ii) in 1996, $4.1 million relating to a 1995 acquisition in Arizona (as a result of continuing losses in the acquired entity) and $14.8 million related to certain emergency room department contracts (which were terminated after acquisition of the contracting entity). Although at June 30, 1997 the net unamortized balance of intangible assets acquired was not considered to be impaired, any future determination, based on reevaluation of the underlying facts and circumstances, that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on FPA's business and results of operations.

     Difficulty in Controlling Health Care Costs; Capitated Nature of
Revenue. Agreements with Payors typically provide for the Professional Corporations to receive prepaid monthly fees per enrollee known as "capitation" payments. FPA's profitability primarily depends upon its ability to control costs and the ability of the subsidiaries and Professional Corporations to incur less in medical, hospital and administrative costs than the capitation revenue received from Payors. Such profitability is achieved through effective management of the provision of medical services by physicians in the FPA Network, including controlling utilization of specialty care physicians and other ancillary providers, purchasing services from physicians outside the FPA Network at competitive prices and negotiating favorable rates with hospitals. Agreements with Payors may also contain shared risk arrangements under which additional compensation can be earned based on the provision of high quality, cost-effective health care to enrollees but which may require that a portion of any loss in connection with such shared risk arrangements be assumed by FPA, thereby reducing FPA's net income. The amount of non-capitated medical and hospital costs in any period could be affected by factors beyond the control of the FPA Network, such as changes in treatment protocols, epidemics, disasters, new technologies and inflation. To the extent that specialty care physicians' fees or hospital costs have not been capitated and enrollees require more specialty care than anticipated or have higher than anticipated hospital utilization rates, revenue paid to the FPA Network by Payors may not be sufficient to cover the costs the FPA Network is obligated to pay. FPA purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services per year, at which substantially all financial exposure for inpatient services of an enrollee beyond such threshold is contractually shifted to the insurer up to a specified level (generally $1 million), at which point the risk of loss returns to FPA. The failure of FPA to negotiate favorable attachment points in the future could have a material adverse effect on FPA's financial condition, results of operations and/or liquidity. There can be no assurance that FPA will be able to negotiate favorable stoploss attachment points in the future.

     Risks Related to Full Risk Capitation. Under capitation contracts generally, Professional Corporations accept capitation payments and, as a result, accept the financial risk for the provision of health care services, including those not normally performed and provided by professional corporations comprised of primary care physicians under payor contracts (e.g., specialty care physician services). Under substantially all Payor contracts, the subsidiaries and Professional Corporations accept the financial risk for the provision of outpatient medical services ("fully delegated" contracts). Under certain Payor contracts, a Professional Corporation also accepts the financial risk for hospital services. Approximately 18.8% and 18.3% of FPA's total operating revenue for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, was generated from contracts in which the subsidiaries and Professional Corporation accepted the financial risk for outpatient medical and hospital services. In the event that (i) FPA is unable to negotiate favorable prices or rates in contracts with providers of these services on behalf of the subsidiaries and Professional Corporations or (ii) the subsidiaries and Professional Corporations are unable to control effectively the utilization of these services, FPA could experience material adverse effects on its results of operations.

     Risks Related to Fee-for-Service Contracts. Sterling provides physician practice management services to hospitals under fee-for-service contracts and flat-rate contracts. In general, under fee-for-service contracts, Sterling's revenues are derived from amounts billed to patients and collected for the account of Sterling. In contrast, under flat-rate contracts Sterling's revenue is derived from payments of negotiated amounts paid by the hospital. Under fee-for-service contracts, Sterling accepts responsibility for billing and collection, and consequently assumes the financial risks related to changes in patient volume, payor mix and third party reimbursement rates. Any change in reimbursement policies and practices, payor mix, patient volume or covered services could materially adversely affect the operations of FPA, particularly under fee-for-service contracts. Sterling's fee-for-service contractual arrangements also involve a credit risk related to uncollectibility of accounts. In addition, fee-for-service contracts have less favorable cash flow characteristics than flat-rate contracts due to longer collection periods. Failure to manage adequately the collection risks and working capital demands associated with fee-for-service contracts could have a material adverse effect on FPA.

     Dependence on Government and Other Third Party Payors. As a result of the Sterling acquisition, a significant portion of FPA's operating revenue will be derived from payments made by government-sponsored health care programs as well as from other third party payors. For the year ended December 31, 1996 and the six months ended June 30, 1997, approximately 34% and 27%, respectively, of FPA's revenue was derived from government Payors. The Medicare and Medicaid programs are subject to substantial regulation by the federal and state governments, which are continually revising and reviewing the programs and their regulations. In addition, funds received under these programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. While FPA seeks to comply with applicable Medicare and Medicaid reimbursement regulations, there can be no assurance that FPA would be found to be in compliance with such regulations should it be subject to audit. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitated or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various health care services. In recent years, the U.S. Congress has considered various budget proposals intended to reduce the rate of increase in Medicare and Medicaid expenditures through cost savings and other measures. The Balanced Budget Act of 1997, which becomes effective October 1, 1997, includes, among other matters, Medicare and Medicaid reform legislation. The Medicare legislation will, among other things, (i) reduce Medicare payments to managed care plans and alter the payment structure; (ii) require managed care plans to make medically necessary care available 24 hours a day; (iii) prohibit plans from restricting provider advice about medical care or treatment ("gag clauses"); (iv) eliminate the 50/50 enrollment rule and replace it with enhanced quality and outcome measures; (v) authorize provider-sponsored organizations to contract directly with Medicare; and (vi) establish a medical savings account demonstration project. The Medicaid legislation will, among other things, (i) enable states to require Medicaid beneficiaries to enroll in managed care plans without receiving federal waivers; (ii) repeal the 75/25 enrollment rule and replace it with quality assurance standards; (iii) ban "gag clauses"; and (iv) provide states with greater discretion to set reimbursement rates. FPA cannot predict the effect that this legislation or current and future proposals regarding government funded programs would have on its operations. Additionally, Resource Based Relative Value Scale ("RBRVS"), a system of reimbursement designed to reallocate medical reimbursement among medical specialties, took effect on January 1, 1992 and has been phased in over a four year period. Under the regulations relating to the RBRVS fee structure, the aggregate fee payments from Medicare for certain emergency department procedures may be reduced in some circumstances. There can be no assurance that the payments under governmental and private third party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Furthermore, changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the results of operations of FPA.

     Reliance on Certain Payors. For the year ended December 31, 1994, CareAmerica of Southern California, Inc. ("CareAmerica") accounted for 11.3% of FPA's operating revenue. For the year ended December 31, 1995, Foundation Health Systems, Inc. ("Foundation") accounted for 26.2% of FPA's operating revenue. For the year ended December 31, 1996, Foundation and PCA Qualicare accounted for 16.1% and 11.3%, respectively, of FPA's operating revenue. For the six months ended June 30, 1997, Foundation and PCA Qualicare accounted for 19.4% and 12.7%, respectively, of FPA's operating revenue.

     Terminability of Payor Contracts. Contracts with Payors generally provide for terms of one to thirty years, may be terminated earlier without cause, upon notice and upon renewal or in a number of other circumstances and are subject to negotiation of capitation rates, covered benefits and other terms and conditions. At times, Payor contracts may be continued on a month-to-month basis while the parties renegotiate the terms of the contracts. Agreements with hospitals to provide contract management services generally have terms of one or two years and are renewable automatically unless either party gives written notice of its intent not to renew at least 90 days prior to the end of the term. Many of these agreements provide for termination by the hospital without cause on relatively short notice. There can be no assurance that any of such contracts will not be terminated early, will be renewed or that they will contain favorable terms. Since January 1994, a number of Sterling's hospital services agreements have been terminated as a result of nonrenewal, termination by the hospital, termination by Sterling or hospital closure. Future consolidation in the health care industry may result in future hospital services agreements being terminated. The loss of any Payor or hospital contract and the failure to regain or retain such Payor's members or the related revenues without entering into new Payor relationships or hospital contracts could have a material adverse effect on FPA's results of operations.

     As of June 30, 1997, approximately 33% of FPA's membership was pursuant to Payor agreements with Foundation. The terms of these Payor agreements are thirty years with automatic five-year renewal periods. These agreements commit certain Professional Corporations to, among other things, contract with Foundation for all benefit programs and to maintain sufficient medical personnel to provide reasonable and adequate access to professional services for all benefit programs offered by Foundation, keep care centers open given specified levels of patients and agree to certain pricing and contracting parameters with Foundation. The agreements may be terminated in a number of circumstances, including the event of a material breach or a violation of applicable laws, rules or regulations. A significant modification to or termination of such agreements would have a material adverse effect on FPA's results of operations.

     Dependence on Primary Care Physicians and Emergency Medicine
Physicians. Primary care physicians are an integral part of the FPA Network, as they provide and manage medical services offered to enrollees. FPA's growth depends, in part, on its ability to retain existing and attract additional primary care physicians to the FPA Network. There can be no assurance that physicians presently in the FPA Network will not leave the FPA Network, that FPA will be able to attract additional primary care physicians into the FPA Network or that the amount of capitation or fee-for-service payments to physicians will not have to be increased. To the extent that primary care physicians leave the FPA Network or capitation or fee-for-service payments to physicians are increased, FPA's results of operations may be materially adversely affected. In order to provide management services to hospital emergency departments, FPA must recruit and retain sufficient numbers of qualified physicians. There is a substantial shortage of board certified emergency medicine physicians, and FPA competes with many types of health care providers, as well as teaching, research and governmental institutions, for the services of such physicians. An inability to recruit and retain emergency medicine physicians could adversely affect FPA's ability to add new and retain existing hospital clients.


     On December 5, 1996, the Thomas-Davis Medical Centers, P.C. ("TDMC") physicians located in Tucson, Arizona (the "petitioners") voted to be represented by the Federation of Physicians and Dentists (the "Union"). On February 13, 1997, the TDMC employees located in Tucson voted to be represented by the Union of Health and Hospital Care Employees. On September 24, 1997, the District Court Judge for the United States District Court for the District of Arizona granted a temporary injunction and ordered, among other things, FPA and TDMC to recognize the Union as the exclusive bargaining agent for the petitioners and to refrain from making unilateral changes in the terms and conditions of employment, and upon request of the Union, to recognize and bargain in good faith with the Union as the exclusive collective bargaining agent of the petitioners concerning wages, hours and other terms and conditions of employment. TDMC and the Union commenced bargaining on October 1, 1997. TDMC and FPA are in the process of appealing certain aspects related to such representation; however, there can be no assurance as to the outcome of such appeals. Although FPA does not expect union affiliations of its Arizona employees to have a material adverse effect on its results of operations or financial condition, there can be no assurance that future affiliations and/or collective bargaining arrangements will not have a material adverse effect on FPA's results of operations.


     Risks Related to Classification of Physicians as Independent
Contractors. FPA's subsidiary, Sterling, generally contracts with emergency room physicians as independent contractors to provide services to its hospital clients. These independent contractor physicians are paid on an hourly basis. Pursuant to such compensation arrangements, independent contractor physicians do not share in the profit derived by FPA from FPA's operations. Because FPA regards its contracted physicians as independent contractors and not as employees, FPA does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance for such physicians. There can be no assurance that federal or state taxing authorities or other parties will not challenge the classification of such independent contractor physicians and determine that such physicians should be classified as employees. In the event that the physicians under contract with FPA are determined to be employees, FPA's results of operations will be materially and adversely affected and FPA may be subject to retroactive taxes and penalties.

     State Laws Regarding Prohibition of Corporate Practice of Medicine. In certain states in which FPA conducts or may conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a general business corporation. As stated in the Notes to its Consolidated Financial Statements set forth in Appendix D, FPA believes that it has perpetual and unilateral control over the assets and operations of the various affiliated Professional Corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the corporate practice of medicine or other federal or state restrictions. Although FPA believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of FPA and its contractual arrangements with affiliated physicians will not be successfully challenged in such states as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. In the event of action by any regulatory authority limiting or prohibiting FPA from carrying on its business or from expanding the operations of FPA to certain jurisdictions, structural and organization modifications of such organization or arrangements may be required, which could have an adverse effect on FPA's business and results of operations.

     Because certain state laws prohibit general business corporations from controlling professional corporations contractually or otherwise, FPA has structured its contracts with the Professional Corporations so that such corporations retain the right to enter into contracts for the provision of medical services or make other financial commitments. Such contracts allow the Professional Corporations to make commitments which could be on terms which may not be advantageous to FPA. For example, a Professional Corporation could decline to enter into Payor contracts which are negotiated for it by FPA or, alternatively, could decide to enter into Payor contracts which FPA does not believe are financially advantageous. Physicians who contract with these corporations may also have the legal right to decline to use other physicians in the FPA Network or specialists having a pre-existing, subcapitated or fixed fee relationship with the FPA Network. These decisions, if made by a Professional Corporation or a physician, could have a material adverse effect on FPA's business and results of operations.

     Possible Negative Effects of Prospective Health Care Reform. Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in health care spending. Although FPA believes its management model responds to the concerns addressed by such plans, it is not possible to assess the likelihood any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to health care providers. Any plan to control health care costs, however, could result in lower rates of reimbursement. Lower rates of reimbursement may reduce the amount ultimately received by FPA and, accordingly, may have a material adverse effect on FPA's business and results of operations.

     In recent years, legislation has been proposed in Congress to implement an "any willing provider" law on a national level. These laws, which are in effect in some states, require managed care organizations, such as HMOs, to contract with any physician who is appropriately licensed and who meets applicable membership criteria. Such laws could limit the flexibility of managed care organizations, such as FPA, to achieve efficiency by controlling the size of their primary care provider networks and the number of specialty care providers to whom enrollees are referred. At present, no state in which FPA Network physicians practice has such a law although "any willing provider" laws have been proposed in states in which FPA operates. FPA cannot predict what effect such laws would have on its operations.

     Possible Negative Effects of Governmental Regulations. The health care industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations may significantly affect the FPA Network. FPA and the Professional Corporations are subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under the Medicare and Medicaid programs. Noncompliance with the federal anti-kickback legislation can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. In addition, federal legislation currently restricts the ability of physicians to refer Medicare or Medicaid patients to certain entities in which they have an ownership interest or compensation arrangement for health care services, including clinical laboratory services. With respect to the self-referral prohibitions, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered and civil penalties may be assessed. Many states, including states in which FPA does business, have similar anti-kickback and anti-referral laws. Penalties similar to those imposed by federal law are provided for violation of state anti-kickback and anti-referral laws. FPA believes that its operations comply with all applicable anti-kickback and anti-referral laws. In addition, health care reforms may expand existing anti-kickback and anti-referral laws to apply to all health care payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect health care provider networks or other types of managed care arrangements. There can be no assurance that FPA will be able to comply with any new laws.

     Furthermore, a number of states prohibit sharing professional fees (or fee splitting) with anyone other than a member of the same profession. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of FPA.

     Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators of the states in which FPA operates would not apply these laws to require licensure of FPA's operations as an HMO, an insurer or a provider network. FPA believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which FPA may expand will not require licensure or a restructuring of some or all of FPA's operations. In the event that FPA is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits FPA to continue to operate while the licensure process is progressing, FPA could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which FPA may not be able to meet. Further, once licensed, FPA would be subject to continuing oversight by and reporting to the respective regulatory agency.

     Although under the laws of most states the business of insurance generally is defined to include the acceptance of financial risk and has not extended to physician networks, the Knox-Keene Health Care Service Plan Act of 1975, as amended (the "Knox-Keene Act"), a California statute that applies to managed care health service plans, requires all health care service plans to be licensed by the California Department of Corporations (the "Department"). The Department has determined that physician management companies like FPA must apply for and operate under a restricted Knox-Keene license. FPA's restricted license application was approved by the Department in December 1996. The loss or revocation of such license would have a material adverse effect on FPA's business and results of operations.

     In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements or that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or other states will not require licensure or a restructuring of some or all of the operations of FPA.

     The National Association of Insurance Commissioners ("NAIC") recently adopted the Managed Care Plan Network Adequacy Model Act (the "Model Act") which is intended to establish standards for the creation and maintenance of networks by health carriers and establish requirements for written agreements among health carriers offering managed care plans, participating providers and intermediaries, like FPA, which negotiate provider contracts, regarding the standards, terms and provisions under which a participating provider will provide services to covered persons. An NAIC model insurance act does not carry the force of law unless it is adopted by applicable state legislatures. FPA does not know which states, if any, will adopt the Model Act. There can be no assurance that FPA will be able to comply with the Model Act if it is adopted in any state in which FPA does business or the effects such compliance could have on FPA's operations.

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

     Antitrust Regulation. FPA's affiliated IPAs and Professional Corporations are separate legal entities due to legal and regulatory requirements; if they are deemed to be competitors in specified markets, they may be subject to various laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. Alternatively, if FPA's affiliated IPAs and Professional Corporations, although separate entities, are deemed to be part of a single entity or system, they may be subject to laws that prohibit anti-competitive combinations or activities if the number of affiliated physicians in specified markets exceeds certain thresholds. FPA believes that it is in compliance with the antitrust laws, but there can be no assurance that FPA's interpretation is consistent with that of federal or state authorities or courts or that such circumstances will remain as FPA grows and matures and as further regulations are promulgated and interpretations thereof issued.

     Competitive Market Forces. The managed care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Increased enrollment in prepaid health care plans because of health care reform or for other reasons, increased participation by physicians in group practices and other factors may attract entrants into the physician practice management services segment of the managed care industry and result in increased competition for FPA. In addition, local physician groups and hospitals are also trying to combine their services into integrated delivery networks. Certain of FPA's competitors are significantly larger and better capitalized, provide a wider variety of services, may have greater experience in providing physician practice management services and may have longer established relationships with Payors. Accordingly, FPA may not be able to continue to increase the number of providers in the FPA Network, negotiate contracts with new Payors on behalf of the Professional Corporations or renegotiate favorable contracts with current Payors. The inability of FPA to increase the number of providers in the FPA Network and negotiate favorable contracts with Payors could have a material adverse effect on FPA.

     In addition, as a result of consolidations among Payors, certain Payors are able to negotiate or are in the process of negotiating significant reductions in the capitation payments to providers. Further, certain Payors have deleted shared risk arrangements from their contracts with providers thereby decreasing the amount of compensation such Payors are paying providers. To date, none of the Payors has deleted shared risk arrangements from its contract with any Professional Corporations. If Payors negotiate cost reductions with such Professional Corporations or eliminate shared risk arrangements in which the Professional Corporations are currently participating, such actions could have a material adverse effect on FPA's results of operations.

     Potential Liabilities. In recent years, physicians, hospitals and other participants in the managed health care industry have become subject to an increasing number of lawsuits alleging medical malpractice as well as claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. FPA has been named as a party in certain such lawsuits and claims and will likely be named as a party in similar suits and claims in the future. FPA maintains an errors and omissions policy relating to its utilization review activities and is included as a named or additional insured on the policies of the Professional Corporations. There can be no assurance that insurance coverage for lawsuits brought or which may be brought against FPA will be sufficient to cover FPA's expenses or losses. There can be no assurance that insurance coverage will be sufficient and, if insufficient, that such suits or claims will not have a material adverse effect on FPA's financial condition and results of operations. Furthermore, FPA could be held liable for the negligence of a contracted health care professional if such health care professional were regarded as an employee or agent of FPA in the practice of medicine. The Texas legislature has enacted legislation effective September 1, 1997 which provides that a health insurance carrier, health maintenance organization or managed care entity has the duty to exercise ordinary care when making health care treatment decisions and is liable for damages for harm to an insured or enrollee proximately caused by its failure to exercise such ordinary care or proximately caused by treatment decisions made by its employees, agents, ostensible agents or representatives acting on its behalf and over whom it exercises influence or control. Given the recent enactment of this legislation and the lack of judicial interpretation thereof, FPA cannot assess the impact this legislation may have on its operations in Texas; however, if the legislation is utilized by patients to bring successful malpractice actions against managed care entities such as FPA, the cost of providing health care as well as the cost of insurance coverage against such actions could increase, which could have an adverse impact on FPA's results of operations. In addition to any potential tort liability of FPA, FPA's emergency department contracts with hospitals generally contain provisions under which FPA agrees to indemnify the hospital for losses resulting from the malpractice of contracted physicians.

     An increasing number of health care providers and other entities are parties to lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally an employee or former employee of the health care provider or other entity) to assert the rights of the government by initiating a qui tam action against a health care provider or other entity if such person has or purports to have information that the health care provider or other entity falsely and fraudulently submitted a claim to the government for payment. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. If a qui tam action is successfully prosecuted, no assurance can be made that such event would not have a material adverse effect on FPA and its operations.

     AHI is a defendant in a class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed on December 20, 1995 against AHI, certain of its officers and directors, and all of the underwriters of AHI's common stock in AHI's initial public offering. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's Payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997 the district court (i) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc. but (ii) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit. Since the court's ruling on AHI's motion for partial summary judgment, the plaintiffs have asked the court for leave to amend their complaint to add an additional claim alleging problems with AHI's medical group operations in Downey, California. FPA intends to vigorously defend this lawsuit and does not expect that the outcome of this lawsuit will have a material adverse effect on FPA's results of operation.

     Fluctuations in Quarterly Results. FPA's financial statements (including interim financial statements) contain accruals which are calculated quarterly for estimates of amounts assigned by certain FPA subsidiaries and the Professional Corporations to FPA and paid by Payors based upon hospital utilization ("shared risk revenues"). Quarterly results have in the past and may in the future be affected by adjustments to such estimates for actual costs incurred. Historically, these FPA subsidiaries and the Professional Corporations and Payors generally reconcile differences between actual and estimated amounts receivable or payable relating to Payor shared risk arrangements in the second or third quarter of each year. In the event that these subsidiaries, Professional Corporations and Payors are unable to reconcile such differences, extensive negotiation, arbitration or litigation relating to the final settlement of these amounts may occur. To the extent that the FPA Network expands to include additional Payors, the timing of these adjustments may vary; this variation in timing may cause FPA's quarterly results not to be directly comparable to corresponding quarters in other years. FPA's financial statements also include estimates of costs for covered medical benefits incurred by enrollees, which costs have not yet been reported by the providers. While these estimates are based on information available to FPA at the time of calculation, actual costs may differ from FPA's estimates of such amounts. If the actual costs differ significantly from the amounts estimated by FPA, adjustments will be required and quarterly results may be affected. Quarterly results may also be affected by movements of Payor members from one Payor to another, particularly during periods of open enrollment for HMOs. Fluctuations in FPA's quarterly operating results could result in significant volatility in, and otherwise adversely affect, the market price of FPA Common Stock.

     Possible Volatility of Stock Price. Recently, there has been significant volatility in the market prices of securities of companies in the health care industry, including the price of FPA Common Stock. Many factors, including announcements of new legislative proposals or laws relating to health care reform, the performance of, and investor expectations for, FPA, analysts' comments, the trading volume in FPA Common Stock and general economic and market conditions, may influence the market price of FPA Common Stock. Accordingly, there can be no assurance as to the price at which FPA Common Stock will trade in the future.

     Dependence Upon Key Personnel; Employment Contracts. FPA depends on the active participation of its executive officers and directors, particularly Dr. Sol Lizerbram, Chairman of the Board, Dr. Seth Flam, President and Chief Executive Officer and Dr. Stephen Dresnick, President of Sterling. The loss of the services of Drs. Lizerbram, Flam or Dresnick could have a material adverse effect upon FPA's future operations. FPA has an employment contract with each of Drs. Lizerbram, Flam and Dresnick. FPA has not purchased key-man life insurance on any of its key personnel.

     Risk of Dilution and Additional Capital Needs. FPA's expansion strategy includes acquisitions of, and affiliations with, individual and group physician practices as well as organizations that provide management services to such practices. Such acquisitions or affiliations may be consummated using newly issued shares of FPA Common Stock, or securities convertible into or exercisable for the purchase of FPA Common Stock, as consideration. The issuance of additional shares of FPA Common Stock may have a dilutive effect on the net tangible book value or earnings per share of FPA following such issuance.

     FPA's expansion strategy also requires substantial capital investments. Capital is needed not only for the acquisition of the assets of physician practices, but also for their effective integration, operation and expansion and for the addition of medical equipment and technology. In the event that FPA Common Stock does not maintain sufficient valuation, or potential acquisition candidates are unwilling to accept FPA Common Stock as part of the consideration for the sale of the assets of their businesses, FPA may be required to utilize more of its cash resources. There can be no assurance that FPA will have sufficient cash resources or will be able to obtain additional financing or that, if available, such financing will be on terms acceptable to FPA. Furthermore, an inability to obtain additional capital through subsequent debt or equity financings may negatively affect FPA's existing operations and its future growth.


     Shares Eligible for Future Sale. Sales of substantial amounts of FPA Common Stock in the public market, after conversion of the Debentures, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the FPA Common Stock. As of September 19, 1997, 33,789,827 shares of FPA Common Stock were issued and outstanding. In addition, as of September 24, 1997, FPA had granted options or warrants to purchase, or securities (excluding the Debentures) convertible into, approximately 7,881,838 shares of FPA Common Stock and 3,107,900 shares of FPA Common Stock were issuable upon conversion of the Debentures. In addition to the registration rights to be granted to certain stockholders of HPI in connection with the Merger covering approximately 4,192,046 shares of FPA Common Stock (assuming an FPA Value of $36.00), approximately 950,000 shares of outstanding FPA Common Stock are subject to registration rights agreements which obligate FPA to register such shares. In addition, FPA has granted registration rights to certain former AHI stockholders in the event that such stockholders are unable to sell a specified number of shares in accordance with the provisions of Rule 144, although FPA does not believe a registration statement regarding such shares will need to be filed. All remaining FPA shares are freely tradeable, without restriction under the Securities Act.


     Anti-Takeover Effect of Certain Provisions. FPA's Certificate of Incorporation, as amended, and Bylaws contain certain provisions that could have the effect of making it more difficult for a person to acquire, or of discouraging a third party from attempting to acquire, control of FPA. FPA's Certificate of Incorporation authorizes the FPA Board of Directors without the approval of the stockholders to issue preferred stock. The rights of the holders of FPA Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of the outstanding FPA Common Stock. There are no shares of preferred stock presently outstanding and FPA has no present plans to issue any shares of preferred stock.

     Under FPA's Credit Agreement, FPA may not enter into any merger or consolidation arrangement or purchase any securities of or any assets constituting a business unit of another person except, among other things, for Permitted Acquisitions (as defined in the Credit Agreement). These provisions could serve to impede or prevent a change of control of FPA or have a depressive effect on FPA's stock price. FPA has obtained the consent of the Lenders under the Credit Agreement to the Merger and the waiver of any violation of provisions of the Credit Agreement which would be violated by the Merger.

RISKS RELATING TO HPI

     HPI and FPA are engaged in similar businesses, and thus HPI is subject to many of the risks described with respect to FPA under the headings
"-- Difficulty in Controlling Health Care Costs; Capitated Nature of Revenue," "-- Risks Related to Full Risk Capitation," "-- Risks Related to Fee-for-Service Contracts," "-- Dependence on Government and Other Third Party Payors,"
"-- Terminability of Payor Contracts," "-- Dependence on Primary Care Physicians and Emergency Medicine Physicians," "-- Risks Related to Classification of Physicians as Independent Contractors," "-- State Laws Regarding Prohibition of Corporate Practice of Medicine," "-- Possible Negative Effects of Prospective Health Care Reform," "-- Possible Negative Effects of Governmental Regulations," "-- Antitrust Regulation," "-- Competitive Market Forces" and "-- Potential Liabilities." In addition, HPI is also subject to the following risks:

     HPI Limited Operating History and Losses. HPI was incorporated in September 1993 and has a limited operating history. From September 15, 1993 (inception of operations) to December 31, 1993, for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, HPI experienced net losses of $1.2 million, $4.4 million, $7.2 million, $9.5 million and $.9 million, respectively, and there can be no assurance that HPI will achieve profitability. See "SELECTED CONSOLIDATED FINANCIAL DATA -- HPI" and the Consolidated Financial Statements of HPI included elsewhere herein.

     Risks Associated with Growth Strategy. To date HPI's strategy has involved growth through the acquisition of the assets of, and affiliation with, Affiliated Practices and IPAs, and development of managed care networks around these physician organizations. HPI is subject to various risks associated with such a growth strategy, including the risk that HPI will be unable to retain personnel or acquire other resources necessary to service such growth adequately. Consequently, there can be no assurance that continued rapid growth would not impair HPI's ability to provide its management services efficiently to its Affiliated Practices or IPAs and to assure that its managed care network retains its members. Furthermore, expenses arising from HPI's efforts to complete or integrate acquisitions, expand existing or develop new managed care networks or otherwise increase its market penetration could have a material adverse effect on HPI. In addition, there can be no assurance that HPI will be able to identify and recruit suitable affiliation candidates in the future or to integrate and manage the Affiliated Practices and IPAs profitably. The growth of HPI has also been largely dependent on HPI's ability to form networks of physicians around the Affiliated Practices and IPAs, to manage and control costs and to realize economies of scale. Any failure of HPI to implement economically feasible affiliations may have a material adverse effect on HPI's operating results. There can be no assurance that (i) HPI will be able to achieve and manage planned growth, (ii) the assets of physician group practices or other health care providers will continue to be available for acquisition, (iii) the liabilities assumed by HPI in any acquisition will not have a material adverse effect on HPI or (iv) the addition of physician group practices or health care providers will be profitable for HPI.

     HPI's expansion strategy also requires substantial capital investment. Capital is needed not only for the acquisition of physician group practice assets, but also for the effective integration and operation of the Affiliated Practices. HPI also requires capital for marketing, development and operation of managed care networks. There can be no assurance that HPI will obtain sufficient capital for its requirements.

     Control by Certain Stockholders. Oxford and Wellpoint beneficially own approximately 82% of HPI's outstanding voting securities and each has elected two directors to HPI's five person Board of Directors.

Accordingly, if Oxford and Wellpoint were to act in concert, they would control HPI's Board of Directors and therefore the business, policies and affairs of HPI.


     Concentration of Payors. HPI derives net revenue of consolidated and unconsolidated affiliated medical corporations and IPAs from contracts between its Affiliated Practices and IPAs and Payors, which contracts generally are for one to three year terms, may be terminated earlier upon notice and are subject to annual negotiation of capitation rates, covered benefits and other terms and conditions. A substantial majority of HPI's revenues to date has been derived from payor contracts with Oxford. For the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, Oxford accounted for approximately 68% (pursuant to two contracts), 62% (pursuant to four contracts), 69% (pursuant to seven contracts), and 74% (pursuant to seven contracts) of HPI's net revenue of consolidated and unconsolidated affiliated medical corporations and IPAs, respectively. There can be no assurance that the number of assigned enrollees under any payor contract will remain constant or increase. The loss of the Oxford contracts or the failure to retain such Oxford covered members would have a material adverse effect on HPI. In connection with the Merger, Oxford and HPI have agreed to establish certain strategic principles under which they will enter into partnership agreements in the future in existing and new markets. See "-- Certain Conflicts of Interest" and "THE
MERGER -- Interests of Certain Persons in the Merger -- Master Strategic Arrangement for Private Practice Partnerships."



     Limitations on Reimbursement. For each of the years ended December 31, 1995, 1996 and the six months ended June 30, 1997, approximately, 41%, 52% and 51%, respectively, of HPI's net revenues of consolidated and unconsolidated affiliated medical corporations and IPAs were derived from Medicare and Medicaid programs. Reflecting a trend in the health care industry, these third party payors increasingly are negotiating with health care providers, such as HPI, concerning the prices charged for medical services, with the goal of lowering reimbursement and/or capitation rates. There can be no assurance that any further reduction in reimbursement or capitation rates would be offset through enhancement of operating efficiencies, or that any such enhancement of operating efficiencies will occur. Third party payors may also deny reimbursement for a variety of reasons, including if they determine that a treatment was not performed in accordance with the cost-effective treatment methods established by such payors. In addition, funding for governmental programs, such as Medicare and Medicaid, is under increased scrutiny. In addition, HPI faces a significant concentration of payors in many of the local markets that it serves. While HPI has not been adversely affected by this in the past, this concentration may allow payors with significant market share to lower reimbursement or capitation rates. Any loss of revenue caused by these trends in the health care industry toward cost containment and oversight could have a material adverse effect on HPI's business and results of operations.


     Goodwill and Other Intangibles. As a result of HPI's acquisitions during 1994, 1995 and 1996, goodwill and other intangibles increased from approximately $9.3 million as of January 1, 1995 to approximately $23.3 million as of December 31, 1996, resulting in amortization expense on an annualized basis at December 31, 1996 of approximately $.9 million per year. Goodwill is amortized over twenty to thirty years using the straight-line method as described in the Notes to HPI's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus. Such amortization is expected to affect significantly HPI's results of operations. In addition, future acquisitions by HPI will likely increase goodwill. Consummation of the Roll-up Transactions will also generate goodwill to the extent the fair value of HPI's Common Stock issued in connection with such acquisitions exceed recorded minority interest. See "THE MERGER AGREEMENT -- Roll-up Transactions." As required under generally accepted accounting principles, HPI reviews the carrying value of goodwill and other intangibles at each reporting period to determine if facts or circumstances exist which suggest that goodwill and other intangibles may be impaired. If impairment is determined to have occurred, HPI will recognize an impairment loss. There can be no assurance that impairment of goodwill and other intangibles with respect to HPI's acquisitions will not occur. Recognition of an impairment loss, if required, could have a material adverse effect on the operating results of HPI in the period recognized. See note 2 of Notes to HPI's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus. Although FPA does not expect there to be a material adjustment to the carry value of HPI's goodwill following the Merger upon consummation of the Merger, in accordance with its policies, FPA will review the carrying value of the goodwill previously recorded by HPI to determine if facts or circumstances exist which would suggest that HPI's goodwill may be impaired and that the results of such impairment would have a material adverse effect on the operating results in the period recorded. Prior to the consummation of the AHI and Sterling mergers, FPA was unable to estimate the amount of restructuring charges to be recognized in connection with those mergers. Following the consummation of the AHI and Sterling mergers, FPA recognized restructuring charges of $24.7 million and $3.8 million, respectively. Management of FPA does not anticipate that restructuring charges in addition to the $15.5 million in merger related charges set forth in the Pro Forma Condensed Consolidated Financial Statements included herein, will be reorganized following the Merger.

RISKS RELATING TO THE MERGER

     Impact on FPA's Financial Statements. FPA expects to incur non-recurring costs in connection with the Merger aggregating approximately $15.5 million relating primarily to certain employee termination costs, financial advisory fees, professional fees and restructuring costs, which costs will be expensed in the first quarter after the Closing. See "SELECTED HISTORICAL AND PRO FORMA INFORMATION."

     No Assurance of Successful Integration of Certain Operations. FPA and HPI have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits for the combined company. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' business is achieved in an efficient and effective manner. There can be no assurance that this will occur. The combination of the two companies will require, among other things, coordination of the companies' sales and marketing efforts and operations. There can be no assurance that integration will be accomplished on a timely basis, or at all. The difficulties of such integration may be increased by the necessity of consolidating geographically separated organizations in order to achieve economies of scale. The integration of certain operations following the Merger will require the dedication of management resources which may distract attention from the day-to-day business of the combined company. In particular, the management services provided by FPA to physicians, hospitals and Payors in the FPA Network, which include management information systems, claims administration and billing services, utilization management of medical services, care, coordination and case management, quality and cost monitoring and physician recruitment, will have to be extended to new members of the FPA Network. Failure to effectively accomplish the integration of the two companies' operations could have a material adverse effect on FPA results of operations and financial condition.


     Exchange Ratio May Not Fully Reflect Changes in FPA Stock Price. The FPA Value at the Effective Time may vary significantly from the FPA stock price as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger due to, among other factors, changes in the business, operations and prospects of FPA, market assessments of the likelihood that the Merger will be consummated and the timing thereof and general market and economic conditions. Since the actual number of shares of FPA Common Stock issuable to HPI stockholders in the Merger depends on the FPA Value, the fair value of the HPI Options and the issuance of HPI Common Stock in the Roll-up Transactions, there is no guarantee as to the number of shares or value of the FPA Common Stock that HPI stockholders will receive. Each HPI stockholder is urged to obtain updated FPA market information. HPI stockholders will be able to obtain the Exchange Ratio at the end of the second business day preceding the HPI Special Meeting by calling (800) 633-8284 (reservation number 3278752). See "THE MERGER -- Adjustments to Merger Consideration."


     Need for Additional Capital. Upon consummation of the Merger, FPA will be a larger company and may therefore require additional capital in order to continue to expand its operations. Failure to secure additional capital could have an adverse effect on FPA's results of operations.

     Possible Loss of Business. Despite the efforts of each of FPA and HPI, current key independent contractor physicians, employees or clients of HPI may not continue to contract with HPI or FPA following the Merger. The loss of a material number of independent contractor physicians, employees or clients could adversely affect the operations of HPI and FPA. Neither FPA nor HPI is aware that any of their respective physicians, employees or clients intend to end their relationship with FPA or HPI, as the case may be, following the consummation of the Merger. As of June 30, 1997, Oxford represented 74% of HPI's net revenue of consolidated and unconsolidated affiliated medical corporations and IPAs and on a combined pro forma basis would have represented approximately 14% of FPA's revenue as of such date. The termination of the Oxford payor agreements or a significant reduction in revenues from Oxford could adversely affect the results of operations of FPA after the Merger.

     Rights of HPI Stockholders Following the Merger. Following the Merger, holders of HPI Common Stock and HPI Preferred Stock will become holders of FPA Common Stock. Certain differences exist between the rights of the HPI stockholders under the HPI Certificate of Incorporation and Bylaws and the 1994 Securities Purchase Agreement, and the rights of FPA stockholders under the FPA Certificate of Incorporation and Bylaws. Among other things, the differences include a classified board of directors in the case of FPA, different procedures for calling special meetings of stockholders, different procedures for nomination of directors and supermajority vote requirements for certain provisions in the case of HPI.

     Federal Income Tax Consequences. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the Code. If for any reason the Merger does not qualify as a reorganization, then among other effects, the HPI stockholders may recognize gain or loss in such transaction and FPA and HPI will amend this Proxy Statement/Prospectus and HPI will resolicit stockholder votes to the extent required by law. No ruling from the Internal Revenue Service has been requested regarding the federal income tax consequences of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences."


     Certain Conflicts of Interest. Certain officers and all the directors of HPI have certain interests in the Merger that are in addition to their interests as stockholders of HPI generally. These interests are as follows: (i) Mr. Berg, a director and the President and Chief Executive Officer of HPI, will receive, subject to stockholder approval, certain cash payments in connection with the termination of his existing employment agreement with HPI and as consideration for entering into a new employment agreement with FPA and, subject to stockholder approval, all of Mr. Berg's unvested stock options shall vest; (ii) each of HPI's three executive officers, Messrs. Berg, Phillips and Conlin, has been granted HPI Options which, pursuant to the Merger Agreement, whether or not vested, will be canceled at the Effective Time in exchange for shares of fully paid FPA Common Stock; (iii) Messrs. Phillips and Conlin have existing employment agreements with HPI and HPI has committed to pay Messrs. Phillips and Conlin certain amounts at the Effective Time; (iv) FPA has agreed to cause the Surviving Corporation to make payments to certain key employees of HPI, subject to certain conditions, at the first anniversary of the Effective Time; (v) FPA has agreed to make available a pool of options to purchase shares of FPA Common Stock to key employees of HPI. The terms and conditions of the option grants to key employees of HPI will be the same as other options to purchase shares of FPA Common Stock held by existing FPA employees; (vi) HPI has agreed to enter into a registration rights agreement with Oxford, WellPoint and certain individuals;
(vii) FPA has agreed to indemnify HPI directors and officers for a period of six years following the Effective Time and maintain liability insurance with respect thereto; (viii) Oxford and HPI have agreed to enter into a Strategic Agreement. The Strategic Agreement extends the term of existing Oxford and HPI agreements and provides a mechanism to adjust compensation thereunder on an arm's length basis to reflect changes in market factors. HPI and FPA believe Oxford is not receiving any additional merger consideration as a result of the Strategic Agreement; and (ix) WellPoint Parent and FPA have agreed to enter into a Memorandum of Understanding. The Memorandum of Understanding is a nonbinding agreement which provides for both FPA and WellPoint Parent to develop a strategic relationship intended to provide quality, cost effective health care to WellPoint Parent enrollees. HPI and FPA believe WellPoint is not receiving any additional merger consideration as a result of the Memorandum of Understanding. For a discussion and quantification of these interests, see "THE MERGER -- Interests of Certain Persons in the Merger." The HPI Board does not believe that these interests resulted in a reduction of the consideration to be received by the non-affiliated HPI stockholders in exchange for their shares of HPI Common Stock.


     If Oxford and WellPoint were to act in concert, they would control HPI's Board of Directors and therefore the business, policies and affairs of HPI. As a result, Oxford and WellPoint could preclude any unsolicited acquisition of HPI. Such concentration of ownership could adversely affect the price of HPI's Common Stock and could force an acquiror to pay a control premium to such stockholders to the detriment of the other HPI stockholders. However, as described above, Oxford and WellPoint have each granted an irrevocable proxy to vote in favor of the Merger Agreement without any control premium for their HPI securities. In connection with the Merger, Oxford and HPI have agreed to establish certain strategic principles under which they will enter into partnership agreements in the future in existing and new markets and WellPoint Parent and FPA have agreed to develop a strategic relationship in the future. If such future relationships unfairly benefit Oxford and WellPoint, it could have negative consequences to FPA's stockholders. See "THE MERGER -- Interests of Certain Persons in the Merger."

                            THE HPI SPECIAL MEETING


     This Proxy Statement/Prospectus is being furnished to the stockholders of HPI in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the HPI Special Meeting. This Proxy Statement/Prospectus and the related form of proxy for HPI are first being mailed to HPI stockholders on or about October 10, 1997.


DATE, TIME AND PLACE


     The HPI Special Meeting will be held on October 13, 1997 at 10:00 a.m., local time, at HPI's offices located at 800 Connecticut Ave., Norwalk, Connecticut.


PURPOSE OF THE HPI SPECIAL MEETING


     At the HPI Special Meeting, the stockholders of HPI will be asked to consider and vote upon the adoption and approval of the Merger Agreement under which, among other things, Merger Sub would be merged into HPI, with HPI surviving the Merger as a wholly owned subsidiary of FPA. Pursuant to the Merger, each outstanding share of HPI Common Stock will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the Exchange Ratio. The Exchange Ratio will vary based on the FPA Value, the Outstanding HPI Stock and the number of FPA Option Shares. Based upon 10,545,202 shares of Outstanding HPI Stock (assuming no exercises of HPI Options between the date hereof and the Effective Time), 538,181 FPA Option Shares and assuming an FPA Value equal to $36.00, which was the closing price of FPA Common Stock on October 8, 1997, the Exchange Ratio would be .4434. Based upon such assumptions, HPI's stockholders and option holders would be issued an aggregate of approximately 5,227,273 shares of FPA Common Stock, representing approximately
  % of the total issued and outstanding shares of FPA Common Stock after the Merger. See "THE MERGER -- Adjustments to Merger Consideration."


     The HPI Board has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement.

     At the HPI Special Meeting, the stockholders of HPI will also be asked to consider and vote upon a proposal to approve the Payments to Charles G. Berg, the President and Chief Executive Officer of HPI. The HPI Board has approved the Payments (with Mr. Berg abstaining) and recommends a vote FOR approval of the Payments. See "THE PAYMENTS."

REVOCATION OF PROXIES

     Except for those HPI Stockholders who have executed irrevocable proxies, any holder of HPI Voting Securities has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the HPI Special Meeting by
(i) filing a written revocation with the Secretary of HPI prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date or (iii) attending the HPI Special Meeting and voting in person. Attendance by a stockholder at the HPI Special Meeting will not itself revoke his or her proxy.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the HPI Voting Securities (with the HPI Preferred Stock weighted on an as-converted basis) at the HPI Special Meeting is necessary to constitute a quorum at the HPI Special Meeting. Abstentions and non-votes will be included in determining the presence of a quorum.

VOTE REQUIRED

     For purposes of voting at the HPI Special Meeting, the shares of HPI Preferred Stock will be weighted on an as-converted basis. The affirmative vote of the holders of at least 60% of the HPI Voting Securities, voting together as a class, either in person or by proxy, at the HPI Special Meeting is required to approve the Merger Agreement. The affirmative vote of the holders of a majority of the HPI Voting Securities present, either in person or by proxy, at the HPI Special Meeting is required to approve the possible adjournment or postponement of the HPI Special Meeting.

     The affirmative vote of the holders of at least 75% of the HPI Voting Securities, voting together as a class, either in person or by proxy, excluding shares owned by Mr. Berg or certain of his family members, is required to approve the Payments. Approval of the Payments is not a condition to the Merger.

RECORD DATE; STOCK ENTITLED TO VOTE

     The HPI Board has established September 4, 1997 (the "Record Date") as the date to determine those record holders of HPI Voting Securities entitled to notice of and to vote at the HPI Special Meeting. On that date, there were 1,673,500 shares of HPI Common Stock outstanding, 25,000 shares of Series A Convertible Preferred Stock outstanding and 25,000 shares of Series B Convertible Preferred Stock outstanding. Each share of HPI Common Stock is entitled to one vote, each share of Series A Convertible Preferred stock is entitled to 132 votes and each share of Series B Convertible Preferred stock is entitled to 188 votes with respect to all matters to be voted upon at the HPI Special Meeting.

     In the event the Merger is not approved and adopted by the stockholders of HPI, the Merger Agreement may be terminated in accordance with its terms. See "THE MERGER AGREEMENT -- Termination."

VOTING OF PROXIES

     At the HPI Special Meeting, abstentions and non-votes will have the effect of a vote against adoption of the Merger Agreement and against approval of the Payments. Because abstentions are treated as shares present and entitled to vote at the HPI Special Meeting, they will have the effect of a vote against approval of the possible adjournment or postponement of the HPI Special Meeting. Non-votes are not allowed to vote at the HPI Special Meeting and will have no effect on the outcome of a proposal to approve the possible adjournment or postponement of the HPI Special Meeting.

     If a holder of HPI Voting Securities does not return a signed proxy card and does not attend the meeting and vote in person, his or her shares will not be voted. Shares not voted will have the effect of a vote against the Merger Agreement and against the Payments at the HPI Special Meeting.

SOLICITATION OF PROXIES

     Solicitation of proxies for use at the HPI Special Meeting may be made in person or by mail, telephone, telecopy or telegram. HPI will conduct the solicitation of proxies for the HPI Special Meeting and will bear the cost of the solicitation of such proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of HPI may solicit proxies from HPI stockholders by telephone or telegram or in person. Such directors, officers and employees will not be compensated for such solicitation.

STOCKHOLDERS' RIGHT OF APPRAISAL

     Holders of HPI Voting Securities as of the Record Date have the right to demand judicial appraisal of, and obtain a cash payment for, the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) pursuant to Section 262 of the Delaware Act. In order to exercise such rights, such holders of HPI Voting Securities must perfect their right to exercise the right of appraisal. To perfect this right, HPI stockholders must (i) deliver to HPI's Secretary before the vote on the Merger Agreement at the HPI Special Meeting a written demand for appraisal, (ii) continuously hold their shares from the date the appraisal demand is made through the Effective Time, (iii) neither vote in favor of the Merger nor consent thereto in writing and (iv) file a petition in the Delaware Court of Chancery within 120 days of the Effective Time demanding a determination of the "fair value" of their shares of HPI Common Stock. The full text of Section 262 of the Delaware Act is attached hereto as Appendix C, and any holder of HPI Voting Securities desiring to exercise dissenters' rights of appraisal in connection with the Merger should consult with legal counsel prior to taking any action in order to ensure that the stockholder complies with the applicable statutory provision. Failure to take any of the steps required under Section 262 of the Delaware Act on a timely basis may result in the loss of appraisal rights. See "THE MERGER -- Rights of Dissenting Stockholders" and Appendix C hereto.

SECURITY OWNERSHIP OF CERTAIN HPI OWNERS AND MANAGEMENT

     As of the Record Date, directors and executive officers of HPI named in the Summary Compensation Table had the right to vote approximately 10.60% of the HPI Voting Securities (treating the HPI Preferred Stock on an as-converted basis). As provided by the terms of the relevant Certificate of Designations, each share of HPI Series A Convertible Preferred Stock is convertible into and votes the equivalent of approximately 132 shares of HPI Common Stock and each share of HPI Series B Convertible Preferred Stock is convertible into and votes the equivalent of approximately 188 shares of HPI Common Stock. WellPoint owns all 25,000 outstanding shares of the Series A Convertible Preferred Stock, representing approximately 34.11% of the HPI Voting Securities. Oxford owns all 25,000 outstanding shares of Series B Convertible Preferred Stock, representing approximately 48.59% of the HPI Voting Securities. As a result, as of the Record Date, Oxford and WellPoint beneficially own approximately 82.7% of HPI's outstanding voting securities. In addition, Oxford and WellPoint have each elected two directors to HPI's five person Board of Directors. On July 1, 1997, Oxford and WellPoint entered into a stockholders agreement and related proxy in which they each granted an irrevocable proxy to FPA to vote their HPI securities in favor of the Merger Agreement and the transactions contemplated thereby and to convert their shares of HPI Preferred Stock into shares of HPI Common Stock prior to the Effective Time. In accordance with HPI's Certificate of Incorporation, cumulative unpaid dividends at the time of conversion of HPI Preferred Stock will be canceled.

     The following table sets forth certain information regarding beneficial ownership of HPI's securities as of June 30, 1997 by: (i) each of HPI's directors (other than David B. Snow Jr., Thomas C. Geiser and Max Brown, who do not own any securities of HPI) and executive officers, (ii) all directors and named executive officers of HPI as a group and (iii) each person known to HPI to be a beneficial owner of 5% or more of any class of HPI's voting securities.

                                                                       NUMBER OF SHARES
          NAME AND ADDRESS OF HPI           CLASS OF HPI SECURITIES      BENEFICIALLY
            SECURITIES HOLDERS                  CURRENTLY OWNED            OWNED(1)         PERCENT OF CLASS
------------------------------------------- -----------------------   -------------------   ----------------
Directors and Executive Officers:
Charles G. Berg(2)                             Common Stock                  834,000              42.61%
  800 Connecticut Ave.
  Norwalk, CT 06854
Charles D. Phillips(3)(1)(7)                   Common Stock                   12,500                7.4%
  800 Connecticut Ave.
  Norwalk, CT 06854
Paul Conlin(4)(7)                              Common Stock                   25,000               14.7%
  800 Connecticut Ave.
  Norwalk, CT 06854

                                                                       NUMBER OF SHARES
          NAME AND ADDRESS OF HPI           CLASS OF HPI SECURITIES      BENEFICIALLY
            SECURITIES HOLDERS                  CURRENTLY OWNED            OWNED(1)         PERCENT OF CLASS
------------------------------------------- -----------------------   -------------------   ----------------
Stephen F. Wiggins(5)(7)                       Common Stock                  475,000              28.38%
  800 Connecticut Ave.
  Norwalk, CT 06854
All Directors and Named Executive Officers     Common Stock                1,346,500              67.49%
  as a Group (4 persons)(6)
5% Stockholders:
Oxford Health Plans, Inc.                   Series B Preferred                25,000                100%
  800 Connecticut Ave.                             Stock
  Norwalk, CT 06854
WellPoint Development Company, Inc.         Series A Preferred                25,000                100%
  21555 Oxnard Street                              Stock
  Woodland Hills, CA 91367

---------------

(1) Includes shares of HPI Common Stock subject to options which may be exercised within 60 days of June 30, 1997. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in this table.

(2) The number of shares of HPI Common Stock for Mr. Berg includes vested HPI Options to purchase 44,850 shares of HPI Common Stock and unvested HPI Options to purchase 239,150 shares of HPI Common Stock which will vest at the Effective Time pursuant to the termination of the HPI Employment Agreement.

(3) The number of shares of HPI Common Stock for Mr. Phillips represents vested HPI Options to purchase 12,500 shares of HPI Common Stock.

(4) The number of shares of HPI Common Stock for Mr. Conlin represents vested HPI Options to purchase 25,000 shares of HPI Common Stock.

(5) Mr. Wiggins serves as Chairman of Oxford. Mr. Wiggins disclaims beneficial ownership of the shares of HPI Preferred Stock owned by Oxford.

(6) Includes HPI Options to purchase 321,500 shares of HPI Common Stock.

(7) HPI Preferred Stock and HPI Common Stock vote together as a class; thus, Messrs. Phillips, Conlin and Wiggins do not hold in excess of 5% of HPI Voting Securities.

     See "SECURITY OWNERSHIP OF CERTAIN HPI BENEFICIAL OWNERS AND MANAGEMENT."

     If Oxford and WellPoint were to act in concert, they would control HPI's Board of Directors and therefore the business, policies and affairs of HPI. As a result, Oxford and WellPoint could preclude any unsolicited acquisition of HPI. Such concentration of ownership could adversely affect the price of HPI's Common Stock and could force an acquiror to pay a control premium to such stockholders to the detriment of the other HPI stockholders. However, as described above, Oxford and WellPoint have each granted an irrevocable proxy to vote in favor of the Merger Agreement without any control premium for their HPI securities. In connection with the Merger, Oxford and HPI have agreed to establish certain strategic principles under which they will enter into partnership agreements in the future in existing and new markets and WellPoint Parent and FPA have agreed to develop a strategic relationship in the future. If such future relationships unfairly benefit Oxford and WellPoint, it could have negative consequences to FPA's stockholders. See "RISK FACTORS -- Risks Relating to the Merger" and "THE MERGER -- Interests of Certain Persons in the Merger."

                                   THE MERGER

EFFECTS OF THE MERGER

     The Merger Agreement provides that the Merger will be consummated promptly following approval by the holders of HPI Voting Securities and the satisfaction or waiver of all other conditions to consummation of the Merger. At the Effective Time, Merger Sub will be merged with and into HPI, and HPI, as the Surviving Corporation, will be a wholly owned subsidiary of FPA. Stockholders of HPI will become stockholders of FPA and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA.

MERGER CONSIDERATION

     Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into HPI and each share of HPI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of HPI Common Stock owned by HPI as treasury stock and shares of HPI Common Stock owned by FPA, Merger Sub or any wholly owned subsidiary of FPA or HPI to be cancelled in accordance with the Merger Agreement) shall be converted into the right to receive a number of shares of FPA Common Stock equal to the Exchange Ratio. The holders of HPI Preferred Stock have agreed to convert their shares of HPI Preferred Stock to HPI Common Stock prior to the Effective Time.


     The Exchange Ratio will depend on the relationship among (i) the total issued and outstanding shares of HPI Common Stock (the "Outstanding HPI Stock") immediately prior to the Effective Time which will equal 10,545,202, assuming no exercises of options to purchase HPI Common Stock ("HPI Options") between the date hereof and the Effective Time (including the 8,000,025 shares of HPI Common Stock to be issued upon conversion of the HPI Preferred Stock and the 871,677 shares of HPI Common Stock to be issued in the Roll-up Transactions), (ii) the fair value of options to purchase HPI Common Stock immediately prior to the Effective Time (including substitute HPI Options issued in the Roll-up Transactions) which will be converted in the Merger into shares of FPA Common Stock (the "FPA Option Shares"), (iii) the presumed transaction value of $115 million and (iv) the FPA Value. The FPA Value will be the average of the closing prices of FPA Common Stock on Nasdaq for the ten consecutive trading days ending on the date that is two trading days prior to the Closing Date. The "Adjusted FPA Value" will equal the FPA Value, except that if the FPA Value is less than $18, the Adjusted FPA Value will be $18 and if the FPA Value is greater than $22, the Adjusted FPA Value will be $22. Consequently, the Adjusted FPA Value may differ from the actual market price of FPA Common Stock reported by Nasdaq on the date of the HPI Special Meeting, the Closing Date or the date the HPI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. See "THE MERGER -- Merger Consideration," "THE MERGER
AGREEMENT -- Roll Up Transactions" and "-- Treatment of Stock Options."


     The Exchange Ratio can be represented by the following formula:

  Exchange Ratio =  ($115 Million / Adjusted FPA Value) - FPA Option Shares
                  ---------------------------------------------------------
                                    Outstanding HPI Stock

     The following table sets forth the range of the number of shares of FPA Common Stock that may be issued in the Merger depending upon the FPA Value:

                                                                         SHARES OF
                                                                      FPA COMMON STOCK
                                 FPA VALUE                              TO BE ISSUED
        -----------------------------------------------------------   ----------------
        less than or equal to $18.00...............................       6,388,889
        $19.00.....................................................       6,052,631
        $20.00.....................................................       5,750,000
        $21.00.....................................................       5,476,190
        greater than or equal to $22.00............................       5,227,273

     Except as more fully described in this Proxy Statement/Prospectus, in no event will the number of shares of FPA Common Stock issuable in the Merger exceed 6,388,889.

     The following table sets forth the Exchange Ratio depending upon the FPA Value and FPA Option Shares to be issued:


                                                                       FPA        EXCHANGE
                               FPA VALUE                          OPTION SHARES    RATIO
        -------------------------------------------------------   -------------   --------
        $18.00.................................................      613,983        .5461
        $19.00.................................................      581,668        .5171
        $20.00.................................................      552,585        .4915
        $21.00.................................................      526,271        .4681
        $22.00.................................................      502,350        .4468


     HPI believes that the Exchange Ratio will fall between .43 and .55 (assuming a range of FPA Value of $15.65 to $25.00, respectively).


     The fair value of the HPI Options will be determined two days prior to the consummation of the Merger. The conversion of the HPI Options into fully paid shares of FPA Common Stock will not require the option holder to pay the exercise price of the option, since the exercise price is considered in the determination of the fair value. HPI Option holders will be able to obtain the fair value of their options beginning at the end of the second business day preceding the consummation of the Merger by calling (800) 633-8284 (reservation number 3278752).



     On October 8, 1997 the closing price of FPA Common Stock was $36.00. Assuming an FPA Value equal to such price, 10,545,202 shares of Outstanding HPI Stock (including conversion of all outstanding shares of HPI Preferred Stock and the 871,677 shares of HPI Common Stock to be issued in connection with the completion of the Roll-up Transactions) and 538,181 FPA Option Shares, the Exchange Ratio would have been .4434. Based upon these assumptions, HPI's stockholders and option holders would be issued approximately 5,227,273 shares of FPA Common Stock, representing approximately 15.5% of the shares of FPA Common Stock to be issued and outstanding after the Merger. The holders of HPI Preferred Stock, which shares will be converted into shares into HPI Common Stock immediately prior to the Merger, would receive approximately 68% of the aggregate Merger Consideration based on these assumptions.



     IF THE FPA VALUE IS LESS THAN $15.65, HPI MAY TERMINATE THE MERGER AGREEMENT. STOCKHOLDERS OF HPI WILL BE ABLE TO OBTAIN THE EXCHANGE RATIO BEGINNING AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE HPI SPECIAL MEETING BY CALLING (800) 633-8284 (RESERVATION NUMBER 3278752). See "THE MERGER AGREEMENT -- Termination."


     The actual market price of the FPA Common Stock may vary, which may cause a change in the Exchange Ratio and the aggregate Merger Consideration. Each HPI stockholder is urged to obtain updated FPA market information.


     During the 105 day period ending October 6, 1997, the market price of FPA Common Stock has ranged from a low of $16.75 to a high of $40.00 per share. FPA's stock price may be affected by a number of factors, including announcements of new legislative proposals or legislation affecting the managed care industry, the performance of, and investor expectations for, FPA, analysts' comments regarding the managed care industry generally and FPA in particular, announcements by FPA of pending transactions and general economic and market conditions. As one factor in determining the Exchange Ratio is the FPA Value, a risk to the HPI stockholders of such FPA stock price volatility is that a significant change in the price of FPA Common Stock could occur between the last day of the period for which the Adjusted FPA Value is determined (the second business day preceding the date of the HPI Special Meeting) and the Effective Time (which is expected to occur on the date of the HPI Special Meeting).


     Since the Exchange Ratio cannot be calculated until the second business day immediately preceding the date of the HPI Special Meeting, the number of shares of FPA Common Stock to be issued to the holders of HPI Voting Securities, may differ from the estimates provided in this Proxy Statement/Prospectus.


     FPA Option Shares will be issued in exchange for the cancellation of 1,183,500 outstanding HPI Options and 169,703 substitute HPI Options issued in connection with the completion of the Roll-Up Transactions. The HPI Options will be exchanged for a number of fully paid shares of FPA Common Stock equal to the quotient which results when the "Fair Market Value" of such option at the Effective Time is divided by the

FPA Value. The Fair Market Value of the HPI Options will be determined by an investment banking firm, selected by HPI and acceptable to FPA, by applying a variation of the Black-Scholes option pricing model. The FPA Option Shares will not affect the Exchange Ratio when the FPA Value is between $18.00 and $22.00. As the FPA Value exceeds $22.00, the Exchange Ratio will decrease as the result of an increase in the Fair Market Value of the HPI Options which results from an increase in the value of HPI Common Stock with a fixed number of shares of FPA Common Stock. As the FPA Value falls below $18.00, the Exchange Ratio will increase as a result of a decrease in the Fair Market Value of the HPI Options which results from a decrease in the value of HPI Common Stock with a fixed number of shares of FPA Common Stock.


     The actual market price of the FPA Common Stock may vary from the FPA value, which may cause a change in the Exchange Ratio and the aggregate Merger Consideration (as defined below). Each HPI stockholder is urged to obtain updated FPA market information. STOCKHOLDERS OF HPI WILL BE ABLE TO OBTAIN THE EXCHANGE RATIO BEGINNING AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE HPI SPECIAL MEETING BY CALLING (800) 633-8284 (RESERVATION 3278752).


ADJUSTMENTS TO MERGER CONSIDERATION

     The consideration to be issued to each HPI stockholder in the Merger will be that number of shares of FPA Common Stock which is determined by multiplying the Exchange Ratio by the number of shares of HPI Common Stock held by such HPI stockholder on the Closing Date (the "Merger Consideration"). As described in the previous section, the Exchange Ratio will vary based on the FPA Value. The FPA Value may differ from the actual market price of FPA Common Stock reported by Nasdaq on the date of the HPI Special Meeting, the Closing Date or the date the HPI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. The Merger Agreement may be terminated by HPI if the FPA Value is less than $15.65. If, prior to the Effective Time, the announcement of a transaction by FPA requires the amendment of the Registration Statement of which this Proxy Statement/Prospectus is a part, and, as a result of such amendment, the Closing occurs later than September 29, 1997 and the FPA Value is below $18.00, for purposes of determining the Exchange Ratio, there will be no adjustment to the FPA Value. Except as a result of events described in the previous sentence, in no event will the number of shares of FPA Common Stock issuable in the Merger exceed 6,388,889. Since the actual number of shares of FPA Common Stock issuable to HPI stockholders in the Merger depends on the FPA Value, the number of shares of Outstanding HPI Common Stock and the number of FPA Option Shares, there is no guarantee as to the number of shares or value of the FPA Common Stock that HPI stockholders will receive.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of HPI Common Stock into the right to receive FPA Common Stock will occur automatically at the Effective Time.

     As soon as practicable after the Effective Time, American Stock Transfer & Trust Company or another bank or trust company designated by FPA and reasonably acceptable to HPI, in its capacity as exchange agent (the "Exchange Agent"), will send a transmittal form to each HPI stockholder of record. The transmittal form will contain instructions with respect to the surrender of certificates representing HPI Common Stock to be exchanged for FPA Common Stock.

     HPI STOCKHOLDERS SHOULD NOT FORWARD HPI STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. HPI STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Until the certificates representing HPI Common Stock are surrendered for exchange after the consummation of the Merger, holders of such certificates will not be paid dividends on the FPA Common Stock into which such shares have been exchanged. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of HPI Common Stock at the Effective Time will be deemed to evidence ownership of the shares of FPA Common Stock into which those shares are entitled to be exchanged by virtue of the Merger.

     All shares of FPA Common Stock issued upon the exchange of shares of HPI Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of HPI Common Stock.

     No fractional shares of FPA Common Stock will be issued to any HPI stockholder upon consummation of the Merger. For each fractional share that would otherwise be issued, the Exchange Agent will pay by check an amount equal to such fraction multiplied by the FPA Value.

NASDAQ LISTING

     It is a condition to the Merger that the shares of FPA Common Stock to be issued in the Merger be authorized for inclusion on Nasdaq.

BACKGROUND OF THE MERGER

     FPA's strategy for enhancing long-term value for its stockholders has been to increase the number of enrollees and primary care physicians in the FPA Network and to negotiate favorable contracts with Payors to provide physician and related health care services to enrollees who select FPA primary care physicians. The FPA Board believes that by doing so, FPA can enhance revenues and earnings. FPA has grown significantly as a result of several recent acquisitions. The FPA Board periodically reviews various strategic opportunities to enhance profitability and increase stockholder value. In this regard, the FPA Board continually evaluates the acquisition of other entities and medical practices and has considered longer term acquisition opportunities and other strategic alternatives. The FPA Board determined that the Merger would enhance FPA by extending its geographic coverage, especially to the New York metropolitan area, and by the strategic relationships with Oxford and WellPoint Parent being developed as a result of the Merger and the transactions contemplated thereby.

     HPI raised $50.0 million under the 1994 Securities Purchase Agreement, which proceeds were utilized to fund HPI's business plan. In July 1996, HPI began exploring an initial public offering of HPI Common Stock to raise additional capital to fund its acquisition and growth plans. In October 1996, HPI decided not to pursue an initial public offering due to adverse market conditions in the PPM sector and retained Smith Barney to assist HPI in exploring other strategic alternatives. HPI did not consider other financial advisors as Smith Barney is an internationally recognized investment banking firm selected by HPI based on Smith Barney's experience and expertise in advising health care and PPM companies. See "THE MERGER -- Opinion of HPI's Financial Advisor." In analyzing the strategic alternatives, HPI evaluated (i) additional equity placements with Oxford and WellPoint Parent, (ii) equity placements with venture capital firms, (iii) debt and bridge financing and (iv) a merger with a strategic buyer. In evaluating these alternatives, HPI considered the potential valuation which would be placed on HPI, the return on investment for current stockholders, the potential dilutive effect on existing stockholders and the availability of future financings. Management of HPI concluded a strategic buyer would provide the greatest stockholder return, provide a higher likelihood that HPI would achieve its projected growth and provide current stockholders with liquidity. The HPI Board concurred with the conclusions reached by management. Thus, at the direction of HPI, Smith Barney initially contacted five potential buyers (the "Potential Buyers") consisting of four publicly traded strategic buyers, including FPA, and one financial sponsor as a potential partner. Between November 1 and November 7, 1996, each of the parties contacted entered into a confidentiality agreement with HPI and received a confidential memorandum relating to HPI.

     Throughout November 1996, Mr. Berg and Smith Barney held discussions with each of the Potential Buyers relating to the operations of HPI. These discussions focused on the managed care contracts held by HPI Subsidiaries, its Affiliated Practices or IPAs, the terms and conditions of its administrative services agreements with the Affiliated Practices and IPAs and the markets in which HPI had operations.

     Between December 2 and December 10, 1996, HPI received preliminary indications of interest from three strategic buyers (including FPA and two other entities which will be referred to herein as "Strategic Buyer Two" and "Strategic Buyer Three"). At such time, the remaining Potential Buyers elected not to continue discussions with HPI. On December 10, 1996, Mr. Berg held discussions with Smith Barney concerning the preliminary indications of interest and to discuss strategies for proceeding. During December 1996, interested parties conducted their financial and operational due diligence with respect to HPI. On December 19, 1996, Mr. Berg held discussions with Strategic Buyer Two and on December 18 and 26, 1996 Mr. Berg held discussions with Strategic Buyer Three to respond to business due diligence questions and begin discussions as to the terms of a possible transaction. On December 30 and 31, Strategic Buyer Two conducted a business due diligence review at HPI's offices. The business diligence and these preliminary discussions continued with both Strategic Buyer Two and Strategic Buyer Three through the second week of January 1997. Mr. Berg held similar discussions with FPA on January 7, 1997 and again on January 23, 1997.

     On January 27, 1997, Mr. Berg again met with Smith Barney to discuss the various proposals and to strategize. On January 30, 1997, Mr. Berg spoke with both FPA and Strategic Buyer Three concerning the terms of a possible transaction. In early February, Mr. Berg held numerous discussions with FPA concerning the terms of a possible transaction including the consideration to be paid, the role of management after the combination and the pricing.

     On February 18, 1997, Strategic Buyer Two notified HPI that it was no longer interested in pursuing a transaction with HPI. For the remainder of February and March, both FPA and Strategic Buyer Three held discussions with Mr. Berg and other members of HPI management to answer questions and discuss HPI's current and projected results of operations.

     On April 1, 1997, Mr. Berg held a meeting with Strategic Buyer Number Three to discuss the terms of a possible transaction, the role of management in the combined entity, pricing issues and consideration. These discussions were followed up with several telephone conversations over the next week or so. On April 10, 1997, HPI received a revised term sheet from Strategic Buyer Three. From April 10, 1997 through June 11, 1997, HPI continued to negotiate offers with FPA and Strategic Buyer Three. On May 5 and May 14, Mr. Berg and representatives of Oxford met with the Chief Financial Officer and Chief Executive Officer, respectively, of Strategic Buyer Three and FPA, respectively, to discuss the continuing business of Oxford with HPI and the impact of a transaction on such business. On May 21, 1997, Mr. Berg and Mr. Phillips spent the day at FPA reviewing the transaction terms and performing certain due diligence on FPA. Over the next week, Mr. Berg held numerous calls with Strategic Buyer Three and FPA to resolve the final terms of a transaction. Upon review of the two negotiated offers, HPI's management determined that HPI's stockholders would, in the end, receive greater value from a transaction with FPA due to its strategic fit, its complementary business plan and FPA's market capitalization and liquidity. On June 12, 1997, HPI terminated discussions with Strategic Buyer Three and negotiated solely with FPA. The rejected offer, while proposing an aggregate consideration for HPI in the same form and within the same range offered by FPA and ultimately agreed upon, was not as attractive to HPI's stockholders and management when considering the structure, terms and conditions, the acquiring company's capitalization and stock trading liquidity.

     From June 16, 1997 through July 1, 1997, legal and financial advisors to HPI and executive officers of HPI and FPA held further discussions and negotiations and finalized the Merger Agreement. During its negotiations with FPA, management of HPI kept the HPI Board apprised of the parameters of a transaction with FPA.

     At the June 27, 1997 meeting of the HPI Board, Smith Barney reviewed various financial analyses with the HPI Board and orally rendered to the HPI Board an oral opinion (subsequently confirmed by delivery of a written opinion dated July 1, 1997, the date of execution of the Merger Agreement) to the effect that, as of such date and based upon and subject to certain matters described in its written opinion, the Merger Consideration was fair from a financial point of view to the holders of HPI Common Stock. See "THE MERGER -- Opinion of HPI's Financial Advisor." The HPI Board unanimously concluded in its June 27, 1997 meeting that the transaction was fair and in the best interests of HPI's stockholders and unanimously approved the transaction. See "-- Recommendation of the HPI Board of Directors and Reasons for the Merger."

     The determination of the Exchange Ratio was based on negotiations between the managements of HPI and FPA. In negotiations, HPI considered FPA's Common Stock price, a presumed transaction value for HPI and the objectives of HPI's principal stockholders. The objectives of HPI's principal stockholders were to
(i) maximize the valuation of HPI, (ii) provide for valuation protection given the volatility in the general stock market and FPA's Common Stock price, (iii) provide appreciation if the transaction were viewed favorably by the stockholders of FPA and (iv) provide for sufficient liquidity for all HPI stockholders. Management of HPI believes the Exchange Ratio achieves these objectives.


     Using a $36.00 price for FPA Common Stock, the closing price of FPA Common Stock on October 8, 1997, the aggregate Merger Consideration would be $188.2 million. The actual market price for FPA Common Stock may vary, which may cause a change in the aggregate Merger Consideration and the Exchange Ratio.


     In considering the overall impact of the proposed Merger, the HPI Board also considered the background of the Roll-up Transactions and the effects of the Merger thereon. In connection with each HPI Subsidiary's affiliations with Affiliated Practices and IPAs, the physician-owners of the group practices and IPAs own Minority Shares in HPI Subsidiaries with which they contract to provide health care services. Certain of the HPI Subsidiaries have also granted Minority Options to purchase shares of common stock of such HPI Subsidiary to certain of such subsidiary's employees. At the time of issuance of the Minority Shares, each HPI Subsidiary entered into a shareholders agreement with the holders of the Minority Shares which provided that HPI had the right to exchange the Minority Shares for shares of HPI Common Stock. Each shareholders agreement further provides that the exchange is to be based on the fair value of such HPI Subsidiary as determined by a willing buyer and a willing seller without giving effect to the relationship between HPI and such HPI Subsidiary. Each HPI Subsidiary's stock option plan provides for the cancellation of subsidiary options in the event HPI exercises its exchange right and the options are to be exchanged for substitute HPI Options based on the exchange ratio determined in the Roll-Up Transaction for such HPI Subsidiary. Both the shareholders agreements and the HPI Subsidiary option plans provide the mechanism for which the Roll-Up Transactions and exchanges are to occur. See "THE MERGER -- Roll-Up Transactions."

     Finally, the HPI Board considered the effects the Merger would have on its senior executives both from a financial and operational perspective. The HPI Board considered contractual and other obligations to its senior management and the importance of retaining these senior executives to operate HPI effectively after the Merger. In light of these factors, the HPI Board approved certain transactions relating to its President and Chief Executive Officer subject to stockholder approval (See "THE PAYMENTS") and FPA agreed to provide (i) a severance plan to be implemented for a period of one year subsequent to the Effective Time, (ii) a management retention and bonus program and (iii) a pool of stock options for the senior management of HPI.

     Each of the directors of HPI has certain interests in the Merger that are in addition to the interests of HPI stockholders generally. See "-- Interests of Certain Persons in the Merger." Accordingly, the HPI Board determined not to appoint a special committee of independent directors for purposes of considering the Merger Agreement and the transactions contemplated thereby. The HPI Board was aware of each of these conflicts and considered them, among other matters, in approving the Merger Agreement and in formulating its recommendation to the stockholders of HPI that they approve the Merger Agreement and the transactions contemplated therein. These interests arise from, among other things, certain employment agreements, management retention programs, indemnification arrangements, registration rights, and other matters which FPA will assume or has agreed to provide after the Merger. For a discussion and quantification of these interests, see "THE MERGER -- Interests of Certain Persons in the Merger."

     If Oxford and WellPoint were to act in concert, they would control HPI's Board of Directors and therefore the business, policies and affairs of HPI. As a result, Oxford and WellPoint could preclude any unsolicited acquisition of HPI. Such concentration of ownership could adversely affect the price of HPI's Common Stock and could force an acquiror to pay a control premium to such stockholders to the detriment of the other HPI stockholders. However, as described above, Oxford and WellPoint have each granted an irrevocable proxy to vote in favor of the Merger Agreement without any control premium for their HPI securities. In connection with the Merger, Oxford and FPA agreed to establish certain strategic principles with regard to existing business between HPI and Oxford and under which they will enter into partnership agreements in the future in existing and new markets. WellPoint Parent and FPA have agreed to develop a strategic relationship in the future. If such future relationships unfairly benefit Oxford and WellPoint, it could

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

have negative consequences to FPA's stockholders. See "RISK FACTORS -- Risk Relating to the Merger" and "THE MERGER -- Interests of Certain Persons in the Merger."

RECOMMENDATION OF THE HPI BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     On June 27, 1997, the HPI Board, after consultation with its management and financial and legal advisors, unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are in the best interests of HPI and its stockholders. The HPI Board focused on the impact of the Merger on its stockholders and determined, among other things, that the Merger Consideration was fair to the holders of HPI Common Stock from a financial point of view (which was affirmed by an opinion of Smith Barney delivered to the HPI Board (see "THE MERGER -- Opinion of HPI's Financial Advisor")) and provided them with liquidity for their holdings, including registration rights for affiliates of HPI. In determining whether the Merger was in the best interests of HPI's stockholders and of HPI itself, the HPI Board also considered the impact of the Merger on HPI in light of current market conditions, the relative strengths and weaknesses of HPI and FPA and the potential for savings and increased profits of the combined entities. The HPI Board considered the following factors (which represent all of the material factors considered by the HPI Board):

     Merger Consideration. Of primary concern to the HPI Board in considering the Merger was treatment of its stockholders as a whole, without distinguishing between holders of HPI Preferred Stock and holders of HPI Common Stock. The HPI Board sought advice from its financial and legal advisors as to the customary and appropriate methods for determining an exchange ratio. The Exchange Ratio provides that HPI stockholders will receive, in the aggregate, (i) an adjustable amount of shares of FPA Common Stock determined by dividing $115 million by the FPA Value if the FPA Value falls within the target range of $18 and $22 which causes an agreed upon amount of consideration to be paid to the HPI stockholders, (ii) a fixed Exchange Ratio if the FPA Value is above $22, which provides additional consideration to the HPI stockholders to the extent the FPA Value exceeds $22 and (iii) a number of shares of FPA Common Stock if the FPA Value is below $18 which provides reduced consideration to the HPI stockholders to the extent the FPA Value is less than $18. However, the HPI Board may elect to terminate the Merger Agreement without liability if the FPA Value is below $15.65. See "-- Merger Consideration."

     The HPI Board, in consultation with its financial advisor, determined that the Merger Consideration, realized through the Exchange Ratio, offered the HPI stockholders a fair price for their shares, particularly in light of the fact that the HPI Board could terminate the Merger Agreement if the FPA Value were to drop below $15.65. See "-- Opinion of HPI's Financial Advisor."

     Competitive Position of HPI and Industry Consolidation. A significant objective of the HPI Board was to strengthen HPI's competitive position and enhance its profile among physicians and Payors. The HPI Board felt that a combination with FPA would accelerate HPI's ability to achieve these goals. The HPI Board was concerned with the increasingly competitive pressures within the managed care sector of the health care industry and noted the resulting trend towards consolidation among Payors, providers and PPMs. The HPI Board determined that HPI would be in a much stronger position if it were part of a larger entity, which would enable it to compete more effectively in this consolidating environment. The HPI Board felt that it was the appropriate time to utilize the strength and resources of a larger entity rather than continue trying to compete on its own.

     Benefits of the Merger with FPA. The HPI Board focused on the specific benefits to be obtained in combining with FPA. The HPI Board determined that a combined FPA and HPI, would, as one of the largest national physician practice management companies, be able to operate more effectively and profitably based on the size, geographic scope and expertise of the combined entity. In addition, the HPI Board believed that there would be considerable cost savings and synergies achieved by merging the companies by combining duplicative operations and eliminating overlapping development activities in the same markets.

     Likelihood of Consummation of the Merger. The HPI Board determined that it would only enter into an agreement which offered a high likelihood of timely consummation. On balance, after reviewing the various

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

termination provisions provided in the Merger Agreement, the HPI Board believed that the Merger would be consummated in a timely manner. See "-- Termination."

     Contributions of Management. The HPI Board believed that one key to its success has been the contribution of its management team. Therefore, the Board felt that it was pivotal that management support the Merger and that FPA support the HPI management team after consummation of the Merger. The provisions in the Merger Agreement which provide both severance arrangements and management retention and bonus programs were important to the HPI Board in satisfying these concerns.

     The HPI Board realized that certain members of management had certain interests in the Merger beyond that of other HPI stockholders. These interests arise from, among other things, certain employment agreements, management retention programs, indemnification arrangements, registration rights, and other matters which FPA will assume or has agreed to provide after the Merger. For a discussion and quantification of these interests, see "-- Interests of Certain Persons in the Merger." The HPI Board believed that the payments and inducements to management, including the Payments to Mr. Berg which the HPI stockholders are being asked to approve at the HPI Special Meeting, (i) acted to align the interests of management with those of HPI in negotiating and effectuating the Merger, (ii) provided the necessary incentives for the key members of HPI's management team to continue with HPI and FPA after the Merger is consummated and
(iii) after consultation with its advisors, are reasonable based on the size of HPI and FPA and industry standards. See "THE PAYMENTS."

     Desire to Complete Roll-up Transactions. It has been a goal of the HPI Board (and the holders of Minority Shares and/or Minority Options (the "Minority Holders")) to eliminate the Minority Shares and Minority Options under the right circumstances. The HPI Board believes that the Merger represents such a situation. By completing the Roll-up Transactions and subsequently the Merger, the Minority Holders would receive freely tradable shares of FPA Common Stock in place of their restricted minority interests. In addition, because HPI can compel the Roll-up Transactions, the HPI Board did not believe that the efforts needed to consummate such transactions would cause any delay in the timing of the Merger.

     Termination Rights. In the event the FPA Value is below $15.65, the HPI Board may terminate the Merger Agreement without penalty. The HPI Board noted that having the ability to terminate the Merger Agreement in such a circumstance without penalty would protect the HPI stockholders from any adverse consequences caused by a decrease in the FPA Value below such level.

     Interests of Non-Affiliated Stockholders. The Merger Consideration and liquidity afforded the non-affiliated stockholders favorably impacted the HPI Board's decision to approve the Merger.

     Potential Merger Risks. In analyzing a combination with FPA, the HPI Board generally considered the matters set forth under "RISK FACTORS" including:

          (a) the effect of FPA's recent acquisitions of Sterling, Foundation, AHI and HealthCap on FPA's ability to integrate HPI's operations efficiently into FPA following consummation of the Merger;

          (b) the ability of FPA to maintain its current growth strategy; and

          (c) the amount of FPA's indebtedness in relation to its stockholders' equity.

The HPI Board reviewed these risk factors in their totality as well as the interests of certain officers and all directors of HPI in the Merger that are in addition to their interests as stockholders of HPI generally, without focusing on any one individual factor, and concluded that on balance, despite such factors, HPI would be better positioned to face those underlying risks as well as accomplish its business plan if it combined with FPA. The HPI Board also believes that FPA is capable of addressing the issues raised by the integration of HPI operations following consummation of the Merger.

     The foregoing discussion of the information and factors considered is not intended to be exhaustive, but it does include the material factors, favorable, neutral and adverse, considered by the HPI Board in the evaluation of the Merger. The HPI Board reviewed the foregoing factors in their totality, without focusing on any one individual factor. Without giving relative weights to the respective factors, favorable, neutral and adverse, and without drawing a correlation among the factors, the HPI Board determined that the factors adverse to the Merger were not sufficient to negate the incentives for pursuing, and potential benefits of, the

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

Merger. The HPI Board unanimously determined that the Merger was fair to and in the best interest of the HPI stockholders and that HPI should proceed with the Merger.

     ACCORDINGLY, THE HPI BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HPI VOTE "FOR" APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF THE HPI BOARD AND MANAGEMENT HAVE CERTAIN INTERESTS IN THE MERGER THAT MAY CONFLICT WITH AND ARE IN ADDITION TO THOSE OF OTHER HPI STOCKHOLDERS. THESE INTERESTS ARISE FROM, AMONG OTHER THINGS, CERTAIN EMPLOYMENT AGREEMENTS, MANAGEMENT RETENTION PROGRAMS, INDEMNIFICATION ARRANGEMENTS, REGISTRATION RIGHTS AND OTHER MATTERS WHICH FPA WILL ASSUME OR HAS AGREED TO PROVIDE AFTER THE MERGER. FOR A DISCUSSION AND QUANTIFICATION OF THESE INTERESTS, SEE "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

OPINION OF HPI'S FINANCIAL ADVISOR

     Smith Barney was retained by HPI to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, HPI requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of HPI Common Stock of the consideration to be received by such holders in the Merger. On June 27, 1997, at a meeting of the Board of Directors of HPI held to evaluate the proposed Merger, Smith Barney delivered to the Board of Directors of HPI an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated July 1, 1997, the date of execution of the Merger Agreement) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of HPI Common Stock.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of HPI and certain senior officers and other representatives of FPA concerning the business, operations and prospects of HPI and FPA. Smith Barney examined certain business and financial information relating to HPI and certain publicly available business and financial information relating to FPA as well as certain financial forecasts and other information and data for HPI and FPA which were provided to or otherwise discussed with Smith Barney by the respective managements of HPI and FPA, including information relating to certain strategic implications and operations benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of FPA Common Stock; the historical and projected earnings and other operating data of HPI and FPA; and the capitalization and financial condition of HPI and FPA. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of HPI and FPA. Smith Barney also evaluated the potential pro forma financial impact of the Merger on FPA. In connection with its engagement, Smith Barney was requested to approach on a limited basis, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of HPI. (See "THE MERGER -- Background of the Merger"). In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, the managements of HPI and FPA advised Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the currently available estimates and judgments of the managements of HPI and

FPA as to the future financial performance of HPI and FPA and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the HPI Board, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney also assumed, with the consent of the HPI Board, and took into account to the extent relevant to its analysis, that prior to the consummation of the Merger all outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of HPI and outstanding minority interests in subsidiaries of HPI will be converted into shares of HPI Common Stock. Smith Barney did not express any opinion as to what the value of the FPA Common Stock actually will be when issued to HPI stockholders pursuant to the Merger or the price at which the FPA Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of HPI or FPA nor did Smith Barney make any physical inspection of the properties or assets of HPI or FPA. Although Smith Barney evaluated the Merger Consideration from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between HPI and FPA. No other limitations were imposed by HPI on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED JULY 1, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF HPI COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER AS APPENDIX B HERETO. IN GIVING SUCH CONSENT, SMITH BARNEY DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT, OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER, NOR DOES IT THEREBY ADMIT THAT IT IS AN EXPERT WITH RESPECT TO ANY PART OF THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT, OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER. THE OPINION OF SMITH BARNEY IS DIRECTED TO THE HPI BOARD AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HPI SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Smith Barney performed a variety of financial and comparable analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Smith Barney made numerous assumptions with respect to HPI, FPA, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of HPI and FPA. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and analyses were only one of many factors considered by the Board of Directors of HPI in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or management of HPI with respect to the Merger Consideration or the proposed Merger.

     Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of the following selected publicly traded companies in the PPM industry, consisting of: (i) Contract Hospital-Based PPM Companies: EmCare Holdings Inc.; and

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

Sheridan Healthcare, Inc.; (ii) Multi-Specialty/Primary Care PPM Companies: FPA; MedPartners, Inc.; PHP HealthCare Corporation; PhyCor, Inc.; PhyMatrix Corporation; and Promedco Management (the "Multi-Specialty/Primary Care PPM Companies"); and (iii) Single Specialty PPM Companies: American Oncology Resources, Inc.; MedCath Incorporated; OccuSystems Inc.; Orthodontic Centers of America, Inc.; Pedatrix Medical, Group Inc.; Physician Reliance Network, Inc.; Physicians Resource Group, Inc.; and Specialty Care Network, Inc. (collectively, the "Selected Companies"). With respect to the Selected Companies analyzed, Smith Barney focused primarily on the Multi-Specialty/Primary Care PPM Companies, the operations of which Smith Barney considered to be the most comparable to HPI. Smith Barney compared market values as a multiple of, among other things, estimated calendar 1997 and 1998 net income, and adjusted market values (equity market value, plus debt, less cash) as a multiple of, among other things, latest 12 months earnings before interest, taxes, depreciation and amortization ("EBITDA"). All multiples were based on closing stock prices as of June 25, 1997. Net income estimates for FPA and the Selected Companies were based on estimates of selected investment banking firms and net income estimates for HPI were based on internal estimates of the management of HPI (excluding growth estimates for potential acquisitions). Applying a range of multiples (excluding outliers) for the Multi-Specialty/Primary Care PPM Companies of estimated calendar 1997 and 1998 net income of 18.8x to 26.1x (with a mean of 22.3x) and 13.3x to 19.3x (with a mean of 16.4x), respectively, and latest 12 months EBITDA of 12.6x to 19.8x (with a mean of 14.6x) to HPI estimated calendar 1997 and 1998 net income and estimated calendar 1997 EBITDA, respectively, resulted in an equity reference range for HPI of approximately $74.4 million to $110.1 million, as compared to the equity value implied by the Merger Consideration of approximately $119.0 million based on a closing stock price of FPA Common Stock on June 25, 1997.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction value multiples paid in selected transactions in the PPM industry, consisting of (acquiror/target): MedPartners, Inc./InPhyNet Medical Management; Physicians Resource Group, Inc./American Ophthalmic Inc.; FPA/AHI Healthcare Systems, Inc.; FPA/Sterling Healthcare Group Inc.; Physicians Resource Group, Inc./EyeCorp, Inc.; MedPartners, Inc./Pacific Physician Services Inc.; MedPartners, Inc./Mullikin Medical Enterprises, L.P.; Coastal Healthcare Group, Inc./Health Enterprises, Inc.; Caremark International Inc./Friendly Hills Healthcare Network; and Foundation Health Corporation/Thomas-Davis Medical Centers, P.C. (collectively, the "Selected Transactions"). Smith Barney compared, among other things, the purchase prices in the Selected Transactions as a multiple of latest 12 months net income, and transaction values as multiples of latest 12 months earnings before interest and taxes ("EBIT") and EBITDA. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying a range of multiples (excluding outliers) for the Selected Transactions of latest 12 months net income, EBIT and EBITDA of 18.7x to 39.1x (with a mean of 28.8x and a median of 22.3x), 13.5x to 22.9x (with a mean of 18.6x and a median of 17.2x) and 8.8x to 17.3x (with a mean of 12.9x and a median of 12.0x), respectively, to corresponding financial data for HPI resulted in an equity reference range for HPI of approximately $56.9 million to $105.9 million, as compared to the equity value implied by the Merger Consideration of approximately $119.0 million based on a closing stock price of FPA Common Stock on June 25, 1997.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to HPI, FPA or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Contribution Analysis. Smith Barney analyzed the respective contributions of HPI and FPA to the estimated revenue, EBITDA, EBIT and net income of the combined company for fiscal years 1997 through 2000, based on internal estimates of the managements of FPA and HPI (excluding, in the case of HPI, growth estimates for potential acquisitions), without giving effect to certain costs savings and other potential synergies and transaction costs anticipated by the managements of HPI and FPA to result from the Merger. This analysis indicated that HPI would contribute approximately 15.8% of revenue, 8.3% of EBITDA, 5.9% of EBIT and 7.7% of net income of the combined company in fiscal year 1997, approximately 17.5% of revenue,

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

12.7% of EBITDA, 11.5% of EBIT and 12.9% of net income of the combined company in fiscal year 1998, approximately 17.8% of revenue, 12.6% of EBITDA, 11.4% of EBIT and 12.2% of net income of the combined company in fiscal year 1999, and approximately 18.3% of revenue, 12.6% of EBITDA, 10.7% of EBIT and 11.1% of net income of the combined company in fiscal year 2000. Based on the Exchange Ratio, current stockholders of HPI would own approximately 14.2% of the equity value of the combined company, on a fully diluted basis, upon consummation of the Merger, and HPI would constitute approximately 11.5% of the enterprise value of the combined company.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of HPI for fiscal years 1997 through 2000, based on internal estimates of the management of HPI (excluding growth estimates for potential acquisitions) for fiscal 1997 and fiscal 1998 and extrapolated for fiscal years 1999 through 2000 assuming annual revenue growth rates in such years of 15% and 20%. The stand-alone discounted cash flows analysis of HPI was determined by (i) adding (x) the present value of projected free cash flows over the three and one-half year period from 1997 to 2000 and
(y) the present value of HPI's estimated terminal value in year 2000 and (ii) subtracting the current net debt of HPI. The range of estimated terminal values for HPI at the end of the three and one-half year period was calculated by applying terminal multiples of 9.0x to 11.0x to HPI's projected 2000 EBITDA, representing HPI's estimated value beyond the year 2000. The cash flows and terminal values of HPI were discounted to present value using discount rates ranging from 15% to 20%. Utilizing such discount rates and terminal values, this analysis resulted in an equity reference range for HPI of approximately $110.3 million to $150.6 million (assuming a 15% annual revenue growth rate in fiscal years 1999 through 2000) and approximately $119.4 million to $163.3 million (assuming a 20% annual revenue growth rate in fiscal years 1999 through 2000), as compared to the equity value implied by the Merger Consideration of approximately $119.0 million based on a closing stock price of FPA Common Stock on June 25, 1997.

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of FPA for the fiscal years ended 1997 through 2000, based on internal estimates of the managements of FPA and HPI (excluding, in the case of HPI, growth estimates for potential acquisitions). The results of the pro forma merger analysis suggested that the Merger could be dilutive to FPA's EPS in fiscal year 1997 and accretive to FPA's EPS in fiscal years 1998 through 2000, assuming certain cost savings and other potential synergies anticipated by the management of HPI to result from the Merger were achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interest received from third parties other than FPA; (ii) FPA's and HPI's historical and projected financial results; (iii) the history of trading prices and volume for FPA Common Stock and the relationship between movements in FPA Common Stock, movements in the common stock of comparable companies and movements in the S&P 500 Index; and (iv) selected published analysts' reports on FPA, including analysts' estimates as to the earnings growth potential of FPA.

     Pursuant to the terms of Smith Barney's engagement, HPI has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee equal to 1.25% of the total consideration (including certain liabilities assumed) payable in connection with the Merger. HPI has also agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised HPI that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of FPA for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided investment banking services to FPA unrelated to the proposed Merger, for which services Smith

Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group, Inc. and its affiliates) may maintain relationships with HPI and FPA.

     Smith Barney is an internationally recognized investment banking firm and was selected by HPI based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

EFFECTIVE TIME OF THE MERGER

     Upon the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into HPI at the Effective Time. The Merger will become effective when the Certificate of Merger is filed with the Secretary of State of Delaware or at such time thereafter as is provided in the Certificate of Merger. The filing of the Certificate of Merger will be made as soon as practicable on or after the Closing.

     The Closing shall take place on the Closing Date, at the offices of Pillsbury Madison & Sutro LLP, 101 West Broadway, Suite 1800, San Diego, California, unless another date or place is agreed to by the parties. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain officers and all of the directors of HPI have certain interests in the Merger that are in addition to their interests as stockholders of HPI generally. The HPI Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and in formulating its recommendation to the stockholders of HPI that they approve the Merger Agreement and the transactions contemplated therein. Each of these interests is set forth below.

     Berg Employment Agreements. Mr. Berg is subject to an existing employment agreement dated September 1, 1993 with HPI (the "HPI Employment Agreement"). Under the HPI Employment Agreement, Mr. Berg is entitled to receive certain payments and benefits (the "Payments") following the termination of such agreement, if the termination resulted from a material alteration in Mr. Berg's duties. The HPI Board has determined that the Merger will cause such a material alteration. Therefore, at the Effective Time, the HPI Employment Agreement will be terminated and Mr. Berg will be entitled to receive the Payments, subject to stockholder approval of the same. As a result of such termination, pursuant to the terms of the HPI Employment Agreement, Mr. Berg will be entitled to receive from HPI a cash payment equal to $350,000 (consisting of severance and related benefits of $250,000 and $100,000 in accrued bonus) and all of his outstanding unvested HPI Options will vest. See "THE PAYMENTS." The aggregate number of shares of HPI Common Stock underlying the unvested portion of Mr. Berg's HPI Options is 239,150, of which 69,300 are scheduled to vest in 1998, 69,300 in 1999, 69,300 in 2000 and 31,250 in 2001. The exercise prices for such options range from $.001 per share to $4.25 per share.

     Upon consummation of the Merger, Mr. Berg will enter into a new employment agreement with FPA (the "FPA Employment Agreement"). The FPA Employment Agreement will have a term of three years and provide a base salary of $240,000 per year (which may be increased but not decreased at annual reviews) and an annual performance bonus opportunity of up to 50% of his then current base salary. In addition, Mr. Berg will receive a payment at the Effective Time of $300,000 (in consideration for entering into the FPA Employment Agreement). Mr. Berg is entitled to a payment of $365,000 as consideration for a covenant not to compete contained in the FPA Employment Agreement. Such amount will be paid upon expiration or termination of the FPA Employment Agreement and the commencement of the non-compete period. Mr. Berg will be granted a nonqualified option to purchase 75,000 shares of FPA Common Stock with a per share exercise price equal to the fair market value of a share of FPA Common Stock on the date of grant. The term of the option will be ten years from the date of grant unless terminated earlier pursuant to the terms of the stock option agreement. Subject to certain terms and conditions, options to purchase up to 30,000 shares of FPA Common Stock are scheduled to vest on each of the first two anniversaries of the date of grant (5,000 will vest automatically each year and up to 25,000 may vest each year if certain performance criteria are satisfied) and options to purchase 5,000 shares of FPA Common Stock are scheduled to vest (automatically) on each of the next three anniversaries of such date. Pursuant to the FPA Employment Agreement, following a termination of Mr. Berg's employment for "Cause" (as defined in the FPA Employment Agreement) or if Mr. Berg terminates his employment unrelated to a "Good Reason Event" (as defined in the FPA Employment Agreement), Mr. Berg is entitled to his then effective base salary and benefits through such termination date. If Mr. Berg is terminated without Cause or if he terminates his employment in conjunction with a Good Reason Event, then (i) Mr. Berg will be entitled to his then effective base salary and benefits through the date of termination and for a period of eighteen months thereafter and (ii) all of Mr. Berg's outstanding options will vest and remain outstanding until the expiration of their original terms.

     Other Employment Agreements. Pursuant to the Merger Agreement and except as described with respect to Mr. Berg, all of the existing HPI employment agreements shall remain in full force and effect following the Effective Time. Messrs. Charles D. Phillips and Paul Conlin have existing employment agreements which, unless renewed, are scheduled to expire on December 31, 1998 and May 31, 1999, respectively. The employment agreements provide for base salaries for Messrs. Phillips and Conlin of $165,000 and $156,000 respectively and an annual bonus opportunity of up to fifty percent of their then current base salary. The agreements contain severance provisions which provide for payments of base salary and benefits for a period of twelve months and nine months, respectively, following a termination without Cause (as defined in the agreements). In addition, HPI has committed to pay to each of Messrs. Phillips and Conlin amounts equal to $50,000 and $25,000, respectively, as of the Effective Time.

     Treatment of Stock Options. HPI has granted HPI Options to officers and employers of HPI and certain HPI Subsidiaries. Pursuant to the Merger Agreement, the HPI Options, including HPI Options granted to Messrs. Berg, Phillips and Conlin, whether or not vested, will be canceled at the Effective Time in exchange for a number of shares of fully paid FPA Common Stock, decreased to the nearest whole share, equal to the quotient which results when the "Fair Market Value" of such HPI Options at the Effective Time is divided by the FPA Value. The Fair Market Value of the HPI Options will be determined by an investment banking firm, selected by HPI and acceptable to FPA, by applying a variation of the Black-Scholes option pricing model. See "THE MERGER AGREEMENT -- Treatment of Stock Options." The HPI Options held by executive officers of HPI which will be converted into FPA Common Stock are shown in the following table:


                                                      NUMBER OF SHARES OF    NUMBER OF SHARES OF         ESTIMATED
                                                        HPI COMMON STOCK       HPI COMMON STOCK     NUMBER OF SHARES OF
                                           EXERCISE   UNDERLYING UNVESTED     UNDERLYING VESTED      FPA COMMON STOCK
     EXECUTIVE           DATE OF GRANT      PRICE     PORTION OF OPTION(1)   PORTION OF OPTION(2)     TO BE ISSUED(3)
--------------------  -------------------  --------   --------------------   --------------------   -------------------
Charles G. Berg(4)    May 16, 1995          $ .001               --                  34,000                15,828
                      January 29, 1996      $ 3.25               --                 125,000                52,708
                      January 6, 1997       $ 4.25               --                 125,000                51,388
Charles D.
  Phillips(5)         September 26, 1995    $ 4.75            8,528                   5,684                 5,463
                      January 29, 1996      $ 3.25           37,500                  12,500                19,364
                      January 6, 1997       $ 4.25           40,000                      --                14,644
Paul Conlin           January 29, 1996      $ 3.25           25,000                  25,000                19,937
                      January 6, 1997       $ 4.25           30,000                      --                10,983


---------------

(1) These numbers of shares were determined as of August 30, 1997, except as described in footnote 4.

(2) These numbers of shares were determined as of August 30, 1997, except as described in footnote 4.


(3) The estimated number of shares of FPA Common Stock to be issued is based on an estimate of the Fair Market Value of the HPI Options and an FPA Value of $36.00. A description of how the Fair Market Value of the HPI Options is calculated is described above. The actual Fair Market Value of the HPI Options will most likely differ from the estimate based on these calculations, and the number of shares of FPA Common Stock issuable in exchange for such options will depend on the actual FPA Value.


(4) Mr. Berg's HPI Options are considered vested for purposes of this table because such options will accelerate and become fully exercisable at the Effective Time, subject to stockholder approval, as a result of the termination of the HPI Employment Agreement.

(5) The September 26, 1995 option grant to Mr. Phillips was made by an HPI Subsidiary to purchase shares in such subsidiary. These options are subject to the Roll-up Transactions. The table reflects the number of substitute HPI Options to be issued to Mr. Phillips in connection with the completion of the Roll-up Transactions.


     Based on the aforementioned number of FPA Common Shares to be issued to executive officers of HPI, assuming a FPA Value of $36.00, the last trading price of FPA Common Stock on October 8, 1997, the aggregate fair value of the HPI option is $317,340, 1,421,017 and 1,113,150 for Messrs. Berg, Phillips and Conlin, respectively. No directors hold or have held options to purchase shares of HPI Common Stock.


     Management Retention Program. Pursuant to an agreement reached between HPI and FPA, FPA will cause the Surviving Corporation to make payments to certain key employees of the Surviving Corporation based on their continued employment and performance during the period from the Effective Time through the first anniversary of the Effective Time. In order to be entitled to the payment, the employee must be employed by the Surviving Corporation, a subsidiary thereof or FPA at the time of the first anniversary of the Effective Time, unless such employment is earlier terminated at the request of the Surviving Corporation, a subsidiary thereof or FPA. Also, HPI and FPA have agreed that if any of the aforementioned key employees who do not have employment contracts are terminated without cause at any time prior to the first anniversary of the Effective Time, such employee will be entitled to receive six months severance and be provided with thirty days notice of termination. Under this program, Messrs. Phillips and Conlin are entitled to receive payments on the first anniversary of the Effective Time in amounts equal to $90,000 and $80,000, respectively. No payment will be made to Mr. Berg under this program.

     Equity Incentive Plan. FPA has agreed to make available a pool of options to purchase FPA Common Stock to key employees of HPI. Option grants will be determined after the Closing and will be consistent in amount to those received by other FPA employees with similar responsibilities. Mr. Berg will recommend allocations of the pool among HPI key employees which will be approved in the same manner as other FPA option grants.

     Registration Rights Agreement. In the Merger Agreement, FPA has agreed to enter into a registration rights agreement (the "Registration Rights Agreement") with Oxford, WellPoint and Messrs. Berg, Phillips and Conlin and Stephen F. Wiggins (collectively, the "Selling Stockholders"), pursuant to which FPA will file a registration statement with the Commission as soon as practicable after the Closing Date covering the shares of FPA Common Stock received in the Merger by the Selling Stockholders (and no other shares of FPA Common Stock) and will use its reasonable efforts to cause such registration statement to be declared effective on or prior to 90 days after the Closing Date (but no earlier than 60 days following the Closing Date). FPA has agreed to use its reasonable efforts to keep the registration statement effective for the period ending two years after the Closing Date or such shorter period as necessary. See "THE MERGER AGREEMENT -- Certain Additional Agreements -- Registration Rights Agreement."

     Indemnification of Directors and Officers. FPA has agreed to indemnify, defend and hold harmless, for a period of six years commencing at the Effective Time, all current and former directors and officers of HPI and its subsidiaries against all losses, claims, damages and liabilities, costs or expenses, judgments, fines, penalties and amounts paid in settlement arising out of any acts or omissions or alleged acts or omissions by them in their capacities as such. Also, the Merger Agreement requires FPA to purchase, immediately following the Effective Time, and maintain or cause the Surviving Corporation to maintain for a period of six years thereafter directors' and officers' liability insurance covering each person who was a director or officer of HPI at any time prior to the Effective Time. See "THE MERGER AGREEMENT -- Certain Additional Agreements."

     Master Strategic Arrangement for Private Practice Partnerships. Certain health plan subsidiaries of Oxford ("Oxford health plans") and certain HPI Subsidiaries, affiliated professional corporations and an IPA ("HPI MSOs") are parties to partnership agreements which govern the relationship between the Oxford health plans and the providers, including provisions regarding the compensation payable to providers for the provision of comprehensive medical care to Oxford health plan enrollees. In connection with the Merger, Oxford and HPI have agreed to establish certain strategic principles under which they will enter into partnership agreements in the future in existing and new markets (the "Strategic Agreement"). The terms of the Strategic Agreement include, among others, (i) the partnership agreements in existence between Oxford health plans and HPI MSOs shall remain in effect in accordance with their terms; (ii) if Oxford and HPI agree that an HPI MSO should become a provider for an Oxford health plan, that provider and Oxford health plan will enter into partnership agreements containing mutually satisfactory provisions and will become subject to the Strategic Agreement; (iii) under certain delineated circumstances, the Oxford health plan may advise the HPI MSO of its intention to change the compensation level payable to providers servicing health plan enrollees; the parties have agreed to negotiate in good faith the intended compensation changes with specified remedies if agreement is not reached; (iv) HPI MSOs must meet certain specified conditions in order to add physicians to provider groups which are parties to existing partnership agreements; and (v) if HPI develops physician networks in markets where Oxford health plans operate, the parties agree to negotiate in good faith to enter into partnership agreements in such areas, which agreements will be in accordance with the terms of the Strategic Agreement. The Strategic Agreement has a term of ten years with additional five year terms upon mutual agreement of the parties and includes specified events of termination.

     WellPoint Parent Memorandum of Understanding. WellPoint Parent and FPA have agreed to develop a strategic relationship to further the delivery of quality, cost-effective health care to enrollees of WellPoint Parent's subsidiary health plans. The strategic relationship will focus on markets served by WellPoint Parent's subsidiary health plans and will include possible expansion of current contractual relationships between WellPoint Parent's health plans and FPA and entering into new contractual relationships. The memorandum of understanding contemplates various activities that WellPoint Parent and FPA may jointly pursue in meeting the objectives of the relationship. The memorandum does not obligate either party to alter any existing contractual relationship or to enter into any definitive agreement regarding the terms of the memorandum.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of HPI Common Stock hold such shares as a capital asset. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, stockholders who acquired shares of HPI Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options granted under HPI's benefit plans. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction or the tax consequences of transactions effected prior to or after the Merger (whether or not such transactions are in connection with the Merger), except to the extent, if at all, that such prior or subsequent transactions would affect the tax treatment of the Merger.

     Neither HPI nor FPA has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger and the opinions of counsel as to such federal income tax consequences set forth below will not be binding on the IRS.

     General. As of the date hereof, it is intended that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by FPA, HPI or Merger Sub. The respective obligations of the parties to consummate the Merger are conditioned on (i) the receipt by FPA of an opinion of Pillsbury Madison & Sutro LLP confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of FPA, HPI and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) the receipt by HPI of an opinion of Gibson, Dunn & Crutcher LLP confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of FPA, HPI and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Such opinions will be based upon, among other things, (i) representations of HPI, FPA and certain stockholders of HPI customarily given in transactions of this type and (ii) the assumption that the Merger will be consummated in accordance with the terms of the Merger Agreement. Assuming the representations of HPI, FPA and certain stockholders of HPI referred to in the preceding sentence are true and correct at the time the Merger is consummated, and assuming further that the Merger is consummated in accordance with the terms of the Merger Agreement, then in the opinions of Pillsbury Madison & Sutro LLP and Gibson, Dunn & Crutcher LLP, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and, in the opinions of Pillsbury Madison & Sutro LLP and Gibson, Dunn & Crutcher LLP, the Merger will have the material federal income tax consequences described below.


     Consequences to HPI Stockholders. Under the reorganization provisions of the Code, no gain or loss will be recognized by holders of HPI Common Stock with respect thereto as a result of the surrender of their shares of HPI Common Stock in exchange for shares of FPA Common Stock pursuant to the Merger (except as discussed below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the shares of FPA Common Stock received in the Merger (including any fractional shares of FPA Common Stock deemed received) will be the same as the aggregate tax basis of the shares of HPI Common Stock surrendered in exchange therefor in the Merger. The holding period of the shares of FPA Common Stock received (including the holding period of fractional shares of FPA Common Stock deemed received) will include the holding period of shares of HPI Common Stock surrendered in exchange therefor.

     Fractional Shares. If a holder of shares of HPI Common Stock receives cash in lieu of a fractional share interest in FPA Common Stock in the Merger, such fractional share interest will be treated as having been distributed to the holder, and such cash amount will be treated as received in redemption of the fractional share interest. Under Section 302 of the Code, if such redemption is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the cash amount received for the fractional share of FPA Common Stock reduced by the portion of the holder's tax basis in shares of HPI Common Stock surrendered that is allocable to the fractional share interest in FPA Common Stock. Under these rules, a stockholder of HPI should recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in FPA Common Stock. For non-corporate holders of HPI Voting Securities, such capital gain will be taxed at ordinary income tax rates if the holder's holding period in the fractional share interest is 12 months or less, at a maximum federal income tax rate of 28% if the holder's holding period in the fractional share interest is more than 12 months and not more than 18 months, and at a maximum federal income tax rate of 20% if the holder's holding period in such fractional share interest is more than 18 months.

     Consequences to HPI, FPA and Merger Sub. None of HPI, FPA or Merger Sub will recognize gain or loss as a result of the Merger.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, HPI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Accounting Principles Board Opinion No. 16, as amended ("APB No. 16"). The "pooling of interests" method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. The restated financial statements are adjusted to conform the accounting policies of the separate companies. See "SELECTED HISTORICAL AND PRO FORMA INFORMATION -- PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) OF FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES." It is a condition to the Merger that each of FPA and HPI receive letters from their respective independent auditors stating that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes.

RESALE OF FPA COMMON STOCK BY AFFILIATES

     The FPA Common Stock to be issued to stockholders of HPI in connection with the Merger has been registered under the Securities Act pursuant to the Registration Statement of which this Proxy Statement/Prospectus forms a part. The FPA Common Stock received by the stockholders of HPI upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of HPI or FPA within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Affiliates are generally defined as persons who control, are controlled by, or are under common control with HPI or FPA at the time of the HPI Special Meeting (generally, directors, certain executive officers and major stockholders). Affiliates of HPI or FPA may not sell their shares of FPA Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of FPA Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 promulgated under the Securities Act ("Rule 144"). Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of FPA Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if FPA remained current with its information filings with the Commission under the Exchange Act. One year after the Effective Time, an Affiliate would be able to sell such FPA Common Stock without such manner of sale or volume limitations, provided that FPA was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of FPA. Two years after the Effective Time, an Affiliate would be able to sell such shares of FPA Common Stock without any restrictions, provided that such Affiliate has not been an Affiliate of FPA for at least three months prior thereto. In addition, under rules relating to "pooling of interests" accounting, shares of FPA Common Stock issued to affiliates of HPI may not be resold by them until combined results of operations of FPA and HPI covering at least thirty days of operations are published. In connection with the Merger, FPA has agreed to enter into a Registration Rights Agreement with certain stockholders of HPI. See "THE MERGER -- Interests of Certain Persons in the Merger -- Registration Rights Agreement."

CERTAIN REGULATORY MATTERS

     FPA and HPI intend to resist vigorously any assertion that the Merger violates the federal antitrust laws. Any such resistance could delay consummation of the Merger, perhaps for a considerable period of time. FPA and HPI made their respective filings with the FTC and the DOJ with respect to the Merger on July 29, 1997 and the waiting period of their respective HSR filings has expired. Notwithstanding the expiration of the waiting period of the HSR filings, the FTC, DOJ or others could take action under the antitrust laws, before or after the Effective Time, seeking the divestiture by FPA of all or any part of the assets of HPI acquired in the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     Certain persons, such as states' attorneys general and private parties, could challenge the Merger as violative of the federal antitrust laws and seek to enjoin the consummation of the Merger and, in the case of private persons, also seek to obtain treble damages. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it will not be successful. HPI does not intend to seek any further stockholder approval or authorization of the Merger Agreement as a result of any action that it may take to resist or resolve any FTC, DOJ or other objections, unless required to do so by applicable law.

RIGHTS OF DISSENTING STOCKHOLDERS

     Holders of HPI Voting Securities as of the Record Date (the "Record Holders") are entitled to appraisal rights under Section 262 of the Delaware Act ("Section 262") for such securities. The following discussion represents a summary of the material provisions of Section 262. For additional information, reference is made to the full text of Section 262, which is reprinted in its entirety as Appendix C to this Proxy Statement/Prospectus. A person having a beneficial interest in HPI Voting Securities as of the Record Date held of record in the name of another person, such as a nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the appraisal rights provided under Section 262.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the HPI Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. THIS PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE TO THE RECORD HOLDERS OF HPI COMMON STOCK AND HPI PREFERRED STOCK. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX C CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DELAWARE ACT.

     Under the Delaware Act, a Record Holder of HPI Voting Securities who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements set forth in Section 262 and who neither votes in favor of approval of the Merger Agreement and the Merger nor consents thereto in writing will be entitled to have his or her HPI Voting Securities appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares as described below. Such holders are, in such circumstances, entitled to appraisal rights because they hold shares of a constituent corporation to the Merger and may be required by the Merger Agreement to accept the Merger Consideration.

     A Record Holder of HPI Voting Securities wishing to exercise his or her appraisal rights must deliver to the Secretary of HPI, before the vote on the Merger Agreement at the HPI Special Meeting, a written demand for appraisal of his or her HPI Voting Securities. Merely voting or delivering a proxy directing a vote against approval of the Merger Agreement and the Merger will not constitute a demand for appraisal. A written demand is essential. Such written demand must reasonably inform HPI of the identity of the Record Holder and that such holder intends thereby to demand appraisal of the holder's shares. All written demands for appraisal of HPI Voting Securities should be sent or delivered to HPI at 800 Connecticut Avenue, Norwalk, Connecticut 06854,
Attention: Corporate Secretary. In addition, a Record Holder of HPI Voting Securities wishing to exercise his or her appraisal rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time. Stockholders who hold their HPI Voting Securities in nominee form and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their nominee to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

     Within ten days after the Effective Time of the Merger, HPI, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of
Section 262 and who is entitled to appraisal rights under Section 262. Within 120 days after the Effective Time, any Record Holder of HPI Voting Securities who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth (i) the aggregate number of shares of HPI Common Stock and HPI Preferred Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and (ii) the aggregate number of holders of such shares. Any such statement must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

     Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any Record Holder of HPI Voting Securities who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of such shares. The Surviving Corporation is not under any obligation to file a petition with respect to the appraisal of the "fair value" of the HPI Voting Securities and neither FPA nor HPI presently intends that the Surviving Corporation file such a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. A Record Holder of HPI Voting Securities will fail to perfect, or effectively lose, his or her right to appraisal if no petition for appraisal of shares of HPI Voting Securities is filed within 120 days after the Effective Time.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of HPI Voting Securities entitled to appraisal rights and will appraise the "fair value" of the HPI Voting Securities, exclusive of any element of value arising from the accomplishment or expectation of the Merger. Stockholders considering seeking appraisal should be aware that the "fair value" of their HPI Voting Securities as determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration they would have received if they did not seek appraisal. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose HPI Voting Securities have been appraised. The costs of the action may be determined by such court and taxed upon the parties as the court deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of HPI Voting Securities in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the HPI Voting Securities entitled to appraisal.

     If any Record Holder of HPI Voting Securities who demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the Delaware Act, the HPI Voting Securities of such stockholder will be deemed to receive Merger Consideration in accordance with the Merger Agreement. A holder may withdraw his or her demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation. Failure to follow the steps required by Section 262 of the Delaware Act for perfecting appraisal rights may result in the loss of such rights.

     Any Record Holder of HPI Voting Securities who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the HPI Voting Securities subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of HPI Voting Securities as of a date prior to the Effective
Time).

                                  THE PAYMENTS

     The following is a summary of certain payments and benefits (the "Payments") that will be paid to and received by Charles G. Berg, President and Chief Executive Officer of HPI, in connection with the termination at the Effective Time of the HPI Employment Agreement.

     Under the HPI Employment Agreement, Mr. Berg is entitled to receive the following Payments upon the termination of such agreement, if such termination results from a material alteration of Mr. Berg's duties, which the HPI Board has determined will occur as a result of the Merger: (a) a lump-sum cash payment of $350,000 and (b) the acceleration of the vesting of his unvested HPI Options to purchase 239,150 shares of

HPI Common Stock. The value of such vesting acceleration is estimated to be approximately $950,000. See "THE MERGER -- Interests of Certain Persons in the Merger." By voting FOR approval of the Payments, HPI stockholders will be approving the payment of all of the Payments to Mr. Berg.


     Section 280G of the Code and the proposed regulations promulgated thereunder ("Section 280G") will disallow the deduction by HPI of any portion of the Payments characterized as an "excess parachute payment" as described below. Also, Section 4999 of the Code will impose a 20% nondeductible excise tax on Mr. Berg with respect to any portion of the Payments characterized as an "excess parachute payment." To be considered parachute payments, the Payments must (i) be in the nature of compensation, (ii) be contingent on a change in ownership of HPI and (iii) have a present value, when combined with all other such payments (the "Total Payments"), that equals or exceeds three times the average annual compensation paid to Mr. Berg by HPI over the term of his employment with HPI (the "Employment Period"). The Total Payments may include all or a portion of the $300,000 payment to Mr. Berg to be made by FPA pursuant to the FPA Employment Agreement. See "THE MERGER -- Interests of Certain Persons in the Merger."

     If the Total Payments are considered parachute payments, they will be treated as "excess parachute payments" to the extent the present value of such payments exceeds the average annual compensation paid to Mr. Berg over the Employment Period.

     The Payments appear to be in the nature of compensation to Mr. Berg. A change in ownership of HPI will occur as a result of the Merger, a necessary precondition to Mr. Berg's right to receive the Payments, and the present value of the Payments, when combined with all other such payments to Mr. Berg, will exceed three times the average annual compensation paid to Mr. Berg over the Employment Period. Accordingly, a portion of the Payments may constitute excess parachute payments unless exempted in the manner described below.

     The adverse federal income tax consequences to HPI and to Mr. Berg under Sections 280G and 4999 of the Code may be avoided if the Payments are approved by a separate vote of disinterested stockholders owning in excess of 75% of the HPI Voting Securities, voting together, not held, directly or indirectly, by Mr. Berg or certain members of his family, after adequate disclosure to all such stockholders of all material facts concerning the Payments. If approved, the Payments are no longer includable in the calculation of the Total Payments and, as a result, the maximum Total Payments will be reduced to a level below the threshold such that none of the Total Payments could be considered a parachute payment. The disclosure set forth in this Proxy Statement/Prospectus is intended as adequate disclosure to all HPI stockholders of all material facts concerning the Payments.

     For purposes of the stockholder vote discussed above, any stockholder of HPI who is not an individual may exercise its vote through any person authorized by the entity to vote such shares. However, if a substantial portion of the assets of such entity consists of HPI Common Stock or HPI Preferred Stock, in general, approval of the Payments must be made by a separate vote of the persons who hold, immediately before consummation of the Merger, in excess of 75% of the voting power of such entity. If the Payments are not approved by the HPI stockholders, such Payments will be forfeited.

     THE BOARD OF HPI HAS APPROVED THE PAYMENTS TO MR. BERG (WITH MR. BERG ABSTAINING), SUBJECT TO STOCKHOLDER APPROVAL, AND RECOMMENDS A VOTE "FOR" THE PROPOSAL TO PAY THE PAYMENTS TO MR. BERG.

                      BOARD OF DIRECTORS AND MANAGEMENT OF
                            FPA FOLLOWING THE MERGER

BOARD OF DIRECTORS OF FPA FOLLOWING THE MERGER

     Upon consummation of the Merger, Seth Flam, Sol Lizerbram, Sheldon Derezin, Stephen J. Dresnick, Kevin Ellis, Howard Hassman and Herbert A. Wertheim, each of whom is currently a director of FPA, will continue to serve as directors of FPA.

EXECUTIVE OFFICERS OF FPA FOLLOWING THE MERGER

     The following table sets forth certain information, including age and positions, of each person who will serve as an executive officer of FPA upon consummation of the Merger:


             NAME               AGE                            POSITION
------------------------------  ----    ------------------------------------------------------
Dr. Sol Lizerbram                49     Chairman of the Board of Directors
Dr. Seth Flam                    39     President, Chief Executive Officer and Director
Dr. Stephen J. Dresnick          46     Vice Chairman of the Board of Directors and President,
                                        Sterling Healthcare Group, Inc.
Steven M. Lash                   43     Executive Vice President, Chief Financial Officer and
                                        Treasurer
James A. Lebovitz                40     Senior Vice President, General Counsel and Secretary


                        DESCRIPTION OF FPA COMMON STOCK

     FPA's authorized capital stock consists of 98,000,000 shares of Common Stock, $.002 par value per share, and 2,000,000 shares of Preferred Stock, $.001 par value per share. As of September 24, 1997, there were 33,789,827 shares of FPA Common Stock and no shares of FPA Preferred Stock issued and outstanding.

     Holders of FPA Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of FPA Common Stock do not have cumulative voting rights and, therefore, holders of a majority of the shares voting for the election of FPA directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of the FPA Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any agreement governing FPA's indebtedness. FPA does not anticipate paying cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of FPA, the holders of FPA Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

     Holders of the FPA Common Stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments by FPA. All of the outstanding shares of FPA Common Stock are validly issued, fully paid and nonassessable.

     The transfer agent and registrar for FPA Common Stock is American Stock Transfer & Trust Company.

                     COMPARISON OF RIGHTS OF HOLDERS OF HPI
                              AND FPA COMMON STOCK

     Both FPA and HPI are Delaware corporations and the rights of their respective stockholders are governed by the Delaware Act and their Certificates of Incorporation and Bylaws. In addition, the rights of the HPI stockholders are affected by the 1994 Securities Purchase Agreement. If the Merger is consummated, HPI stockholders will become stockholders of FPA, and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA. The following is a brief summary of certain differences between the rights of HPI stockholders and FPA stockholders and is qualified in its entirety by reference to the relevant provisions of the Delaware Act, FPA's Certificate of Incorporation and Bylaws, HPI's Certificate of Incorporation and Bylaws and the 1994 Securities Purchase Agreement.

PREFERRED STOCK

     The Boards of Directors of FPA and HPI are authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board of Directors providing for the issuance of such series and as permitted by the Delaware Act. FPA currently has authorized 2,000,000 shares of preferred stock, $.001 par value; HPI currently has authorized 50,000 shares of preferred stock, $.001 par value. FPA has not authorized or issued any shares of preferred stock. HPI has issued and outstanding 25,000 shares of Series A Convertible Preferred Stock and 25,000 shares of Series B Convertible Preferred Stock. A condition to the consummation of the Merger is the conversion, prior to the Effective Time, of the issued and outstanding shares of HPI Preferred Stock into HPI Common Stock, which HPI Common Stock will subsequently be converted into FPA Common Stock. Each of WellPoint and Oxford has agreed to convert its outstanding shares of HPI Preferred Stock to HPI Common Stock prior to the Effective Time. As a result of these transactions, the current holders of HPI Preferred Stock will no longer enjoy the special dividend, voting and liquidation preferences and rights set forth in the HPI Certificate of Incorporation. Also, upon conversion, the cumulative unpaid dividends on the HPI Preferred Stock will be canceled with no additional shares of HPI Common Stock issued as consideration for the cancellation.

BOARD OF DIRECTORS

     FPA's Certificate of Incorporation provides that the FPA Board shall have not less than three nor more than twelve members, as determined from time to time by resolution of the board. Currently, the FPA Board consists of seven members. HPI's Certificate of Incorporation provides that the number of directors on the HPI Board shall be specified in HPI's Bylaws. The HPI Bylaws provide that the Board shall have one or more members as determined by a majority of the Board. Currently, the HPI Board consists of five members. The 1994 Securities Purchase Agreement provides that so long as each of Oxford and WellPoint beneficially owns at least 20% of the outstanding shares of HPI Common Stock (assuming conversion of the outstanding shares of HPI Preferred Stock beneficially owned by such stockholder), each of Oxford and WellPoint will be entitled to nominate two directors to the HPI Board. In addition, for so long as certain individual investors collectively own at least 10% of the outstanding shares of HPI Common Stock, the representative of a majority in interest of the individual investors (the "Representative") shall be entitled to nominate one director to the HPI Board. Currently, each of Oxford and WellPoint beneficially owns in excess of 20%, and the individual investors collectively own in excess of 10%, of the HPI Common Stock, so that these provisions are in effect.

     FPA's and HPI's Bylaws provide that any or all directors may be removed with or without cause by the holders of a majority of shares then entitled to vote at an election of directors. HPI's Bylaws also provide that a director may be removed for cause by vote of a majority of the HPI Board. The 1994 Securities Purchase Agreement provides that if any of Oxford, WellPoint or the Representative notifies the HPI stockholders that (i) such person or Representative wishes to remove a director nominated by it or (ii) if any of such stockholders no longer owns the requisite percentage of shares required to maintain such nomination rights, all such stockholders shall vote their shares in favor of such removal if a vote is otherwise required.

     HPI's Bylaws provide that a vacancy on the HPI Board may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. HPI's Bylaws also provide that a vacancy created by the removal of a director may be filled by a vote of the holders of a majority of the outstanding shares of capital stock of HPI entitled to vote thereon. FPA's Certificate of Incorporation provides that a vacancy on the FPA Board shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.

     HPI's Bylaws provide that directors shall be elected by a plurality of votes cast at annual meetings of stockholders (and holders of HPI's Preferred Stock shall have the same right to vote as holders of HPI's Common Stock on an as-converted basis) with each director serving until the next annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal or as described above pursuant to the 1994 Securities Purchase Agreement. FPA's Bylaws provide for a staggered Board of Directors, with the directors of FPA divided into three classes, as nearly equal in number as possible. Each director on the FPA Board is elected to serve a term of three years and until his successor is duly elected and qualified.

BYLAWS

     FPA's Certificate of Incorporation grants the FPA Board the power to repeal, alter, amend or rescind FPA's Bylaws. FPA's Bylaws permit FPA's stockholders to alter, amend, repeal or adopt the same. HPI's Certificate of Incorporation provides that the HPI Board may adopt, repeal, alter, amend or rescind HPI's Bylaws, subject to the right of the holders of a majority of the outstanding stock of HPI, by vote at an annual or special meeting, to amend, alter or repeal any Bylaw made by the Board.

STOCKHOLDER MEETINGS

     HPI's Bylaws provide that special meetings of stockholders may be called by the HPI Board. FPA's Bylaws provide that special meetings of stockholders may be called by the President. Furthermore, FPA's Bylaws provide that such special meeting shall be called by the President or Secretary at the request in writing of a majority of the FPA Board or stockholders owning a majority in amount of the entire capital stock of FPA issued and outstanding and entitled to vote.

     The 1994 Securities Purchase Agreement further provides that if any party to the 1994 Securities Purchase Agreement fails to vote its shares for directors as required therein, each other stockholder to such Agreement shall have an irrevocable, perpetual proxy, exercisable by any of them individually, to vote such shares of HPI securities in accordance with the 1994 Securities Purchase Agreement.

INDEMNIFICATION

     Under the Delaware Act, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (i) expenses (including attorneys' fees) and certain amounts paid in settlement and
(ii) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The Delaware Act provides that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith.

     FPA's Certificate of Incorporation and HPI's Bylaws require indemnification for directors and officers, their legal representatives, and persons serving at the request of FPA as a director, officer, employee or agent of another corporation, partnership or other entity ("Indemnitees") for actions undertaken in an official capacity or any other capacity.

     FPA's Certificate of Incorporation and HPI's Bylaws provide for the continuation of indemnification for Indemnitees no longer employed by the respective company (where the conduct at issue occurred while the Indemnitee was employed by such company). FPA's Certificate of Incorporation and HPI's Bylaws also provide for the benefits of indemnification to inure to the heirs, executors and administrators of the Indemnitee. Furthermore, FPA's Certificate of Incorporation and HPI's Bylaws require, as a prerequisite to indemnification in connection with a suit initiated by the Indemnitee, that the Indemnitee receive authorization from the Board prior to initiating the suit.

     FPA's Certificate of Incorporation and HPI's Bylaws grant Indemnitees the right to receive an advance of funds from their respective company to pay for anticipated legal costs in defending a lawsuit for which indemnification is sought. However, to the extent required by the Delaware Act, an Indemnitee may be required to deliver an undertaking to his respective company to the effect that the Indemnitee will repay all amounts advanced should the Indemnitee ultimately be determined not to be entitled to indemnification.

     FPA's Certificate of Incorporation provides that if an Indemnitee is not advanced funds for anticipated costs in defending a lawsuit within thirty days of FPA receiving a written request for such funds, the Indemnitee may sue FPA for the unpaid amount. If the Indemnitee has delivered to FPA an undertaking to repay such advance, FPA may not offer as a defense to such claim for indemnity that the claimant has not met the standard of conduct for indemnification under the Delaware Act. However, if no such undertaking has been delivered to FPA, FPA may offer such failure to meet the standard of conduct for indemnification as a defense. FPA may not offer as a defense to the advancement of funds that it has not yet determined whether the Indemnitee has met the appropriate standard of conduct. Neither HPI's Bylaws nor its Certificate of Incorporation contains comparable provisions.

STOCKHOLDER VOTING REQUIREMENTS

     Under the Delaware Act, unless otherwise provided for by the Delaware Act or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, action on a matter is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter.

     Neither FPA's Certificate of Incorporation nor its Bylaws contains a provision requiring a greater vote on any matter than required by the Delaware Act.

     HPI's Certificate of Incorporation contains provisions requiring the affirmative vote of the holders of at least 80% or more of HPI Voting Securities to amend, alter or repeal or adopt any provision inconsistent with the current provision of the Bylaws providing that HPI's directors shall not be liable to HPI or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, until there are less than 5,000 shares of HPI Preferred Stock outstanding, the approval of at least 60% of the issued and outstanding shares of HPI Common Stock and HPI Preferred Stock, voting as a class, is required to sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets, merge or consolidate with or into another corporation, voluntarily dissolve, liquidate or wind-up, authorize, create, issue or sell any class of capital stock of HPI ranking prior to or on a parity with the HPI Preferred Stock, alter or change the designations, rights and preferences of the HPI Preferred Stock in any manner or authorize any employee stock option plan or program except plans relating to not in excess of 1,450,000 shares of HPI Common Stock.

ACTION BY CONSENT

     The Delaware Act provides that, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Both FPA's and HPI's Bylaws permit action by such written consent.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to this Proxy
Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the stockholders of HPI and the satisfaction or waiver of other conditions to the Merger, Merger Sub will be merged with and into HPI in accordance with the Delaware Act, whereupon the separate existence of Merger Sub will cease and HPI will be the Surviving Corporation and a wholly owned subsidiary of FPA.

     At the Effective Time:

          (i) Each issued and outstanding share of HPI Common Stock, except as provided for below, will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the Exchange Ratio. For a discussion of the Exchange Ratio, see "THE MERGER -- Merger Consideration."

          (ii) Each share of HPI Common Stock and HPI Preferred Stock held in HPI's treasury will be canceled and extinguished and will cease to exist and no consideration will be delivered with respect thereto.

          (iii) If applicable, each outstanding share of HPI Common Stock and HPI Preferred Stock, the holder of which (a) has not voted in favor of the Merger, (b) has perfected such holder's dissenters' rights to appraisal in accordance with the pertinent provisions of the Delaware Act and (c) has not effectively withdrawn or lost such rights to appraisal, will not be converted into a right to receive shares of FPA Common Stock, but such holder shall be entitled only to such rights as are granted under the applicable provisions of the Delaware Act. See "THE MERGER -- Rights of Dissenting Stockholders."

          (iv) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Immediately prior to the Effective Time, HPI shall use its reasonable best efforts to cause each issued and outstanding share of HPI Preferred Stock to be converted into shares of HPI Common Stock in accordance with the provisions of the relevant Certificate of Designations for such HPI Preferred Stock, and such shares of HPI Common Stock will be converted into the right to receive shares of FPA Common Stock as described above in subparagraph (i) of this section. The holders of HPI Preferred Stock have agreed to convert their shares of HPI Preferred Stock to HPI Common Stock prior to the Effective Time. Upon conversion of the HPI Preferred Stock into HPI Common Stock, cumulative unpaid dividends will be canceled with no additional shares of HPI Common Stock issued as consideration for the cancellation.

     At the Effective Time, present holders of HPI Common Stock and HPI Preferred Stock will cease to have any rights as holders of such shares, other than, if applicable, dissenters' rights to appraisal, but will have the right to receive shares of FPA Common Stock and cash in lieu of any fractional shares of FPA Common Stock.

     The Certificate of Incorporation and Bylaws of Merger Sub will be the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors of Merger Sub serving immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

EFFECTIVE TIME

     The Merger will become effective on such date as the duly prepared and executed Certificate of Merger is filed with the Secretary of State of Delaware in accordance with the Delaware Act. The filing of the

Certificate of Merger will be made simultaneously with or as soon as practicable after the second business day immediately following the date on which all conditions contemplated by the Merger Agreement have been fulfilled or waived or such other time as agreed between the parties.

FRACTIONAL SHARES

     No certificates or scrip for fractional shares of FPA Common Stock will be issued in connection with the Merger. In lieu of any such fractional share, each holder of HPI Common Stock who would otherwise have been entitled to a fraction of a share of FPA Common Stock upon surrender of certificates for exchange will be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the FPA Value.

SURRENDER AND PAYMENT

     From and after the Effective Time, as required by the Merger Agreement, FPA will make available to the Exchange Agent certificates representing the appropriate number of shares of FPA Common Stock and cash to be paid in lieu of fractional shares of FPA Common Stock issuable in connection with the Merger. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of a certificate or certificates that immediately prior to the Effective Time represented HPI Common Stock ("HPI Certificates") a letter of transmittal and instructions for surrendering the HPI Certificates, and each holder thereof will be entitled to receive, upon surrender to the Exchange Agent of one or more HPI Certificates, certificates representing the number of whole shares of FPA Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares of FPA Common Stock, as described above.

TREATMENT OF STOCK OPTIONS


     As of October 8, 1997, there were outstanding options to purchase 1,183,000 shares of HPI Common Stock. HPI expects to issue options to purchase approximately 169,703 shares of HPI Common Stock in the Roll-up Transactions. At the Effective Time, each of the outstanding options to purchase shares of HPI Common Stock ("HPI Options") granted under the HPI 1994 Stock Option Plan (the "HPI Option Plan"), whether or not vested, including the substitute HPI Options issuable to holders of Minority Options in connection with the completion of the Roll-up Transactions, will be canceled in exchange for a number of Shares of fully paid FPA Common Stock (the "FPA Option Shares"), decreased to the nearest whole share, equal to the quotient which results when the "Fair Market Value" of such option at the Effective Time is divided by the FPA Value (the "Option Exchange"). The Fair Market Value of the HPI Options will be determined by an investment banking firm, selected by HPI and acceptable to FPA, by applying a variation of the Black-Scholes option pricing model. HPI estimates that an aggregate of 538,181 FPA Option Shares will be issued in the Merger.


     HPI and FPA believe that HPI has the right under the HPI Option Plan to undertake the Option Exchange without seeking the consent of the holders of HPI Options. However, HPI has agreed to use its reasonable best efforts to cause the holders of HPI Options to execute prior to the Closing Date a form of acknowledgement reasonably acceptable to FPA regarding their acceptance of the treatment of HPI Options set forth in the Merger Agreement and described above (the "Stock Option Acknowledgements"). FPA can terminate the Merger Agreement if HPI does not enter into Stock Option Acknowledgment Agreements with holders of HPI Options representing at least 80% of the total number of HPI Options.


     HPI distributed Stock Option Acknowledgements on August 4, 1997, and FPA and HPI subsequently determined that such delivery of the Stock Option Acknowledgements may have been inconsistent with the prospectus delivery requirements of the Securities Act. As a result, HPI advised holders of HPI Options that they would be provided a new Stock Option Acknowledgement together with a Proxy Statement/Prospectus. In order to limit its potential liability under the Securities Act (which liability FPA does not believe would be material), FPA is undertaking a rescission offer with respect to the earlier distribution of Stock Option Acknowledgements.


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

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of each of FPA, Merger Sub and HPI (which are subject, in certain cases, to specified exceptions, and all of which terminate at the Effective
Time) relating to, among other things, the following: (i) organization and qualification to do business; (ii) capitalization; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement and the transactions contemplated thereunder; (iv) the absence of any conflict, breach or default of any corporate charter documents or applicable law in connection with entering into the Merger Agreement; (v) the absence of any governmental or regulatory consent or approval required to enter into the Merger Agreement and to consummate the transactions contemplated thereby; (vi) the accuracy of certain documents and reports filed by FPA with the Commission and the accuracy of the financial information contained therein; (vii) the absence of certain changes or events; (viii) the absence of undisclosed liabilities; (ix) the absence of pending or threatened legal proceedings; (x) the accuracy of the information each party has supplied with respect to the filings required with the Commission in order to consummate the Merger and the transactions contemplated by the Merger Agreement; (xi) certain tax matters; (xii) matters concerning employee benefit plans and ERISA; (xiii) HPI's stockholders' vote to approve the Merger; (xiv) accounting matters relating to "pooling of interests;"
(xv) title to assets; and (xvi) permits.

CONDUCT OF BUSINESS PENDING THE MERGER

     At all times from and after the date of the Merger Agreement until the Effective Time, HPI covenants and agrees as to itself and its subsidiaries (unless expressly provided for in the Merger Agreement or to the extent that the other party shall otherwise consent in writing) to: (i) conduct its business only in the ordinary course consistent with past practice; (ii) use its reasonable best efforts to keep available the services of its key officers and employees; (iii) maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses consistent with past practice; and (iv) preserve its relationships with customers and others having business dealings with them.

     At all times from and after the date of the Merger Agreement until the Effective Time, each of FPA, Merger Sub and HPI has agreed that it will not permit any of its respective subsidiaries (unless expressly provided for in the Merger Agreement, or to the extent that the other party shall otherwise consent in writing) to: (i) amend or propose to amend its certificate or articles of incorporation or bylaws; (ii) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock; (iii) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except in the case of FPA with respect to certain potential acquisitions as disclosed to HPI; (v) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options with respect thereto; (vi) issue, deliver, sell or exchange, or authorize or propose the issuance, delivery, sale or exchange of, any shares of its capital stock or any options with respect thereto, other than
(A) HPI may grant options to the extent required to be granted automatically under the HPI Option Plans or pursuant to written employment agreements, may issue shares of HPI Common Stock upon conversion of HPI Preferred Stock and may issue shares of HPI Common Stock and HPI Options to effect the Roll-up Transactions and (B) FPA may issue shares upon exercise of options or upon conversion of the FPA Debentures and in connection with potential acquisitions as disclosed to HPI; (vii) (A) permit any material change in (y) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (z) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (B) make any material tax election or settle or compromise any material income tax liability with any governmental or regulatory authority;
(viii) incur (which shall not be deemed to include entering into credit agreement, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000 with respect to HPI and its subsidiaries and $300,000,000 with respect to FPA and its subsidiaries

(in each case net of any amounts of any such indebtedness discharged during such period); (ix) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000 with respect to HPI and its subsidiaries and $300,000,000 with respect to FPA and its subsidiaries; (x) with respect to HPI, enter into, adopt or amend (except as may be required by applicable law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree or enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past; (xi) with respect to HPI, make any acquisitions of assets in excess of $250,000 and with respect to FPA and its subsidiaries, make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice;
(xii) knowingly take or fail to take any action which action or failure to take action would cause HPI or its stockholders to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger; (xiii) knowingly take any action which would jeopardize the treatment of the Merger as a pooling of interests; or (xiv) fail to use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation.

     At all times from and after the date of the Merger Agreement until the Effective Time, each of FPA and HPI has further agreed that prior to the Effective Time as to itself and its subsidiaries (unless expressly provided for in the Merger Agreement, or to the extent that the other party shall otherwise consent in writing) each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger and shall promptly give notice to the other and use their respective best efforts to prevent or promptly remedy (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties to be untrue or inaccurate in any material respect and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it.

CERTAIN ADDITIONAL AGREEMENTS

     Pursuant to the Merger Agreement, FPA and HPI have made the following additional agreements.

     Access to Information. Each of FPA and HPI shall, and shall cause each of its subsidiaries, throughout the period commencing on the date of the Merger Agreement and ending at the Effective Time, to: (i) provide the other party and its legal and financial advisors, accountants and any other agents and representatives (collectively, "Advisors") with full access, upon reasonable prior notice and during normal business hours, to their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of FPA and HPI, as the case may be, and its subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by FPA or HPI, as the case may be, or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with any other governmental or regulatory authority, and (y) all other information and data concerning the business and operations of FPA or HPI, as the case may be, and its subsidiaries as the other party or any of such other persons reasonably may request.

     In the event that the Merger Agreement is terminated without the transactions contemplated thereby having been consummated, upon the request of FPA or HPI, as the case may be, the other party will, and will cause its Advisors to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by FPA or HPI, as the case may be, or its Advisors to such party and its Advisors in connection with the Merger Agreement or the transactions contemplated thereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by FPA or HPI, as the case may be, or its Advisors.

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

     Inclusion of Shares on Nasdaq. FPA agreed to use its best efforts to cause the shares of FPA Common Stock to be issued in the Merger in accordance with the Merger Agreement to be approved for inclusion on Nasdaq.

     Regulatory and Other Approvals. Subject to the terms and conditions of the Merger Agreement, each of HPI and FPA agreed to proceed diligently and in good faith and to use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to governmental or regulatory authorities or any other public or private third parties required of FPA, HPI or any of their subsidiaries to consummate the Merger and the other matters contemplated hereby and (ii) provide such other information and communications to such governmental or regulatory authorities or other public or private third parties as the other party or such governmental or regulatory authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties agreed to (x) take promptly all actions necessary to make the filings required of FPA and HPI or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the FTC or the DOJ pursuant to the HSR Act and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by the Merger Agreement commenced by the FTC, the DOJ or any state attorney general.

     Employee Benefit Plans. In the Merger Agreement, FPA agreed that, for one year after the Effective Time, FPA shall, or shall cause the Surviving Corporation to, provide employee benefit plans and programs for the benefit of employees and former employees of HPI ("HPI Employees"), which, in the aggregate, are no less favorable than the HPI employee benefit plans and programs in effect immediately prior to the Effective Time. FPA further agreed that, for the two year period beginning on the date one year following the Effective Time, FPA shall, or shall cause the Surviving Corporation to, provide HPI Employees with employee benefit plans and programs that are no less favorable in the aggregate to those provided from time to time to FPA employees of comparable status and seniority. Except as specified in the Merger Agreement, with respect to such benefits, past service, compensation and expense credits of such HPI Employees shall be recognized, whenever reasonably possible, consistent with the terms of such plans and programs, for all purposes under such plans and each employee or fringe benefit plan or program available to HPI Employees as contemplated hereby shall be applied to such HPI Employees.

     FPA agreed to honor, and agreed to cause the Surviving Corporation to honor, without modification, all existing employment, severance, consulting and salary continuation agreements between HPI and any current or former officer, director, employee or consultant to HPI.

     Directors' and Officers' Indemnification and Insurance. FPA agreed to purchase and maintain, for a period of six years following the Effective Time, policies of directors' and officers' liability insurance covering current and former directors, officers and employers of HPI with respect to claims arising from facts or events that occurred on or prior to the Effective Time, providing at least the same coverage and amounts and containing terms that are no less advantageous to the insured parties as those in effect immediately prior to the Effective Time for officers and directors of FPA. FPA agreed to indemnify all past or present directors, officers, employees, trustees and agents of HPI against any liability or losses (including attorney's fees for counsel who are reasonably acceptable to FPA) any of them may incur because of any claim brought against them prior to or within six years from the Effective Time as officers, directors, employees, trustees or agents of HPI, and in connection therewith, agreed to advance attorney's fees to them to defend any such claim; provided that FPA shall be entitled to direct the defense of any such matter; and provided, further, that FPA shall not be obligated pursuant to the Merger Agreement to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. FPA may obtain directors' and officers' liability insurance to cover these obligations.

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

     Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense.

     Pooling of Interests. FPA and HPI agreed that from and after the date of the Merger Agreement and until the Effective Time, neither FPA nor HPI nor any of their respective subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of FPA's acquisition of HPI as a "pooling of interests" for financial and accounting purposes. Following the Effective Time, FPA shall use its best efforts to conduct the business of the Surviving Corporation, and shall cause the Surviving Corporation to use its best efforts to conduct its business, in a manner that would not jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes.

     Brokers or Finders. Each of FPA and HPI represented that no broker, finder or investment banker is entitled to any broker's, finder's or other fee or commission in connection with any of the transactions contemplated by the Merger Agreement, except Smith Barney, whose fees and expenses will be paid by HPI in accordance with HPI's agreement with such firm.

     Fulfillment of Conditions. Subject to the terms and conditions of the Merger Agreement, each of FPA and HPI agreed to take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in the Merger Agreement and to consummate and make effective the transactions contemplated by the Merger Agreement, and further agreed that neither FPA nor HPI will, nor will it permit any of its subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     No Solicitations. Prior to the Effective Time, HPI agreed that (a) neither it nor any of its subsidiaries shall, and it shall use its best efforts to cause its respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including HPI or any of its subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any portion of the assets of HPI and its subsidiaries taken as a whole, (ii) any of the outstanding shares of HPI Common Stock or Preferred Stock or (iii) any of the outstanding shares of the capital stock of any subsidiary of HPI (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by the Merger Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal and (b) it will notify FPA immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any such person or group except for the Roll-up Transactions.

     HPI Stockholder Agreements. FPA, HPI, Oxford and WellPoint are parties to a Stockholder Agreement whereby Oxford and WellPoint have delivered irrevocable proxies to FPA to vote all of their HPI Voting Securities for the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     FPA and HPI Affiliates. Each of FPA and HPI has delivered a letter to the other identifying all persons who may be deemed to be affiliates for purposes of Accounting Series Release 135 ("ASR 135"). On or prior to a date that is five days prior to the Closing Date, (i) HPI will deliver a letter to FPA identifying all persons who may be deemed affiliates of HPI under Rule 145, including, without limitation, all directors and executive officers of HPI, and (ii) it shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. Each of FPA and HPI has obtained from its respective affiliates an agreement that such persons will comply with the provisions of ASR 135 and will not sell shares of FPA Common Stock or HPI Common Stock and Preferred Stock in an amount which would contravene the provisions of ASR 135 until combined results of operations of FPA and HPI covering at least 30 days of combined operations are made public. FPA has agreed to keep current its filings under the Exchange Act for purposes of reliance upon the resale provisions of Rule 145.

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

     Registration Rights Agreement. In the Merger Agreement, FPA agreed to enter into the Registration Rights Agreement with Oxford, WellPoint, and Messrs. Berg, Phillips, Conlin and Wiggins (the "Selling Stockholders") pursuant to which FPA will file a registration statement with the Commission as soon as practicable after the Closing Date covering the shares received in the Merger by the Selling Stockholders (and no other shares of FPA Common Stock) and use its reasonable efforts to cause such registration statement to be declared effective on or prior to 90 days after the Closing Date (but no earlier than 60 days following the Closing Date). FPA has agreed to use its reasonable efforts to keep the registration statement effective for the period ending two years after the Closing Date or such shorter period as may be necessary in order for the Selling Stockholders to freely sell the registered shares. In no event shall FPA be obligated to file more than one registration statement pursuant to the terms of the Registration Rights Agreement.

ROLL-UP TRANSACTIONS

     HPI has affiliated with group practices and IPAs through subsidiaries (the "HPI Subsidiaries"). The physician-owners of the group practices and IPAs own shares in HPI Subsidiaries with which they contract to provide health care services. In each case, the physician-owners own less than a 30% interest in such Minority Shares. Each of the HPI Subsidiaries has also granted Minority Options to certain of its employees." Shareholder agreements with the physician-owners and the stock option plans for each HPI Subsidiary grant HPI the right to exchange the Minority Shares and Minority Options for HPI Common Stock and HPI Options, respectively, of equal value (the "Roll-up Transactions").


     In the Merger Agreement, HPI agreed to exercise its right and deliver roll-up notices to each of the Minority Holders, which notices serve to inform the Minority Holders of HPI's intention to undertake the Roll-up Transactions. The Roll-up Transactions contemplate the exchange, immediately prior to the Effective Time, of the Minority Shares and Minority Options with respect to each HPI Subsidiary for HPI Common Stock and substitute HPI Options based on the fair value of such stock and options (the "Subsidiary Value"). HPI has delivered such notices and has reached agreement with the Minority Holders of each HPI Subsidiary with regard to the Subsidiary Value of each such HPI Subsidiary. As a result of such valuations, HPI will issue in connection with the Roll-up Transactions, immediately prior to the Effective Time, 871,677 shares of HPI Common Stock and substitute HPI Options to purchase 169,703 shares of HPI Common Stock. The acquisition of the Minority Shares shall be treated under the purchase method of accounting with the difference between the fair value of the HPI Common Stock issued and the fair value of the assets and liabilities recorded as goodwill.


     At the Effective Time, holders of such newly issued shares of HPI Common Stock and substitute HPI Options will have the right to receive shares of FPA Common Stock on the same terms and conditions as other holders of HPI Common Stock and HPI Options at the Effective Time. See "THE MERGER -- Merger Consideration" and "THE MERGER AGREEMENT -- Treatment of Stock Options."

CONDITIONS TO CONSUMMATION OF THE MERGER

     In addition to the approval and adoption of the Merger Agreement by the stockholders of HPI, the obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, or where legally permissible, the waiver, of various conditions, including: (i) the effectiveness of the Registration Statement and the absence of any stop order suspending such effectiveness or any proceedings for that purpose being pending or threatened;
(ii) the receipt of all state securities or "Blue Sky" permits and other authorizations necessary to issue the FPA Common Stock; (iii) the shares of FPA Common Stock issuable to HPI's stockholders in the Merger shall have been approved for inclusion on Nasdaq; (iv) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act; (v) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted); (vi) the receipt of letters from Deloitte & Touche LLP and KPMG Peat Marwick LLP, each dated not more than two business days prior to the Effective Time and addressed to FPA and HPI, respectively, stating that the Merger will qualify as a "pooling of interests" transaction under APB No. 16; (vii) the delivery by HPI to FPA on or prior to the date which is five days prior to the Closing Date of a letter identifying all persons who may be deemed affiliates of HPI under Rule 145, including, without limitation, all directors and executive officers of HPI; (viii) the delivery by HPI to each of the persons identified in the letter referred to in subsection (vii) above, a notice of the resale restrictions imposed by applicable securities laws; and (ix) the receipt of all consents, approvals and notices from governmental or regulatory authorities or any other public or private third parties required to consummate the Merger.

     The obligation of FPA and Merger Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by FPA or Merger Sub in their sole discretion): (i) HPI shall have performed in all material respects each agreement, covenant and obligation required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date and the representations and warranties of HPI in the Merger Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a referral to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date made and as of the Closing Date as though made on and as of the Closing and HPI shall have delivered to FPA a certificate, dated the Closing Date and executed on behalf of HPI by its President and Chief Executive Officer or a Vice President, to such effect; (ii) HPI and its subsidiaries shall have received all consents (or, in lieu thereof, waivers) from parties to each contract disclosed in the HPI Disclosure Letter; (iii) FPA shall have received the opinion of counsel to HPI dated the Closing Date; (iv) FPA shall have received an opinion from Pillsbury Madison & Sutro LLP stating that the Merger will be treated for federal income tax purposes as a tax-free reorganization;
(v) FPA shall have received the resignations of the members of the board of directors of HPI; (vi) FPA and Oxford shall have executed the Master Strategic Agreement; (vii) FPA and WellPoint shall have executed the Memorandum of Understanding; (viii) there shall be no HPI Preferred Stock outstanding; (ix) Stock Option Acknowledgments shall have been executed and delivered by the holders of no less than 80% of the HPI Options; (x) each Roll-up Transaction shall either be complete by the Effective Time or escrow agreements shall have been executed; and (xi) FPA shall have received the Denominator Certificate from HPI.

     The obligation of HPI to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by HPI in its sole discretion): (i) FPA and Merger Sub shall have performed in all material respects each agreement, covenant and obligation required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date and the representations and warranties of FPA and Merger Sub in the Merger Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a referral to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date made and on and as of the Closing Date as though made on and as of the Closing and each of FPA and Merger Sub shall have delivered to HPI certificates, dated the Closing Date and executed on behalf of FPA by its Chairman of the Board and Chief Executive Officer, the President or a Vice President of FPA and of the President and Chief Executive Officer or a Vice President of Merger Sub, to such effect; (ii) FPA shall have delivered a registration rights agreement to the Selling Stockholders; (iii) HPI shall have received an opinion from Gibson, Dunn & Crutcher LLP stating that the Merger will be treated for federal income tax purposes as a tax-free reorganization; (iv) the Smith Barney opinion shall not have been withdrawn; (v) FPA shall have entered into employment agreements and have taken such other employee related matters as agreed to by the parties to the Merger Agreement;
(vi) the FPA Value shall not be below $15.65; and (vii) HPI shall have received the opinion of counsel to FPA dated the Closing Date.

     To the extent that FPA or HPI waives compliance with any material provisions of or conditions to the consummation of the Merger, including the condition that the Merger be treated as a "pooling of interests" for accounting and financial reporting purposes and that the Merger qualify as a tax-free reorganization, FPA and HPI will amend this Proxy Statement/Prospectus, and HPI will resolicit stockholder votes to the extent required by applicable law.

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

TERMINATION

     The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned whether prior to or after the approval of the stockholders of HPI: (i) by either FPA or HPI upon written notice to the non-terminating party by the terminating party at any time after October 28, 1997, if the Merger has not been consummated on or prior to such date otherwise than on account of delay or default on the part of the terminating party, except that the non-terminating party may extend such date for an additional 30 days if all required statutory approvals have not been obtained and, in the event FPA is the non-terminating party, if the Roll-up Transactions have not been concluded;
(ii) if any condition to closing the Merger is not satisfied, other than as a result of the conduct of the party whose obligation it was to obtain such condition; (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in the Merger Agreement, which breach has not been cured within 30 days following receipt by the non-terminating party of notice of such breach from the terminating party; (iv) if the Merger is enjoined by a final, unappealable court order not entered at the request of or with the support of FPA or any of its 5% stockholders, in the case of FPA, or HPI or any or its 5% stockholders, in the case of HPI; and (v) HPI may terminate the Merger Agreement if the FPA Value is less than $15.65.

     As described above, HPI may terminate the Merger Agreement if the FPA Value is less than $15.65. The number of shares of FPA Common Stock issuable in the Merger in exchange for each share of HPI Common Stock is determined by the Exchange Ratio. See "THE MERGER -- Merger Consideration." In the event that the FPA Value is below $15.65, the HPI Board, in exercise of its fiduciary duties, would consider whether to terminate the Merger Agreement based on whether the stockholders of HPI would receive fair consideration for their HPI Common Stock and whether consummation of the Merger would be in the best interests of the stockholders.

EFFECT OF TERMINATION

     If the Merger Agreement is validly terminated by either HPI or FPA pursuant to the Merger Agreement, the Merger Agreement will forthwith become void and there will be no further obligation on the part of either HPI or FPA (or any of their respective Representatives or affiliates), except (i) that certain provisions of the Merger Agreement will continue to apply following any such termination and (ii) that nothing contained therein shall relieve any party thereto from liability for willful breach or a knowing violation by such party of its representations, warranties, covenants or agreements contained in the Merger Agreement.

AMENDMENT

     The Merger Agreement may not be amended except by action taken by or on behalf of the respective boards of directors of the parties thereto or duly authorized committees thereof and then only by a written instrument duly executed by or on behalf of each party thereto and in compliance with applicable law.

WAIVER

     At any time prior to the Effective Time, any party to the Merger Agreement, by action taken by or on behalf of its board of directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of the other parties thereto contained therein or in any document delivered pursuant thereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties thereto contained therein, except that after the vote of HPI stockholders with respect to the Merger Agreement, the formula for determining the Exchange Ratio shall not be changed from that provided in the Merger Agreement. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance.

                 SELECTED HISTORICAL AND PRO FORMA INFORMATION

                        PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS (UNAUDITED) OF
                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

     The following pro forma condensed consolidated balance sheet of FPA as of June 30, 1997 and the pro forma condensed consolidated statements of operations for the three fiscal years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997 give effect, to the extent set forth below, to the following consummated and probable transactions.

  Consummated Transactions:

     (1) The acquisition of Physicians First, Inc. ("PFI") (effective June 1,
1996).

     (2) The acquisition of Foundation Health Medical Services and Affiliates ("FHMS") (effective November 29, 1996).

  Probable Transaction:

     (1) The proposed merger of FPA and HPI (the "Merger").

     The Merger is reflected as of June 30, 1997 for the pro forma condensed consolidated balance sheet. The Consummated Transactions are reflected as of January 1, 1996 in the pro forma condensed consolidated statements of operations. The Roll-up Transactions and the conversion of HPI Preferred Stock into HPI Common Stock are reflected as of January 1, 1996 in the pro forma condensed consolidated statements of operations and as of June 30, 1997 in the pro forma condensed consolidated balance sheet. The Merger is reflected as of January 1, 1994 in the pro forma condensed consolidated statements of operations. The pro forma information is based on the respective historical financial statements of the companies involved in the Consummated Transactions and the Merger, giving effect to the Merger under the pooling of interests method of accounting and the Consummated Transactions under the purchase method of accounting, and the assumptions and adjustments described in the accompanying notes to the pro forma condensed consolidated financial statements.

     The pro forma condensed consolidated financial statements have been prepared by the management of FPA based upon the unaudited financial statements of FPA and HPI as of June 30, 1997 and for the six months then ended, the audited financial statements of FPA and HPI as of December 31, 1996 and for each of the three years in the period then ended, and the unaudited results of operations for PFI and FHMS up to their respective acquisition dates.

     Management of FPA does not believe that the pro forma condensed consolidated financial statements are indicative of the results that actually would have occurred if the combinations had been in effect on the dates indicated or which may be obtained in the future. The pro forma condensed consolidated financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of FPA, HPI, PFI and FHMS.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                 JUNE 30, 1997

                                     ASSETS

                                                             HEALTH
                                                           PARTNERS,                                               FPA MEDICAL
                                                              INC.                 HEALTH                        MANAGEMENT, INC.
                        FPA MEDICAL          HEALTH        PRO FORMA           PARTNERS, INC.    PRO FORMA          PRO FORMA
                      MANAGEMENT, INC.   PARTNERS, INC.   ADJUSTMENTS            PRO FORMA      ADJUSTMENTS        CONSOLIDATED
                      ----------------   --------------   ------------         --------------   ------------     ----------------
Current assets:
  Cash and cash
    equivalents.....    $ 12,648,662      $  7,880,000                          $  7,880,000                      $   20,528,662
  Marketable
    securities......      24,619,747                                                                                  24,619,747
  Accounts
receivable -- net...     186,781,243         1,518,000                             1,518,000                         188,299,243
  Amounts due from
    unconsolidated
    affiliated
    medical
    corporations and
    IPAs............                         7,707,000                             7,707,000                           7,707,000
  Prepaid expenses
    and other
    assets..........       8,610,274         1,497,000                             1,497,000                          10,107,274
  Deferred income
    tax asset.......       6,158,892                                                                                   6,158,892
                        ------------       -----------    ------------           -----------    ------------        ------------
        Total
          current
          assets....     238,818,818        18,602,000                            18,602,000                         257,420,818
Property and
 equipment -- net...      39,123,772         8,384,000                             8,384,000                          47,507,772
Restricted cash and
  deposits..........         500,000                                                                                     500,000
Goodwill and
intangibles -- net...    306,406,814        23,380,000    $  7,993,000(I)         31,373,000                         337,779,814
Investments in
  GLHP..............       4,994,900                                                                                   4,994,900
Deferred income tax
  asset.............       3,689,058                                                                                   3,689,058
Deposits and other
  assets............      19,708,636           640,000                               640,000                          20,348,636
                        ------------       -----------    ------------           -----------    ------------        ------------
        Total.......    $613,241,998      $ 51,006,000    $  7,993,000          $ 58,999,000    $                 $  672,240,998
                        ============       ===========    ============           ===========    ============        ============
                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable
    and accrued
    expenses........    $ 62,998,028      $  7,829,000                          $  7,829,000    $ 15,500,000(A)   $   86,327,028
  Claims payable,
    including
    incurred but not
    reported
    claims..........     124,044,354         7,022,000                             7,022,000                         131,066,354
  Long-term
    debt -- current
    portion.........      12,416,613         2,151,000                             2,151,000                          14,567,613
  Current portion of
    accrued
    liability for
    professional
    liability
    claims..........         585,668                                                                                     585,668
  Other
    liabilities.....         920,000         2,389,000                             2,389,000                           3,309,000
                        ------------       -----------    ------------           -----------    ------------        ------------
        Total
          current
      liabilities...     200,964,663        19,391,000                            19,391,000      15,500,000         235,855,663
                        ------------       -----------    ------------           -----------    ------------        ------------
  Long-term
    debt -- net of
    current
    portion.........     271,099,787         3,844,000                             3,844,000                         274,943,787
  Accrued liability
    for professional
    liability
    claims, net of
    current
    portion.........       3,195,912                                                                                   3,195,912
  Other long-term
    liabilities.....      16,758,033           194,000                               194,000                          16,952,033
  Minority
    interests.......                           746,000        (746,000)(I)
  Stockholders'
    equity:
    Preferred
      stock.........                        50,000,000     (50,000,000)(J)
    Common stock....          65,933             2,000          23,000(I)(J)          25,000         (25,000)(F)          76,388
                                                                                                      10,455(F)
    Additional paid
      in capital....     209,292,915                        58,716,000(I)(J)      58,716,000     (58,716,000)(F)     268,023,460
                                                                                                  58,730,545(F)
    Stock payable...         534,600                                                                                     534,600
    Accumulated
      deficit.......     (88,242,845)      (23,171,000)                         (23,171,000)     (15,500,000)(A)    (126,913,845)
    Less: Due from
     stockholders...        (427,000)                                                                                   (427,000)
                        ------------       -----------    ------------           -----------    ------------        ------------
    Total
      stockholders'
      equity........     121,223,603        26,831,000       8,739,000            35,570,000     (15,500,000)        141,293,603
                        ------------       -----------    ------------           -----------    ------------        ------------
        Total.......    $ 51,006,000      $ 51,006,000    $  7,993,000          $ 58,999,000    $                 $  672,240,998
                        ============       ===========    ============           ===========    ============        ============

See accompanying notes to pro forma condensed consolidated financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1997

                                                                          HEALTH
                                                                         PARTNERS,                              FPA MEDICAL
                                                                           INC.                               MANAGEMENT, INC.
                                   FPA MEDICAL           HEALTH          PRO FORMA    HEALTH PARTNERS, INC.      PRO FORMA
                                 MANAGEMENT, INC.   PARTNERS, INC.(H)   ADJUSTMENTS         PRO FORMA           CONSOLIDATED
                                 ----------------   -----------------   -----------   ---------------------   ----------------
Managed care revenue...........    $337,816,319        $60,803,000                         $60,803,000          $398,619,319
Fee-for-service revenue........     137,752,525                                                                  137,752,525
Management services revenue....                         12,349,000                          12,349,000            12,349,000
                                   ------------        -----------        --------        ------------          ------------
          Total operating
            revenue............     475,568,844         73,152,000                          73,152,000           548,720,844
                                   ------------        -----------        --------        ------------          ------------
Expenses:
  Medical services.............     340,833,454         53,379,000                          53,379,000           394,212,454
  General and administrative...     109,904,940         20,949,000       $ 146,000(K)       21,095,000           130,999,940
  Merger, restructuring and
     other unusual charges.....      38,004,841                                                                   38,004,841
                                   ------------        -----------        --------        ------------          ------------
          Total expenses.......     488,743,235         74,328,000         146,000          74,474,000           563,217,235
                                   ------------        -----------        --------        ------------          ------------
Loss from operations...........     (13,174,391)        (1,176,000)       (146,000)         (1,322,000)          (14,496,391)
Other income (expense):
  Interest and other income....       4,778,925            425,000                             425,000             5,203,925
  Interest expense.............      (8,865,929)          (266,000)                           (266,000)           (9,131,929)
  Minority interests' share in
     net losses................                            169,000        (169,000)(L)
                                   ------------        -----------        --------        ------------          ------------
          Total other income
            (expense)..........      (4,087,004)           328,000        (169,000)            159,000            (3,928,004)
                                   ------------        -----------        --------        ------------          ------------
Loss before income taxes.......     (17,261,395)          (848,000)       (315,000)         (1,163,000)          (18,424,395)
Income tax expense (benefit)...      (3,351,782)            14,000                              14,000            (3,337,782)
                                   ------------        -----------        --------        ------------          ------------
Net loss.......................    $(13,909,613)       $  (862,000)      $(315,000)        $(1,177,000)         $(15,086,613)
                                   ============        ===========        ========        ============          ============
Pro forma net loss per share...    $      (0.40)                                                                $      (0.38)
Weighted average shares
  outstanding(G)...............      34,510,257                                                                   39,737,530

See accompanying notes to pro forma condensed consolidated financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996

                                                        FOUNDATION                     FPA MEDICAL
                                                          HEALTH                       MANAGEMENT,
                                                         MEDICAL                        INC. AND
                                                        SERVICES,                      CONSUMMATED
                          FPA MEDICAL    PHYSICIANS        INC.                       TRANSACTIONS
                          MANAGEMENT,      FIRST,          AND         PRO FORMA        PRO FORMA          HEALTH
                              INC.         INC.(B)      AFFILIATES    ADJUSTMENTS     CONSOLIDATED    PARTNERS, INC.(H)
                          ------------   -----------   ------------   -----------     -------------   -----------------
Managed care revenue....  $386,427,917   $14,870,833   $121,214,187                   $ 522,512,937     $  45,741,000
Fee-for-service
  revenue...............  172,676,696      4,176,018     19,251,147                     196,103,861
Management services
  revenue...............                                                                                   28,826,000
                          ------------   -----------   ------------   -----------     -------------      ------------
        Total operating
          revenue.......  559,104,613     19,046,851    140,465,334                     718,616,798        74,567,000
                          ------------   -----------   ------------   -----------     -------------      ------------
Expenses:
  Medical services......  431,617,608     16,128,269    166,950,333                     614,696,210        50,328,000
  General and
    administrative......  139,646,319      2,811,904     44,210,000   $6,510,814 (C)    193,179,037        34,529,000
  Merger, restructuring
    and other unusual
    charges.............   52,571,868                                                    52,571,868
                          ------------   -----------   ------------   -----------     -------------      ------------
        Total
          expenses......  623,835,795     18,940,173    211,160,333    6,510,814        860,447,115        84,857,000
                          ------------   -----------   ------------   -----------     -------------      ------------
Income (loss) from
  operations............  (64,731,182)       106,678    (70,694,999)  (6,510,814)      (141,830,317)      (10,290,000)
Other income (expense):
  Interest and other
    income..............    1,991,288         83,940      6,168,667                       8,243,895           677,000
  Interest expense......   (6,164,532)       (15,382)    (8,619,667)  (2,406,837) (D)   (17,206,418)         (539,000)
  Other expense.........                                 (2,757,000)                     (2,757,000)
  Minority interests'
    share in net
    losses..............                                                                                      866,000
                          ------------   -----------   ------------   -----------     -------------      ------------
        Total other
          income
          (expense).....   (4,173,244)        68,558     (5,208,000)  (2,406,837)       (11,719,523)        1,004,000
                          ------------   -----------   ------------   -----------     -------------      ------------
Income (loss) before
  income taxes..........  (68,904,426)       175,236    (75,902,999)  (8,917,651)      (153,549,840)       (9,286,000)
Income tax (expense)
  benefit...............   (1,080,000)       (73,922)    16,362,667   17,565,593 (E)     32,774,338          (185,000)
                          ------------   -----------   ------------   -----------     -------------      ------------
Net income (loss).......  $(69,984,426)  $   101,314   $(59,540,332)  $8,647,942      $(120,775,502)    $  (9,471,000)
                          ============   ===========   ============   ===========     =============      ============
Pro forma net loss per
  share.................  $     (2.56)                                                $       (3.84)
Weighted average shares
  outstanding(G)........   27,381,279                                                    31,423,942


                                                                        FPA
                                                                      MEDICAL
                              HEALTH                                MANAGEMENT
                          PARTNERS, INC.                               INC.
                            PRO FORMA      HEALTH PARTNERS, INC.     PRO FORMA
                           ADJUSTMENTS           PRO FORMA         CONSOLIDATED
                          --------------   ---------------------   -------------
Managed care revenue....                       $  45,741,000       $ 568,253,937
Fee-for-service
  revenue...............                                             196,103,861
Management services
  revenue...............                          28,826,000          28,826,000
                             -----------        ------------       -------------
        Total operating
          revenue.......                          74,567,000         793,183,798
                             -----------        ------------       -------------
Expenses:
  Medical services......                          50,328,000         665,024,210
  General and
    administrative......   $     291,000(K)        34,820,000        227,999,037
  Merger, restructuring
    and other unusual
    charges.............                                              52,571,868
                             -----------        ------------       -------------
        Total
          expenses......         291,000          85,148,000         945,595,115
                             -----------        ------------       -------------
Income (loss) from
  operations............        (291,000)        (10,581,000)       (152,411,317)
Other income (expense):
  Interest and other
    income..............                             677,000           8,920,895
  Interest expense......                            (539,000)        (17,745,418)
  Other expense.........                                              (2,757,000)
  Minority interests'
    share in net
    losses..............        (866,000)(L)
                             -----------        ------------       -------------
        Total other
          income
          (expense).....        (866,000)            138,000         (11,581,523)
                             -----------        ------------       -------------
Income (loss) before
  income taxes..........      (1,157,000)        (10,443,000)       (163,992,840)
Income tax (expense)
  benefit...............                            (185,000)         32,589,338
                             -----------        ------------       -------------
Net income (loss).......   $  (1,157,000)      $ (10,628,000)      $(131,403,502)
                             ===========        ============       =============
Pro forma net loss per
  share.................                                           $       (3.61)
Weighted average shares
  outstanding(G)........                                              36,440,693

See accompanying notes to pro forma condensed consolidated financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

                                                                                            FPA MEDICAL
                                  FPA MEDICAL                                             MANAGEMENT, INC.
                                  MANAGEMENT,            HEALTH            PRO FORMA         PRO FORMA
                                      INC.         PARTNERS, INC.(H)      ADJUSTMENTS       CONSOLIDATED
                                  ------------     ------------------     -----------     ----------------
Managed care revenue............. $164,164,875        $ 16,340,000                          $180,504,875
Fee-for-service revenue..........  118,470,607                                               118,470,607
Management services revenue......                       15,636,000                            15,636,000
                                  ------------         -----------        -----------       ------------
          Total operating
            revenue..............  282,635,482          31,976,000                           314,611,482
                                  ------------         -----------        -----------       ------------
Expenses:
  Medical services...............  202,739,878          14,719,000                           217,458,878
  General and administrative.....   74,489,765          25,207,000                            99,696,765
  Merger, restructuring and other
     unusual charges.............    1,589,908                                                 1,589,908
                                  ------------         -----------        -----------       ------------
          Total expenses.........  278,819,551          39,926,000                           318,745,551
                                  ------------         -----------        -----------       ------------
Income (loss) from operations....    3,815,931          (7,950,000)                           (4,134,069)
Other income (expense):
  Interest and other income......    1,129,297             387,000                             1,516,297
  Interest expense...............   (2,707,943)           (116,000)                           (2,823,943)
  Minority interests' share in
     net losses..................                          683,000                               683,000
                                  ------------         -----------        -----------       ------------
          Total other income
            (expense)............   (1,578,646)            954,000                              (624,646)
                                  ------------         -----------        -----------       ------------
Income (loss) before income
  taxes..........................    2,237,285          (6,996,000)                           (4,758,715)
Income tax expense...............   (1,504,320)           (175,000)                           (1,679,320)
                                  ------------         -----------        -----------       ------------
Net income (loss)................ $    732,965        $ (7,171,000)       $                 $ (6,438,035)
                                  ============         ===========        ===========       ============
Pro forma
  Adjustment to income tax
     expense(M)..................     (262,000)
                                  ------------         -----------        -----------       ------------
Net income (loss)................ $    470,965        $ (7,171,000)       $                 $  6,700,035
                                  ============         ===========        ===========       ============
Pro forma net income (loss) per
  share.......................... $       0.03                                              $      (0.31)
Weighted average shares
  outstanding(G).................   18,306,992                                                21,277,698

See accompanying notes to pro forma condensed consolidated financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1994

                                                                                                FPA MEDICAL
                                                                                              MANAGEMENT, INC.
                                    FPA MEDICAL              HEALTH            PRO FORMA         PRO FORMA
                                  MANAGEMENT, INC.     PARTNERS, INC. (H)     ADJUSTMENTS       CONSOLIDATED
                                  ----------------     ------------------     -----------     ----------------
Managed care revenue............    $ 78,939,286          $  2,497,000                          $ 81,436,286
Fee-for-service revenue.........      39,498,164                                                  39,498,164
Management Services Revenue.....                             8,468,000                             8,468,000
                                    ------------           -----------          --------        ------------
          Total operating
            revenue.............     118,437,450            10,965,000                           129,402,450
                                    ------------           -----------          --------        ------------
Expenses:
  Medical services..............      84,816,105             2,584,000                            87,400,105
  General and administrative....      28,850,073            13,289,000                            42,139,073
                                    ------------           -----------          --------        ------------
          Total expenses........     113,666,178            15,873,000                           129,539,178
                                    ------------           -----------          --------        ------------
Income (loss) from operations...       4,771,272            (4,908,000)                             (136,728)
Other income (expense):
  Interest and other income.....         633,955               446,000                             1,079,955
  Interest expense..............        (397,364)             (254,000)                             (651,364)
  Minority interests' share in
     net losses.................                               367,000                               367,000
                                    ------------           -----------          --------        ------------
          Total other income....         236,591               559,000                               795,591
                                    ------------           -----------          --------        ------------
Income (loss) before income
  taxes.........................       5,007,863            (4,349,000)                              658,863
Income tax expense..............      (1,667,025)              (40,000)                           (1,707,025)
                                    ------------           -----------          --------        ------------
Net income (loss)...............    $  3,340,838          $ (4,389,000)        $                $ (1,048,162)
                                    ============           ===========          ========        ============
Pro forma
  Adjustment to income tax
     expense(M).................        (110,235)
                                    ------------           -----------          --------        ------------
Net income (loss)...............    $  3,230,603          $ (4,389,000)        $                $ (1,158,397)
                                    ============           ===========          ========        ============
Pro forma net income (loss) per
  share.........................    $       0.29                                                $      (0.09)
Weighted average shares
  outstanding(G)................      11,271,046                                                  13,343,522

See accompanying notes to pro forma condensed consolidated financial statements.

               FPA NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

     FPA consummated the purchase of PFI effective June 1, 1996 for $21,591,541 consisting of cash, FPA Common Stock and debt and FHMS effective November 29, 1996 for $111,000,000 consisting of cash, FPA Common Stock and debt. These completed acquisitions by FPA were accounted for under the purchase method. The merger of Sterling with FPA was consummated in October 1996 and the merger of AHI with FPA was consummated in March 1997. Both of these mergers were accounted for as a pooling of interests and FPA's financial statements have been restated to take into account financial information and data of Sterling and AHI for all periods presented. Additionally, FPA proposes to merge with HPI by issuing FPA common stock in exchange for all of the outstanding common stock of HPI. It is contemplated that the Merger will be accounted for as a pooling of interests. The following adjustments are necessary to reflect the pro forma effects of the FPA consummated and probable transactions.

     Certain of the entities included in the pro forma condensed consolidated financial statements are professional corporations in which FPA is unable to own a majority interest due to certain state laws which prohibit the corporate practice of medicine. Such entities are included in the pro forma condensed consolidated financial statements due to the fact FPA consolidates these professional corporations in the consolidated financial statements of FPA. These professional corporations are consolidated by FPA because FPA has direct or indirect unilateral and perpetual control over the assets and operations of the professional corporations, other than by means of owning the majority of the voting stock of the professional corporations. The shareholder/director of each of these professional corporations which are affiliated with FPA has entered into a succession agreement which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock if such shareholder/director is terminated from FPA. This ensures unilateral and perpetual control over these professional corporations by FPA. As such, due to the parent-subsidiary relationship under generally accepted accounting principles, FPA consolidates the financial statements of these professional corporations. FPA believes that consolidation of the financial statements of these professional corporations is necessary to present fairly the financial position and results of operations of FPA.

     (A) Nonrecurring costs estimated to be $15,500,000 will be recorded in connection with the Merger. These costs consist primarily of certain employee termination costs, financial advisory fees, professional fees and restructuring costs. Because such costs are nonrecurring, they have not been recorded in the accompanying unaudited pro forma condensed consolidated statements of operations. However, such costs will be expensed in the period the Merger is consummated.

     (B) As a result of FPA's acquisition, PFI receives fully delegated capitation revenue from Physicians Corporation of America, the seller, based on the acquisition agreement with FPA, rather than only primary care capitation as is reflected in this historical statement of operations of PFI. The incremental revenue which PFI would have received under this fully delegated contract, which is not included in the pro forma condensed consolidated statement of operations, was approximately $31,000,000 for the five months ended May 31, 1996 (date of acquisition). Additionally, there would have been a corresponding increase in medical services expense and general and administrative expense for the provision of hospital and specialty care services under this fully delegated contract, which is not included in the pro forma condensed consolidated statement of operations.

     (C) For the purpose of determining the pro forma effects of the acquisitions of PFI and FHMS on FPA's statement of operations, the following adjustments to increase (decrease) income have been made:

                                                     YEAR ENDED DECEMBER 31, 1996
                                               -----------------------------------------
                                                  PFI           FHMS            TOTAL
                                               ---------     -----------     -----------
        Amortization over 4-15 years of
          intangible assets(1)(2)............  $(100,419)    $  (751,667)    $  (852,086)
        Amortization over 30 years of cost in
          excess of net assets acquired
          (goodwill)(2)(3)...................   (177,957)     (5,599,013)     (5,776,970)
        Depreciation of additional purchase
          cost assigned to property and
          equipment..........................    118,242                         118,242
                                               ---------     -----------       ---------
                                               $(160,134)    $(6,350,680)    $(6,510,814)
                                               =========     ===========       =========

        -----------------------

        (1) The amortization period of the identifiable intangible assets is based on the period of estimated future economic benefit as determined by FPA in conjunction with independent valuation analyses.

        (2) The total balance of the goodwill and intangibles at January 1, 1996 would have been approximately $196,053,338 and $6,164,019, respectively, related to PFI and FHMS.

        (3) It is expected that substantially all of the excess purchase price over the net assets acquired in connection with the acquisition of the FHMS entities will be allocated to the Foundation Payor agreements which have terms of 30 years. As the value of the Payor agreements will be amortized over 30 years, the same amortization period as goodwill, and there would be no difference in the amortization expense, no amount has been allocated between the goodwill and the Payor agreements for the purposes of the pro forma condensed consolidated financial statements.

     (D) Reflects the increase in interest expense as a result of the notes issued in connection with the acquisitions of PFI and FHMS. The debt in the amount of approximately $116,000,000 that was issued or assumed in connection with the FHMS acquisition bears interest at LIBOR plus .45%. A one-eighth percent change in the interest rate would have had an impact to interest expense of approximately $145,000 for the year ended December 31, 1996.

     (E) Reflects the estimated income tax effects of the pro forma adjustments. No valuation allowance has been recognized related to the pro forma tax benefits based on FPA management's belief that it is more likely than not, based on the assessment of future taxable income and available tax planning strategies, that such benefit would be realized in future periods. If FPA had incurred the losses before income taxes of $153,549,840 for the year ended December 31, 1996 included in the pro forma condensed consolidated statement of operations, FPA would need to generate a comparable amount of future taxable income over the next 15 years (the net operating loss carryforward period) in order to fully realize the benefit of these net operating losses.

     (F) Reflects the effects of the assumed issuance of 5,227,272 shares of FPA Common Stock in exchange for 100% of the shares of outstanding HPI Voting Securities and HPI Options based on an assumed Adjusted FPA Value of $22 per share.

     (G) The weighted average shares outstanding was calculated based on the historical weighted average shares outstanding of FPA giving effect to the assumed 5,227,272 shares of FPA Common Stock to be issued in connection with the Merger. In addition, for the year ended December 31, 1996 the weighted average shares outstanding give effect to the 4,076,087 shares of FPA Common Stock issued in connection with the FHMS acquisition and the 525,000 shares of FPA Common Stock issued in connection with the PFI acquisition.

     (H) The HPI consolidated financial statements have been presented to conform with FPA's consolidation policies. Accordingly, only the amounts associated with the consolidated IPA's of HPI have been presented in the pro forma condensed consolidated statements of operations. In order to present pro forma medical service expense in accordance with FPA's classification of medical service expense, a portion of HPI's clinic salaries, medical malpractice and medical supplies have been classified as medical service expense in the pro forma condensed consolidated statement of operations. The following amounts included in the HPI financial statements have been classified as medical service expense in the pro forma condensed consolidated statement of operations, with the remainder being classified as general and administrative expense.

                                                            FOR THE YEARS ENDED
                                                                DECEMBER 31,
                                                          ------------------------  SIX MONTHS ENDED
                                                            1994     1995    1996    JUNE 30, 1997
                                                          --------  ------  ------  ----------------
        Clinic salaries, wages and benefits.............     1,022   2,253   2,152        1,289
        Network operating expenses......................     1,091   1,959   2,797        1,834

     (I) Reflects the effect of the issuance of HPI Common Stock valued at an aggregate of approximately $8,739,000 in connection with the Roll-up Transactions.

     (J) Reflects the conversion of the HPI Preferred Stock into 8,000,025 shares of HPI Common Stock.

     (K) The acquisition of minority interests shall be treated under the purchase method of accounting with the difference between the fair value of the HPI Common Stock issued and the fair value of the assets and liabilities recorded as goodwill. This adjustment reflects the amortization of goodwill incurred as a result of the Roll-up Transactions.

     (L) Reflects the elimination of the minority interests share in net losses as a result of the Roll-up Transactions.

     (M) The pro forma net income (loss) and net income (loss) per share information in the 1994 and 1995 pro forma condensed consolidated statement of operations reflect the effect on historical results as if FPA had been a C Corporation rather than an S Corporation for income tax purposes, and no tax benefit arose as a result of the change in tax status.

                   SELECTED HISTORICAL FINANCIAL DATA -- FPA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected historical financial data of FPA set forth below for the years ended December 31, 1994, 1995 and 1996 which give effect to the merger with AHI, accounted for as a pooling of interests, have been derived from FPA's audited Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus. The Selected Historical Financial Data for the years ended December 31, 1993 and 1992 and the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of FPA's management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of FPA's financial position and results of operations for such unaudited periods, have been included. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the year. The data set forth below should be read in conjunction with FPA's Consolidated Financial Statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                                                                              SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                          JUNE 30,
                                --------------------------------------------------------   -----------------------
                                 1992      1993        1994         1995         1996         1996         1997
                                -------   -------   ----------   ----------   ----------   ----------   ----------
COMBINED STATEMENTS OF
  OPERATIONS:
Operating revenue.............  $39,959   $58,853   $  118,437   $  282,636   $  559,105   $  237,201   $  475,569
Medical services expense......   28,477    41,346       84,816      202,740      431,618      177,675      340,833
                                -------   -------     --------     --------     --------     --------     --------
                                 11,482    17,507       33,621       79,896      127,487       59,526      134,736
General and administrative
  expense.....................   12,382    14,406       28,850       74,490      139,646       59,293      109,905
Merger, restructuring and
  other unusual charges.......                                        1,590       52,572                    38,005
                                -------   -------     --------     --------     --------     --------     --------
Income (loss) from
  operations..................     (900)    3,101        4,771        3,816      (64,731)         233      (13,174)
Other income (expense), net...      197       135          237       (1,579)      (4,173)        (667)      (4,087)
                                -------   -------     --------     --------     --------     --------     --------
Income (loss) before income
  taxes.......................     (703)    3,236        5,008        2,237      (68,904)        (434)     (17,261)
Income tax (expense)
  benefit.....................      (10)      (84)      (1,667)      (1,504)      (1,080)      (3,175)       3,351
                                -------   -------     --------     --------     --------     --------     --------
Net income (loss).............  $  (713)  $ 3,152   $    3,341   $      733   $  (69,984)  $   (3,609)  $  (13,910)
                                -------   -------     --------     --------     --------     --------     --------
PRO FORMA PER SHARE DATA:
Net income (loss) per share...            $  0.37   $     0.29   $     0.03   $    (2.56)  $    (0.13)  $    (0.40)
Weighted average shares
  outstanding.................            8,602,201 11,271,046   18,306,992   27,381,279   27,660,452   34,510,257

                                                              DECEMBER 31,
                                        --------------------------------------------------------     JUNE 30,
                                         1992       1993        1994         1995         1996         1997
                                        ------     -------     -------     --------     --------     ---------
COMBINED BALANCE SHEET DATA:
Cash and marketable securities........  $3,542     $ 4,037     $12,872     $ 43,009     $ 55,472     $ 37,268
Working capital surplus (deficit).....    (973)        (81)     17,289       42,521      (38,092)      37,854
Total assets..........................   7,710      11,543      65,756      228,663      579,664      613,242
Long-term liabilities.................     112         371      12,270       24,043      194,432      291,054
Stockholders' equity (deficit)........     125      (1,001)     27,236      137,615      134,374      121,224

                  SELECTED CONSOLIDATED FINANCIAL DATA -- HPI
                                 (IN THOUSANDS)

     The selected consolidated financial data set forth below for the period September 15, 1993 (date of inception of operations) to December 31, 1993 and for the years ended December 31, 1994, 1995 and 1996 have been derived from HPI's consolidated financial statements which have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data as of and for the six months ended June 30, 1996 and 1997 have been derived from unaudited financial statements of HPI. In the opinion of HPI's management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of HPI's financial position and results of operations for such unaudited periods, have been included. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year. The data set forth below are qualified in their entirety by, and should be read in conjunction with, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-HPI," HPI's consolidated financial statements and the notes thereto and the other financial and statistical information included elsewhere in this Proxy Statement/Prospectus.

                                                      YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                              -----------------------------------------    --------------------------
                                              1993(1)     1994       1995        1996         1996           1997
                                              -------    -------    -------    --------    -----------    -----------
                                                                                                  (UNAUDITED)
Net Revenue:
  Net revenue of consolidated IPAs..........  $   441    $ 2,497    $16,340    $ 45,741      $20,125       $  60,803
  Amounts associated with unconsolidated
    entities:
    Net revenue of unconsolidated affiliated
      medical corporations..................      425     17,675     36,910      53,677       25,200          21,906
    Net revenue of unconsolidated IPAs......       --         --     34,027      40,456       20,310          21,680
    Cost of affiliated physician services...     (317)    (4,579)   (12,327)    (16,419)      (7,876)        (10,747)
    Medical claims of unconsolidated
      affiliated medical corporations.......     (108)    (4,628)    (9,829)    (10,389)      (5,709)             --
    Medical claims of unconsolidated IPAs...       --         --    (33,145)    (38,499)     (19,401)        (20,490)
                                              -------    -------    -------    --------      -------         -------
  Management services revenue...............       --      8,468     15,636      28,826       12,524          12,349
  Other revenue.............................       10         36        165         255          101             247
                                              -------    -------    -------    --------      -------         -------
         Net revenue........................      451     11,001     32,141      74,822       32,750          73,399
                                              -------    -------    -------    --------      -------         -------
Operating Expenses:
  Clinic salaries, wages and benefits.......      445      5,743     11,457      13,995        6,229           9,362
  Medical claims of consolidated IPAs.......       --        471     10,507      45,379       21,133          50,256
  Network operating expenses................       --        897      2,889       4,676        2,010           2,503
  Other clinic expenses.....................      862      4,745      9,797      13,371        6,092           7,598
  General corporate expenses................      329      2,152      3,904       4,974        2,314           2,896
  Depreciation and amortization.............       20      1,865      1,372       2,462        1,132           1,713
  Net interest expense (income).............      (10)      (156)      (106)        117           68              88
                                              -------    -------    -------    --------      -------         -------
         Total operating expenses...........    1,646     15,717     39,820      84,974       38,978          74,416
  Loss before minority interests and
    provision for income taxes..............   (1,195)    (4,716)    (7,679)    (10,152)      (6,228)         (1,017)
  Minority interests........................       --        367        683         866          352             169
  Provision for income taxes................       --        (40)      (175)       (185)         (56)            (14)
                                              -------    -------    -------    --------      -------         -------
  Net loss..................................  $(1,195)   $(4,389)   $(7,171)   $ (9,471)     $(5,932)      $    (862)
                                              =======    =======    =======    ========      =======         =======

                                                            DECEMBER 31,                            JUNE 30,
                                              -----------------------------------------    --------------------------
                                               1993       1994       1995        1996         1996           1997
                                              -------    -------    -------    --------    -----------    -----------
Balance Sheet Data:
  Cash......................................  $ 3,543    $ 4,734    $ 4,473    $  7,823      $ 2,902       $   7,880
  Working capital (deficit).................    3,125      4,200       (170)     (1,836)      (3,228)           (789)
  Total assets..............................    6,308     19,747     30,653      56,719       32,480          51,006
  Long-term debt............................        0        719        696         670          683             657
  Stockholders' equity......................    3,810     12,335     17,164      25,193       16,232          26,831

---------------

(1) For the period September 15, 1993 (date of inception of operations) through December 31, 1993.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                          RESULTS OF OPERATIONS -- HPI

     The discussion and analysis set forth below is qualified in its entirety, and should be read in conjunction with, HPI's Consolidated Financial Statements and notes thereto and the other financial and business information related to HPI included elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

     HPI was incorporated and commenced operations in September 1993 and completed its first affiliation with a physician group practice in November 1993. Through June 30, 1997, HPI has entered into administrative services agreements with a total of eight physician group practices representing 150 physicians and six IPAs representing 1,572 physicians. As a result of HPI's limited period of affiliation with the group practices and IPAs, as well as the significant number of acquisitions made by HPI, HPI does not believe that the period to period comparisons and percentage relationships within periods set forth below are meaningful. The following table sets forth information regarding HPI's physician group practice and IPA affiliations and capitated patients under risk contracts as of April 1, 1997:

                                  DATE OF      NUMBER OF   NUMBER OF PRIMARY   NUMBER OF       NUMBER OF
   AFFILIATED PRACTICE/IPA      AFFILIATION    PHYSICIANS   CARE PHYSICIANS    SPECIALISTS CAPITATED PATIENTS
-----------------------------  --------------  ---------   -----------------   ---------   ------------------
PHYSICIAN GROUPS
Mednet Healthcare Group        November 1993       13              10               3             6,700
  Brooklyn, New York
Virginia Medical Associates     August 1994        42              27              15            16,500
  Northern Virginia
Manhattan Primary Care          October 1994        7               7               0             6,700
  Manhattan, New York
Patient First Physicians         July 1995         28              22               6             8,000
  Group
  Northern Kentucky
Vento Medical Services           June 1996         13               7               6             2,000
  Brooklyn, New York
Clarkstown Pediatric             July 1996         21              21               0             6,500
  Associates
  Rockland County, New York
Primary Care Associates         October 1996       14              14               0             4,000
  Northern Kentucky
Gerald Family Care             November 1996       12              12               0            14,000
  Washington, DC
IPAS
Mednet Healthcare Group        November 1993      248              42             206             1,900
  Brooklyn, New York
Medica                          August 1994       285              91             194            10,900
  Brooklyn, New York
Manhattan Primary Care          October 1994      156              48             108            16,300
  Manhattan, New York
Brooklyn Physician Associates   January 1995      253              71             182            24,500
  Brooklyn, New York
Health One Associates           August 1995       252              77             175            28,000
  Brooklyn, New York
San Antonio Network of           June 1996        295              85             210             6,000
Physicians
  San Antonio, Texas
Vento Medical Group              June 1996         83               4              79                 0
  Brooklyn, New York

     HPI has affiliated with physician group practices and IPAs through Subsidiaries. Each HPI Subsidiary acquires the property, medical and office equipment of a group practice and simultaneously enters into an exclusive administrative services agreement with a newly formed professional corporation. The administrative services agreement requires the HPI Subsidiary to provide the professional corporation with management systems and services, non-physician health care personnel and equipment. While HPI does not directly engage in the practice of medicine, the HPI Subsidiary may also contract with Payors and enter into a provider services agreement with the professional corporation. The newly formed professional corporation contracts with physician, other professional medical corporations and/or contracts with Payors. Certain HPI Subsidiaries provide similar services to IPAs, except such subsidiaries do not provide non-physician health care personnel and equipment to the IPAs; however, they do provide certain medical management service to the IPAs. The HPI Subsidiaries do not purchase the property, medical and office equipment of the IPAs, but may purchase contractual relationships with Payors and other providers. See "BUSINESS OF HPI -- Administrative Services Agreements." In connection with affiliations with medical groups and IPAs, HPI has issued the physician-owners of the group practice or IPA shares of the relevant HPI Subsidiary, which represents a minority interest in that HPI Subsidiary. In connection with the minority interests, HPI has entered into shareholders agreements with all minority shareholders which require that, at the closing of the Merger, the holders of the minority interests exchange their stock and options in HPI subsidiaries for HPI Common Stock with an equal value. These exchanges are referred to in this Proxy Statement/Prospectus as the "Roll-up Transactions." HPI and the shareholder representative for each HPI Subsidiary have reached agreement on valuation. See "THE MERGER AGREEMENT -- Roll-up Transactions."

     Net revenue of consolidated IPAs, net revenue of unconsolidated affiliated medical corporations and net revenue of unconsolidated IPAs is derived from affiliated group practices which earn revenue from providing medical services to enrollees of HMOs and Payors, on both a capitated and fee-for-service basis, and from affiliations with IPAs, which earn revenue by providing medical services to enrollees of HMOs and Payors on a capitated basis. While HPI does not directly engage in the practice of medicine, certain HPI Subsidiaries, affiliated group practices and affiliated IPAs contract directly with HMOs and managed care Payors for the provision of specified medical services and to coordinate all inpatient and outpatient care for the assigned enrollees. Generally, HPI or an affiliated group practice or IPA receives a capitation payment from the Payor for members of the Payor who select one of the affiliated group practice's or IPA's primary care physicians as the member's primary care provider. The capitation payment may be either a fixed amount or a percentage of the premium related to the enrollee. The determination of whether the capitation payment is based on a percentage of premium or a fixed amount depends upon the Payor's policies relating to the establishment of capitation rates and the current market trends in reimbursement methodology. The percentage of premium or the fixed amount is negotiated based on the medical loss ratio of the Payor, historical medical loss ratios of the group practice or IPA and the covered benefits under the risk contract. In addition, such contracts provide for the establishment of shared risk pools, which represent an annual hospital budget fund against which all payments for hospital services are credited. Under the Payor contracts, the networks are entitled to receive a portion of any surplus remaining in the hospital funds at the end of specified periods. Some of the Payor contracts obligate the networks to bear a portion of any deficits in the hospital funds. The percentage sharing in the surplus or deficits of hospital funds will depend on the contractual terms of the Payor contract. If an HPI Subsidiary contracts with an HMO in a shared risk arrangement, the HPI Subsidiary bears the ultimate financial risk under the shared risk contract. Typically, the HPI Subsidiary has shared its risk with the contracting physicians and would be required to pay to or collect from the physicians any applicable surplus or deficits. If an Affiliated Practice or IPA contracts with an HMO in a shared risk arrangement and the HPI Subsidiary has entered into an agreement to share certain surpluses and deficits as part of its administrative services agreement, the HPI Subsidiary would either be entitled to or be obligated for its portion of the surplus or deficit. For those affiliated medical corporations and IPAs where HPI does not exercise control but has a net profits interest, HPI includes the net revenue of such entities in net revenue of unconsolidated affiliated medical corporations and net revenue of unconsolidated IPAs. Cost of affiliated physician services, medical claims expenses for unconsolidated affiliated medical corporations and medical claims of unconsolidated IPAs are deducted from the net revenue of unconsolidated affiliated medical corporations and net revenue of unconsolidated IPAs.

     The following table sets forth the percentage of net revenue of all affiliated medical corporations and IPAs (regardless or whether the entity is consolidated) derived from capitation and fee-for-service billings for the three years ended December 31, 1996 and the six months ended June 30, 1997 and 1996:

                                                                               SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,              JUNE 30,
                                            --------------------------         -----------------
                                            1994       1995       1996         1996         1997
                                            ----       ----       ----         ----         ----
    Capitation............................   71%        79%        76%          78%          79%
    Fee-for-service.......................   29%        21%        24%          22%          21%

     The cost of medical services provided by the affiliated group practices, IPAs and independent contracting physicians, includes payments to affiliated primary care, specialty care and ancillary providers. Compensation for such health care providers varies typically according to the type of provider. Primary care physicians are compensated on a capitated basis, in which they receive a fixed monthly fee for each enrollee selecting such physician, or on a fee-for-service basis. Specialist and ancillary providers are typically compensated on a fee-for-service basis. Hospitals are typically compensated on a per diem basis.

     The nature of affiliated group practices affects the cost of affiliated physician services, clinic salaries, wages and benefits, medical claims of unconsolidated affiliated medical corporations (if the affiliated group practice has capitation arrangements), other clinic expenses and depreciation and amortization. These expenses as a percentage of net revenues of unconsolidated medical corporations will vary based upon the mix of primary care and specialist providers, the percentage of net revenue of unconsolidated medical corporations received on a capitated basis and the scope of the risk of providing health care services undertaken in a particular capitation agreement.

     The nature of the IPAs affects the costs of medical claims of consolidated IPAs or medical claims of unconsolidated IPAs, network operating expenses and depreciation and amortization. These expenses as a percentage of net revenues of consolidated IPAs or medical claims of unconsolidated IPAs will vary based upon the scope of risk of providing medical care undertaken in a specific capitation agreement and the underlying variations in margin for commercial, Medicaid and Medicare contracts and the growth in enrollment for these product lines.

     Net revenue of unconsolidated affiliated medical corporations also includes fee-for-service revenue generated by physicians employed by the affiliated group practices. Fee-for-service revenue is reduced by provisions for contractual adjustments which arise under the terms of certain reimbursement arrangements and managed care contracts, and represent the difference between charges at the established rates and estimated reimbursable amounts. Contractual adjustments are recognized in the period services are rendered.

     Cost of affiliated physician services, medical claims of unconsolidated affiliated medical corporations and medical claims or unconsolidated IPAs are deducted from net revenue of unconsolidated affiliated medical corporations and net revenue of unconsolidated IPAs. Management services revenue is equivalent to the net profits interest and is calculated as net revenue of unconsolidated medical corporations plus net revenue of unconsolidated IPAs less cost of affiliated physician services less medical claims of unconsolidated affiliated medical corporations less medical claims of unconsolidated IPAs.

     Cost of affiliated physician services includes amounts paid to physicians employed by the affiliated group practices under various compensation plans at each professional corporation. The physician compensation plans are intended to encourage clinical efficiency and productivity and are based on factors such as the amount of prepaid revenue, the mix between primary care and specialty physicians in the group and community standards for physician compensation.

     Clinic salaries, wages and benefits includes all amounts paid to non-provider personnel employed at the affiliated group practices. The personnel includes clinical, administrative and management personnel.

     Medical claims of consolidated IPAs, medical claims of unconsolidated affiliated medical corporations and medical claims of unconsolidated IPAs includes the cost of services rendered by network providers as well as by non-network providers for which the affiliated group practices and IPAs are financially responsible under capitated agreements. These amounts are paid by either a subsidiary of HPI, the affiliated group practices, IPAs or the Payor depending on the terms of the Payor contract. In certain contracts, funds are advanced to an affiliated group practice or IPA which is responsible for the payment of the claims. Under other contracts, the Payor pays the claims and performs periodic settlements pursuant to which surpluses are paid to the affiliated group practice or IPA or deficits are offset against future payments.

     Network operating expenses includes all the administrative costs, including salaries, wages and benefits associated with subsidiaries who provide service to IPAs.

     Other clinic expenses include all other operating expenses attributable to affiliated group practices except for costs of affiliated physician services, clinic salaries, wages and benefits, medical claims (if applicable), and depreciation and amortization, interest income and expense and provision for income taxes. These costs typically include occupancy costs, professional liability insurance and medical and pharmaceutical supplies, among others.

     Minority interests represent the proportionate share of the net income or loss of each subsidiary attributable to the minority shareholders of such subsidiaries. If the equity in net losses exceeded the minority interests' share in the equity, HPI recognized all losses in the consolidated statements of operations.

     HPI's profitability depends upon effectively managing the cost and quality of providing care in a prepaid environment, and enhancing the efficiency of group practice and IPA operations.

     HPI's quarterly operating results are subject to fluctuations resulting from the timing and amount of costs associated with HPI's development and acquisition of group practices and IPAs, by trends in medical costs and by other operational or external factors. Additionally, quarterly results may be affected by significant differences between the actual and estimated amounts receivable from or payable to Payors relating to capitation arrangements and incurred but not reported medical claims. Such payables and receivables are settled periodically, and the timing of the settlements vary by Payor and are governed by the terms of the capitation agreement. In addition, changes in enrollment from one Payor to another, particularly during the periods of open enrollment for employer groups, could impact quarterly results.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996.

     For the six months ended June 30, 1997, net revenue of consolidated IPAs increased $40.7 million to $60.8 million from $20.1 million in 1996. Due to a change in the risk sharing percentages of certain contracts with Oxford, consolidated IPAs recorded an additional $25.0 million of net revenue. These increases are offset by the cancellation of a risk contract with Oxford which decreased net revenue of consolidated IPAs by $4.0 million. An increase of $10.4 million in net revenue of consolidated IPAs is attributable to certain risk contract which were transferred to HPI Subsidiaries, with the remaining increase was attributable to growth in membership and providers for existing IPAs consolidated by HPI.

     Net revenue of unconsolidated affiliated medical corporations decreased $3.3 million or 13% to $21.9 million from $25.2 million in 1996. A decrease of $10.4 million is attributable to certain risk contracts which were transferred to HPI's subsidiaries and consolidated into net revenue of consolidated IPAs. This decrease is offset by an increase of $7.1 million for new affiliations with affiliated medical corporations.

     Costs of affiliated physician services increased $2.8 million or 37% to $10.7 million from $7.9 million in 1996. This increase is attributable to three new affiliations with group practices which contributed $2.3 million.

     Medical claims of unconsolidated affiliated medical corporations decreased $5.7 million in 1995 which resulted from the transfer of risk sharing contracts held by affiliated group practices to HPI Subsidiaries.

     Clinic salaries, wages and benefits increased $3.2 million or 52% to $9.4 million from $6.2 million in 1996. due to the three new affiliations with group practices and contributed $3.0 million.

     Medical claims of consolidated IPAs increased $29.1 million or 137% to $50.3 million from $21.1 million in 1996. Due to a change in risk sharing percentages of certain contracts with Oxford, the affiliated group practices and IPAs recorded an additional $25.0 million in medical claims expense. This increase is offset by the cancellation of a risk contract with Oxford which had previously contributed $4.0 million. The remaining increase is attributable to growth in membership and providers.

     General corporate expenses increased in gross dollars as HPI has continued to expand its management team, corporate office and install and operate its information systems. General corporate expenses as a percentage of net revenue has decreased while it has increased in gross dollars. HPI expects to continue this trend as it grows and affiliates with additional group practices and IPAs.

     FISCAL 1996 COMPARED TO FISCAL 1995.

     For the year ended December 31, 1996, net revenue of consolidated IPAs increased $29.4 million or 180% to $45.7 million from $16.3 million in 1995. Full year results of operations of a consolidated IPAs contributed net revenues of $15.3 million. The remaining increase in net revenue of consolidated IPAs is attributable to increases in enrollment of capitated membership and an increase in the number of primary care physicians in the managed care network.

     Net revenues of unconsolidated affiliated medical corporations increased $16.8 million or 45% to $53.7 million from $36.9 million in 1995. The increase resulted from full year results of the operations of an affiliated group practice acquired in 1995 which contributed an additional $7.7 million. Also, four new affiliations with group practices contributed an additional $4.7 million. Finally, affiliated group practices portion of surpluses from risk sharing settlements increased by $1.7 million.

     Net revenues of unconsolidated IPAs increased $6.4 million or 19% to $40.4 million from $34.0 million in 1995. The increase resulted from growth in providers and corresponding enrollees for three IPAs which contributed an additional $10.6 million. Also, a new affiliation with an IPA contributed an additional $.9 million. These increases are offset by a $6.0 million decrease which resulted from the transfer of a risk contract held by an IPA to an HPI Subsidiary.

     Cost of affiliated physician services increased $4.1 million or 33% to $16.4 million from $12.3 million in 1995. The increase resulted from four new affiliations with group practices which contribute $2.0 million and full year results of the affiliated group practice acquired in 1995 contributed an additional $2.1 million in 1996. This increase was offset by a $.4 million decrease attributable to a reduction in the number of employed physicians at a group practice. The growth in cost of affiliated physician services has not increased in proportion to net revenue of unconsolidated affiliated medical corporations since HPI has experienced a higher level of revenue growth in capitation revenue.

     Medical claims of unconsolidated IPAs increased $5.4 million or 16% to $38.5 million from $33.5 million in 1995. This increase is attributable to growth in new providers and corresponding enrollees for three IPAs which contributed an additional $10.6 million. Also, a new affiliation with an IPA contributed an additional $.9 million. These increases are offset by a $6.0 million decrease which resulted from the transfer of a risk sharing contract held by an affiliated IPA to an HPI Subsidiary.

     Clinic salaries, wages and benefits increased to $14.0 million or 22% from $11.5 million in 1995. The increase is primarily attributable to the four new affiliations with group practices which contributed $1.5 million.

     Medical claims of consolidated IPAs increased $34.9 million to $45.4 million for 1996 from $10.5 million in 1995. The increase is attributable to the full year results of an IPA which affiliated with HPI in August 1995 which contributed $17.0 million. The remaining increase is primarily attributable to an increase in enrollment of capitated members in New York.

     Other clinic expenses increased $3.6 million or 36% to $13.4 million from $9.8 million in 1995. The increase is attributable to the new group practice affiliations which contributed $1.3 million in 1996. Full year results for the group practice acquired in 1995 contributed $2.1 million.

     For the year ended December 31, 1996, general corporate expenses were $5.0 million, an increase of $1.1 million or 27% from $3.9 million in 1995. HPI continued to expand its management team and infrastructure to manage its acquisitions and growth strategy. HPI expects general corporate expenses to increase in gross dollars but not in proportion to growth in revenue and other expenses.

     FISCAL 1995 COMPARED TO FISCAL 1994.

     For the year ended December 31, 1995, net revenue of consolidated IPAs increased $13.8 million to $16.3 million from $2.5 million for 1994. The increase is attributable to the full year results of the operations of the IPAs with which HPI affiliated in 1994.

     Net revenue of unconsolidated affiliated medical corporations increased $19.2 million or 115% to $36.9 million from $17.7 million in 1994. This increase is attributable to the full year results of the operations of affiliated medical groups acquired in 1994 which contributed an additional $11.2 million. Also, an increase resulted from a new affiliation with a medical group which contributed $5.5 million.

     Net revenue of unconsolidated IPAs was $34.0 million for 1995. During 1995, HPI affiliated with two new IPAs which had existing membership in January and August 1995 and previously affiliated IPAs experienced their first enrollment during 1995.

     Cost of affiliated physician services increased to $12.3 million for the year ended December 31, 1995 from $4.6 million for 1994. This increase is attributable to affiliations with additional affiliated group practices in 1995, which cost approximately $2.1 million and the full year results of affiliation with additional affiliated group practices in 1994, which cost approximately $5.1 million.

     Medical claims of unconsolidated IPAs were $33.1 million for 1995, when HPI affiliated with two new IPAs which had existing membership in January and August 1995. Also, previously affiliated IPAs experienced their first enrollment during 1995.

     Clinic salaries, wages and benefits increased $5.8 million or 100% to $11.5 million for the year ended December 31, 1995 from $5.7 million for 1994. The increase is attributable to new affiliations with additional group practices and the full year results for affiliation with additional group practices in 1994. Clinic salaries, wages and benefits decreased as a percentage of revenue due to the addition of IPAs, which do not require clinical staffing.

     Medical claims of consolidated IPAs increased to $10.1 million from $.5 million for 1994. The increase in medical claims is due primarily to HPI's affiliation with additional IPAs in January and August 1995. The increase is also attributable to growth after HPI's affiliation with these additional IPAs as physicians were added and covered lives increased for existing physicians.

     General corporate expenses increased in gross dollars as HPI has continued to expand its management team, corporate office and install and operate its information systems. HPI expects general corporate expenses to increase in the future in gross dollars. However, the expense should decline as a percentage of revenue.

LIQUIDITY AND CAPITAL RESOURCES

     HPI requires capital primarily to acquire the assets of group practices, develop managed care networks around its affiliated group practices, develop affiliations with new IPAs and expand the managed care contracting network of its affiliated IPAs. The aggregate purchase price of HPI's previous transactions have ranged from $75,000 to $5.25 million. To fund this development and growth, HPI has sold HPI Preferred Stock to Oxford and WellPoint pursuant to the 1994 Securities' Purchase Agreement. As of February, 1997, Oxford and WellPoint had purchased an aggregate of $50 million of HPI Preferred Stock.

     Cash was $7.9 million as of June 30, 1997, compared to $2.9 million as of December 31, 1996. At June 30, 1997, HPI had a working capital deficit of $.7 million, compared to a deficit of $1.8 million as of December 31, 1996. Cash used in operating activities was $.6 million, ($1.1) million, ($4.9) million, and ($4.5) million for the six months ended June 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. The operating deficits are attributable to general corporate expenses required to generate growth for HPI into additional markets and to fund operating resources required to increase the operational effectiveness of the managed care networks. HPI has no planned material capital expenditures or capital commitments.

     As a result of HPI's capital requirements to fund its projected acquisition, growth and development plans and normal capital expenditures for existing group practices, HPI expects that its existing cash resources and anticipated cash flow from operations will not be sufficient to meet capital requirements for the next 12 months. If HPI is unable to consummate the Merger and is unable to significantly increase its cash flow from operations, HPI will be required to explore other financing alternatives. These alternatives will include a potential initial public offering of HPI Common Stock, the issuance of long-term or short-term indebtedness or the issuance of its securities in a private transaction. No assurances can be made that such financings will be available to HPI on satisfactory terms and conditions.

                                BUSINESS OF HPI

     HPI is a PPM which invests in and manages multi-specialty physician medical groups and IPAs. While HPI does not engage in the practice of medicine, certain HPI Subsidiaries, affiliated medical groups or IPAs contract with HMOs and other Payors on a capitated or global fee basis in selected metropolitan markets to provide services to assigned enrollees. HPI's strategy is to affiliate with physicians who are seeking a partner to assist the medical group or network in transitioning from a fee-for-service oriented health care system to a managed care system. Each HPI Subsidiary acquires the property, medical and office equipment of a group practice and simultaneously enters into an exclusive administrative services agreement with a newly formed professional corporation. The administrative services agreement requires the applicable HPI Subsidiary to provide the newly formed professional corporation with management systems and services, non-physician health care personnel and equipment. The HPI Subsidiary may also contract with Payors and enter into a provider services agreement with the newly formed professional corporation. The newly formed professional corporation contracts with physicians, other professional medical corporations, and/or contracts with Payors. Certain HPI Subsidiaries provide similar services to IPAs, except such subsidiaries do not provide non-physician health care personnel and equipment to the IPAs; however, they do provide certain medical management services to the IPAs. The HPI Subsidiaries do not purchase the property, medical and office equipment of the practice, but may purchase certain contractual relationships with Payors and/or other providers.

     In each market, HPI seeks to affiliate with a locally prominent medical group or IPA and assist the medical group or IPA in building a managed care infrastructure and developing a high quality, geographically strong network of physicians. The network is designed to increase the number of available primary care physicians, which provides an opportunity for HPI to increase the number of patients served under a capitated or global fee contract. HPI believes this approach enables physicians to provide high quality, cost-effective health care, is highly desirable to both Payors and patients and is more likely to assist physicians in successfully adapting to a managed care environment. HPI has targeted major metropolitan markets with lower HMO penetration. HPI should benefit as managed health care grows in these geographic markets by an increase in new Payor and physician relationships.

     The key elements of HPI's strategy are as follows:

          Focus on High Quality Physician Group Practices. HPI develops managed care networks in local communities by affiliating with high quality and locally prominent physician groups. These physicians are often community leaders, are sought after by both Payors and patients, and are likely to better lead and adapt to a managed care system that requires significantly more efficient delivery of health care resources. In such affiliations, HPI purchases substantially all of the practices' operating assets and enters into long-term administrative services agreements, which align the incentives of HPI and the physicians to provide high quality efficient care. HPI's affiliation with these physician group practices and IPAs serves as the hub for the development of managed care networks.

          Develop Primary Care-Oriented Networks. HPI develops primary care-oriented multispecialty physician networks which deliver high quality, low cost health care to patients and HMOs. Primary care physicians, as the "gatekeepers" of the managed care system, control patient access to specialist, hospital and other services. By controlling patient access, primary care physicians can exert significant control over the quality and price of specialist and hospital services, which control often exceeds that of Payors. Furthermore, this control is enhanced through the addition of primary care physicians, which has the capability of increasing the number of covered members in the managed care network.

          Manage the Delivery of Quality Medical Care. HPI seeks to enhance the ability of its affiliated physicians to provide efficient, high quality care to their patients. HPI empowers its affiliated physicians to develop and lead the implementation of quality and utilization management programs. By placing physicians in the decision making and oversight roles, HPI believes it can generate greater physician enthusiasm and patient satisfaction in the managed care environment and achieve superior quality and cost of care results.

          Develop Sophisticated Information Systems. Sophisticated information technology is critical for HPI and its affiliated physicians to manage the financial and clinical risk of its capitation arrangements. HPI's information system is a comprehensive system which administers patient eligibility and benefits, claims payment, physician referrals, case management and data management. The system enables HPI to administer physician-designed quality and utilization management programs, pay for specialist services at rates below HMO fees and analyze financial and clinical data.

          Negotiate Capitated Arrangements with Payors. HPI has negotiated multiple shared and full risk contracts with Payors for certain HPI Subsidiaries or for its affiliated group practices or IPAs. The contracting party is determined based on the provisions of the respective administrative services agreement with the group practice or IPA and will vary by contract. These arrangements provide incentives to HPI's affiliated physicians to deliver high quality, cost effective services to their patients. HPI believes that the marketplace for such services is increasing.

          Target Local Communities in Major Metropolitan Areas. HPI has targeted local communities in major metropolitan areas for its development areas. Large markets offer significant growth opportunities that can leverage existing management and physician infrastructure. A concentrated community presence increases both the attractiveness of HPI's managed care networks and its ability to negotiate favorable rates and contract terms with Payors and other providers. In addition, many metropolitan markets have a substantial oversupply of specialist physicians and hospital beds, which provides HPI the opportunity to obtain significant contractual discounts on specialist and hospital services.

ADMINISTRATIVE SERVICES AGREEMENTS

     Each HPI Subsidiary enters into an administrative services agreement which provides for the HPI Subsidiary to assume the administrative responsibilities of the group practice or the IPA. These responsibilities include the provision of management systems and services, non-physician health care and management personnel, facilities, medical and office equipment. The agreements typically provide for (i) initial terms of five years with either two, six or nine renewal periods of five years each or (ii) ten year terms with a minimum of six renewal periods of five years each or (iii) perpetual or forty year terms. Renewals under these arrangements are at the sole discretion of the HPI Subsidiary. However, two HPI Subsidiaries have entered into administrative services agreements with initial terms of five years with renewal terms not at the sole discretion of HPI. One agreement provides for an automatic renewal for an additional five year term unless either party provides notice twelve months prior to renewal notifying the other party of termination of the administrative services agreement. The second agreement provides for an automatic renewal for successive two year terms unless either party provides notice within 180 days prior to renewal notifying the other party of termination of the administrative services agreement.

     Pursuant to the administrative services agreement, the professional corporation has assigned to the HPI Subsidiary the revenue of the professional corporation and has granted a security interest in the professional corporation's or IPA's accounts receivable. The assignment of revenue does not include any revenue which cannot be assigned to the HPI Subsidiary by operation of law. Pursuant to the administrative services agreement, the HPI Subsidiary receives a management fee in consideration for its services, which varies by agreement. The management fee is calculated either (i) as a contracted sharing of revenue and profits or (ii) the HPI Subsidiary's costs plus a percentage of revenue or a fixed dollar amount or (iii) revenue minus expenses. The ranges of management fees payable are (i) five to fourteen percent of revenue as defined in the administrative services agreements, (ii) cost plus $.4 million to cost plus $1 million or cost plus eight percent of revenue as defined in the administrative services agreements or (iii) revenue minus expenses. The management fee is intended to yield the net profits interests in the affiliated medical group or IPA.

       SECURITY OWNERSHIP OF CERTAIN HPI BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of HPI's securities as of June 30, 1997 by: (i) each of HPI's directors (other than David B. Snow Jr., Thomas C. Geiser and Max Brown, who do not own any securities of HPI) and executive officers, (ii) all directors and named executive officers of HPI as a group and (iii) each person known to HPI to be a beneficial owner of 5% or more of any class of HPI's voting securities.

                                                                       NUMBER OF SHARES
                                                                      OF HPI COMMON STOCK
              NAME AND ADDRESS OF               CLASS OF SECURITIES      BENEFICIALLY       PERCENT OF HPI
            HPI SECURITIES HOLDERS                CURRENTLY OWNED          OWNED(1)          COMMON STOCK
----------------------------------------------- -------------------   -------------------   --------------
Directors and Executive Officers:
Charles G. Berg(2)                                    Common                 834,000              8.38%
  800 Connecticut Ave.
  Norwalk, CT 06854
Charles D. Phillips(3)                                Common                  12,500                 *
  800 Connecticut Ave.
  Norwalk, CT 06854
Paul Conlin(4)                                        Common                  25,000                 *
  800 Connecticut Ave.
  Norwalk, CT 06854
Stephen F. Wiggins(5)                                 Common                 475,000              4.91%
  800 Connecticut Ave.
  Norwalk, CT 06854
All Directors and Named Executive Officers            Common               1,346,500             13.47%
  as a Group (4 persons)(6)
5% Stockholders:
Oxford Health Plans, Inc.(7)                    Series B Preferred         4,700,043             48.59%
  800 Connecticut Ave.                                 Stock
  Norwalk, CT 06854
WellPoint Development Company, Inc.(8)          Series A Preferred         3,299,982             34.11%
  21555 Oxnard Street                                  Stock
  Woodland Hills, CA 91367

---------------

(1) Includes shares of HPI Common Stock subject to options which may be exercised within 60 days of June 30, 1997. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in this table.

(2) The number of shares of HPI Common Stock for Mr. Berg includes vested HPI Options to purchase 44,850 shares of HPI Common Stock and unvested HPI Options to purchase 239,150 shares of HPI Common Stock which will vest at the Effective Time pursuant to the termination of the HPI Employment Agreement.

(3) The number of shares of HPI Common Stock for Mr. Phillips represents vested HPI Options to purchase 12,500 shares of HPI Common Stock.

(4) The number of shares of HPI Common Stock for Mr. Conlin represents vested HPI Options to purchase 25,000 shares of HPI Common Stock.

(5) Mr. Wiggins serves as Chairman of Oxford. Mr. Wiggins disclaims beneficial ownership of the shares of HPI Preferred Stock owned by Oxford.

(6) Includes HPI Options to purchase 321,500 shares of HPI Common Stock.

(7) HPI Preferred Stock and HPI Common Stock vote together as a class, thus Messrs. Phillips, Conlin and Wiggins do not hold in excess of 5% of HPI Voting Securities.

(8) WellPoint owns all 25,000 shares of the HPI Series A Convertible Preferred Stock, which is convertible into 3,299,982 shares of HPI Common Stock. Pursuant to a Shareholder Agreement, dated July 1, 1997, WellPoint agreed to convert its shares of HPI Series A Convertible Preferred Stock into shares of HPI Common Stock prior to the Closing of the Merger. Therefore, for purposes of this table, such shares are being treated as if converted.

 *  Less than one percent.

                           EXECUTIVE OFFICERS OF HPI

     Charles G. Berg, 40, has served as the President and Chief Executive Officer of HPI since September 1993 and is a founder of HPI. From 1987 to 1992, Mr. Berg was a Senior Vice President and Managing Director of WSGP Partners, L.P., a Los Angeles, California-based investment firm. Mr. Berg specialized in corporate investments and served as a director of various portfolio companies. From 1982 to 1987, Mr. Berg was an attorney with Gibson, Dunn & Crutcher LLP in Los Angeles, California and London, England specializing in corporate acquisitions and financings.

     Charles D. Phillips, 42, has served as Chief Operating Officer of HPI since May 1996 and has been Chief Operating Officer of Cincinnati Health Partners, Inc., an HPI Subsidiary, since September 1995. Prior to joining HPI, Mr. Phillips was employed by Community Mutual Insurance Company of Columbus, Ohio from 1991 to 1995 as Vice President/General Manager for the national account strategic business unit and as Vice President/Chief Financial Officer for Community Mutual's life insurance affiliates. From 1989 to 1990, he served as Executive Vice President/Chief Financial and Operating Officer for Credit Life Companies, Inc. where he directed the finance, treasury, claims, information systems and legal functions at this financial services company. From 1981 to 1989, Mr. Phillips was employed by Ernst & Young LLP. As a Senior Manager, Mr. Phillips was responsible for various client audit matters and strategic and financial planning engagements. His specialties included insurance, health care and SEC reporting. Mr. Phillips is a Certified Public Accountant.

     Paul Conlin, 39, has served as Executive Vice President, New York Region of HPI since May 1996 and has served as Chief Operating Officer of Brooklyn Health Partners, Inc., an HPI Subsidiary, since March 1995. Mr. Conlin has eleven years of managed care experience with the Prudential Health Care Plans. From 1992 to 1995, he served as Vice President of Managed Care Operations where he was responsible for the northeastern regional managed medical, managed dental and customer service operations. From 1988 to 1992, he was the Executive Director of Prudential's St. Louis, Missouri managed care operations where he oversaw an 80,000 member plan. From 1987 to 1988, Mr. Conlin was the Regional Director in Houston, Texas where he oversaw an eight city network expansion for a 250,000 member point-of-service account (Southwestern Bell) and established new networks in Little Rock, Arkansas and Corpus Christi and El Paso, Texas. From 1985 to 1986, he was responsible for establishing Prudential's managed care operations in the Dallas/Ft Worth, Texas area. From 1984 to 1985, he served as a Manager in PruCare's Group Model operations in Memphis, Tennessee responsible for health center development and claim operations.

                HPI EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

EXECUTIVE OFFICER COMPENSATION

     HPI believes that it employs only three people who will be employed by HPI or FPA as executive officers after the Merger. The following sets table sets forth information for the fiscal year ended December 31, 1996 for such persons:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                               ANNUAL COMPENSATION                     ---------------
      NAME AND PRINCIPAL        --------------------------------------------------       SECURITIES
        POSITION WITH                                               OTHER ANNUAL         UNDERLYING
             HPI                YEAR      SALARY       BONUS       COMPENSATION(1)      OPTIONS/SARS
------------------------------  ----     --------     --------     ---------------     ---------------
Charles G. Berg...............  1996     $250,000           --              --             125,000(2)
  Chief Executive Officer
Charles D. Phillips...........  1996      160,000     $103,750         $52,687              50,000(2)
  Chief Operating Officer
Paul Conlin...................  1996      156,000       66,300              --              50,000(3)
  Executive Vice President,
  New York Region

---------------

(1) Includes benefits paid by HPI, such as auto allowance, long-term disability and life insurance premiums and relocation expenses, which amounts exceeded the lesser of $50,000 or 10% of annual salary and bonus for each of the named executive officers.

(2) HPI options become exercisable in four equal annual installments commencing on the first anniversary of the date of grant.

(3) One-fourth of Mr. Conlin's options became exercisable on the date of grant, and three-fourths will become exercisable in three equal annual installments commencing on the first anniversary of the date of grant.

     The following table presents information with respect to grants of stock options pursuant to the HPI 1994 Stock Option Plan, during the year ended December 31, 1996, to the named executive officers reflected in the Summary Compensation Table:

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                                                                POTENTIAL
                                             INDIVIDUAL GRANTS                              REALIZABLE VALUE
                       --------------------------------------------------------------       AT ASSUMED ANNUAL
                                      PERCENT OF                                             RATES OF STOCK
                        NUMBER OF    TOTAL OPTIONS                                         PRICE APPRECIATION
                       SECURITIES     GRANTED TO                                                   FOR
                       UNDERLYING      EMPLOYEES                                             OPTION TERM(1)
                       OPTION/SARS     IN FISCAL     EXERCISE PRICE                       ---------------------
        NAME             GRANTED         YEAR          PER SHARE      EXPIRATION DATE        5%          10%
---------------------  -----------   -------------   --------------   ---------------     --------     --------
Charles G. Berg......    125,000(2)      25.20           $ 3.25           1/29/06         $255,488     $647,458
Charles D.
  Phillips...........     50,000(2)      10.08             3.25           1/29/06          102,195      258,983
Paul Conlin..........     50,000(3)      10.08             3.25           1/29/06          102,195      258,983

---------------

(1) The 5% and 10% assumed annual rates of appreciation were set by the Commission and are not intended to forecast future appreciation, if any, of the stock underlying such options.

(2) Messrs. Berg and Phillips' options become exercisable in four equal annual installments commencing on the first anniversary of the date of grant.

(3) One-fourth of Mr. Conlin's options became exercisable on the date of grant, and three-fourths will become exercisable in three equal annual installments commencing on the first anniversary of the date of grant.

     No HPI options were exercised by any of the named executive officers during the fiscal year ended December 31, 1996.

     The following table presents information concerning the HPI option values as of December 31, 1996 for unexercised HPI options held by each of the named executive officers:

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES

                                                                                         VALUE OF UNEXERCISED
                                                           NUMBER OF SECURITIES        IN-THE-MONEY OPTIONS/SARS
                                 NUMBER                   UNDERLYING UNEXERCISED
                                OF SHARES                OPTIONS/SARS AT YEAR END        AT FISCAL YEAR END(1)
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
            NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------   --------   -----------   -------------   -----------   -------------
Charles G. Berg..............         --           --      44,850        114,150        $89,036       $ 180,430
Charles D. Phillips(2).......         --           --      12,500         37,500         12,500          37,500
Paul Conlin..................         --           --      25,000         25,000         25,000          25,000

---------------

(1) Represents the number of unexercised shares multiplied by the difference between (i) the per share fair market value of HPI Common Stock at December 31, 1996 and (ii) the exercise price per share.

(2) In addition to the options listed in the table, Mr. Phillips has been issued options to purchase 75,000 shares in an HPI Subsidiary which employed Mr. Phillips prior to HPI. To date, Mr. Phillips'
     options to purchase 15,000 of such shares, representing an estimated $13,500 in value, have vested; Mr. Phillips' options to purchase 60,000 of such shares, representing an estimated $59,250 in value, are unvested. Upon consummation of the Merger, all vested and unvested options in such HPI Subsidiary will be cancelled and substitute HPI Options to purchase 14,212 shares of HPI Common Stock will be granted. See "THE MERGER AGREEMENT -- Roll-up Transactions."


DIRECTOR COMPENSATION

     Directors of HPI do not receive any compensation for servicing as a director of HPI, other than reimbursement for travel costs and other out-of-pocket expenses incurred in attending each director's meeting and committee meeting.

                                 LEGAL MATTERS

     The validity of the FPA Common Stock offered hereby and certain federal income tax consequences of the Merger will be passed upon for FPA by Pillsbury Madison & Sutro LLP, San Diego, California. Certain federal income tax consequences of the Merger and certain legal matters in connection with the Merger will be passed upon for HPI by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                             ADDITIONAL INFORMATION

     The HPI Board is not aware of any additional business to be acted upon at the HPI Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournment or postponement thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and applicable rules of the Commission.

                                    EXPERTS

     The consolidated financial statements of FPA included in this Proxy Statement/Prospectus in FPA's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included herein, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheet as of December 31, 1995 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the period June 1, 1994 to December 31, 1994 of Sterling, included herein, have been audited by Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Consolidated Financial Statements of FPA included in this Proxy Statement/Prospectus in FPA's Current Report on Form 8-K dated July 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included herein, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Consolidated Financial Statements of AHI Healthcare Systems, Inc. as of December 31, 1996 and the year then ended included in this Proxy Statement/Prospectus in FPA's Current Report on Form 8-K dated March 17, 1997, as amended by Form 8-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included herein, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Consolidated Financial Statements of AHI Healthcare Systems, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, included in the consolidated financial statements of FPA for such periods, which statements appear in the Current Reports on Form 8-K filed on July 31, 1997 and May 30, 1997, and included herein, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports therein and included herein, and have been included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of HPI and subsidiaries as of December 31, 1994, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and affiliates as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996, included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP (except for the December 31, 1993 financial statements of Thomas-Davis Medical Centers, P.C.) as stated in their report which is included herein (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions), and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of Thomas-Davis Medical Centers, P.C. for the year ended December 31, 1993 have been audited by Stevenson, Jones, Imig, Holmaas & Kleinhans, P.C., as stated in their report appearing elsewhere herein.

                             HEALTH PARTNERS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
Consolidated Financial Statements -- Years Ended December 31, 1996, 1995 and 1994
  Independent Auditors' Report.......................................................    F-2
  Consolidated Statements of Financial Position......................................    F-3
  Consolidated Statements of Operations..............................................    F-4
  Consolidated Statements of Cash Flows..............................................    F-5
  Consolidated Statements of Changes in Stockholders' Equity.........................    F-6
  Notes to Consolidated Financial Statements.........................................    F-7
Consolidated Financial Statements (Unaudited) -- Quarters Ended June 30, 1997 and
  1996
  Consolidated Statements of Financial Position (Unaudited)..........................   F-20
  Consolidated Statements of Operations (Unaudited)..................................   F-21
  Consolidated Statements of Cash Flows (Unaudited)..................................   F-22
  Notes to Consolidated Financial Statements (Unaudited).............................   F-23

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Health Partners, Inc.:

     We have audited the accompanying consolidated statements of financial position of Health Partners, Inc. and Subsidiaries as of December 31, 1994, 1995 and 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health Partners, Inc. and Subsidiaries as of December 31, 1994, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP
White Plains, New York
February 28, 1997

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                        DECEMBER 31, 1994, 1995 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                                        DECEMBER 31,
                                                              ---------------------------------
                                                               1994         1995         1996
                                                              -------     --------     --------
Current assets:
  Cash and cash equivalents.................................. $ 4,734     $  4,473     $  7,823
  Accounts receivable, net of allowance for bad debts........      --          104          284
  Amounts due from affiliated medical corporations and
     IPAs....................................................   1,917        2,631        5,682
  Prepaid expenses and other current assets..................     351        1,510        1,385
                                                              -------     --------     --------
          Total current assets...............................   7,002        8,718       15,174
Net property, equipment and leasehold improvements...........   3,646        7,354        8,662
Net intangible assets........................................   8,667       14,017       23,337
Other long-term assets.......................................     432          564          496
                                                              -------     --------     --------
          Total assets....................................... $19,747     $ 30,653     $ 47,669
                                                              =======     ========     ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...................... $ 2,340     $  4,167     $  6,721
  Accrued medical costs......................................      --           --        6,254
  Other current liabilities..................................     443        1,810        2,131
  Notes payable, current.....................................      --        2,887        1,877
  Current portion of long-term debt..........................      19           24           27
                                                              -------     --------     --------
          Total current liabilities..........................   2,802        8,888       17,010
Other long-term liabilities..................................     255          175          228
Long-term debt...............................................     719          696          670
Notes payable, long-term.....................................   1,750        2,437        3,653
                                                              -------     --------     --------
          Total liabilities..................................   5,526       12,196       21,561
                                                              -------     --------     --------
Minority Interests...........................................   1,886        1,293          915
                                                              -------     --------     --------
Stockholders' Equity:
  Preferred stock:
     Series A convertible preferred stock....................   9,000       15,000       22,500
     Series B convertible preferred stock....................   9,000       15,000       25,000
  Common stock ($.001 par value, 15,000 shares authorized,
     1,550, 1,550 and 1,624 shares issued and outstanding in
     1994, 1995
     and 1996)...............................................       2            2            2
  Accumulated deficit........................................  (5,667)     (12,838)     (22,309)
                                                              -------     --------     --------
          Total stockholders' equity.........................  12,335       17,164       25,193
                                                              -------     --------     --------
            Total liabilities and stockholders' equity....... $19,747     $ 30,653     $ 47,669
                                                              =======     ========     ========

        See accompanying notes to the consolidated financial statements.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                                1994        1995         1996
                                                               -------     -------     --------
Net Revenue:
  Net revenue of consolidated IPAs...........................  $ 2,497     $16,340     $ 45,741
                                                               -------     -------     --------
  Amounts associated with unconsolidated entities:
     Net revenue of unconsolidated affiliated medical
       corporations..........................................   17,675      36,910       53,677
     Net revenue of unconsolidated IPAs......................       --      34,027       40,456
     Cost of affiliated physician services...................   (4,579)    (12,327)     (16,419)
     Medical claims of unconsolidated affiliated medical
       corporations..........................................   (4,628)     (9,829)     (10,389)
     Medical claims of unconsolidated IPAs...................       --     (33,145)     (38,499)
                                                               -------     -------     --------
  Management services revenue................................    8,468      15,636       28,826
  Other revenue..............................................       36         165          255
                                                               -------     -------     --------
          Net revenue........................................   11,001      32,141       74,822
                                                               -------     -------     --------
Operating Expenses:
  Clinic salaries, wages and benefits........................    5,743      11,457       13,995
  Medical claims of consolidated IPAs........................      471      10,507       45,379
  Network operating expenses.................................      897       2,889        4,676
  Other clinic expenses......................................    4,745       9,797       13,371
  General corporate expenses.................................    2,152       3,904        4,974
  Depreciation and amortization..............................    1,865       1,372        2,462
  Net interest expense (income)..............................     (156)       (106)         117
                                                               -------     -------     --------
          Total operating expenses...........................   15,717      39,820       84,974
                                                               -------     -------     --------
  Loss before minority interests and provision for income
     taxes...................................................   (4,716)     (7,679)     (10,152)
  Minority interests' share in net loss......................      367         683          866
  Provision for income taxes.................................      (40)       (175)        (185)
                                                               -------     -------     --------
  Net loss...................................................  $(4,389)    $(7,171)    $ (9,471)
                                                               =======     =======     ========

        See accompanying notes to the consolidated financial statements.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                                1994        1995         1996
                                                               -------     -------     --------
Cash flows from operating activities:
  Net loss...................................................  $(4,389)    $(7,171)    $ (9,471)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization...........................    1,865       1,372        2,462
     Minority interests' share in net loss...................     (367)       (683)        (866)
  Changes in assets and liabilities:
     Decrease (increase) in accounts receivable..............    1,854        (104)        (180)
     Increase in amounts due from unconsolidated affiliated
       medical corporations and IPAs.........................   (1,499)       (622)      (1,293)
     (Increase) decrease in prepaid expenses and other
       current assets........................................      (20)     (1,085)         268
     (Increase) decrease in other long-term assets...........      (19)        (80)         103
     (Decrease) increase in accounts payable and accrued
       expenses..............................................   (1,495)        787        1,238
     Decrease (increase) in accrued medical costs............     (307)         --        6,233
     (Decrease) increase in other long-term liabilities......      (37)      1,211          374
                                                               -------     -------     --------
          Net cash used by operating activities..............   (4,414)     (6,375)      (1,132)
                                                               =======     =======     ========
Cash flows from investing activities:
  Payments for acquisitions, net of cash acquired............   (6,764)     (3,321)      (7,700)
  Additions to property, equipment and improvements..........   (1,149)     (3,972)      (2,347)
                                                               -------     -------     --------
          Net cash used by investing activities..............   (7,913)     (7,293)     (10,047)
                                                               -------     -------     --------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock..................   13,000      12,000       17,500
  Proceeds from long-term debt...............................      738          --           --
  Proceeds from notes payable................................       --       1,450          800
  Payments on notes payable and long-term debt...............      (95)        (45)      (3,771)
  Other......................................................     (125)          2           --
                                                               -------     -------     --------
          Net cash provided by financing activities..........   13,518      13,407       14,529
                                                               -------     -------     --------
          Net change in cash and cash equivalents............    1,191        (261)       3,350
          Cash and cash equivalents at beginning of period...    3,543       4,734        4,473
                                                               -------     -------     --------
          Cash and cash equivalents at end of period.........  $ 4,734     $ 4,473     $  7,823
                                                               =======     =======     ========

        See accompanying notes to the consolidated financial statements.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                            OLD-SERIES A        NEW-SERIES A          SERIES B
                             CUMULATIVE          CONVERTIBLE        CONVERTIBLE
                           PREFERRED STOCK     PREFERRED STOCK    PREFERRED STOCK        COMMON STOCK
                          -----------------   -----------------   ----------------   --------------------   ACCUMULATED
                          SHARES    AMOUNT    SHARES    AMOUNT    SHARES   AMOUNT      SHARES      AMOUNT     DEFICIT      TOTAL
                          -------   -------   -------   -------   ------   -------   -----------   ------   -----------   -------
BALANCE, DECEMBER 31,
  1993..................    5,000   $ 5,112         0   $     0        0   $     0     4,875,000    $  5     $  (1,307)   $ 3,810
Net loss................       --        --        --        --       --        --            --      --        (4,389)    (4,389)
Series A preferred stock
  dividend
  (8% per annum)........       --       131        --        --       --        --            --      --          (131)         0
Payment of preferred
  stock dividend........       --       (52)       --        --       --        --            --      --            --        (52)
Elimination of preferred
  stock dividend........       --      (191)       --        --       --        --            --      --           191          0
Purchase of common
  stock.................       --        --        --        --       --        --    (4,200,000)     (4)           --         (4)
Stock dividend..........       --        --        --        --       --        --       675,000       1            (1)         0
Issuance of common
  stock.................       --        --        --        --       --        --       200,000       0            --          0
Exchange of preferred
  stock.................   (5,000)   (5,000)       --        --    5,000     5,000            --      --            --          0
Issuance of preferred
  stock (Series A and
  B)....................       --        --     9,000     9,000    4,000     4,000            --      --            --     13,000
Costs related to
  issuance of preferred
  stock.................       --        --        --        --       --        --            --      --           (30)       (30)
                            -----    ------    ------   -------   ------   -------     ---------     ---      --------    -------
BALANCE, DECEMBER 31,
  1994..................        0         0     9,000     9,000    9,000     9,000     1,550,000       2        (5,667)    12,335
Net loss................       --        --        --        --       --        --            --      --        (7,171)    (7,171)
Issuance of preferred
  stock (Series A and
  B)....................       --        --     6,000     6,000    6,000     6,000            --      --            --     12,000
                            -----    ------    ------   -------   ------   -------     ---------     ---      --------    -------
BALANCE, DECEMBER 31,
  1995..................        0         0    15,000    15,000   15,000    15,000     1,550,000       2       (12,838)    17,164
Net loss................       --        --        --        --       --        --            --      --        (9,471)    (9,471)
Issuance of common stock
  pursuant to stock
  options...............       --        --        --        --       --        --        73,500       0            --          0
Issuance of preferred
  stock (Series A and
  B)....................       --        --     7,500     7,500   10,000    10,000            --      --            --     17,500
                            -----    ------    ------   -------   ------   -------     ---------     ---      --------    -------
BALANCE, DECEMBER 31,
  1996..................        0   $     0    22,500   $22,500   25,000   $25,000     1,623,500    $  2     $ (22,309)   $25,193
                            =====    ======    ======   =======   ======   =======     =========     ===      ========    =======

        See accompanying notes to the consolidated financial statements.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

 (1) ORGANIZATION AND OPERATION

     Health Partners, Inc. ("HPI" or the "Company") was incorporated and commenced operations on September 15, 1993. HPI, through its majority owned subsidiaries, provides management systems and services, non-physician health care personnel and equipment to affiliated medical corporations, independent practice associations ("IPAs") and managed care contracting networks. HPI operates primarily in the managed health care business and supports health care networks of multi-specialty physicians, through which managed health care is provided under contracts with prepaid health plans. Affiliated medical corporations, IPAs and managed care contracting networks employ physicians, contract with physicians and professional medical corporations, and/or contract with health maintenance organizations ("HMOs"). Pursuant to the administrative services agreements between the Company's subsidiaries and the affiliated medical corporations and IPAs, the resulting management services revenue is equivalent to a net profits interest in the preponderance of medical services provided by the affiliated medical corporations and IPAs. The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries in which the Company has more than a 50% ownership interest and exercises direct unilateral and perpetual control. The majority owned subsidiaries of the Company include management services organizations and IPAs. For those affiliated medical corporations and IPAs where the Company does not exercise control but has a net profits interest, the Company displays the revenue and expenses of such entities in the accompanying consolidated statements of operations. Amounts retained by the managed affiliated medical corporations and IPAs are deducted from net revenue of unconsolidated affiliated medical corporations and from net revenue of unconsolidated IPAs in the accompanying consolidated statements of operations. Amounts retained by managed affiliated medical corporations and IPAs include cost of affiliated physician services and medical claims of unconsolidated affiliated medical corporations and IPAs. Management of the Company believes that this data provides readers of the financial statements with additional useful information about its operations.

 (2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries in which the Company has more than a 50% ownership interest and exercises direct unilateral and perpetual control. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Minority Interests

     Minority interests represent the minority stockholders' proportionate share of the equity of subsidiaries. Brooklyn Health Partners, Inc. ("BHPI"), Gotham Practice Management, Inc. ("GPMI"), Network Management Strategies Corporation ("NMS"), San Antonio Health Partners, Inc. ("SAHPI") and Comprehensive Primary Care MSO, Inc. ("CPC") have incurred net losses which exceed the minority interests' share of equity. To the extent the net losses exceed the equity of the minority interests, the Company recognizes all losses in the consolidated statements of operations. As these subsidiaries generate net income, the Company will recognize all net income until such losses have been fully offset. At December 31, 1994, 1995 and 1996, cumulative net losses of minority interests recognized by the Company were approximately $491,000, $1,033,000, and $1,551,000, respectively.

  Net Revenue and Cost Recognition

     Net revenue in the consolidated statement of operations consists of the total net revenue of the Company's consolidated IPAs and management services revenue after deducting amounts retained by the managed affiliated medical corporations and IPAs. Net revenue of consolidated IPAs consists of capitation

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996


revenue (including shared-risk revenue) and fee-for-service revenue. Fee-for-service revenue is recorded by the affiliated medical corporations at established rates reduced by provisions for contractual allowances and doubtful accounts. Management services revenue is equal to the difference between the amount of net revenue (including fee-for-service, capitation and shared-risk revenue) and amounts retained by the managed IPAs and affiliated medical corporations for risk pool payments, compensation and other expenses. Management services revenue is based on several different types of arrangements including contracted sharing of revenue and profits, cost plus either a percentage of revenue or a fixed dollar amount or revenue minus expenses. The ranges of management fees payable are (i) five to fourteen percent of revenue as defined in the administrative services agreements, (ii) cost plus $.4 million to cost plus $1 million or cost plus eight percent of revenue as defined in the administrative services agreements, or (iii) revenue minus expenses. For the years ended December 31, 1994, 1995 and 1996, management services revenue under the different types of arrangements were as follows:



                                                      1994                1995                1996
                                                -----------------   -----------------   -----------------
                                                REVENUE   PERCENT   REVENUE   PERCENT   REVENUE   PERCENT
                                                -------   -------   -------   -------   -------   -------
Contracted sharing of revenue and profits.....      --       --     $   882      5.6%   $ 4,704     16.3%
Cost plus.....................................  $8,468      100%     11,264     72.1%    15,418     53.5%
Revenue minus expenses........................      --       --       3,490     22.3%     8,704     30.2%
                                                -------   -------   -------   -------   -------   -------
          Total...............................  $8,468      100%    $15,636      100%   $28,826      100%
                                                ======    =====     =======    =====    =======    =====


     The Company recognizes capitation revenue from HMOs contracting with independent practice associations for the delivery of health care services. Amounts for consolidated IPAs that are due to affiliated medical corporations, independent practice associations and other health care providers for the provision of health care services in connection with HMO contracts are accrued as incurred. The HMO contracts contain shared-risk provisions whereby additional incentive revenue can be earned or penalties can be incurred based upon the utilization of inpatient services by assigned HMO enrollees. The Company records estimated shared-risk amounts receivable from (or payable to) HMOs for consolidated IPAs based upon inpatient utilization and associated costs incurred by assigned HMO enrollees compared to budgeted costs. Differences between actual contract settlements and amounts estimated as receivable (or payable) relating to HMO shared-risk arrangements are recorded in the year of final settlement. Management believes that accrued medical costs, which represent the amounts payable for services incurred by patients of the consolidated IPAs but not yet paid at December 31, 1994, 1995 and 1996, is adequate to cover claims that will ultimately be paid.

  Amounts due from Unconsolidated Affiliated Medical Corporations and IPAs

     Amounts due from unconsolidated affiliated medical corporations and IPAs represent amounts due for management services rendered and funds provided to unconsolidated affiliated medical corporations and IPAs for various operating purposes. Amounts are secured by the accounts receivable of the unconsolidated affiliated medical corporations and IPAs.

  Contractual Adjustments

     Contractual adjustments arise due to the terms of certain reimbursement arrangements and managed care contracts. These adjustments represent the difference between charges at established rates and estimated reimbursable amounts and are recognized in the period the services are rendered. Any differences between the estimated reimbursable amounts and actual payments under reimbursement arrangements are reported in the year the payments are received.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

  Property, Equipment and Leasehold Improvements

     Property, equipment and leasehold improvements are stated at cost. Depreciation is computed using the straightline method over the estimated useful lives of the assets. The principal estimated useful lives are 5 years for medical, computer and office equipment and 30 years for buildings. Leasehold improvements are amortized over the estimated useful lives of the improvements or the terms of the leases, whichever is shorter. The principal estimated useful life is 10 years.

     Upon retirement or sale, the cost and related accumulated depreciation are removed from the accounts and any resultant gains or losses are included in the consolidated statements of operations.

  Intangible Assets

     Intangible assets resulting from business acquisitions principally consist of the excess of the acquisition cost over the fair value of the net assets acquired ("goodwill"). Goodwill is amortized on a straight-line basis over 20 to 30 years based upon its estimated useful life.

     Other intangible assets are amortized on a straight-line basis over their estimated useful lives.

     During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. If events and circumstances occur which indicate impairment, SFAS No. 121 requires that impairment losses be recognized based on the difference between the fair value and carrying value of the assets. Long-lived assets to be disposed of should be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Company has complied with the provisions of SFAS No. 121. The adoption of SFAS No. 121 did not have a material effect on the accompanying consolidated financial statements.

  Income Taxes

     The Company follows Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires accounting for income taxes on an asset and liability method. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and respective tax bases. Under this method, deferred tax liabilities and assets are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Certain entities file tax returns on a stand alone basis.

  Accounting for Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board issued SFAS Statement No. 123, "Accounting for StockBased Compensation" ("SFAS No. 123") which is effective for financial statements for fiscal years beginning after December 15, 1995. As permitted under SFAS No. 123, the Company has elected not to adopt the fair value based method of accounting for its stock-based compensation plans, but has complied with the disclosure requirements of SFAS No. 123 (note 10) and will continue to account for such compensation under the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees".

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

  Cash and Cash Equivalents

     HPI considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. A substantial portion of HPI's cash and cash equivalents is deposited in three banks. HPI monitors each bank's financial status and does not believe the deposits are subject to a significant degree of risk.

  Disclosures about the Fair Value of Financial Instruments

     The Company values its financial instruments as required by SFAS Statement No. 107, "Disclosures about Fair Values of Financial Instruments." The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, short-term debt and long-term variable-rate debt approximate fair value.

  Management's Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the 1996 presentation.

 (3) ACQUISITIONS

     During 1994, 1995 and 1996 the Company acquired the medical organizations described below and accounted for the transactions in accordance with the purchase method of accounting. The results of operations of the acquired companies are included in the Company's consolidated statements of operations for the periods in which they were owned by the Company. The acquisitions are generally financed through various combinations of cash payments, notes payable and the assumption of certain liabilities. Simultaneous with its acquisitions, the Company's majority owned subsidiaries enter into an administrative services agreement ("ASA") with affiliated medical corporations and/or IPAs. After an initial term, the ASAs relative to the medical organizations have automatic long-term renewal options, except for SAHPI which has a forty year ASA and Gateway Physician Services, L.P. ("GPS") which has an indefinite term, and can only be terminated if the subsidiaries breach the ASA or at the option of the subsidiary.

     In August 1994, the Company acquired a majority interest in VMA, Inc. for an aggregate purchase price of approximately $5,250,000. The stock of VMA, Inc. was transferred by the Company to Gateway Physician Services, L.P. for an equal ownership interest in GPS. The minority shareholders also exchanged their ownership interests in VMA, Inc. for an equivalent ownership interest in GPS. Simultaneous with the transaction, GPS entered into non-compete agreements with certain physicians.

     In October 1994, GPMI acquired the property, medical equipment and office equipment of Gotham Practice Management Services, Inc. for approximately $700,000.

     In January 1995, Network Management Strategies Corporation ("NMS") was organized to provide management services to independent practice associations. In August 1995, NMS acquired the stock of Health One Associates, Inc. and certain of the assets of Palm Lake Administrators, Inc. for an aggregate purchase price of $2,000,000.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

     In July 1995, Cincinnati Health Partners, Inc. ("CHPI") acquired the property, medical and office equipment of Timmerman & Saelinger, P.S.C. and Family Physicians of Northern Kentucky, P.S.C. and entered into non-compete agreements for an aggregate purchase price of approximately $3,700,000.

     In June 1996, Paramount Medical Management, Inc. ("PMM") acquired the property, medical and office equipment of Vento Medical Services, P.C. and entered into non-compete agreements for an aggregate purchase price of approximately $1,900,000.

     In June 1996, San Antonio Health Partners, Inc. was organized to provide management services to independent practice associations.

     In July 1996, Hudson Valley Health Partners, Inc. ("HVHPI") acquired the property, medical and office equipment of Clarkstown Pediatrics Associates, P.C. and entered into non-compete agreements for an aggregate purchase price of $2,475,000.

     In October 1996, CHPI acquired the property, medical and office equipment of Primary Care Associates of Northern Kentucky, P.S.C. and entered into non-compete agreements for an aggregate purchase price of $3,275,000.

     In November 1996, CPC acquired the property, medical and office equipment of Gerald Family Practice, P.C. and entered into non-compete agreements for an aggregate purchase price of $2,050,000.

     The following financial information sets forth the unaudited pro forma consolidated results of operations for the years ended December 31, 1995 and 1996 as if the acquisitions had occurred effective January 1, 1995:

                                                              1995             1996
                                                          ------------     ------------
        Net revenue of consolidated and unconsolidated
          affiliated medical corporations and IPAs......  $122,316,000     $152,803,000
        Net loss........................................  $ (5,975,000)    $ (8,902,000)

     The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchases been made on January 1, 1995 or future results of operations of the consolidated companies.

     Intangible assets resulting from business combinations at December 31, 1994, 1995 and 1996 consist of goodwill of $9,493,000, $13,493,000 and
$18,615,000, respectively, and non-compete agreements of $1,090,000, $2,859,000 and $7,713,000, respectively. Accumulated amortization of intangible assets at December 31, 1994, 1995 and 1996 was approximately $1,916,000, $2,335,000 and
$2,991,000, respectively.

 (4) PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements at December 31, 1994, 1995 and 1996 consist of the following:

                                                          1994           1995            1996
                                                       ----------     -----------     -----------
Building.............................................. $  842,000     $   842,000     $   842,000
Medical, computer and office equipment................  1,862,000       4,994,000       6,928,000
Leasehold improvements................................  1,078,000       2,631,000       3,745,000
Construction in progress..............................    176,000          73,000              --
                                                       ----------     -----------     -----------
                                                        3,958,000       8,540,000      11,515,000
Less accumulated depreciation and amortization........   (312,000)     (1,186,000)     (2,853,000)
                                                       ----------     -----------     -----------
                                                       $3,646,000     $ 7,354,000     $ 8,662,000
                                                       ==========     ===========     ===========

     Depreciation and leasehold improvement amortization expense for the years ended December 31, 1994, 1995 and 1996 was $292,000, $1,006,000 and $1,785,000.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

 (5) LEASES

     The Company has operating leases covering facilities and equipment for which rental expense for the years ended December 31, 1994, 1995 and 1996 was $1,668,000, $2,750,000 and $4,474,000, respectively. Minimum rental commitments under noncancelable capital and operating leases are as follows:

                1997............................................   $ 4,190,000
                1998............................................   $ 3,378,000
                1999............................................   $ 2,669,000
                2000............................................   $ 2,234,000
                2001............................................   $ 1,765,000
                Thereafter......................................   $ 5,339,000

 (6) CREDIT FACILITIES

     In October 1994, GPS executed a credit agreement with a bank that provided a line of credit (the "line") of $800,000 and an equipment loan with maximum permitted borrowing of $600,000 ("equipment loan"). The agreement required GPS to meet both financial and non-financial covenants and contained covenants restricting the payment of dividends, incurrence of debt and sale of assets. As of December 31, 1994, GPS had no borrowings under this agreement.

     In September 1995, GPS converted outstanding borrowings under its equipment loan into a term note. The principal balance of approximately $315,000 bears interest at 8.9% and is payable over five years.

     In October 1995, GPS amended its credit agreement with a bank to provide a $1,500,000 line of credit and increase the equipment loan to $500,000. GPS's requirement to meet both financial and non-financial covenants remained unchanged.

     In May 1996, GPS amended its credit agreement with a bank regarding its existing line of credit and equipment loan. The line, which provided for borrowing based upon 80% of eligible accounts receivable, as defined, was terminated in August 1996. The principal balance was repaid in two installments in July and August 1996. The equipment loan, which was based on 90% of the purchased equipment's value and bore interest at the bank's prime rate plus a spread based on GPS's financial ratios, was terminated in May 1996. Effective with this amendment, GPS maintained its existing deed of trust note, term note and the covenants contained in GPS's prior agreement with the bank.

     As of December 31, 1996, GPS was in default on both financial and non-financial covenants. GPS is in discussions with the bank regarding curing the default.

     Borrowings under the line are collateralized by the accounts receivable, and borrowings under the equipment loan are collateralized by the underlying equipment. Also, the bank maintains an additional security interest in all current and future assets of GPS and is superior to all current and future indebtedness of GPS.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

     The following schedule summarizes the activity with respect to the credit agreements and term note:

                                                DECEMBER 31, 1994   DECEMBER 31, 1995   DECEMBER 31, 1996
                                                -----------------   -----------------   -----------------
Line of Credit:
  Borrowings..................................        $   0            $ 1,450,000          $       0
  Interest rate...............................          N/A                   10.5%              10.5%
Term Note:
  Borrowings..................................        $   0            $   300,000          $ 246,000
  Interest rate...............................          N/A                    8.9%               8.9%

     In December 1996, HVHPI entered into a $250,000 line of credit agreement with a bank. The line of credit bears interest at the bank's prime rate plus
 1/2 percentage point, is collateralized by HVHPI's accounts receivable and expires on December 10, 1997. At December 31, 1996, there were no borrowings under this agreement.

     See Note 7, Long-Term Debt and Notes Payable, for information regarding the deed of trust note.

 (7) LONG-TERM DEBT AND NOTES PAYABLE

     In December 1994, GPS executed a $738,000 deed of trust note ("the note") collateralized by GPS's building. Payment of the note is based on a 15 year payment schedule with a five year balloon payment and bears a fixed rate of interest at 10.35%. GPS is subject to the same financial, non-financial and restrictive covenants as in its credit facilities (See Note 6 -- Credit Facilities). The balance of the note was $738,000, $720,000 and $697,000 as of December 31, 1994, 1995 and 1996, respectively.

     In conjunction with the acquisition of VMA, Inc., the Company agreed to a deferred purchase price of $1,750,000 payable over 3 years beginning in 1996. In 1996 the deferred purchase price was renegotiated to $1,450,000.

     Obligations under capital leases at December 31, 1996 totaled $315,000 of which $87,000 was current.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

     The following is a summary of notes payable and long-term debt at December 31, 1996:

                                                  ORIGINAL    INTEREST
                  DESCRIPTION                    PRINCIPAL      RATE      BALANCE       EXPIRATION
-----------------------------------------------  ----------   --------   ----------   --------------
Deferred Purchase Price (GPS)..................  $1,750,000      (5)     $  942,000      August 1998(1)
Term Note (GPS)................................  $  315,000     8.90%       246,000   September 2000(2)
Notes Payable (CHPI)...........................  $1,303,000     8.25%       788,000        June 2000(2)
Notes Payable (CHPI)...........................  $  764,000      (5)        382,000      August 1997(1)
Notes Payable (CHPI)...........................  $  579,000     7.00%       579,000    November 2000(2)
Term Note (CHPI) (7)...........................  $  800,000     7.25%       781,000    November 2003(2)
Note Payable (PMM).............................  $  588,000     8.00%       524,000        June 2000(3)
Note Payable (PMM).............................  $   85,000     8.00%        85,000     October 2000(3)
Note Payable (CPC).............................  $  400,000     7.00%       400,000    November 2000(3)
Notes Payable (HVHPI)..........................  $  536,000     8.00%       496,000        July 1999(3)
Note Payable (HVHPI)...........................  $  150,000      (5)        148,000    December 2001(2)
Term Note (HVHPI) (7)..........................  $  100,000      (4)        100,000        July 1999(2)
Other Notes Payable............................  $   65,500      (6)         59,000          various
                                                                         ----------
Total Notes Payable............................                           5,530,000
Long-Term Debt (GPS)...........................                             697,000
                                                                         ----------
Total Notes Payable and LongTerm Debt..........                          $6,227,000
                                                                         ==========

---------------

(1) Annual payments each August

(2) Payable monthly

(3) Payable quarterly

(4) Interest at the bank's prime rate plus 1/2 percentage point

(5) Note is non-interest bearing

(6) Interest at 8% and the prime rate

(7) Secured by accounts receivable and equipment

     Aggregate maturities of long-term debt and notes payable are as follows:

                1997.............................................  $1,904,000
                1998.............................................  $1,568,000
                1999.............................................  $1,082,000
                2000.............................................  $1,345,000
                2001.............................................  $  138,000
                Thereafter.......................................  $  190,000

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

(8) INCOME TAXES

     The provision for income taxes for the years ended December 31, 1994, 1995 and 1996 consisted of the following:

                                                       1994         1995         1996
                                                      -------     --------     --------
        Current provision:
          Federal...................................  $    --     $     --     $     --
          State.....................................   40,000      175,000      185,000
                                                      -------     --------      -------
                  Total Current.....................   40,000      175,000      185,000
                                                      -------     --------      -------
        Deferred provision:
          Federal...................................       --           --           --
          State.....................................       --           --           --
                                                      -------     --------      -------
                  Total Deferred....................       --           --           --
                                                      -------     --------      -------
        Provision for income taxes..................  $40,000     $175,000     $185,000
                                                      =======     ========      =======

     The Company has established a valuation allowance for the net deferred tax assets that arose during 1994, 1995 and 1996. Therefore, no tax benefit has been reflected in the consolidated statements of operations.

     The components of deferred tax assets and liabilities as of December 31, 1994, 1995 and 1996 are as follows:

                                                       1994             1995             1996
                                                    -----------     ------------     ------------
Deferred tax assets:
Net operating loss carry forwards.................  $ 2,406,000     $  5,155,000     $  7,665,000
Management fee payable............................    4,259,000       10,085,000       11,865,000
Accounts payable..................................    1,597,000        9,465,000        3,446,000
Other.............................................       49,000          285,000        4,810,000
                                                     ----------      -----------      -----------
          Total deferred tax assets...............    8,311,000       24,990,000       27,786,000
                                                     ----------      -----------      -----------
Deferred tax liabilities:
Accounts receivable...............................    2,200,000        9,873,000        3,789,000
Management fee receivable.........................           --        1,913,000        1,627,000
Property, equipment and leasehold improvements....      127,000          270,000          250,000
Intangible Assets.................................           --               --        3,038,000
Prepaid expenses..................................       20,000           72,000           33,000
Other.............................................        4,000          194,000        1,506,000
                                                     ----------      -----------      -----------
Total deferred tax liabilities....................    2,351,000       12,322,000       10,243,000
Less valuation allowance..........................   (5,960,000)     (12,668,000)     (17,543,000)
                                                     ----------      -----------      -----------
Net deferred tax asset liability..................  $        --     $         --     $         --
                                                     ==========      ===========      ===========

     Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1996 will be applied to reduce future tax provisions, except for certain tax benefits resulting from acquisitions which may be allocated to goodwill depending on the timing and the nature of their use.

     At December 31, 1996, the Company had net operating loss carryforwards of approximately $17,450,000 which will begin to expire in 2008.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

 (9) STOCKHOLDERS' EQUITY

     In May 1994, the Company underwent a capital restructuring whereby the Articles of Incorporation were amended to redefine the Company's Series A preferred stock and establish a Series B preferred stock. The capital restructuring eliminated the redemption feature of the Old-Series A preferred stock and added a conversion feature, at the holder's option or under certain circumstances as defined below, to the Company's common stock based upon a predetermined conversion price.

     The preferred stock is subject to a mandatory conversion if the Company consummates a public offering of its common stock in excess of stated levels. Also, the preferred stock has a liquidation preference equal to the original issuance price, accrued dividends and declared but unpaid dividends. The Series B preferred stock maintains the same provisions as the New-Series A preferred stock except for the conversion price.

     In May 1994, Oxford Health Plans, Inc. ("Oxford"), a minority shareholder, purchased all outstanding Old-Series A preferred stock for stated value. Oxford then exchanged the Old-Series A preferred stock for Series B preferred stock and payment of cumulative unpaid dividends, which approximated $52,000, on Oxford's Old-Series A preferred stock.

     In conjunction with the restructuring, the Company purchased 4,200,000 shares of its common stock for $4,200 and declared and paid a stock dividend, which amounted to 675,000 shares. Subsequent to the dividend, the Company issued an additional 200,000 shares of common stock for $200.

     The following is a summary of the shares of the Series A preferred stock and the Series B preferred stock that the Company has sold to Foxfield Ventures, Inc. and Oxford, respectively:

                                                    NUMBER OF SHARES
                                                  ---------------------       AGGREGATE
                         DATE SOLD                SERIES A     SERIES B     PURCHASE PRICE
            ------------------------------------  --------     --------     --------------
            May 1994............................    5,000        5,000       $ 10,000,000
            August 1994.........................    4,000        4,000          8,000,000
            May 1995............................    6,000        6,000         12,000,000
            May 1996............................    2,500        2,500          5,000,000
            July 1996...........................    5,000        5,000         10,000,000
            November 1996.......................       --        2,500          2,500,000
                                                   ------       ------        -----------
                      Total.....................   22,500       25,000       $ 47,500,000
                                                   ======       ======        ===========

     In February 1997, the Company sold 2,500 shares of the Series A preferred stock to Foxfield for $2,500,000.

     Stockholders' equity consists of the following at December 31, 1994, 1995 and 1996:

                                                          1994           1995            1996
                                                       ----------     -----------     -----------
Series A convertible preferred stock, $1,000 stated
  value, 25,000 shares authorized, 9,000, 15,000 and
  22,500 shares issued and outstanding in 1994, 1995
  and 1996...........................................  $9,000,000     $15,000,000     $22,500,000
Series B convertible preferred stock, $1,000 stated
  value, 25,000 shares authorized, 9,000, 15,000 and
  25,000 shares issued and outstanding in 1994, 1995
  and 1996...........................................  $9,000,000     $15,000,000     $25,000,000
Common Stock, $.001 par value, 15,000,000 shares
  authorized in 1994, 1995 and 1996, 1,550,000 shares
  issued and outstanding in 1994 and 1995, 1,624,000
  shares issued and outstanding in 1996..............  $    1,550     $     1,550     $     1,624

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

     Both the Series A and Series B preferred stock bear a cumulative dividend of $80 per annum per share. As of December 31, 1994, 1995 and 1996, the Company had cumulative unpaid dividends on the Series A and Series B preferred stock of approximately $760,000, $2,829,000 and $6,006,000, respectively. If a stockholder exercises the preferred stock's conversion feature, the cumulative dividend is not required to be paid in accordance with the Company's Articles of Incorporation.

     In connection with the capital restructuring, HPI entered into a securities purchase agreement with certain corporate and management investors. This agreement provides for additional sales of HPI's Series A and Series B convertible preferred stock and superseded the existing securities purchase agreement.

(10) STOCK OPTION PLAN

     In 1994, the Company adopted a fixed stock option plan ("1994 Option Plan") for key employees and consultants to acquire 450,000 shares of common stock of the Company. In 1995, the Company allocated 1,000,000 additional shares of common stock to the 1994 Option Plan. Options vest over four to five years, become exercisable as specified in the individual stock option agreements and expire ten years after the date of grant. The following schedule summarizes the activity within the stock option plan:

                                                           1994         1995         1996
                                                         --------     --------     --------
    Options outstanding, January 1.....................         0      381,000      491,000
    Options granted....................................   381,000      110,000      496,000
    Options exercised..................................         0            0      (73,500)
    Options forfeited..................................         0            0      (99,000)
    Options expired....................................         0            0            0
                                                         --------     --------     --------
    Options outstanding, December 31...................   381,000      491,000      814,500
                                                         ========     ========     ========
    Options exercisable, December 31...................    23,700      100,900      146,100
    Compensation expense recorded......................  $      0     $      0     $      0

     Weighted average option exercise price information for the years ended December 31, 1994, 1995 and 1996 are as follows:

                                                          1994      1995      1996
                                                          -----     -----     -----
            (1) Outstanding, January 1................      N/A     $.001     $.314
            (2) Granted during the year...............    $.001     $1.40     $3.39
            (3) Grant date fair value.................    $ 001     $1.40     $3.39
            (4) Outstanding, December 31..............    $.001     $.314     $2.21
            (5) Exercisable, December 31..............    $.001     $.001     $ .44
            (6) Options forfeited during the year.....      N/A       N/A     $.165
            (7) Options exercised during the year.....      N/A       N/A     $.001

     At December 31, 1996, the exercise price of options outstanding ranged from $.001 to $5.32 per share and the weighted-average remaining contractual life of the options outstanding was approximately 8.5 years.

     The fair value of each stock option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rate of 7.0%; expected dividend yield of 0%; expected life of 5 years; and expected volatility of 0%. The following financial information sets forth the unaudited proforma consolidated results of operations for the years ended December 31, 1994, 1995 and 1996 as if the Company had determined compensation cost based on fair value in accordance with SFAS 123:

                                                     1994          1995          1996
                                                  -----------   -----------   -----------
        Proforma net loss.......................  $(4,389,000)  $(7,176,000)  $(9,550,000)

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

(11)  401(k) PLAN

     Effective September 1, 1994, the Company adopted the Health Partners, Inc. 401(k) Savings Plan ("Plan"). The Plan is a Code Section 401(k) plan that requires one-half year of service to become a participant in the Plan. Service for a predecessor employer will be considered for participation requirements in the Plan for all employees employed by the Company through its acquisition activities. Eligible employees may contribute up to 17% of their compensation. The Company matches employee contributions at 50% up to the first 4% of compensation. Employees vest in matching contributions according to a graduated 5-year schedule. Company contributions to the plan were approximately $24,000, $182,000 and $301,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

(12)  CONCENTRATION OF CREDIT RISK

     As of December 31, 1994, 1995 and 1996, various affiliated medical groups had net receivables from Oxford of approximately $1,687,000, $3,542,000 and $2,106,000, respectively, as a result of their capitated contracts (see Note 2 - Revenue and Cost Recognition). Also, Oxford accounted for 62%, 69% and 70% of HPI's net revenue of consolidated and unconsolidated affiliated medical corporations and IPAs for the years ended December 31, 1994, 1995 and 1996, respectively.

(13)  RELATED PARTY TRANSACTIONS

     The laws of various states prevent corporations, such as HPI and its subsidiaries, from providing medical care to patients. Various agreements for the provision of medical services have been made with affiliated medical groups primarily owned by the presidents of HPI's subsidiaries. The agreements for the provision of medical services, including services required under certain HMO contracts, are held by the affiliated medical groups. HPI is dependent upon the performance of medical services by the affiliated medical groups, insofar as medical care delivery is concerned.

     The presidents and other physicians of certain HPI subsidiaries have entered into lease arrangements whereby medical space and/or medical equipment is leased to certain HPI subsidiaries at fair market value and terms ranging from one to fifteen years. The following schedule summarizes the rental expense under these arrangements:

                      HPI SUBSIDIARY                   1994         1995         1996
        ------------------------------------------    -------     --------     --------
        GPS (a)...................................    $45,000     $142,000     $238,000
        CHPI (b)..................................         --     $333,000     $821,000
        PMM (c)...................................         --           --     $133,000
        HVHPI (d).................................         --           --     $ 83,000
                                                      -------     --------     --------

---------------

(a) Lease payments began on August 1, 1994.

(b) Lease payments began on July 11, 1995.

(c) Lease payments began on June 10, 1996.

(d) Lease payments began on July 10, 1996

     The Company leases office space and utilizes certain services from Oxford. All such arrangements are at fair market value.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

(14) COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     The Company has entered into Employment Agreements with certain of its management employees, which include, among other terms, noncompete provisions and provision for salary and benefit continuation.

  Insurance

     The Company, its subsidiaries and affiliated medical organizations are insured with respect to medical malpractice and other professional liability risks on either an occurrence or claims-made basis. Claims-made policies cover claims reported to the insurance carrier prior to the end of the policy period. The Company and its affiliated medical organizations intend to renew the existing or similar claims-made policies annually and expect to be able to reasonably obtain such coverage. Management is not aware of any claims against it or the affiliated medical organizations that might have a material impact on the Company's financial position.

(15) SUPPLEMENTAL CASH FLOW INFORMATION

     Cash disbursements for the years ending December 31, 1994, 1995 and 1996 included interest of $120,000, $225,000 and $399,000, respectively, and income taxes of $40,000, $151,000 and $66,000, respectively. For the years ending December 31, 1994, 1995 and 1996, non-cash investing activities included the deferred purchase prices relating to the acquisitions of VMA, Inc., CHPI, PMM, HVHPI and CPC and the purchase of computer and office equipment through capital leases totaling $201,000 in 1994, $38,000 in 1995 and $120,000 in 1996.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

            UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                             JUNE 30, 1996 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                                              JUNE 30,
                                                                       -----------------------
                                                                         1996          1997
                                                                       ---------     ---------
Current assets:
  Cash and cash equivalents..........................................  $   2,902     $   7,880
  Accounts receivable, net of allowance for bad debts................        216         1,518
  Amounts due from unconsolidated affiliated medical corporations and
     IPAs............................................................      3,781         7,707
  Prepaid expenses and other current assets..........................      1,410         1,497
                                                                         -------       -------
          Total current assets.......................................      8,309        18,602
Net property, equipment and leasehold improvements...................      8,170         8,384
Net intangible assets................................................     15,444        23,380
Other long-term assets...............................................        557           640
                                                                         -------       -------
          Total assets...............................................  $  32,480     $  51,006
                                                                         =======       =======

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..............................  $   4,060     $   7,829
  Accrued medical costs..............................................      2,988         7,022
  Other current liabilities..........................................      1,710         2,389
  Notes payable, current.............................................      2,754         2,123
  Current portion of long-term debt..................................         25            28
                                                                         -------       -------
          Total current liabilities..................................     11,537        19,391
Other long-term liabilities..........................................        214           194
Long-term debt.......................................................        683           657
Notes payable, long-term.............................................      2,873         3,187
                                                                         -------       -------
          Total liabilities..........................................     15,307        23,429
                                                                         -------       -------
Minority Interests...................................................        941           746
                                                                         -------       -------
Stockholders' Equity:
  Preferred stock:
     Series A convertible preferred stock............................     17,500        25,000
     Series B convertible preferred stock............................     17,500        25,000
     Common stock ($.001 par value, 15,000 shares authorized, 1,550
      and
       1,674 issued and outstanding in 1996 and 1997)................          2             2
  Accumulated deficit................................................    (18,770)      (23,171)
                                                                         -------       -------
          Total stockholders' equity.................................     16,232        26,831
                                                                         -------       -------
          Total liabilities and stockholders' equity.................  $  32,480     $  51,006
                                                                         =======       =======

          See accompanying note to the unaudited financial statements.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1996         1997
                                                                         --------     --------
Net Revenue:
  Net revenue of consolidated IPAs.....................................  $ 20,125     $ 60,803
                                                                         --------     --------
  Amounts associated with unconsolidated entities:
     Net revenue of unconsolidated affiliated medical corporations.....    25,200       21,906
     Net revenue of unconsolidated IPAs................................    20,310       21,680
     Cost of affiliated physicians services............................    (7,876)     (10,747)
     Medical claims of unconsolidated affiliated medical
      corporations.....................................................    (5,709)          --
     Medical claims of unconsolidated IPAs.............................   (19,401)     (20,490)
                                                                         --------     --------
  Management services revenue..........................................    12,524       12,349
  Other revenue........................................................       101          247
                                                                         --------     --------
          Net revenue..................................................    32,750       73,399
                                                                         --------     --------
Operating Expenses:
  Clinic salaries, wages and benefits..................................     6,229        9,362
  Medical claims of consolidated IPAs..................................    21,133       50,256
  Network operating expenses...........................................     2,010        2,503
  Other clinic expenses................................................     6,092        7,598
  General corporate expenses...........................................     2,314        2,896
  Depreciation and amortization........................................     1,132        1,713
  Net interest expense.................................................        68           88
                                                                         --------     --------
          Total operating expenses.....................................    38,978       74,416
                                                                         --------     --------
  Loss before minority interests and provision for income taxes........    (6,228)      (1,017)
  Minority interests' share in net loss................................       352          169
  Provision for income taxes...........................................       (56)         (14)
                                                                         --------     --------
  Net loss.............................................................  $ (5,932)    $   (862)
                                                                         ========     ========

            See accompanying note to unaudited financial statements.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1996        1997
                                                                           -------     -------
Cash flows from operating activities:
  Net loss...............................................................  $(5,932)    $  (862)
  Adjustments to reconcile net loss to net cash used by operating activities:
     Depreciation and amortization.......................................    1,132       1,713
     Minority interests' share in net loss...............................     (352)       (169)
  Changes in assets and liabilities:
     Increase in accounts receivable.....................................     (112)     (1,234)
     Increase in amounts due from unconsolidated affiliated medical
      corporations and IPAs,.............................................     (842)     (1,889)
     Decrease (increase) in prepaid expenses and other current assets....      173        (112)
     Decrease (increase) in other long-term assets.......................        8        (135)
     (Increase) decrease in accounts payable and accrued expenses........     (329)      1,101
     Increase in accrued medical costs...................................    2,989         768
     (Decrease) increase in other long-term liabilities..................      (61)        224
                                                                            ------     -------
     Net cash used by operating activities...............................   (3,326)       (595)
                                                                            ------     -------
Cash flows from investing activities:
  Payments for acquisitions, net of cash acquired........................   (1,464)       (490)
  Additions to property, equipment and improvements......................   (1,484)       (926)
                                                                            ------     -------
     Net cash used by investing activities...............................   (2,948)     (1,416)
                                                                            ------     -------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock..............................    5,000       2,500
  Payments on notes payable and long-term debt...........................     (297)       (432)
                                                                            ------     -------
     Net cash provided by financing activities...........................    4,703       2,068
                                                                            ------     -------
     Net change in cash and cash equivalents.............................   (1,571)         57
     Cash and cash equivalents at beginning of period....................    4,473       7,823
                                                                            ------     -------
     Cash and cash equivalents at end of period..........................  $ 2,902     $ 7,880
                                                                            ======     =======

            See accompanying note to unaudited financial statements.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

(1) SUBSEQUENT EVENTS

     The Company has entered into an Agreement and Plan of Merger dated as of July 1, 1997 with FPA Medical Management, Inc. ("FPA") whereby the Company will become a wholly owned subsidiary of FPA and all outstanding securities of the Company will be exchanged for FPA common stock. The total merger consideration to be received will be subject to adjustment depending upon the average closing stock price of FPA as reported on the Nasdaq for the ten consecutive trading days ending on the date that is two trading days prior to the closing of the transaction. All outstanding options at the time of the merger will be cancelled in exchange for a number of shares of fully paid FPA common stock. The FPA common stock will have a market value equal to the fair value of such option by applying a variation of the Black-Scholes option pricing model by an investment banking firm.

     In connection with the aforementioned transaction, WellPoint and Oxford have agreed to convert the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, respectively, into 3,299,982 and 4,700,043 shares of Company common stock, respectively and the cancellation of cumulative unpaid dividends which was provided in the 1994 Securities Purchase Agreement.


     As the result of entering into the foregoing agreement, the Company has exercised its right to exchange the minority stockholders' shares of the equity of the Company's subsidiaries for the Company's common stock. The Company has reached agreement with the stockholders of all of the Company's subsidiaries and, in connection with these transactions, will issue 871,677 shares of HPI common stock with an aggregate value of approximately $8,739,000. Also, the Company will cancel all existing stock options to purchase shares in the Company's subsidiaries in exchange for the issuance of options to purchase 169,703 shares of HPI Common Stock. The acquisition of minority interests shall be treated under the puchase method of accounting with the difference between the fair value of the HPI Common Stock issued and the fair values of assets and liabilities recorded as goodwill.

                                                                      APPENDIX A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 1, 1997

                                  BY AND AMONG

                         FPA MEDICAL MANAGEMENT, INC.,

                             FPA ACQUISITION CORP.

                                      AND

                             HEALTH PARTNERS, INC.

================================================================================

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I  THE MERGER...................................................................   A-1
  Section 1.1    The Merger.............................................................   A-1
  Section 1.2    Effective Time of the Merger...........................................   A-1

ARTICLE II  THE SURVIVING CORPORATION AND PARENT........................................   A-1
  Section 2.1    Certificate of Incorporation...........................................   A-1
  Section 2.2    Bylaws.................................................................   A-1
  Section 2.3    Directors and Executive Officers of the Surviving Corporation..........   A-2
  Section 2.4    Effects of Merger......................................................   A-2

ARTICLE III  CONVERSION OF SHARES.......................................................   A-2
  Section 3.1    Conversion of Shares in the Merger.....................................   A-2
  Section 3.2    Equitable Adjustment...................................................   A-3
  Section 3.3    Exchange of Certificates...............................................   A-3
  Section 3.4    No Fractional Securities...............................................   A-4
  Section 3.5    Options to Purchase Company Stock......................................   A-5
  Section 3.6    Closing................................................................   A-5
  Section 3.7    Closing of the Company's Transfer Books................................   A-5

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT
AND ACQUISITION.........................................................................   A-6
  Section 4.1    Organization and Qualification.........................................   A-6
  Section 4.2    Capitalization.........................................................   A-6
  Section 4.3    Authority; Non-Contravention; Approvals................................   A-7
  Section 4.4    Reports and Financial Statements.......................................   A-8
  Section 4.5    Absence of Undisclosed Liabilities.....................................   A-8
  Section 4.6    Absence of Certain Changes or Events...................................   A-8
  Section 4.7    Litigation.............................................................   A-9
  Section 4.8    Registration Statement and Proxy Statement.............................   A-9
  Section 4.9    No Violation of Law....................................................   A-9
  Section 4.10   Compliance.............................................................  A-10
  Section 4.11   Taxes..................................................................  A-10
  Section 4.12   No Parent Stockholders' Approval Required..............................  A-10
  Section 4.13   Pooling and Tax-Free Reorganization Matters............................  A-10
  Section 4.14   Brokers................................................................  A-11

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................  A-11
  Section 5.1    Organization and Qualification.........................................  A-11
  Section 5.2    Capitalization.........................................................  A-11
  Section 5.3    Subsidiaries...........................................................  A-12
  Section 5.4    Authority; Non-Contravention; Approvals................................  A-12
  Section 5.5    Financial Statements...................................................  A-13
  Section 5.6    Absence of Undisclosed Liabilities.....................................  A-13
  Section 5.7    Absence of Certain Changes or Events...................................  A-14
  Section 5.8    Litigation.............................................................  A-14
  Section 5.9    Registration Statement and Proxy Statement.............................  A-14
  Section 5.10   No Violation of Law....................................................  A-14
  Section 5.11   Compliance.............................................................  A-15
  Section 5.12   Taxes..................................................................  A-15
  Section 5.13   Employee Benefit Plans; ERISA..........................................  A-15

                                                                                          PAGE
                                                                                          ----
  Section 5.14   Labor Controversies....................................................  A-16
  Section 5.15   Environmental Matters..................................................  A-16
  Section 5.16   Title to Assets........................................................  A-16
  Section 5.17   Company Stockholders' Approval.........................................  A-17
  Section 5.18   Pooling and Tax-Free Reorganization Matters............................  A-17
  Section 5.19   Insurance..............................................................  A-17
  Section 5.20   Opinion of Company's Financial Advisor.................................  A-17
  Section 5.21   Brokers................................................................  A-17
  Section 5.22   Contracts and Commitments..............................................  A-17
  Section 5.23   Intellectual Property..................................................  A-18

ARTICLE VI  CONDUCT OF BUSINESS PENDING THE MERGER......................................  A-18
  Section 6.1    Conduct of Business by the Company Pending the Merger..................  A-18
  Section 6.2    Conduct of Business by Parent and Acquisition Pending the Merger.......  A-20
  Section 6.3    Control of the Company's Operations....................................  A-21
  Section 6.4    Control of Parent's Operations.........................................  A-21
  Section 6.5    Conduct of Business of Acquisition.....................................  A-21

ARTICLE VII  ADDITIONAL AGREEMENTS......................................................  A-21
  Section 7.1    Access to Information..................................................  A-21
  Section 7.2    Registration Statement and Proxy Statement.............................  A-22
  Section 7.3    Company Stockholders' Approval.........................................  A-22
  Section 7.4    Affiliates of the Company and Parent...................................  A-22
  Section 7.5    Exchange Listing.......................................................  A-23
  Section 7.6    Expenses and Fees......................................................  A-23
  Section 7.7    Agreement to Cooperate.................................................  A-23
  Section 7.8    Public Statements......................................................  A-23
  Section 7.9    Employee Matters.......................................................  A-23
  Section 7.10   Notification of Certain Matters........................................  A-24
  Section 7.11   Corrections to the Proxy Statement/Prospectus and Registration
                 Statement..............................................................  A-24
  Section 7.12   Insurance; Indemnity...................................................  A-24
  Section 7.13   No Solicitations.......................................................  A-25
  Section 7.14   Roll-up Transactions...................................................  A-25
  Section 7.15   Bank Consent...........................................................  A-26
ARTICLE VIII CONDITIONS.................................................................  A-26
  Section 8.1    Conditions to Each Party's Obligation to Effect the Merger.............  A-26
  Section 8.2    Conditions to Obligation of the Company to Effect the Merger...........  A-27
  Section 8.3    Conditions to Obligations of Parent and Acquisition to Effect the
                 Merger.................................................................  A-27
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER............................................  A-28
  Section 9.1    Termination............................................................  A-28
  Section 9.2    Effect of Termination..................................................  A-29
  Section 9.3    Amendment..............................................................  A-29
  Section 9.4    Waiver.................................................................  A-30
ARTICLE X GENERAL PROVISIONS............................................................  A-30
  Section 10.1   Non-Survival of Representations and Warranties.........................  A-30
  Section 10.2   Notices................................................................  A-30
  Section 10.3   Interpretation.........................................................  A-31
  Section 10.4   Miscellaneous..........................................................  A-31
  Section 10.5   Counterparts...........................................................  A-31

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is made this 1st day of July, 1997 ("Agreement"), by and among FPA Medical Management, Inc., a Delaware corporation ("Parent"), FPA Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and Health Partners, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the boards of directors of Parent, Acquisition and the Company believe it to be advisable and in the best interests of their respective stockholders that Acquisition merge with and into the Company on the terms set forth in this Agreement (the "Merger");

     WHEREAS, the Merger is intended for Federal income tax purposes to qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the Merger also is intended to qualify for treatment as a pooling of interests under Accounting Principles Board Opinion No. 16 ("APB No. 16").

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1  The Merger.

     Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), in accordance with the Delaware General Corporation Law ("DGCL"), Acquisition shall be merged with and into the Company and the separate existence of Acquisition shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

SECTION 1.2  Effective Time of the Merger.

     The Merger shall become effective at the date and time (the "Effective Time") when a duly prepared and executed Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Merger Filing") in accordance with the DGCL. The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.6 hereof.

                                   ARTICLE II

                      THE SURVIVING CORPORATION AND PARENT

SECTION 2.1  Certificate of Incorporation.

     The Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

SECTION 2.2  Bylaws.

     The bylaws of Acquisition as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by law and the Certificate of Incorporation of the Surviving Corporation.

SECTION 2.3  Directors and Executive Officers of the Surviving Corporation.

     The directors of the Surviving Corporation shall be the directors of Acquisition serving immediately prior to the Effective Time and the executive officers of the Surviving Corporation shall be the executive officers of the Company in office immediately prior to the Effective Time, and such directors and executive officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

SECTION 2.4  Effects of Merger.

     The Merger shall have the effects set forth in Section 259 of the DGCL.

                                  ARTICLE III

                              CONVERSION OF SHARES

SECTION 3.1  Conversion of Shares in the Merger.

     (a) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of Company Common Stock, par value $.001 per share (the "Company Common Stock"), other than shares to be canceled in accordance with
Section 3.1(c) hereof and other than Dissenting Shares (as defined in Section 3.1(d) hereof), shall be converted into the right to receive the number of shares of fully paid and nonassessable common stock, par value $.002 per share, of Parent ("Parent Common Stock") determined by dividing the "Numerator" by the "Denominator" (the quotient herein referred to as the "Exchange Ratio"). The Denominator shall be the maximum number of shares of Company Common Stock issued and outstanding at the Effective Time plus shares of Company Common Stock issuable pursuant to Section 7.14 hereof. The Numerator shall be the remainder which results when (y) the Stock Option Shares is subtracted from (z) the quotient which results when $115,000,000 is divided by the Effective Valuation Amount. The Effective Valuation Amount shall be:

          (i) the average of the closing prices of Parent Common Stock as reported on the Nasdaq National Market ("NNM") for the ten (10) consecutive trading days ending on the date that is two (2) trading days prior to the Closing Date (as defined in Section 3.6) (the "Parent Value") if such average is greater than or equal to $18.00 but less than or equal to $22.00; or

          (ii) $18.00, if the Parent Value is less than $18.00; or

          (iii) $22.00, if the Parent Value is greater than $22.00.

The Stock Option Shares shall equal the number of shares of Parent Common Stock issuable pursuant to Section 3.5 hereof in respect of Company Stock Options (as defined in Section 3.5 hereof) outstanding on the Closing Date whether or not the same are vested immediately after giving effect to the Merger.

     The Company shall provide to Parent, no later than the date on which the Parent Value is determinable pursuant to this Section 3.1, a certificate (the "Denominator Certificate") reasonably acceptable to Parent setting forth the Denominator and the method used in the calculation thereof. If, prior to the Effective Time, the announcement of a transaction by the Parent requires the amendment or re-filing of the Registration Statement (as defined in Section 4.8), and, as a result of the re-filing or amendment of the Registration Statement, the Closing occurs more than 90 days after the date of this Agreement, notwithstanding clause (ii) of the definition of Effective Valuation Amount, the Effective Valuation Amount shall equal the Parent Value if the Parent Value is less than $18.00. Except as set forth in the immediately preceding sentence, in no event will the number of shares of Parent Common Stock issued upon the Merger (including shares issued under Section 3.5 hereof) exceed 6,388,889 shares.

     (b) Company Preferred Stock. The Company shall use its reasonable best efforts to cause, immediately prior to the Effective Time, each issued and outstanding share of the Company's Series A Convertible Preferred Stock, par value $.001 per share, and Series B Convertible Preferred Stock, par value $.001 per

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

share (collectively, the "Company Preferred Stock") to be converted into shares of Company Common Stock, in accordance with the provisions of the relevant Certificate of Designations for such Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, such shares of Common Stock, other than shares to be canceled in accordance with Section 3.1(c) hereof and other than Dissenting Shares, shall be converted into the right to receive a number of shares of fully paid and nonassessable shares of Parent Common Stock based on the Exchange Ratio.

     (c) Cancellation of Company Stock. All shares of Company Common Stock and Company Preferred Stock (collectively, "Company Stock") which, immediately prior to the Effective Time, are held by the Company in its treasury shall be canceled and extinguished and shall cease to exist and no consideration shall be delivered with respect thereto.

     (d) Dissenting Shares. (i) If applicable, notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Stock, the holder of which (x) has not voted in favor of the Merger, (y) has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and (z) has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive shares of Parent Common Stock pursuant to Section 3.1(a) or 3.1(b), as applicable, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive Parent Common Stock pursuant to Section 3.1(a) or 3.1(b), as applicable.

     (ii) The Company shall give Parent prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and shall allow Parent the right to direct any proceedings and the resolution thereof relating to such process.

     (e) Acquisition Shares. Each share of capital stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 3.2  Equitable Adjustment.

     The calculations set forth in Section 3.1 hereof shall be subject to equitable adjustment in the event of, or the setting of a record date prior to the Effective Time with respect to, any stock split, stock dividend, reverse stock split, recapitalization, reclassification or combination of Company Stock or Parent Common Stock or dividend or distribution with respect to Parent Common Stock or Company Stock or other change in the number of shares of Company Stock outstanding prior to the Closing (as defined in Section 3.6 hereof) other than issuances of shares pursuant to the exercise of outstanding stock options and issuance of shares pursuant to the transactions contemplated by Section 7.14 hereof.

SECTION 3.3  Exchange of Certificates.

     (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Company Stock shall be entitled to receive in exchange therefor, upon surrender thereof to a bank or trust company designated before the Effective Time by Parent and reasonably acceptable to the Company (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.1 hereof. Notwithstanding any other provision of this Agreement, (i) until holders or transferees of certificates theretofore representing shares of Company Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made and (ii) without regard to when such certificates representing shares of Company Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or

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any payment for fractional shares. Upon surrender of a certificate which immediately prior to the Effective Time represented shares of Company Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender.

     (b) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate for shares of Company Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any applicable transfer or other taxes required by reason of such issuance.

     (c) Promptly after the Effective Time, Parent shall make available to the Exchange Agent the certificates representing shares of Parent Common Stock required to effect the exchanges referred to in paragraph (a) above and cash for payment of any fractional shares referred to in Section 3.4 hereof.

     (d) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (the "Company Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1 hereof, and the Company Certificates so surrendered shall be canceled.

     (e) Promptly following the date which is nine (9) months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates (including any Parent Common Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Parent Common Stock, without any interest thereon. If any certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock entitled to payment pursuant to
Section 3.1 hereof shall not have been surrendered for such payment prior to such date on which any payment in respect thereof would otherwise escheat to or become property of any governmental agency or other governmental entity, such shares of Company Stock shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other payment will be due to the holder thereof.

     (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Parent Common Stock deliverable in respect thereof determined in accordance with
Section 3.1 hereof. When authorizing such payment in exchange therefor, the board of directors of Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

SECTION 3.4  No Fractional Securities.

     Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in the Merger and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company

Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (in the aggregate) upon surrender of Company Certificates for exchange pursuant to Section 3.3 hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Parent Value.

SECTION 3.5  Options to Purchase Company Stock.

     (a) Each option to purchase shares of Company Common Stock (a "Company Stock Option") which is outstanding immediately prior to the Effective Time pursuant to any stock option plan of the Company in effect on the date hereof (the "Company Stock Plans") shall be canceled at the Effective Time and the holder of such Company Stock Option shall be entitled to receive a number of shares of Parent Common Stock, decreased to the nearest whole share, equal to the quotient which results when the "Fair Market Value" of such Company Stock Option at the Effective Time is divided by the Parent Value. The Fair Market Value of all Company Stock Options shall be the fair value thereof determined by an investment banking firm selected by the Company that is acceptable to the Parent based upon the Effective Valuation Amount and the Exchange Ratio and otherwise using valuation techniques reasonably acceptable to Parent and the Company and consistent with the requirements of APB No. 16.

     (b) Parent shall not issue fractional shares or pay cash to the holders of Company Stock Options receiving shares of Parent Common Stock in lieu of issuing fractional shares of Parent Common Stock. Instead, all fractional shares of Parent Common Stock issuable under this Section 3.5 shall be decreased to the nearest whole share.

     (c) The Company shall use its reasonable best efforts to cause the holders of Company Stock Options to execute prior to the Closing Date a form of acknowledgement reasonably acceptable to Parent regarding their acceptance of the treatment of Company Stock Options set forth in this Section 3.5 (each a "Stock Option Acknowledgement").

SECTION 3.6  Closing.

     The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Pillsbury Madison & Sutro LLP, 101 West Broadway, Suite 1800, San Diego, California, or at any other location mutually agreeable to Parent and the Company on the second business day immediately following the date on which the last of the conditions set forth in
Article VIII is fulfilled or waived, or at such other time as Parent and the Company shall agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

SECTION 3.7  Closing of the Company's Transfer Books.

     At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, except for (a) the right to an appraisal for Dissenting Shares pursuant to Section 3.1(d) hereof (but solely as provided by the DGCL), (b) the right to receive shares of Parent Common Stock pursuant to Section 3.3 hereof and (c) the right to receive cash for payment of fractional shares pursuant to Section 3.4 hereof. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing Company Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for Parent Common Stock in accordance with this Article III.

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

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition each represent and warrant to the Company as follows:

SECTION 4.1  Organization and Qualification.

     Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Acquisition is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect. As used in this Agreement, a "Parent Material Adverse Effect" shall mean any event, circumstance, development or occurrence, individually or when taken together with all other such events, circumstances, developments or occurrences, causing, resulting in or having, or reasonably likely to cause, result in or have, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries (as defined in Section 4.2 hereof), taken as a whole. True, accurate and complete copies of each of Parent's and Acquisition's Certificates of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

SECTION 4.2  Capitalization.

     (a) The authorized capital stock of Parent consists of (i) 98,000,000 shares of Parent Common Stock, par value $.002, of which 33,234,157 shares were outstanding as of the date of this Agreement, and (ii) 2,000,000 shares of preferred stock, par value $.002 per share ("Parent Preferred Stock"), of which no shares were outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock are validly issued and are fully paid, nonassessable and free of preemptive rights.

     (b) The authorized capital stock of Acquisition consists of 100 shares of Acquisition Common Stock, par value $.01, of which 10 shares are issued and outstanding, which shares are owned beneficially and of record by Parent.

     (c) Except as set forth on Schedule 4.2(c) attached hereto, as of the date of this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Parent or any subsidiary of Parent is a party or by which Parent or any subsidiary of Parent is bound with respect to the voting of any shares of capital stock of Parent. The shares of Parent Common Stock issued to stockholders of the Company in the Merger will be at the Effective Time duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. As used in this Agreement, "subsidiary" means, with respect to any party hereto (a "Subject Party"), any corporation or other organization, whether incorporated or unincorporated, (i) of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Subject Party or (ii) which is a professional corporation as to which such Subject Party or a subsidiary thereof has executed a succession or similar stockholder agreement.

SECTION 4.3  Authority; Non-Contravention; Approvals.

     (a) Parent and Acquisition each have full corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 4.3(c) hereof), to consummate the transactions contemplated hereby. This Agreement has been approved by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Acquisition of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Acquisition, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Acquisition enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles, and except that the availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the court before which any proceedings may be brought.

     (b) Except as set forth on Schedule 4.3(b) attached hereto, the execution and delivery of this Agreement by each of Parent and Acquisition do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Parent and Acquisition of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject to (x) in the case of the terms, conditions or provisions described in clause (ii) above, obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in Section 4.3(c) hereof) and
(y) in the case of the terms, conditions or provisions described in clause (iii) above, obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties named in Schedule 4.3(b) attached hereto. Set forth on Schedule 4.3(b) attached hereto is a list of hospital contracts with respect to which the consent of any party other than Parent is required in order that consummation by Parent of the transactions contemplated hereby will not result in a breach or termination of the respective contracts. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not have a Parent Material Adverse Effect.

     (c) Except for (i) the filings by Parent and the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Proxy Statement/Prospectus (as defined in Section
4.8 hereof) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the Commission and filings with various state blue sky authorities, (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger and (iv) any other required filings with or approvals from applicable Federal and state governmental authorities (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Acquisition or the consummation by Parent or Acquisition of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have a Parent Material Adverse Effect.

SECTION 4.4  Reports and Financial Statements.

     Since October 20, 1994, Parent has filed with the Commission all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects at the time of filing with all applicable requirements of the appropriate act and the rules and regulations thereunder. Parent has previously delivered or made available to the Company a copy of its (a) Annual Report on Form 10-K, as amended, for the fiscal years ended December 31, 1994, 1995 and 1996, and its report on Form 10-Q for the quarter ended March 31, 1997, each as filed with the Commission, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from October 20, 1994, until the date hereof, and (c) all other reports, including quarterly and current reports, or registration statements filed by Parent with the Commission (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Exchange Act and/or the Securities Act and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in such reports, including the notes and schedules thereto (collectively, the "Parent Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

SECTION 4.5  Absence of Undisclosed Liabilities.

     Except as disclosed in the Parent SEC Reports or with respect to acquisitions or potential transactions or commitments heretofore disclosed to the Company in writing or as set forth on Schedule 4.5 attached hereto, neither Parent nor any of its subsidiaries had at December 31, 1996, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Parent Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1996 and were incurred in the ordinary course of business and consistent with past practices; and (b) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of Parent and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business (provided that no liabilities, obligations or contingencies excepted by subparagraphs (a)(ii) or (b) hereof will have, individually or in the aggregate, a Parent Material Adverse Effect).

SECTION 4.6  Absence of Certain Changes or Events.

     Except as disclosed in the Parent SEC Reports or with respect to acquisitions or potential transactions or commitments heretofore disclosed to the Company in writing or as set forth on Schedule 4.6 attached hereto, since December 31, 1996, there has not been any change or event (other than changes generally affecting the

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

industry in which Parent and its subsidiaries operate or arising from general business or economic conditions or as a result of this Agreement) that would have a Parent Material Adverse Effect.

SECTION 4.7  Litigation.

     Except as disclosed in the Parent SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the Merger or which would have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Reports, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Parent Material Adverse Effect.

SECTION 4.8  Registration Statement and Proxy Statement.

     None of the information to be supplied by Parent or its subsidiaries for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the Commission by Parent in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy statement to be distributed in connection with the Company's meeting of its stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement/Prospectus, as of its Effective Time, will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Acquisition with respect to information supplied by the Company for inclusion therein.

SECTION 4.9  No Violation of Law.

     Except as disclosed in the Parent SEC Reports, neither Parent nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law) of any governmental or regulatory body or authority, except for violations which would not have a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports, as of the date of this Agreement, to the knowledge of Parent, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have a Parent Material Adverse Effect. Parent and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Parent Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not have a Parent Material Adverse Effect. Parent and its subsidiaries are not in violation of the terms of any Parent Permit, except for delays in filing reports or violations which would not have a Parent Material Adverse Effect.

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

SECTION 4.10  Compliance.

     Except as disclosed in the Parent SEC Reports or on Schedule 4.10 attached hereto, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under (a) the respective charters, bylaws or other similar organizational instruments of Parent or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 4.10, would have a Parent Material Adverse Effect.

SECTION 4.11  Taxes.

     (a) Parent and its subsidiaries have (i) duly filed (or timely requested and received an extension to file) with the appropriate governmental authorities all Tax Returns (as defined in Section 4.11(c) hereof) required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Parent Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as defined in Section 4.11(b) hereof) for all periods ending at or prior to the Effective Time. The liabilities and reserves for Taxes reflected in the Parent balance sheet included in the latest Parent SEC Report are adequate to cover all Taxes for all periods ending at or prior to the date of such balance sheet and there are no material liens for Taxes upon any property or assets of Parent or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of Parent or any of its subsidiaries which, if decided adversely would have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a subsidiary of Parent other than agreements the consequences of which are adequately reserved for in the Parent Financial Statements. Neither Parent nor any of its subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of
Section 341(f) of the Code.

     (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

     (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

SECTION 4.12  No Parent Stockholders' Approval Required.

     No vote of stockholders of Parent is required by Parent's Certificate of Incorporation, bylaws, any applicable law or any national securities exchange or The NNM for the approval of this Agreement or the consummation of the transactions contemplated hereby (including the issuance, registration and inclusion on the NNM of Parent Common Stock)

SECTION 4.13  Pooling and Tax-Free Reorganization Matters.

     To the knowledge of Parent and based upon consultation with its independent accountants, neither Parent nor Acquisition nor any of their affiliates has taken or agreed to take any action that would interfere with the ability of Parent to (a) account for the business combination to be effected by the Merger as a pooling of

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interests under APB No. 16 for accounting and financial statement purposes or
(b) treat the Merger as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

SECTION 4.14  Brokers.

     Parent and Acquisition represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Acquisition as follows:

SECTION 5.1  Organization and Qualification.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect. As used in this Agreement, a "Company Material Adverse Effect" shall mean any event, circumstance, development or occurrence, individually or when taken together with all other such events, circumstances, developments or occurrences, causing, resulting in or having, or reasonably likely to cause, result in or have, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries (as defined in Section 4.2 hereof), taken as a whole. True, accurate and complete copies of the Company's Certificate of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

SECTION 5.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, par value $.001 per share, and 50,000 shares of Company Preferred Stock, par value $.001 per share, of which 25,000 shares have been designated Series A Convertible Preferred Stock and 25,000 shares have been designated Series B Convertible Preferred Stock. As of the date of this Agreement, 1,673,500 shares of Company Common Stock and 50,000 shares of Company Preferred Stock were issued and outstanding (25,000 and 25,000 shares of which are designated Series A Convertible Preferred Stock and Series B Convertible Preferred Stock respectively). All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights.

     (b) Except as set forth on Schedule 5.2(b) attached hereto, as of the date hereof there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. Except as set forth on Schedule 5.2(b) attached hereto, there are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or by which the Company or any subsidiary of the Company is bound with respect to the voting of any shares of capital stock of the Company.

     (c) Each Stock Option Acknowledgement executed and delivered by the holder of a Company Stock Option as contemplated by Section 3.5(a) above shall, from and after the Effective Time, be binding upon the holder of the Company Stock Option to which such Stock Option Acknowledgement relates on the terms and

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subject to the conditions provided in Section 3.5(a) and such Stock Option
Acknowledgement. Except as set forth on Schedule 5.2(c) attached hereto, none of the benefits available under the Company Stock Options are subject to acceleration as a result of the Merger or otherwise, and the Company shall take no action to permit or foster any such acceleration.

SECTION 5.3  Subsidiaries.

     Schedule 5.3 sets forth the name, state of incorporation and stockholders of each subsidiary of the Company. Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each corporate subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company, free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever except as set forth on Schedule 5.3 attached hereto. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement except as disclosed on Schedule 5.3 attached hereto.

SECTION 5.4  Authority; Non-Contravention; Approvals.

     (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval of the Merger (as defined in Section 7.3(a)) and the Company Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Acquisition, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and
(ii) general equitable principles, and except that the availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the court before which any proceedings may be brought.

     (b) Except as set forth on Schedule 5.4(b) attached hereto, the execution and delivery of this Agreement by the Company do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the Company of the

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transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject to (x) in the case of the terms, conditions or provisions described in clause (ii) above, obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Stockholders' Approval and
(y) in the case of the terms, conditions or provisions described in clause (iii) above, obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. Set forth on Schedule 5.4(b) attached hereto is a list of hospital contracts with respect to which the consent of any party other than the Company is required in order that consummation by the Company of the transactions contemplated hereby will not result in a breach or termination of the respective contracts. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not have a Company Material Adverse Effect.

     (c) Except for (i) the filings by Parent and the Company required by the HSR Act, (ii) the filing of the Proxy Statement/Prospectus with the Commission pursuant to the Securities Act and the declaration of the effectiveness thereof by the Commission and filings with various state blue sky authorities, (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger and (iv) any other required filings with or approvals from applicable Federal and state governmental authorities (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have a Company Material Adverse Effect.

SECTION 5.5  Financial Statements.

     The Company has previously delivered or made available to Parent a copy of the following financial statements (the "Company Financial Statements"), all of which have been prepared on a consolidated basis (except as otherwise indicated) in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as may be indicated in the notes thereto):

          (a) Audited Consolidated Statements of Financial Position, Operations, Cash Flows and Changes in Stockholders' Equity of the Company and its consolidated subsidiaries at or for the twelve (12) months ended December 31, 1994, 1995, 1996 and related Notes to the Consolidated Financial Statements as of and for the years ended December 31, 1994, 1995, 1996; and

          (b) Unaudited Consolidated Statements of Financial Position and Operations at or for the three (3) months ended March 31, 1997.

The Company Financial Statements fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, although the unaudited Company Financial Statements do not contain the footnotes required by generally accepted accounting principles and are subject to normal year-end and audit adjustments and any other adjustments described therein.

SECTION 5.6  Absence of Undisclosed Liabilities.

     Except with respect to acquisitions or potential transactions or commitments disclosed on Schedule 5.6 attached hereto, neither the Company nor any of its subsidiaries had at December 31, 1996, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies
(i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1996 and were incurred in the ordinary course of business and consistent with past practices; and (b)

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liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business (provided that no liabilities, obligations or contingencies excepted by subparagraphs (a)(ii) or (b) hereof will have, individually or in the aggregate, a Company Material Adverse Effect).

SECTION 5.7  Absence of Certain Changes or Events.

     Except as set forth on Schedule 5.7 attached hereto, since December 31, 1996, there has not been any change or event (other than changes generally affecting the industry in which the Company and its subsidiaries operate or arising from general business or economic conditions or as a result of this Agreement) that would have a Company Material Adverse Effect.

SECTION 5.8  Litigation.

     Except as set forth on Schedule 5.8 attached hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which would have a Company Material Adverse Effect. Except as referred to in Schedule 5.8 attached hereto, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Company Material Adverse Effect.

SECTION 5.9  Registration Statement and Proxy Statement.

     None of the information to be supplied by the Company or its subsidiaries for inclusion in (a) the Registration Statement or (b) the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement/Prospectus, as of its Effective Time, will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent or Acquisition for inclusion therein.

SECTION 5.10  No Violation of Law.

     Except as set forth on Schedule 5.10 attached hereto, neither the Company nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which would not have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders,

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

authorizations, consents and approvals the absence of which would not have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not have a Company Material Adverse Effect.

SECTION 5.11  Compliance.

     Except as set forth on Schedule 5.11 attached hereto, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (a) the respective charters, bylaws or similar organizational instruments of the Company or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 5.11, would have a Company Material Adverse Effect.

SECTION 5.12  Taxes.

     The Company and its subsidiaries have (i) duly filed (or timely requested and received an extension to file) with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the Effective Time. The liabilities and reserves for Taxes reflected in the most recent audited Company balance sheet are adequate to cover all Taxes for all periods ending at or prior to the Effective Time and there are no material liens for Taxes upon any property or assets of the Company or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which, if decided adversely would have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Company other than agreements the consequences of which are adequately reserved for in the Company Financial Statements. Neither the Company nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

SECTION 5.13  Employee Benefit Plans; ERISA.

     (a) All material employee benefit plans, programs, arrangements or practices covering current or former employees of the Company, including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in Schedule 5.13(a) attached hereto (such plans, programs, arrangements or practices of Company together with those of its subsidiaries being referred to as the "Company Plans"). True and complete copies of each Company Plan has been made available to the Company. To the extent applicable, each Company Plan complies in all material respects with the requirements of its terms, ERISA and the Code. Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS. No Company Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any Company Plan. To the knowledge of the Company, there are no pending, threatened or anticipated claims against or otherwise involving the Company Plans, except routine claims for benefits. All material contributions required to be made as of the date of this Merger Agreement to the Company Plans have been made or properly accounted for. Neither the Company nor any entity under "common control" with the Company within the meaning of Section 4001 of ERISA has contributed to or been required to contribute to, any "multiemployer plan" (as defined in Section 3(37) of ERISA). No Company Plan provides for post-retirement medical benefits, other than as required by applicable law.

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SECTION 5.14  Labor Controversies.

     Except as set forth on Schedule 5.14 attached hereto, (a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives of any of their employees, (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, (c) the Company and its subsidiaries have, to the knowledge of the Company, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and
(d) no person has, to the knowledge of the Company, asserted that the Company or any of its subsidiaries is liable in any amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, noncompliance and liabilities which would not have a Company Material Adverse Effect.

SECTION 5.15  Environmental Matters.

     Except as set forth on Schedule 5.15 attached hereto, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company and its subsidiaries, threatened against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of the Company or its subsidiaries relating to the activities of the Company or its subsidiaries which have not been delivered to Parent prior to the date hereof, (viii) there are, to the knowledge of Company and its subsidiaries, no underground storage tanks on, in or under any properties owned by the Company or any of its subsidiaries and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (ix) there is, to the knowledge of Company and its subsidiaries, no asbestos or asbestos containing material present in any of the properties owned by the Company and its subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (x) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (x) that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.16  Title to Assets.

     Except as set forth on Schedule 5.16 attached hereto, the Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other

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properties, as reflected in the most recent balance sheet included in the
Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company) or (iii) as disclosed in Schedule 5.16 attached hereto, and except for such matters which would not have a Company Material Adverse Effect. All leases under which the Company leases any substantial amount of real or personal property have been made available to Parent and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which would not have a Company Material Adverse Effect.

SECTION 5.17  Company Stockholders' Approval.

     The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock and sixty percent (60%) of the holders of each class of Company Preferred Stock.

SECTION 5.18  Pooling and Tax-Free Reorganization Matters.

     To the knowledge of the Company and based upon consultation with its independent accountants, neither the Company nor any of its affiliates has taken or agreed to take any action that would interfere with the ability of Parent to
(a) account for the business combination to be effected by the Merger as a pooling of interests or (b) treat the Merger as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

SECTION 5.19  Insurance.

     Except as set forth on Schedule 5.19 attached hereto, the Company maintains insurance with financially responsible insurance companies in amounts customary in its industry to insure it against risks and losses associated with the operation of its business and its properties. Copies of such policy or policies have been made available to Parent.

SECTION 5.20  Opinion of Company's Financial Advisor.

     The Board of Directors of the Company has received the opinion of Smith Barney Inc. ("Smith Barney"), financial advisor to the Company, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (the "Smith Barney Opinion").

SECTION 5.21  Brokers.

     The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company (except for fees, expenses and amounts of indemnity payable to Smith Barney).

SECTION 5.22  Contracts and Commitments.

     (a) There is no default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any of its subsidiaries under any of the material contracts (a "Material Contract") to which it is a party. Neither the Company nor any of its subsidiaries has received written notice of an outstanding, uncured default under any Material Contract by any other party thereto. Except as set forth in Schedule 5.22 attached hereto, neither the Company nor any of its subsidiaries has any knowledge (i) that any hospital, hospital system, independent practice association ("IPA"), physician group, physician, pharmacy, laboratory, home health care agency, nursing facility, mental health provider, therapist or other allied health care professional or institution (each a "Provider" and collectively "Providers") representing individually or in the aggregate in excess of ten percent (10%) of the enrollees of the Company or of the total number of Providers are organized or attempting to organize any entity (whether or not incorporated) for the purpose of bargaining or otherwise dealing with the Company on a collective basis (except with respect to individual Providers who have formed professional corporations or partnerships with respect to IPAs and medical groups which already contract with the Company or its subsidiaries); (ii) that IPAs, medical groups or individual physicians which contract with the Company or its subsidiaries and which serve individually or in the aggregate more than ten percent (10%) of the enrollees of the Company or its subsidiaries have provided written notice of an intent (whether or not legally binding) to terminate or not to renew their respective contracts with the Company or its subsidiaries; (iii) of any circumstances likely to result in disenrollment of enrollees, the loss of which individually and in the aggregate would have a Company Material Adverse Effect, other than those occurring as a result of general economic or financial conditions or other conditions or developments that are not unique to the Company and its subsidiaries but also affect other persons who participate or are engaged in the lines of business in which the Company and its subsidiaries participate or are engaged; or (iv) of any Provider providing services to the Company and its subsidiaries that does not maintain professional liability insurance.

     (b) Each of the Material Contracts is enforceable against the Company or any of its subsidiaries, as the case may be, in accordance with its terms, except as such enforceability may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws relating to rights of creditors. Neither the Company nor any of its subsidiaries has received written notice that any party to any of the Material Contracts intends to cancel or terminate any of the Material Contracts or to exercise or not exercise any options under any of the Material Contracts.

SECTION 5.23  Intellectual Property.

     Except as set forth on Schedule 5.23 attached hereto, the Company does not have any patents, trademarks, service marks, trade names, corporate names (including all registrations and applications therefor) and copyright registrations and applications that are material to the business or condition of the Company or any of its subsidiaries.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1  Conduct of Business by the Company Pending the Merger.

     Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries, to:

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) amend or propose to amend their respective charters or bylaws, (ii) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned subsidiary solely to its parent corporation, (iii) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (v) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company (i) may grant options to the extent required to be granted automatically under the Company's Plans or pursuant to written employment agreements disclosed on a Schedule hereto,
     (ii) may issue shares upon conversion of convertible securities and exercise of options outstanding on the date hereof, or options granted pursuant to subsection (c)(i) of this Section 6.1 and (iii) may issue shares necessary to effect the transactions contemplated by Section 7.14;

          (d) not (i) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000 (net of any amounts of any such indebtedness discharged during such period), or (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iv) knowingly take any action which would jeopardize the treatment of the Merger as a pooling of interests under APB No. 16, (v) knowingly take or fail to take any action which action or failure would cause the Company or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for Federal income tax purposes as a result of the consummation of the Merger, (vi) make any acquisition of any assets or businesses in an aggregate amount in excess of $250,000, (vii) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e) not, except to the extent required by applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any governmental or regulatory body or authority;

          (f) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

          (g) confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

          (h) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice;

          (i) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; and

          (j) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

SECTION 6.2  Conduct of Business by Parent and Acquisition Pending the Merger.

     Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Company shall otherwise agree in writing, Parent and Acquisition shall, and shall cause their subsidiaries, to:

          (a) not (i) amend or propose to amend their respective charters or bylaws, (ii) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned subsidiary solely to its parent corporation, (iii) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (except in connection with the potential acquisitions described on Schedule 6.2 attached hereto or subsequently disclosed to Company in writing) or (v) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto;

          (b) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of Parent Common Stock, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Parent may issue shares
     (i) upon conversion of convertible securities and exercise of options outstanding on the date hereof or granted following the date hereof consistent with Parent's prior practices and (ii) in connection with the potential acquisitions described on Schedule 6.2 attached hereto or subsequently disclosed to Company in writing;

          (c) not (i) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $300,000,000 (net of any amounts of any such indebtedness discharged during such period), (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $300,000,000, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iv) knowingly take any action which would jeopardize the treatment of the Merger as a pooling of interests under APB No. 16, (v) knowingly take or fail to take any action which action or failure to take action would cause the Company or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for Federal income tax purposes as a result of the consummation of the Merger, (vi) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business and as described on
     Schedule 6.2 attached hereto or subsequently disclosed to Company in writing, (vii) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement; and

          (e) be reasonably available to confer on a regular and frequent basis with one or more representatives of the Company to report operational matters of materiality and the general status of ongoing operations.

SECTION 6.3  Control of the Company's Operations.

     Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

SECTION 6.4  Control of Parent's Operations.

     Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct Parent's or Acquisition's operations prior to the Effective Time. Prior to the Effective Time, Parent and Acquisition shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

SECTION 6.5  Conduct of Business of Acquisition.

     During the period from the date of this Agreement to the Effective Time, Acquisition shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. Parent shall take all actions necessary to cause Acquisition to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth herein.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

SECTION 7.1  Access to Information.

     (a) The Company and its subsidiaries shall afford to Parent and Acquisition and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") and Parent and its subsidiaries shall afford to the Company and its accountants, counsel, financial advisors and other representatives (the "Company Representatives") reasonable access during normal business hours throughout the period prior to the earlier of the termination of this Agreement or the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of Federal or state securities laws or filed by any of them with the Commission in connection with the transactions contemplated by this Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning their respective businesses, properties and personnel as Parent, Acquisition or the Company, as the case may be, shall reasonably request; provided that no investigation pursuant to this Section 7.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold, and the Company and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Company Representatives to hold, in strict confidence all such information in accordance with the terms of the confidentiality agreement dated as of November 6, 1996 (the "Confidentiality Agreement"), between Parent and the Company.

     (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly return to the other all non-public written material provided pursuant to this Section 7.1 or the Confidentiality Agreement and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or the Company based on the information in such material shall be destroyed (and Parent and the Company shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

     (c) The Company shall promptly advise Parent and Parent shall promptly advise the Company in writing of any change or the occurrence of any event after the date of this Agreement having, or which could reasonably be expected to have, any Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

SECTION 7.2  Registration Statement and Proxy Statement.

     Parent shall file with the Commission as soon as is reasonably practicable after the date hereof the Proxy Statement/Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky, securities laws or rules or regulations of any national securities exchange or the NNM in connection with the issuance of Parent Common Stock pursuant hereto. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding two sentences.

SECTION 7.3  Company Stockholders' Approval.

     The Company, Parent and Stockholders of the Company holding, in the aggregate, a number of shares of Company Common Stock and Company Preferred Stock sufficient to approve and adopt this Agreement are parties to a Stockholder Agreement dated the date of this Agreement whereby such stockholders have agreed to vote for approval and adoption of the Agreement and the transactions contemplated hereby, among other matters (the "Stockholder Agreement"). The Stockholder Agreement is in form attached hereto as Exhibit
7.3. The Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and shall use its best efforts to seek to obtain stockholder approval and adoption (the "Company Stockholders' Approval") of this Agreement and the transactions contemplated hereby. Such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the board of directors of the Company under applicable law, the Company shall, through its board of directors, recommend to its stockholders approval of the transactions contemplated by this Agreement. Subject to the foregoing, the Company (i) acknowledges that a breach of its covenant contained in this Section 7.3(a) to convene a meeting of its stockholders and call for a vote thereat with respect to the approval of this Agreement and the Merger will result in irreparable harm to Parent which will not be compensable in money damages and
(ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Parent for a breach of such covenant.

SECTION 7.4  Affiliates of the Company and Parent.

     On or prior to July 15, 1997, the Company and Parent shall each deliver to the other a letter pursuant to Staff Accounting Bulletins 65 & 76 and Accounting Series Releases 130 & 135 (the "APB No. 16 Affiliate Letter") identifying all persons who may be deemed affiliates of the Company or Parent, respectively, for the purposes of the foregoing, including, without limitation, all directors and executive officers of the Company or of the Parent as of the date of the APB No. 16 Affiliate Letter. On or prior to the date that is five (5) days prior to the Closing Date, (i) the Company shall deliver to Parent another letter (the "Rule 145 Letter") identifying all persons who may be affiliates of the Company, as defined under Rule 145 under the Securities Act ("Rule 145"), as of the date of the Rule 145 Letter, and (ii) the Company shall advise the persons identified in the Rule 145 Letter of the resale restrictions imposed by applicable securities laws. Each of the Company and Parent shall use its reasonable best efforts to obtain as soon as practicable from each person listed on the respective APB No. 16 Affiliate Letter and from any person who may be deemed to have become an affiliate of the Company or Parent for the purposes of the foregoing after such party's delivery of the APB No. 16 Affiliate Letter and in any event not later than July 31, 1997, an agreement not to sell shares of Company Common Stock or Parent Common Stock in excess of an amount which would, in the aggregate, contravene the provisions of the foregoing until combined results of operations of the Company and Parent covering at least thirty (30) days of combined operations are made public. Parent will keep current its filings under the Exchange Act for purposes of reliance by Company affiliates upon the resale provisions of Rule 145.

SECTION 7.5  Exchange Listing.

     Parent shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for inclusion on the NNM, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger.

SECTION 7.6  Expenses and Fees.

     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 7.7  Agreement to Cooperate.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals and Commission "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

     (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to (i) take all actions necessary to cause the Merger to
(a) qualify as a tax-free merger under Section 368 of the Code and (b) be treated as a pooling of interests under APB No. 16 for accounting and financial statement purposes, and (ii) file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall (i) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of such parties.

SECTION 7.8  Public Statements.

     The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation unless required by law, by regulation of the NNM or upon written advice of counsel.

SECTION 7.9  Employee Matters.

     (a) From and after the Effective Time, Parent and the Surviving Corporation, and their respective affiliates will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, employee or consultant to the Company.

     (b) Parent agrees that, for one year after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide employee benefit plans and programs for the benefit of employees and former employees of the Company ("Company Employees"), which, in the aggregate, are no less favorable than the Company employee benefit plans and programs in effect immediately prior to the Effective Time. Parent further agrees that, for the two year period beginning on the date one year following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, Company Employees with employee benefit plans and programs that are no less favorable in the aggregate to those provided from time to time to employees of Parent of comparable status and seniority. Except with respect to plans and programs set forth on Schedule 7.9 attached hereto, with respect to such benefits, past service, compensation and expense credits of such Company Employees shall be recognized, whenever reasonably possible consistent with the terms of such plans and programs, for all purposes under such plans (including, but not limited to, participation, eligibility, vesting and calculation of benefits), and each employee or fringe benefit plan or program available to Company Employees as contemplated hereby shall be applied to such Company Employees.

SECTION 7.10  Notification of Certain Matters.

     Each of the Company, Parent and Acquisition agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 7.11 Corrections to the Proxy Statement/Prospectus and Registration Statement.

     Prior to the date of the Company Stockholders' Approval of the Merger, each of the Company, Parent and Acquisition shall correct promptly any information provided by it to be used in the Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all reasonable steps necessary to file with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company and Parent, in each case to the extent required by applicable law.

SECTION 7.12  Insurance; Indemnity.

     For a period of six (6) years following the Effective Time, Parent shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now or has been an officer, director, employee, trustee or agent of the Company (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the full extent and under all circumstances permitted by Delaware law as in effect on the date hereof, upon receipt of any undertaking required by applicable law, and (ii) Parent will direct the defense of any such matter; provided, however, that Parent shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Immediately following the Effective Time, Parent shall purchase and maintain or cause the Surviving Corporation to purchase and maintain, for a period of six (6) years following the Effective Time, policies of directors' and officers' liability insurance covering each person who was a director or officer of the Company at any time prior to the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that are no less advantageous to the insured parties as those in effect immediately prior to the Effective Time for officers and directors of Parent. The provisions of this

Section 7.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under the previous sentence hereof, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Company or any of its subsidiaries, under the DGCL or otherwise.

SECTION 7.13  No Solicitations.

     Prior to the Effective Time, the Company agrees (a) that neither it nor any of its subsidiaries shall, and it shall use its best efforts to cause their respective representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any portion of the assets of the Company and its subsidiaries taken as a whole, (ii) any of the outstanding shares of Company Common Stock or (iii) any of the outstanding shares of the capital stock of any subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and (b) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any such person or group. There shall be excepted from this Section 7.13 the transactions effected pursuant to Section 7.14 hereof.

SECTION 7.14  Roll-up Transactions.

     (a) Roll-up Notices. Following the execution of this Agreement, the Company shall deliver notices to each of the holders ("Minority Holders"), excluding the Company and its affiliates, of stock ("Minority Shares") and/or stock options ("Minority Options") in any of the Company's subsidiaries (as defined in Section 4.2(c) above), which notices shall serve to inform the Minority Holders of the Company's intention to undertake the transactions contemplated by the shareholder agreements ("Minority Shareholder Agreements") and stock option plans ("Minority Option Plans") relating to such subsidiaries to eliminate the Minority Holders' interests in each such subsidiary ("Roll-up Transactions"). The Company will use its best efforts to consummate all of the Roll-up Transactions as of the Effective Time.

     (b) Minority Shares. If the Roll-up Transactions relating to the Minority Shares of a particular subsidiary are consummated as of the Effective Time, such Minority Shares shall be exchanged for Company Common Stock at the Effective Time as provided in the related Minority Shareholder Agreement and shall be treated in the Merger as other issued and outstanding Company Common Stock is treated pursuant to Section 3.1 of this Agreement. If the Roll-up Transactions relating to the Minority Shares of a particular subsidiary will not be consummated as of the Effective Time, the Company shall use its best efforts to induce each holder of Minority Shares in such subsidiary to enter into an escrow agreement with Parent and the Company ("Escrow Agreement") providing that such holder shall have no actions, causes of action or claims against the Company or Parent with respect to such holder's Minority Shares other than for a number of shares of Parent Common Stock not to exceed those held in the escrow specifically to complete the Roll-up Transactions for such subsidiary.

     (c) Minority Options. If the Roll-up Transactions relating to the Minority Options issued by a particular subsidiary are consummated as of the Effective Time, such Minority Options shall be exchanged for Company Stock Options at the Effective Time as provided in the related Minority Option Plan and shall be treated in the Merger as other issued and outstanding Company Stock Options are treated pursuant to Section 3.5 of this Agreement. If the Roll-up Transactions relating to the Minority Options of a particular subsidiary will not be consummated as of the Effective Time, the Company shall use its best efforts to induce each holder of such Minority Options to enter into an Escrow Agreement providing that such holder shall have no actions, causes of action or claims against the Company or Parent with respect to such holder's Minority Options other than for a number of shares of Parent Common Stock and/or Parent Stock Options held in the escrow specifically to complete the Roll-up Transactions for such subsidiary.

     (d) Escrow Provisions. Any shares of Parent Common Stock or Parent Stock Options held in any escrow pursuant to this Section 7.14 shall constitute shares or options which would otherwise be issuable to stockholders or optionees of the Company in the Merger. The terms of each Escrow Agreement and any related escrow arrangements shall be reasonably agreed upon by Parent and the Company.

     (e) Adjustments Following Completion of Roll-up Transactions. If, following the completion of a Roll-up Transaction for any subsidiary after the Effective Time, there are shares of Parent Common Stock remaining in any escrow account established with respect to the Minority Shares of or Minority Options issued by such subsidiary, a number of such shares remaining in all such escrow account shall be distributed to the former Company stockholders and option holders who received shares of Parent Common Stock pursuant to Section 3.1 and Section 3.5, respectively.

SECTION 7.15  Bank Consent.

     Parent shall use its reasonable best efforts to obtain the consent of its senior lender with respect to the transactions contemplated by this Agreement on or before August 15, 1997.

                                  ARTICLE VIII

                                   CONDITIONS

SECTION 8.1  Conditions to Each Party's Obligation to Effect the Merger.

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company under the Company's Certificate of Incorporation and applicable law.

          (b) Inclusion of Parent Common Stock. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the NNM upon official notice of issuance.

          (c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and state blue sky laws, if applicable, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities.

          (e) No Injunction. No preliminary or permanent injunction or other order or decree by any Federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted).

          (f) Pooling. Parent and the Company shall have received letters from Deloitte & Touche LLP and KPMG Peat Marwick LLP, respectively, dated not more than two business days prior to the Effective Time, to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement and if the operations of Parent and the Surviving Corporation are conducted in a manner that do not violate "pooling of interests" accounting treatment.

SECTION 8.2  Conditions to Obligation of the Company to Effect the Merger.

     Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Compliance with Covenants; Accuracy of Representations and Warranties. Parent and Acquisition shall have performed in all material respects their agreements, covenants and obligations contained in this Agreement required to be performed or complied with by Parent and Acquisition on or prior to the Closing Date and the representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate of the Chairman of the Board and Chief Executive Officer, the President or a Vice President of Parent and of the President and Chief Executive Officer or a Vice President of Acquisition to that effect.

          (b) Tax Opinion. The Company shall have received from Gibson, Dunn & Crutcher LLP, counsel to the Company, on the date of the Proxy Statement and on the Closing Date opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Acquisition and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for the Company shall be entitled to rely upon representations of officers and affiliates of Parent, Acquisition and the Company reasonably satisfactory in form and substance to such counsel and to Parent and Acquisition.

          (c) Fairness Opinion. The Smith Barney Opinion shall not have been withdrawn.

          (d) Consents; Approvals. Parent shall have obtained all of the consents set forth on Schedule 4.3(b) attached hereto. With respect to the Parent Required Statutory Approvals, all approvals shall have been obtained and all filings which are required to be made prior to the Effective Time shall have been submitted.

          (e) Employee Matters. Parent shall have entered into employment agreements and have taken such other employee related matters as are listed on a Memorandum of even date herewith initialed among the parties.

          (f) Registration Rights Agreement. Parent shall have executed and delivered the Registration Rights Agreement in the form attached hereto as
     Exhibit 8.2(f).

          (g) Opinions of Counsel. The Company shall have received the opinions of Pillsbury Madison & Sutro LLP, and James A. Lebovitz, Esq., counsel to Parent, dated the Closing Date, in form reasonably satisfactory to the Company.

          (h) Bank Consent. Parent shall have received the consent of its senior lender with respect to the transactions contemplated by this Agreement not later than the date set forth in Section 7.15.

SECTION 8.3 Conditions to Obligations of Parent and Acquisition to Effect the Merger.

     Unless waived by Parent and Acquisition, the obligations of Parent and Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) Compliance with Covenants; Accuracy of Representations and Warranties. The Company shall have performed in all material respects its agreements, covenants and obligations contained in this Agreement required to be performed or complied with by the Company on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a referral to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Parent shall have received a Certificate of the President and Chief Executive Officer or of a Vice President of the Company to that effect.

          (b) Tax Opinion. Parent shall have received from Pillsbury Madison & Sutro LLP, counsel to Parent, on the date of the Proxy Statement and on the Closing Date opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Acquisition and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for Parent shall be entitled to rely upon representations of officers and affiliates of Parent, Acquisition and the Company reasonably satisfactory in form and substance to such counsel and to the Company.

          (c) Consents; Approvals. The Company shall have obtained all of the consents set forth on Schedule 5.4(b) attached hereto. With respect to the Company Required Statutory Approvals, all approvals shall have been obtained and all filings which are required to be made prior to the Effective Time shall have been submitted.

          (d) Resignations. Parent shall have received from the Company the resignations of all individuals serving as directors of the Company immediately prior to the Effective Time.

          (e) Master Strategic Agreement for Private Practice Partnerships. The Company and Oxford Health Plans, Inc., a Delaware corporation ("Oxford"), shall have executed a master strategic agreement substantially in the form of Exhibit 8.3(e) hereof.

          (f) Wellpoint Memorandum of Understanding. The Company and Wellpoint Health Networks, Inc., a Delaware corporation ("Wellpoint"), shall have executed a Memorandum of Understanding substantially in the form of Exhibit 8.3(f) hereof.

          (g) Opinion of Counsel. Parent shall receive the opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company, dated the Closing Date, in form reasonably satisfactory to Parent.

          (h) No Preferred Stock Outstanding. The Company and the holders of Company Preferred Stock shall have taken all necessary actions to ensure that all of the outstanding shares of Preferred Stock will be canceled or converted into shares of Company Common Stock no later than immediately prior to the Effective Time.

          (i) Stock Option Acknowledgements. Stock Option Acknowledgements shall have been executed and delivered by the holders of Company Stock Options representing no less than eighty percent (80%) of the shares of Company Stock available under all Company Stock Options (whether such Company Stock Options are vested or unvested) as of immediately prior to the Effective Time.

          (j) Roll Up. Each Roll-up Transaction shall either be complete as of the Effective Time or the parties with respect thereto shall have entered into Escrow Agreements as contemplated by Section 7.14.

          (k) Denominator Certificate. Parent shall have received the Denominator Certificate in form reasonably acceptable to Parent.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1  Termination.

     This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of the Company, as follows:

          (a) The Company shall have the right to terminate this Agreement:

             (i) if the Merger is not completed by the date 120 days from the date of this Agreement otherwise than on account of delay or default on the part of the Company, provided that Parent may extend such date for an additional 30 days if all Parent Required Statutory Approvals and all Company Required Statutory Approvals have not then been obtained or if the transactions contemplated by Section
        7.14 shall not have been concluded;

             (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Company or any of its 5% stockholders or any of their affiliates or associates;

             (iii) if Parent (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to Parent by the Company;

             (iv) if any condition set forth in Section 8.1 or Section 8.2 hereof is not satisfied, other than as a result of the conduct of the Company;

             (v) if the Parent Value is less than $15.65; or

             (vi) if the Parent shall not have received the consent of its senior lender specified in Section 8.2(h) by not later than August 15, 1997.

          (b) Parent shall have the right to terminate this Agreement.

             (i) if the Merger is not completed by the date 120 days from the date of this Agreement otherwise than account of delay or default on the part of Parent, provided that Company may extend such date for an additional 30 days if all Parent Required Statutory Approvals and Company Required Statutory Approvals have not then been obtained or if the transactions contemplated by Section 7.14 shall not have been concluded;

             (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent or any of its 5% stockholders or any of their affiliates or associates;

             (iii) if the Company (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to the Company by Parent; or

             (iv) if any condition set forth in Section 8.1 or Section 8.3 hereof is not satisfied, other than as a result of the conduct of Parent.

          (c) As used in this Agreement, (i) "affiliate" has the meaning assigned to it in the Federal securities laws and (ii) "group" has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

SECTION 9.2  Effect of Termination.

     In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Acquisition or their respective officers or directors with respect to obligations existing thereunder prior to the termination (except as set forth in this Section 9.2 and in Sections 7.1, 7.6 and 7.8 hereof and except for the rights of any non-breaching party in respect of a willful breach or a knowing violation by another party of a covenant, representation or warranty hereunder, all of which shall survive the termination).

SECTION 9.3  Amendment.

     This Agreement may not be amended except by action taken by the parties' respective boards of directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

SECTION 9.4  Waiver.

     At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and
(c) waive compliance with any provisions of this Agreement or conditions contained herein except that, after the vote of the Company's stockholders with respect to this Agreement, the Exchange Ratio shall not be changed from that provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.1  Non-Survival of Representations and Warranties.

     All representations and warranties in this Agreement shall not survive the Merger, and after effectiveness of the Merger neither the Company, Parent, the Surviving Corporation or their respective officers or directors shall have any further obligation with respect thereto.

SECTION 10.2  Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by nationally recognized overnight mail service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to Parent or Acquisition to:

               FPA Medical Management, Inc.
               3636 Nobel Drive, 2nd Floor
               San Diego, CA 92122
               Attention: Chief Financial Officer

        with copies to:

               James A. Lebovitz, Esq.
               Senior Vice President,
               General Counsel & Secretary
               FPA Medical Management, Inc.
               3636 Nobel Drive, 2nd Floor
               San Diego, CA 92122

        and

               Pillsbury Madison & Sutro LLP
               101 W. Broadway, Suite 1800
               San Diego, CA 92101
               Attention: David R. Snyder, Esq.

        (b) If to the Company, to:

               Health Partners, Inc.
               800 Connecticut Avenue
               Norwalk, CT 06854
               Attention: Charles G. Berg,
                        Chief Executive Officer
        with a copy to:

               Bruce D. Meyer, Esq.
               Gibson, Dunn & Crutcher LLP
               333 South Grand Avenue
               Los Angeles, CA 90071

SECTION 10.3  Interpretation.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

SECTION 10.4  Miscellaneous.

     This Agreement (including the documents and instruments referred to herein)
(a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) except with respect to the provisions of Sections 3.5 and 7.12, is not intended to confer upon any other person any rights or remedies hereunder and shall be binding upon and inure to the benefit solely of each party hereto, and their respective successors and assigns, and (c) shall not be assigned by operation of law or otherwise, except that Acquisition may assign this Agreement to any other wholly-owned subsidiary of Parent. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

SECTION 10.5  Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each party agrees (i) to accept the facsimile signature of the other party's representatives hereto and (ii) to be bound by its own representative's facsimile signature hereon.

     IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

                                          Parent

                                          FPA MEDICAL MANAGEMENT, INC.

                                          By:       /s/ SETH M. FLAM
                                            ------------------------------------
                                          Print Name: Seth M. Flam
                                          Title: President & Chief Executive
                                          Officer

                                          Acquisition

                                          FPA ACQUISITION CORP.

                                          By:       /s/ SETH M. FLAM
                                            ------------------------------------
                                          Print Name: Seth M. Flam
                                          Title: President & Chief Executive
                                          Officer

                                          Company

                                          HEALTH PARTNERS, INC.

                                          By:      /s/ CHARLES G. BERG
                                            ------------------------------------
                                          Print Name: Charles G. Berg
                                          Title: Chief Executive Officer

                                                                      APPENDIX B

                       [LETTERHEAD OF SMITH BARNEY INC.]

July 1, 1997

The Board of Directors
Health Partners, Inc.
800 Connecticut Avenue
Norwalk, Connecticut 06854

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Health Partners, Inc. ("Health Partners") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 1, 1997 (the "Merger Agreement"), by and among FPA Medical Management, Inc. ("FPA"), FPA Acquisition Corp., a wholly owned subsidiary of FPA ("Acquisition Sub"), and Health Partners. As more fully described in the Merger Agreement, (i) Acquisition Sub will be merged with and into Health Partners (the "Merger") and (ii) the outstanding shares of the common stock, par value $0.001 per share, of Health Partners (the "Health Partners Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.002 per share, of FPA (the "FPA Common Stock") having an aggregate value of $115 million (the "Merger Consideration"), subject to adjustment as more fully specified in the Merger Agreement if the average closing prices of FPA Common Stock for the 10 consecutive trading days ending on the date that is two trading days prior to the closing of the Merger is less than $18.00 or greater than $22.00.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Health Partners and certain senior officers and other representatives of FPA concerning the businesses, operations and prospects of Health Partners and FPA. We examined certain business and financial information relating to Health Partners and certain publicly available business and financial information relating to FPA as well as certain financial forecasts and other information and data for Health Partners and FPA which were provided to or otherwise discussed with us by the respective managements of Health Partners and FPA, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of FPA Common Stock; the historical and projected earnings and other operating data of Health Partners and FPA; and the capitalization and financial condition of Health Partners and FPA. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Health Partners and FPA. We also evaluated the potential pro forma financial impact of the Merger on FPA. In connection with our engagement, we were requested to approach on a limited basis, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Health Partners. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Health Partners and FPA that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Health Partners and

The Board of Directors
Health Partners, Inc.
July 1, 1997
Page 2

FPA as to the future financial performance of Health Partners and FPA and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, and have taken into account to the extent relevant to our analysis, that prior to the consummation of the Merger all outstanding shares of the Series A Convertible Preferred Stock, par value $0.001 per share, of Health Partners and Series B Convertible Preferred Stock, par value $0.001 per share, of Health Partners and all outstanding minority interests in subsidiaries of Health Partners will be converted into shares of Health Partners Common Stock. We are not expressing any opinion as to what the value of the FPA Common Stock actually will be when issued to Health Partners stockholders pursuant to the Merger or the price at which the FPA Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Health Partners or FPA nor have we made any physical inspection of the properties or assets of Health Partners or FPA. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to Health Partners in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of FPA for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to FPA unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Health Partners and FPA.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Health Partners in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Health Partners Common Stock.

Very truly yours,

SMITH BARNEY INC.

                                                                      APPENDIX C

                         DELAWARE GENERAL CORPORATIONS
                                LAW SECTION 262

SEC. 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                       FPA'S ANNUAL REPORT ON FORM 10-K/A
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 10-K/A

/X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     FOR THE TRANSITION PERIOD FROM           TO

                         COMMISSION FILE NUMBER 0-24276

                          FPA MEDICAL MANAGEMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                3636 NOBEL DRIVE,
(STATE OR OTHER JURISDICTION OF                       SUITE 200,
 INCORPORATION OR ORGANIZATION)                      SAN DIEGO, CA
                                        (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

          33-0604264                                      92122
      (I.R.S. EMPLOYER                                 (ZIP CODE)
      IDENTIFICATION NO.)

Registrant's telephone number, including area code: (619) 453-1000

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, $.002 PAR VALUE PER SHARE
                                (TITLE OF CLASS)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No
                                              ---    ---
     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

     The aggregate market value of the voting stock held by non-affiliates of the registrant at March 21, 1997 was $604,077,078.

     The number of shares outstanding of the registrant's Common Stock as of March 21, 1997 was 30,708,632.



                       DOCUMENTS INCORPORATED BY REFERENCE


             PORTIONS OF THE FOLLOWING DOCUMENTS ARE INCORPORATED BY
                          REFERENCE IN THIS FORM 10-K/A.


                                      None

                                     PART I
ITEM 1. BUSINESS

GENERAL

     FPA Medical Management, Inc. ("FPA" or the "Company") is a national physician practice management company ("PPM") which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital emergency departments. FPA provides primary and specialty care services to prepaid managed care enrollees and fee-for-service patients through a network of independent practice association ("IPA") physicians and owned primary care physician groups. On March 17, 1997, the Company completed its previously announced merger with AHI Healthcare Systems, Inc. ("AHI") pursuant to which approximately 5.8 million shares of FPA Common Stock were issued to AHI stockholders and AHI became a wholly-owned subsidiary of the Company. Following the merger with AHI, FPA is affiliated with approximately 6,100 primary care physicians and 13,500 specialty care physicians, and provides services to approximately 830,000 enrollees of 35 health maintenance organizations ("HMOs") or other prepaid health insurance plans (collectively, "Payors") in ten states. Through its merger with Sterling Healthcare Group, Inc. ("Sterling") in October 1996, FPA is affiliated with approximately 1,000 emergency department physicians and manages the emergency departments of 104 hospitals in 20 states.

     FPA's relationships with its subsidiaries, affiliated professional corporations (the "Professional Corporations"), other providers of medical services and Payors (collectively, the "FPA Network") offer physicians the opportunity to participate more effectively in managed care programs by organizing physician groups within geographic areas to contract with Payors. FPA improves physician practice operations by assuming administrative functions necessary in a managed care environment. These functions include claims adjudication, utilization management of medical services, Payor contract negotiations, credentialing, financial reporting and the operation of management information systems. Under these arrangements, FPA, on behalf of the Professional Corporations, is responsible for the payment of the cost of medical services, including professional, ancillary and medical management services, and is entitled to amounts received from Payors in excess of such costs. FPA believes that its IPA management model is appealing to independent physicians because it allows the physicians to retain control of their own practices while gaining access to more patients through participation in a managed care program.

     Agreements with Payors and providers are entered into with, and approved by, one of the Professional Corporations or subsidiaries of the Company, depending on applicable state law. Pursuant to administrative services agreements with the Professional Corporations, payments received from Payors are assigned to FPA.

     The FPA Network manages all covered primary and specialty medical care for each enrollee in exchange for fixed monthly capitation payments pursuant to Payor contracts. Specialty care physician services, inpatient hospitalization and certain other services managed by primary care physicians are subject to preauthorization guidelines and are provided through contracts negotiated by FPA for the Professional Corporations or subsidiaries of the Company based on discounted fee-for-service, per diem or capitation rates. Contracts with Payors and primary care physicians generally include shared risk arrangements and other incentives designed to encourage the provision of high-quality, cost effective health care. Because FPA is obligated to provide medical services, the costs of some of which are variable, its profitability may vary based on the ability of FPA and its affiliated providers to control such health care costs. Additionally, state laws in California, operations in which represented approximately 22% of FPA's operating revenues for the year ended December 31, 1996, require entities such as FPA to be licensed as health care service plans. The application of a wholly-owned subsidiary of FPA for a restricted license was approved by the California Department of Corporations in December 1996. The loss or revocation of such license would have a material adverse effect on FPA. In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements.

     As part of its management and support services to hospital emergency departments, Sterling recruits physicians and contracts for their services to provide staffing of emergency departments. Sterling also assists its hospital clients in such areas as physician scheduling, operations support, quality assurance and departmental accreditation as well as billing and record keeping. In addition, Sterling has expanded its hospital-based services to include the management of anesthesiology departments, correctional institutional health facilities and rural health care clinics.

     The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations or subsidiaries of FPA have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations or subsidiaries of FPA will be able to contract with new Payors. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

     The health care industry is subject to extensive federal and state legislation and regulation. Changes in the regulations or reinterpretations of existing regulations could significantly affect the business of FPA.

THE MANAGED HEALTH CARE INDUSTRY

     Medical services traditionally have been provided on a fee-for-service basis with insurance companies assuming responsibility for paying all or a portion of such fees. The increase in medical costs under traditional indemnity health care plans has been caused by a number of factors, including, but not limited to, the lack of incentives on the part of health care providers to deliver cost-effective medical care and the absence of controls over the utilization of costly specialty care physicians and hospitals.

    As a result of escalating health care costs, employers, insurers and governmental entities have all been seeking cost-effective approaches to the delivery of and payment for quality health care services. HMOs and other managed health care organizations have emerged as integral components in this effort. HMOs enroll members by entering into contracts with employer groups or directly with individuals to provide a broad range of health care services for a capitation payment, with minimal or no deductibles or co-payments required of the members. HMOs, in turn, contract either directly with physicians, or through organizations like FPA, hospitals and other health care providers to administer medical care to HMO members. These contracts provide for payment to the provider on either a discounted fee-for-service or per diem basis, or through capitation payments based on the number of members covered, regardless of the amount of necessary medical care required within the covered benefits.

     In response to the growth in HMO penetration, several provider group models have evolved pursuant to which Payors generally shift certain administrative and economic burdens to physicians. Administrative burdens include justifying medical procedures, seeking authorization for tests and surgical procedures and responding to additional oversight from Payors. These burdens have been exacerbated by the proliferation of HMOs, which require physicians to comply with multiple formats for claims processing, credentialing and other administrative reporting requirements. As a result, physicians' operating expenses and the number of hours devoted to non-medical activities have increased. In addition to adding these administrative pressures, by capitating payments to physicians, HMOs, in effect, have also begun to shift to physicians a significant portion of the economic risk of providing health care. These arrangements exert more pressure on the physician to reduce costs and unnecessary medical treatments while continuing to deliver quality medical care.

     To relieve these administrative and economic burdens, physicians have begun to outsource to third parties, such as PPMs, both the management of economic risk and the non-medical management tasks associated with the practice of medicine. PPMs provide management and other administrative services to physicians and, in certain circumstances, manage a portion of the economic risk involved in providing health care. PPMs also help physician groups by negotiating capitation rates and incentive payment arrangements with Payors.

         In addition to physician practices, hospitals have been affected by the changing health care industry. Cost considerations are important to hospital operations, particularly with respect to emergency room departments. FPA believes that hospital emergency departments play a central role in determining levels of admissions and profitability as well as in establishing a hospital's reputation in the community. However, the ability of hospitals to provide high quality health care services, including emergency care services, has been adversely affected by recent trends in the U.S. health care industry. Continuing cost-containment pressures are causing hospitals to seek new ways to provide high quality services in a cost effective manner. In addition, hospitals face numerous problems in managing their emergency departments, including difficulties in recruiting, evaluating, scheduling and retaining emergency physicians. Hospital emergency departments also continue to experience increasing patient volumes, a shortage of board certified emergency physicians and extensive use for routine primary care, particularly at night and on weekends.

THE FPA NETWORK

     The FPA Network currently has contracts to provide services to approximately 830,000 enrollees of 35 Payors, which enrollees are serviced by approximately 6,100 primary care physicians and 13,500 specialty care physicians. Listed below is a breakdown as of March 21, 1997 of enrollees, Payors, primary care physicians and specialty care physicians by region.


STATES            ENROLLEES       NUMBER OF PAYORS       PRIMARY CARE            SPECIALTY CARE PHYSICIANS
------            ---------       ----------------         PHYSICIANS            -------------------------
                                                           ----------
Arizona             194,415                      3                572                                1,036
California          312,288                     20              1,741                                5,235
Delaware              7,978                      1                 75                                   74
Florida             114,433                      2                492                                2,095
Michigan             34,687                      1                406                                1,028
New Jersey           27,618                      3                926                                  447
North Carolina       12,205                      2                 52                                   24
South Carolina       10,384                      1                207                                   20
Texas               118,846                      9              1,067                                2,495
Pennsylvania              -                      -                351                                    -
Georgia                 353                      1                182                                  863
Kentucky                  -                      -                 70                                  197

MANAGED CARE BUSINESS

     FPA provides management services to physicians, hospitals and Payors in the FPA Network. FPA's services include: (i) comprehensive management information systems ("MIS") that collect and assimilate data necessary for monitoring and managing health care costs; (ii) claims administration and billing services;
(iii) utilization management of medical services and related financial reporting and analysis; (iv) care coordination and case management assistance for enrollees requiring medically complex or long-term health care; (v) monitoring of the quality and cost of hospital and ancillary care; and (vi) credentialing and recruiting of physicians.

     Management Information Systems. FPA maintains an on-line database that provides inpatient and outpatient utilization statistics and patient encounter reporting and tracking. FPA believes that the availability of timely information on utilization patterns improves primary care physician productivity and effectiveness. This data also plays an integral role in the specialty care physician and hospital utilization control process as by enabling the medical directors and utilization control nurses to monitor encounter data, case management decisions and patient outcomes. In addition, Serling has developed MIS specific to hospital and clinical management services. The MIS collects data regarding patient flow utilization, physician efficiency and other data used by Sterling and hospital clients. In particular, Sterling uses the data to develop staffing patterns. Further, the MIS assist FPA in performing various administrative functions, including insurance verification, payment of accounts payable, financial reporting and claims payment. The MIS also include the customer service documentation system which assists FPA in resolving concerns enrollees may have and in evaluating patient and physician satisfaction.

     Claims Administration and Billing Services. FPA possesses complete medical bill review and claims processing capabilities. These capabilities include determining enrollee eligibility, identifying appropriate benefits, issuing payments to providers, processing hospital and outpatient facility charges for the payment of claims and providing and analyzing encounter data. As a service to certain Professional Corporations, FPA performs fee-for-service billing and collections. Billing staff register fee-for-service patients, send monthly statements and pursue collection.

     Utilization Management. Physicians within the FPA Network have established a utilization management program to help ensure the delivery of high quality, cost-effective health care. Utilization management encourages physicians in the FPA Network to provide cost-effective, quality care by emphasizing preventive medicine and by eliminating unnecessary tests, procedures, surgeries, hospitalizations and referrals to specialty care physicians. Referrals to specialty care physicians and all hospital admissions, with the exception of emergencies, generally require prior approval by the utilization management committees of the various Professional Corporations or subsidiaries. Each utilization management committee has established guidelines for routine referrals which can be authorized by the committee's staff. Following admission, a patient's status is monitored daily by a member of the utilization management committee, in conjunction with the admitting physician or in-house intensivist, to assure timely and appropriate hospital discharge. A member of the utilization management committee coordinates with hospital nurses for discharge planning and use of sub-acute alternatives to hospitalization. FPA has developed separate utilization management committees on a regional basis due to expansion into new geographic markets.

     Case Management. Case management is a service administered by the various utilization management committees and is a clinical and administrative process by which health care services are identified, coordinated, implemented and evaluated on an ongoing basis for enrollees experiencing selected health problems. Such selected health problems include chronic disability, complex medical cases or problems requiring long-term care. Case management involves the coordination of a variety of services, including home nursing, home infusion and the provision of durable medical equipment. This approach provides a continuum of quality care throughout the extended treatment period.

     Quality Assurance. The FPA Network maintains, as a service to both its physicians and Payors, a comprehensive quality assurance program designed to improve patient care. The quality assurance program incorporates peer review, patient satisfaction surveys, medical records audit, continuing medical staff development and regular continuing medical education seminars as required by accrediting organizations, state law and licensing requirements. Medical staff development includes the provision of training and support programs to encourage the team-oriented delivery of high quality, cost-effective medical care.

     Physician Credentialing and Recruitment. As a service to Payors and the Professional Corporations, FPA verifies that the credentials of physicians in the FPA Network meet the minimum requirements specified in Payor contracts. In addition, FPA assists the Professional Corporations in the recruitment of highly competent physicians who share in the philosophy of prepaid managed health care. The recruitment process includes a lengthy series of interviews and reference checks incorporating a number of credentialing and competency assurance protocols. All of the FPA Network's physicians are licensed to practice medicine in the state where they provide medical services and are generally either board certified or board eligible.

EMERGENCY DEPARTMENT BUSINESS

     General. With the acquisition of Sterling, FPA provides physician practice management services to 104 hospital emergency departments, one hospital anesthesiology department and four correctional institutional health facilities in 20 states. FPA contracts with approximately 1,000 affiliated physicians. These contracts typically provide all necessary physician coverage for hospital emergency departments on a 24-hour, 365-day basis. The Company identifies and recruits physicians as candidates for admission to a client's medical staff and coordinates the on-going scheduling of staff physicians, who provide clinical coverage in the area of emergency medicine and, in one hospital, anesthesiology. The Company also provides an on-site medical director for the hospital's emergency department, who works directly with the hospital medical staff and administration in such areas as quality assurance, risk management and departmental accreditation.

      Physician Recruiting. Recruiting physicians is an essential service provided by Sterling to its hospital clients. Sterling's physician recruitment methods include the use if its in-house search firm and certain third party search firms, direct contact with residency programs, mail solicitations, medical journal advertising, telemarketing and use of personal contacts. Sterling has developed a proprietary computer database, which is periodically updated, to identify physicians who might be available as independent contractors for Sterling.

     Affiliating with Sterling offers physicians the opportunity to minimize their administrative burden and concentrate on the practice of medicine. The Company believes that many physicians enjoy the relative freedom from the business aspects of medicine, including the development of a patient base, the financing of a practice and the complexity associated with billing and collection procedures, that results from affiliation with Sterling. As a provider of contract management services across a broad geographic spectrum, Sterling can offer a physician substantial flexibility in terms of geographic location, type of facility and opportunities for relocation. The physician also tends to gain greater individual control over the number and scheduling of hours worked. Physicians under contract with Sterling also have the option of conveniently obtaining professional liability insurance with somewhat more favorable terms than might otherwise be available.

AGREEMENTS WITH PAYORS, PROVIDERS AND EMERGENCY DEPARTMENTS; ADMINISTRATIVE SERVICE AGREEMENTS

     Contracts with Payors. FPA arranges for contracts between Payors and the Professional Corporations or subsidiaries. These contracts generally provide for terms of one to thirty years, with automatic renewal periods, terminable upon prior notice (generally between 30 and 180 days) by either party. These contracts obligate the Professional Corporations or subsidiaries to deliver covered medical benefits and to coordinate all inpatient and outpatient care for enrollees. Under most of these arrangements, the Professional Corporation or subsidiary receives a capitation payment for each Payor enrollee who selects a primary care physician who is employed by or affiliated with such Professional Corporation or subsidiary. These capitation payments, in turn, are assigned to FPA pursuant to FPA's administrative services agreement with the Professional Corporation. The Professional Corporations (and indirectly, FPA) retain a level of risk for the provision of appropriate medical care. In addition, these contracts typically provide for bonuses derived from shared risk arrangements and provide other financial incentives designed to encourage efficient utilization of hospital and other medical services provided to enrollees. To encourage efficient utilization of hospital and related services, the Payor contracts typically establish a yearly shared risk pool from which all payments for hospitalization and other specified services are deducted. At the end of the period, the Professional Corporation or subsidiary is entitled to a portion of any excess amounts over actual expenditures deducted from the pool. Certain of the Payor contracts which are material to FPA obligate the Professional Corporation to bear a portion of any deficit in this fund. To date, however, neither FPA nor any Professional Corporation has been called upon to pay any deficit. Under most circumstances, when such deficits do occur, they are carried forward and offset against future surpluses. Additionally, some Payor contracts contain similar arrangements with respect to other specialty care services. FPA purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services (up to an aggregate of $5 million) and $25,000 for outpatient services (up to an aggregate of $1 million) per year, at which substantially all financial exposure for an enrollee beyond such thresholds is contractually shifted to the insurer. The failure of FPA to negotiate favorable attachments points in the future could have a material adverse effect on FPA's financial condition, results of operations and/or liquidity. There can be no assurance that FPA will be able to negotiate favorable attachment points in the future.

     In 1996, revenue from two Payors, Physician Corporation of America and Foundation Health Corporation, each exceeded 10% of FPA's operating revenue, and collectively accounted for approximately 25% of FPA's operating revenue. The loss of either of these Payors could have a material adverse effect on FPA.

     Contracts with Providers. The FPA Network, through the Professional Corporations, subsidiaries and Payors, contracts with a variety of providers, including primary and specialty care physicians, hospitals and other ancillary providers. These agreements generally have terms up to three years, are automatically renewable and are terminable by either party on the following December 31 upon at least 90 days' prior notice. A primary care physician's affiliation and compensation arrangement with a Professional Corporation or subsidiary may take one of several forms. The physician may be
(i) an individual or a member of a group practice or an IPA which (a) contracts with FPA and a Professional Corporation for FPA's services and receives capitation payments based on the number of enrollees and is entitled to additional compensation based upon efficiency in utilizing the services of specialty care providers, subject to other factors including but not limited to compliance with contractual quality standards or (b) enters into an arrangement with FPA and one of its Professional Corporations; or (ii) an individual or group practice of physicians which sells to FPA and a Professional Corporation the assets of its practice and receives as compensation for employment a base salary and productivity bonus, or receives a percentage of net collections of the practice determined in accordance with applicable law. The physician or group which sells its practice still practices medicine in the same location. While such physician or group is employed and paid by a Professional Corporation or subsidiary, FPA provides most employees and administrative services to such physician or group. In general, a primary care physician is entitled to earn additional compensation if the medical practice, determined in accordance with applicable law, meets certain performance standards.

     In November 1994, the Board of Directors approved a physician stock option program effective January 1, 1995. Under this program, physicians are eligible to receive options to purchase FPA's Common Stock if they reach objective quality standards set by FPA.

     The compensation structures for primary care physicians are set to be competitive within the geographic area in which each physician is employed. FPA currently surveys physician compensation patterns and programs in HMO and other group practice settings to ensure that FPA Network physicians' compensation and benefits are competitive.

     Specialty care providers contract with a Professional Corporation or subsidiary to provide medical services to enrollees and are compensated on a discounted fee-for-service or capitated basis. Hospital and affiliated medical facilities contract with a Professional Corporation or subsidiary and Payors to provide both inpatient and outpatient services to enrollees on a fee-for-service, per diem or capitated basis, which are discounted from customary charges.

     Emergency Departments-Client Contracts. Sterling provides physician practice management services to hospitals under fee-for-service contracts and flat-rate contracts. A substantial portion of Sterling's hospital-based net revenues are derived from payments made on a fee-for-service basis. Hospitals entering into fee-for-service contracts agree, in exchange for Sterling's services, to authorize Sterling and its contracted health care professionals to bill and collect the professional component of the charges for medical services rendered by Sterling's contracted health care professionals. Under the fee-for-service arrangements with hospital clients, Sterling receives direct disbursements of the amounts collected and, depending on the magnitude of services provided to the hospital and payor mix, may also receive a subsidy from the hospital client for Sterling's physician practice management services. Pursuant to such arrangement, Sterling accepts responsibility for billing and collection and assumes the risks of changes in patient volume, payor mix and third-party reimbursement rates, delays attendant to reimbursement through government programs and other third-party payors and uncollectibility of accounts. All of these factors are taken into consideration by Sterling in arriving at contractual arrangements with health care institutions and professionals. Clients entering into flat-rate contracts pay fees to Sterling based on the hours of physician coverage provided.

     Sterling provides physician practice management services to hospitals under contracts that generally have terms of one or two years, renewable automatically under the same terms and conditions unless either party gives the other written notice of its intent not to renew at least 90 days prior to the end of the then current term. Many of these agreements provide for termination by the hospital without cause on relatively short notice.

     Emergency Departments-Physician Contracts. Sterling contracts with physicians as independent contractors to provide services to hospital clients. Professional fees from Sterling to the physicians are typically calculated on a flat rate based on the number of hours of coverage provided. Some physicians may receive, in addition to a flat hourly fee, other compensation based upon departmental performance and their individual contribution to such performance. Consistent with Sterling's treatment of the physicians as independent contractors, under his or her contract, each physician is responsible for his or her own self-employment tax, social security and workers' compensation insurance payments, if any. Under Sterling's contracts with hospitals, a physician who provides services at hospitals is required to obtain professional liability insurance with coverage limits as specified in such contracts. Agreements between Sterling and its independent contractor physicians typically can be terminated by Sterling at any time under certain circumstances

(including, in the case of the independent contractors retained to staff hospital emergency rooms, termination of Sterling's contract with the hospital) or by either party without cause, typically upon 90 to 120 days' prior notice.

     Administrative Services Agreements. FPA has entered into administrative services agreements with the Professional Corporations which delegate to FPA certain administrative, management and support functions which are required by physicians in the practice of medicine (the "Administrative Services Agreements"). Pursuant to the Administrative Services Agreements, FPA generally provides facilities, fixtures and equipment for the provision of all medical services. The Administrative Services Agreements generally have either (i) initial terms of 10 years and are renewable for an additional 10 year period at FPA's election and thereafter renew automatically for a third 10-year term unless either party elects to terminate or (ii) a term of 40 years.

     Pursuant to the Administrative Services Agreements, the Professional Corporations have assigned to FPA, as agent for the Professional Corporations and as security for the payment to FPA of its management fee, substantially all revenue received by the Professional Corporations, retain the rights to its fee-for-service revenue and provide for its own operating costs. "Revenue" is generally defined as all capitated sums which the Professional Corporations receive or become entitled to receive for the performance of medical services by physicians employed by or under contract with the Professional Corporations, all fee-for-service revenue and substantially all shared risk pool revenue received. Amounts that may not be assigned to FPA under applicable law (including traditional fee-for-service Medicare payments) are not included in the revenue assigned to FPA. As compensation for services rendered to the Professional Corporations by FPA under the Administrative Services Agreements, FPA receives a management fee, which consists of assigned revenues minus the costs associated with the provision of medical care and general and administrative expenses. FPA remits a portion of the capitation payments on behalf of the Professional Corporations to the primary care physicians in the FPA Network based on the number of enrollees each physician covers, regardless of the amount of medical care provided. Pursuant to the Administrative Services Agreements, the Professional Corporations appoint FPA as collection and disbursement agent to collect receivables and disburse funds required to discharge obligations arising form the Payor agreements.

AGREEMENTS WITH BILLING FIRMS

     Sterling's fee-for-service hospital-based billing and collection services are provided by two nonaffiliated billing firms. Sterling enters into a separate written agreement with each billing firm for each hospital client to which services are provided. Each billing firm reviews patient charts, prepares invoices for the services provided and submits insurance claims, if any. Under Sterling's arrangements with independent contractor physicians, collections are paid directly to accounts from which Sterling has the right to withdraw its management fees. Sterling receives monthly reports on billings invoiced and cash collected. As of December 1996, the monthly rates paid by Sterling to the billing firms and collection services were approximately $900,000, collectively. Sterling's primary care billing and collection functions are serviced internally.

COMPETITION

     The health care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Generally, FPA and the Professional Corporations compete with any entity that contracts with Payors for the provision of prepaid health care services. The FPA Network also competes with other companies, including PPMs, which provide management services to health care providers. FPA also competes with local physician groups and hospitals for the provision of physician practice management services to hospital emergency departments. FPA also competes with other companies for acquisitions of PPMs, IPAs and physician practices. Certain competitors are significantly larger and better capitalized than FPA, provide a wider variety of services, have greater experience in providing physician practice management services and have longer-established relationships with buyers of such services than does the Company.

GOVERNMENTAL REGULATION

     The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which FPA operates will not change significantly in the future. Generally, regulation of health care companies is increasing.

     Reimbursement. Various proposals affecting federal and state regulation of the health care industry, including limitations on Medicare and Medicaid payments, have been introduced in the past, including provisions that would reduce funds available for the Medicare program. Any limitation on Medicare, Medicaid or other government sponsored payments may adversely affect FPA. For example, Sterling derived approximately 30% of its 1996 hospital-based operating revenue from payments made by government-sponsored health care programs, principally Medicare and Medicaid. Furthermore, funds received under these programs are subject to audit and retroactive review. In addition, many of Sterling's services are reimbursed pursuant to Resource Based Relative Value Scale ("RBRVS"). FPA believes that the impact of RBRVS on Sterling's operations and financial condition has not been significant. However, if future changes are adopted relating to the RBRVS fee structure, the aggregate fee payments from Medicare for certain emergency department procedures could be affected. If the result is a reduction in such fees, especially if followed by reductions in reimbursement by commercial third party payors, the RBRVS system could adversely affect Sterling's operating results or financial condition. There can be no assurance that the payments under any governmental and private third party payor program will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Furthermore, changes in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company.

     Corporate Practice of Medicine. Federal law and the laws of the states where FPA and the Professional Corporations currently operate generally specify who may practice medicine and limit the scope of relationships between medical practitioners and other parties. Under certain states' laws, FPA is prohibited from practicing medicine or exercising control over the provisions of medical services. In order to comply with such laws, the FPA Network is organized so that all physician services are offered by the physicians who are employed by or affiliated with the Professional Corporations. In order to comply with such laws in those states, FPA does not employ practicing physicians as practitioners, exert control over their decisions regarding medical care or represent to the public that it offers medical services. FPA has entered into administrative services agreements with the Professional Corporations which delegate to FPA the performance of certain administrative, management and support functions. FPA believes that the services it provides to the FPA Network do not constitute the practice of medicine under applicable laws.

     Licensing Requirements. Every state imposes licensing requirements on individual physicians and on facilities and services operated by physicians. In addition, federal and state laws regulate HMOs and other managed care organizations with which the physician groups may have contracts. Many states require regulatory approval, including certificates of need, before establishing or expanding certain types of health care facilities, offering certain services or making expenditures in excess of statutory thresholds for health care equipment, facilities or programs. Some states also require licensing of third-party administrators, entities performing utilization management functions and collection agencies. Certain of FPA's subsidiaries have obtained third-party administrator and utilization management licenses. In connection with its existing operations and its expansion into new markets, FPA believes it is in compliance with all such laws and regulations and current interpretations thereof, but there can be no assurance that such laws, regulations or interpretations will not restrict expansion or affect operations in the future or that additional laws and regulations will not be enacted. The ability of FPA to operate profitably will depend in part upon FPA and its affiliated physician groups obtaining and maintaining all necessary licenses, certificates of need and other approvals and operating in compliance with applicable health care regulations.

     Fraud and Abuse; Self-referral. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce: (i) the referral of a person for services; (ii) the furnishing or arranging for the furnishing of items or services; or (iii) the purchase, lease or order of arranging or recommending purchasing; leasing or ordering of any item or service, in each case, reimbursable under Medicare or Medicaid. Pursuant to this anti-kickback law, the federal government has announced a policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse relating to Medicare patients. The applicability of these provisions to many kinds of business transactions in the health care industry has not yet been subject to judicial and regulatory interpretation. In addition, federal legislation currently restricts the ability of physicians to refer patients to entities in which they have an ownership interest or compensation arrangement for clinical laboratory services. Effective January 1, 1995, the federal anti-referral legislation extended to entities that provide certain other "designated health services." Many states, including those in which FPA presently does business, have similar anti-kickback and anti-referral laws.

     A violation of the federal anti-kickback statute generally requires several elements: (i) the offer, payment, solicitation or receipt of remuneration; (ii) the intent to induce referrals; and (iii) the ability of the parties to make or influence referrals of patients for services reimbursable under Medicare or Medicaid programs or to provide items or services reimbursable under such programs. Noncompliance with, or violation of, the federal anti-kickback legislation can result in exclusion for Medicare and Medicaid programs and civil and criminal penalties. With respect to the self-referral prohibition, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered. Similar penalties are provided for violation of state and anti-kickback and anti-referral laws. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. Although FPA's business does not fall within certain of the current or proposed safe harbors, FPA believes that its operations materially comply with such statutes and regulations.

     FPA believes that its business operations do not involve the offer, payment, solicitation or receipt of remuneration to induce referrals of patients because compensation arrangements with primary care physicians who make referrals are designed to discourage referrals to the extent they are unnecessary. These physicians are paid either on a capitation or fee-for-service basis and do not receive any financial benefit from making referrals. FPA also believes that its business arrangements do not involve the referral of patients to entities with whom referring physicians have an ownership interest or compensation arrangement within the meaning of federal and state anti-referral laws, because most referrals are made directly to other providers rather than to entities in which referring physicians have an ownership or compensation arrangement. FPA further believes its compensation arrangements with physicians fall within various exceptions to state and federal anti-referral laws, including exceptions for ownership or compensation arrangements with certain managed care organizations and for physician incentive plans that limit referrals. In addition, FPA believes that the methods used to acquire existing physician practices and to recruit new physicians do not violate anti-kickback and anti-referral laws and regulations. Should any of FPA's business arrangements be deemed to constitute arrangements designed to induce the referral of Medicare or Medicaid patients or to involve referrals to entities with whom the referring physician has an ownership interest or compensation arrangement, then such arrangements could be viewed as possibly violating anti-kickback or anti-referral laws and regulations. A determination of liability under any such law could have a material adverse effect on FPA's results of operations.

     Insurance Regulation. Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Generally, these laws apply to entities that accept financial risk. Certain of the risk arrangements entered into by FPA could be characterized by some states as the business of insurance. FPA, however, believes that the acceptance of capitation payments by a health care provider does not constitute the conduct of the business of insurance. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators in the states in which FPA operates would not apply these laws to require licensure of FPA's operations as an insurer or provider network. FPA believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that future interpretations of these laws by the regulatory authorities in these states or the states in which FPA may expand will not require licensure or a restructuring of some or all of FPA's operations. In the event that FPA is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits FPA to continue to operate while the licensure process is progressing, FPA could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which FPA may not immediately be able to meet. Further, once licensed, FPA would be subject to continuing oversight by and reporting to the respective regulatory agency.

     State laws in California, operations in which represented approximately 22% of FPA's operating revenues for the year ended December 31, 1996, require entities such as FPA to be licensed as health care service plans. The application of a wholly-owned subsidiary of FPA for a restricted license was approved by the California Department of Corporations in December 1996. The loss or revocation of such license would have a material adverse effect on FPA. In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements.

   Possible Negative Effects of Prospective Health Care Reform. Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in health care spending. Although FPA believes its management model responds to the concerns addressed by such plans, it is not possible to assess the likelihood any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to health care providers. Any plan to control health care costs, however, could result in lower rates of reimbursement. Lower rates of reimbursement may reduce the amount assigned to FPA by the Professional Corporations and accordingly, would have a material effect of FPA's business and results of operations.

   Other. In recent years, legislation has been proposed in Congress to implement an "any willing provider" law on a national level. These laws, which are in effect in some states, require managed care organizations, such as HMOs, to contract with any physician who is appropriately licensed and who meets any applicable membership criteria. Such laws could limit the flexibility of managed care organizations to achieve efficiency by controlling the size of their primary care provider networks and the number of specialty care providers to whom enrollees are referred. At present, no state in which FPA Network physicians practice has such a law although "any willing provider" laws have been proposed in states in which FPA operates. FPA cannot predict what effect such laws would have on its operations.

CORPORATE LIABILITY AND INSURANCE

   In recent years, physicians, hospitals and other participants in the managed health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs.

     The Company requires all physicians in the FPA Network to carry certain minimum amounts of malpractice insurance coverage. The Professional Corporations and certain subsidiaries maintain their own malpractice insurance. The Company also maintains an errors and omissions insurance policy which covers utilization review activities. Sterling currently maintains professional liability insurance underwritten by an insurance company unaffiliated with Sterling for itself, its hospital clients and its contracted physicians, in amounts it deems to be appropriate, based upon historical claims and the nature and risks of its business. The professional liability insurance coverage is on a claims-made basis (the coverage includes claims reported during the period that the insured was covered by the policy) and includes certain self-insurance retention. Such insurance provides coverage, subject to policy limits, in the event that Sterling is held liable as a co-defendant in a lawsuit against an independent contractor physician or hospital client. In addition to any potential tort liability of Sterling, Sterling's contracts with hospitals generally contain provisions under which Sterling agrees to indemnify the hospital for losses resulting from the negligence of the hospital or hospital personnel. Any claim or claims in excess of insurance policy limits could have a material adverse effect on FPA.

EMPLOYEES

   At March 21, 1997, the Company had approximately 4,000 full time employees. Management believes that its employee relations are good. None of the FPA Network's employees are subject to a collective bargaining agreement, however, certain physicians in Thomas-Davis Medical Centers, P.C., a professional corporation affiliated with FPA, and employees in Tucson, Arizona voted in late 1996 and early 1997, respectively, to form a collective bargaining unit. Appeals with respect to the vote are currently pending before the National Relations Board.

ITEM 2. PROPERTIES

     FPA leases administrative office space in each of its regions, as follows:

                                  REGION                                     SQUARE FEET        TERMINATION DATE
                                  ------                                     -----------        ----------------

     San Diego, CA................................................               20,150        September  2001
     Coral Gables, FL.............................................               38,000        April 2000
     San Diego, CA................................................               25,000        May 1999
     Sacramento, CA...............................................                5,000        June 2001
     Los Angeles, CA..............................................               16,000        December 2000
     Newtown Square, PA...........................................               13,000        October 2000
     Phoenix, AZ..................................................               10,000        January 2001
     San Antonio, TX..............................................               36,000        October 2005
                                                                                -------
          Total...................................................              163,150
                                                                                =======

     FPA also leases certain other administrative offices and various medical office spaces for the health centers that FPA, its subsidiaries and the Professional Corporations operate. As FPA, its subsidiaries and the Professional Corporations acquire additional physician practices, management expects that FPA, its subsidiaries and the Professional Corporations will enter into additional medical office space leases.


ITEM 3. LEGAL PROCEEDINGS

     FPA is party to certain legal actions arising in the ordinary course of business. In the opinion of FPA's management, liability, if any, under these claims is adequately covered by insurance or will not have a material effect on FPA's financial position or results of operations.

     AHI is a defendant in a purported class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed against AHI, certain of its officers and directors, and its underwriters on December 20, 1995. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997 the district court (a) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc. but (b) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit. Since the court's ruling on AHI's motion for partial summary judgment, the plaintiffs have asked the court for leave to amend their complaint to add an additional claim alleging problems with AHI's medical group operations in Downey, California. Additionally, on November 12, 1996, FPA, AHI and AHI's directors were named as defendants in a class action lawsuit filed in Delaware Chancery Court by Joshua Chopp, a stockholder of AHI. The suit asserts, among other things, that the "intrinsic value" of AHI's stock is higher than that which AHI's stockholders will receive in the merger, and that the directors of AHI breached their fiduciary duties by approving the merger without undertaking steps to accurately ascertain AHI's market value. The stockholder further alleges that FPA knowingly aided and abetted a breach of fiduciary duty by the individual defendants. The stockholder is seeking equitable relief. FPA intends to vigorously defend both of these lawsuits and does not expect that the outcome of these lawsuits will have a material adverse effect on its financial condition or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     At a special meeting of FPA stockholders held on October 31, 1996, two matters were voted upon by the FPA stockholders. The FPA stockholders adopted an agreement and plan of merger pursuant to which Sterling Healthcare Group, Inc. became a wholly-owned subsidiary of FPA. The vote to adopt such agreement and plan of merger was as follows:

     FOR                              7,480,410
     AGAINST                             20,167
     WITHHELD                            32,784
     ABSTENTIONS                         26,753
     BROKER NON-VOTES                      --

The second matter voted upon was the approval of amendments to the FPA Omnibus Stock Option Plan to increase the total number of shares of FPA Common Stock issuable upon exercise of options granted under such plan by 2,500,000 to 5,000,000 and limit the number of shares of FPA Common Stock for which options may be granted under such plan to any person during calendar year to 750,000. The vote to approve such amendments was as follows:

     FOR                            5,377,171
     AGAINST                        2,153,321
     WITHHELD                           --
     ABSTENTIONS                       29,622
     BROKER NON-VOTES                   --

     At a special meeting of FPA stockholders held on March 17, 1997, two matters were voted upon by the FPA stockholders. The FPA stockholders adopted an agreement and plan of merger pursuant to which AHI Healthcare Systems, Inc. became a wholly-owned subsidiary of FPA. The vote to adopt such agreement and plan of merger was as follows:

                  FOR                                    15,530,374
                  AGAINST                                    38,512
                  WITHHELD                                        -
                  ABSTENTIONS                                19,024
                  BROKER NON-VOTES                                -

The second matter voted upon was the approval of amendments to the Omnibus Stock Option Plan to increase the total number of shares of FPA Common Stock issuable upon exercise of options granted under such plan by 1,500,000 to 6,500,000. The vote to approve such amendment was as follows:

                  FOR                                    13,361,987
                  AGAINST                                 2,171,741
                  WITHHELD                                        -
                  ABSTENTIONS                                54,182
                  BROKER NON-VOTES                                -


Executive Officers of the Registrant

     Set forth below is information about the executive officers of FPA. The offices referred to below are offices of FPA unless otherwise indicated.

     All executive officers are elected to serve at the pleasure of the Board of Directors.

     Dr. Sol Lizerbram (49), Chairman of the Board since 1986 and President from 1986 until October 31, 1996.

     Dr. Seth Flam (38), Chief Executive Officer since 1986 and President since November 1, 1996.

     Dr. Stephen Dresnick (47), Vice Chairman of the Board since 1996 and President, Sterling Healthcare Group, Inc. since 1987.

     Dr. Howard Hassman (40), Executive Vice President -- Corporate Development since September 1994; Chief Financial Officer from 1986 to September 1994.

     Dr. Kevin Ellis (40), Chief Medical Officer since April 1995. Chief Operating Officer from 1988 until April 1995.

     Steven M. Lash (43), Executive Vice President and Chief Financial Officer since September 1994. Executive Vice President for Institutional Care at Sharp Health care, a health care system providing medical services throughout San Diego, California, from April 1993 to September 1994; Senior Vice President of Business Affairs and Chief Financial Officer of San Diego Hospital Association, doing business as Sharp Healthcare, from 1981 to April 1993.

     James A. Lebovitz (39), Senior Vice President, General Counsel and Secretary since March 1996. Partner, Ballard Spahr Andrews & Ingersoll, a law firm, from 1991 until March 1996.

     Cheryl A. Moore (31), Vice President-Finance since July 1996; Controller since January 1994; Vice President and Chief Accounting Officer since August 1994. Audit manager, Deloitte & Touche, from 1993 to January 1994; auditor, Deloitte & Touche, from 1988 to 1993.

                                     PART II

ITEM 5. MARKET PRICE FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     FPA's Common Stock is traded on The Nasdaq Stock Market under the symbol FPAM. The table below shows the high and low bid prices for FPA's Common Stock for each quarter during 1995 and 1996.

                                 1995                   HIGH       LOW
                                 ----                   ----       ---
          1st Quarter.............................      $11.250    $6.000
          2nd Quarter.............................       12.500     7.875
          3rd Quarter.............................       12.125     8.875
          4th Quarter.............................        9.750     5.875



                                 1996                  HIGH          LOW
                                 ----                  ----          ---
          1st Quarter.............................      $13.250    $8.625
          2nd Quarter.............................       20.125    12.125
          3rd Quarter.............................       27.125    12.500
          4th Quarter.............................       29.500    16.375

     At March 21, 1997, there were approximately 251 holders of record of Common Stock. FPA declared no cash dividends during 1995 or 1996 and has no plans to declare cash dividends in the foreseeable future.

ITEM 6.  SELECTED FINANCIAL DATA.

     The following statement of operations data and balance sheet data have been derived from the audited consolidated financial statements of the Company. Selected financial data below should be read in conjunction with the consolidated financial statements and notes thereto, included elsewhere in this document.


                                                                     YEAR ENDED DECEMBER 31
                                                                     ----------------------
CONSOLIDATED STATEMENTS OF OPERATIONS:       1992             1993              1994              1995           1996
                                             ----             ----              ----              ----           ----
Operating revenue                        $     8,275      $    13,988      $     57,691      $    168,352    $   440,319
Medical services expense                       6,423           10,348            41,352           113,743        313,707
                                         -----------      -----------      ------------      ------------    -----------
                                               1,852            3,640            16,339            54,609        126,612
General and administrative expenses            1,893            3,471            13,607            44,893         99,230
Merger, restructuring and other
  unusual charges                                                                                   1,590         37,971
                                         -----------      -----------      ------------      ------------    -----------
Income (loss) from operations                    (41)             169             2,732             8,126        (10,589)
Other income (expense), net                       10                9              --              (1,569)        (5,127)
                                         -----------      -----------      ------------      ------------    -----------
Income (loss) before income taxes                (31)             178             2,732             6,557        (15,716)
Income tax (expense) benefit                    --               --                (942)           (2,723)          --
                                         -----------      -----------      ------------      ------------    -----------
Net income (loss)                        $       (31)     $       178      $      1,790      $      3,834    $   (15,716)
                                         ===========      ===========      ============      ============    ===========

PRO FORMA PER SHARE DATA:
Net income per share                                      $      0.27      $       0.26      $       0.28    $     (0.72)
Weighted average shares outstanding                         3,163,000         6,579,828        13,693,192     21,702,786

CONSOLIDATED BALANCE SHEET DATA:
Cash and marketable securities           $       423      $       610      $     12,217      $     11,401    $    45,595
Working capital surplus (deficit)               (634)            (600)           22,164            25,974        (12,078)
Total assets                                   1,027            1,633            45,052           152,407        539,197
Long-term liabilities                           --                 21             9,650            23,839        193,318
Stockholders' equity (deficit)                  (546)            (358)           24,326            93,227        143,518

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


GENERAL

     FPA Medical Management, Inc., its subsidiaries and the Professional Corporations derive substantially all of their operating revenue from (i) the payments made by Payors to the Professional Corporations for managed care medical services and (ii) fee-for-service revenues for medical centers in the managed care business and (iii) fee-for-service revenues from emergency department medical services.


MANAGED CARE BUSINESS

     The Company has two types of Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services or professional medical services ("outpatient capitation" contracts). Under global capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of hospital inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit, of amounts pre-established by the Payor in relation to inpatient expense. Revenue under global capitation contracts represented 0%, 20.9% and 36.3% for 1994, 1995 and 1996, respectively, of managed care business operating revenue. Revenue under outpatient capitation contracts represented 98.5%, 72.4% and 51.7% for 1994, 1995 and 1996, respectively, of managed care business operating revenue.

     The Company also generates fee-for-service revenue for the performance of medical services through the Professional Corporations and its subsidiaries. These revenues are presented net of contractual deductions and represented 1.5%, 6.7% and 12.0% for 1994, 1995 and 1996, respectively, of managed care business operating revenue.

     Through the Professional Corporations and its subsidiaries, the Company contracts with various healthcare providers to provide primary care and specialty medical services to covered enrollees. Primary care physicians are compensated on either a salary or capitation basis. Specialty care physician services are paid for on either a discounted fee-for-service or capitation basis. Managed care business medical services expense paid for on a capitation basis (for certain primary care and specialty care services) or fixed salary basis (for primary care only) totaled 42.5%, 31.9% and 25.8% for 1994, 1995 and 1996 respectively, of managed care business operating revenues, with the remainder of medical services expense (for primary care, specialty care, ancillary services, inpatient and outpatient services, lab charges, etc.) paid for on a discounted fee-for-service or per diem basis.

EMERGENCY DEPARTMENT BUSINESS

     Through the emergency department business, the Company provides contract management and support services primarily to emergency departments. As of December 31, 1996 the Company provided physician practice management services on a contract basis to 104 emergency departments, one anesthesia department, three correctional health care facilities and one rural health urgent care clinic located in 20 states. The Company contracts with approximately 1,000 affiliated physicians who provide certain medical services to approximately 1.4 million patients annually.

     The Company's contractual arrangements with hospitals are primarily fee-for-service contracts whereby hospitals generally agree, in exchange for the Company's services, to authorize the Company and its contracted health care professionals to bill and collect the professional component of the charges for medical services rendered by the Company's contracted health care professionals. Fee-for-service contracts may, depending on the hospital's patient volume and payor mix, involve the payment of a subsidy to the Company by the hospital. In 1994, 1995 and 1996, respectively, 94.0%, 84.4% and 84.6% of the Company's emergency department operating revenue was earned on a fee-for-service basis, and the Company emphasized fee-for-service contracts in its marketing activities.

     Medical services expense for the emergency department business consists primarily of payments made to independent contractor and employee physicians ("Physician Costs") and, to a lesser extent the costs of medical supplies and malpractice insurance and laboratory fees. In 1994, 1995 and 1996, Physician Costs accounted for 95.1%, 91.8% and 92.1%, respectively, of emergency department medical services expense.

OPERATIONAL DEVELOPMENT

     The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations have contracts and whose members are patients of physicians in the FPA network or
(iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations will be able to contract with new Payors. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

     In March 1997, the Company completed its merger with AHI Healthcare Systems, Inc. In January 1996, the Company acquired three independent practice associations in the Los Angeles, Ventura and Sacramento regions of California, which now service approximately 76,000 enrollees and include 570 primary care physicians. In June 1996, FPA acquired Physicians First, Inc., operating 40 medical clinics in Florida, through which 110 primary care physicians provided services to approximately 80,000 enrollees. In July 1996, the Company acquired two independent practice associations, one in Arizona and Florida, providing services to approximately 14,000 and 4,000 enrollees, respectively. In October 1996, FPA and Sterling completed a merger. Effective in December 1996, the Company and certain Professional Corporations acquired two medical groups, one each in California and Arizona, providing services to approximately 63,000 and 157,000 enrollees, respectively.

     Listed below is a breakdown of enrollees, Payors, primary care physicians, specialty care physicians, and emergency department business contracts (including anesthesiology, urgent care and correctional facility business contracts) by region at December 31, 1996.

                                                                            NUMBER OF
                                  NUMBER OF     NUMBER OF     NUMBER OF     EMERGENCY
                                    PAYOR     PRIMARY CARE  SPECIALTY CARE  DEPARTMENT
                     ENROLLEES    CONTRACTS    PHYSICIANS     PHYSICIANS    CONTRACTS
                     ---------    ---------    ----------    ------------   ---------
California            207,967         21           681         3,191           --
Arizona               186,102          4           459           771           --
New Jersey             29,029          4           926           447           --
Delaware                7,782          1            74            74           --
South Carolina         12,473          3           176            51             2
North Carolina         11,074          1            52          --              11
Texas                  46,199          6            64           427            16
Florida                95,520          3           228           777             9
Michigan               27,334          2           406         1,028            10
Louisiana                --           --          --            --              10
Mississippi              --           --          --            --               8
Tennessee                --           --          --            --               7
Alabama                  --           --          --            --               6
Others                   --           --          --            --              30
                      -------        ---         -----         -----           ---
          Total       623,480         45         3,066         6,766           109
                      =======        ===         =====         =====           ===

RESULTS OF OPERATIONS

     The following table sets forth for 1994, 1995 and 1996 selected financial data and selected financial data expressed as a percentage of operating revenue.


                                                           YEAR ENDED DECEMBER 31,
                                              1994                                            1995
                                              ----                                            ----
                         MANAGED         EMERGENCY                         MANAGED          EMERGENCY
                          CARE          DEPARTMENT                          CARE           DEPARTMENT
                        BUSINESS         BUSINESS          TOTAL          BUSINESS          BUSINESS           TOTAL
                        --------         --------          -----          --------          --------           -----
Operating revenue     $ 18,435,877      $39,255,573     $57,691,450     $ 52,691,955      $115,659,527     $168,351,482
Medical services
  expense               13,628,430       27,723,675      41,352,105       37,757,244        75,985,634      113,742,878
General and
  administrative
  expenses               4,423,842        9,183,231      13,607,073       13,310,386        33,172,287       46,482,673
                      ------------      -----------     -----------     ------------      ------------     ------------
Income (loss)
  from operations          383,605        2,348,667       2,732,272        1,624,325         6,501,606        8,125,931
Other (income)
  expense                  (79,892)          80,301             409         (189,725)        1,758,371        1,568,646
                      ------------      -----------     -----------     ------------      ------------     ------------
Income (loss)
  before tax               463,497        2,268,366       2,731,863        1,814,050         4,743,235        6,557,285
Income tax expense          75,184          866,841         942,025          811,588         1,911,732        2,723,320
                      ------------      -----------     -----------     ------------      ------------     ------------
Net income (loss)     $    388,313      $ 1,401,525     $ 1,789,838     $  1,002,462      $  2,831,503     $  3,833,965
                      ============      ===========     ===========     ============      ============     ============


                                      YEAR ENDED DECEMBER 31,
                                               1996
                                               ----
                         MANAGED            EMERGENCY
                          CARE             DEPARTMENT
                        BUSINESS            BUSINESS            TOTAL
                        --------            --------            -----
Operating revenue     $ 303,557,843      $ 136,760,770      $ 440,318,613
Medical services
  expense               219,456,632         94,249,976        313,706,608
General and
  administrative
  expenses (1)           88,536,451         48,664,736        137,201,187
                      -------------      -------------      -------------
Income (loss)
  from operations        (4,435,240)        (6,153,942)       (10,589,182)
Other (income)
  expense                 4,273,613            853,631          5,127,244
                      -------------      -------------      -------------
Income (loss)
  before tax             (8,708,853)        (7,007,573)       (15,716,426)
Income tax expense             --                 --                 --
                      -------------      -------------      -------------
Net income (loss)     $  (8,708,853)     $  (7,007,573)     $ (15,716,426)
                      =============      =============      =============


                                                          YEAR ENDED DECEMBER 31,
                                             1994                                          1995
                                             ----                                          ----
                             MANAGED       EMERGENCY                      MANAGED        EMERGENCY
                              CARE        DEPARTMENT                       CARE         DEPARTMENT
                            BUSINESS       BUSINESS        TOTAL         BUSINESS        BUSINESS        TOTAL
                            --------       --------        -----         --------        --------        -----
Operating revenue             100%            100%         100.0%         100.0%          100.0%         100.0%
Medical services
  expense                    73.9%           70.6%          71.7%          71.7%           65.7%          67.6%
General and
  administrative
  expenses                   24.0%           23.4%          23.6%          25.3%           28.7%          27.5%
                            -----            ----          -----          -----           -----          -----
Income (loss) from
  operations                  2.1%            6.0%           4.7%           3.0%            5.6%           4.8%
Other (Income)
  expense                   (0.4)%            0.2%           0.0%          (0.4)%           1.5%           0.9%
                            -----            ----          -----          -----           -----          -----
Income (loss)
  before tax                  2.5%            5.8%           4.7%           3.4%            4.1%           3.9%
Income tax expense            0.4%            2.2%           1.6%           1.5%            1.7%           1.6%
                            -----            ----          -----          -----           -----          -----
Net income (loss)             2.1%            3.6%           3.1%           1.9%            2.4%           2.3%
                            =====            ====          =====          =====           =====          =====


                                     YEAR ENDED DECEMBER 31,
                                             1996
                                             ----
                           MANAGED         EMERGENCY
                             CARE         DEPARTMENT
                           BUSINESS        BUSINESS         TOTAL
                           --------        --------         -----
Operating revenue           100.0%          100.0%          100.0%
Medical services
  expense                    72.3%           68.9%           71.3%
General and
  administrative
  expenses (1)               29.2%           35.5%           31.2%
                            -----           -----           -----
Income (loss)
  from operations            (1.5)%          (4.5)%          (2.4)%
Other (Income)
  expense                     1.4%            0.6%            1.2%
                            -----           -----           -----
Income (loss)
  before tax                 (2.9)%          (5.1)%          (3.6)%
Income tax expense            0.0%            0.0%            0.0%
                            -----           -----           -----
Net income (Loss)            (2.9)%          (5.1)%          (3.6)%
                            =====           =====           =====

    (1) Includes nonrecurring charges of $38.0 million in 1996. Excluding these nonrecurring charges, general and administrative expense was 22.6% of operating revenue and income from operations was 6.2% of operating revenue in 1996.

MANAGED CARE BUSINESS

YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

     Operating Revenue -- The Company's managed care business operating revenue increased to $303.6 million in 1996 from $52.7 million in 1995 and $18.4 million in 1994. The revenue increase resulted primarily from the increase in average enrollment to 327,000 in 1996, from 63,000 in 1995 and 30,000 in 1994. As compared to 1995, the 1996 increase resulted from the addition of (i) approximately 161,000 enrollees in California primarily as a result of acquisitions, (ii) approximately 174,000 enrollees in Arizona primarily as a result of a December 1996 acquisition, (iii) enrollment of 42,000, 14,000, and 15,000 enrollees, respectively, in the Mid Atlantic region, Texas and Florida as a result of internal growth, (iv) approximately 27,000 enrollees in Michigan and
(v) approximately 80,000 enrollees in Florida, as a result of a June 1996 acquisition. In 1996, the Company generated net fee-for-service revenue of $35.9 million compared to 1995 net fee-for-service revenue of $2.8 million and no fee-for-service revenue in 1994. The growth in fee-for-service revenue is attributable to the increasing number of medical facilities managed by FPA.

     Medical Services Expense -- Medical services expense for 1996 was $219.5 million or 72.3% of managed care business operating revenue as compared to $37.8 million or 71.7% of such operating revenue in 1995 and $13.6 million or 73.9% of such operating revenue in 1994. The increase in medical services expense as a percent of such operating revenue from 1995 to 1996 resulted primarily from significantly increased membership in the Mid-Atlantic and Florida regions under global capitation contracts which initially experience a higher medical loss ratio than outpatient only capitation contracts. The decrease in medical services expense as a percentage of such operating revenue from 1994 to 1995 resulted from a higher revenue base per member per month as a result of increased shared risk earnings and increased capitation of specialists which limited costs for the specialty services provided.

     General and Administrative Expense -- General and administrative expense including nonrecurring charges for 1996 was $88.5 million or 29.2% of managed care business operating revenue as compared to $13.3 million or 25.3% of such operating revenue in 1995 and $4.4 million or 24.0% of such operating revenue in 1994. Excluding the effect of nonrecurring charges recognized in 1996, general and administrative expense would have decreased to 22.6% of such operating revenue as the Company achieved economies of scale in its operations. In 1995, the Company hired additional staffing and other personnel in new regions prior to the addition of a significant number of enrollees. The Company has also made significant investments in information systems, and has deployed this technology to the majority of its regions.

     Merger, Restructuring and Other Unusual Charges -- During 1996, the managed care business of the Company incurred approximately $20.3 million in nonrecurring charges. Approximately $6.6 million resulted from write-offs of goodwill and other assets related to unprofitable operations in Arizona and California. Approximately $11.7 million related to costs of legal fees, accounting fees, investment bankers' fees and other costs associated with the Sterling merger. As the Sterling merger was accounted for as pooling of interests, generally accepted accounting principles require that transaction costs be expensed as incurred. Approximately $2.0 million arose from the costs of severance payments, lease terminations and other costs associated with consolidating medical centers and adjusting staffing in Florida, Arizona and as a result of the Sterling merger.

     Income (Loss) from Operations -- In 1996, the managed care business of the Company generated a loss from operations of $4.4 million including the nonrecurring charges. Excluding such nonrecurring charges, 1996 income from operations was $15.9 million as compared to income from operations of $1.6 million in 1995, and $.4 million in 1994.

EMERGENCY DEPARTMENT BUSINESS

YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

     The 1994 consolidated financial statements include the activities of the emergency department business from June 1, 1994 (date of inception) to December 31, 1994.

     Operating Revenue -- Emergency department business operating revenue consists of gross patient revenue, net of contractual deductions and estimated uncollectible accounts, plus other revenue, which consists principally of hospital subsidy payments, flat-rate hospital contract revenue and non-patient generated revenues. Operating revenue increased to $136.8 million in 1996 from $115.7 million in 1995 and $39.3 million in 1994. On a percentage basis, the emergency department business' operating revenue grew 195% in 1995 and 18.2% in 1996. The increases were primarily attributable to the increases in the number of the Company's emergency department contracts from 61 in 1994 and 89 in 1995 to 104 in 1996.

     Medical Services Expense -- Medical services expense increased to $94.2 million for 1996 from $76.0 million in 1995 and $27.7 million in 1994 due primarily to the increase in the number of healthcare professionals under contract, resulting from the increase in the number of the Company's emergency department contracts, as well as negotiated increases in fees paid to certain healthcare professionals. Medical services expense as a percentage of operating revenue was 68.9% in 1996, 65.7% in 1995 and 70.6% in 1994.

     General and Administrative Expense -- General and administrative expense including nonrecurring charges was $48.7 million in 1996, $33.2 million in 1995 and $9.2 million in 1994. Excluding the effect of nonrecurring charges in 1996, general and administrative expense would have been $31.0 million. During 1995, the emergency department business increased the number of its regional offices as well as the number of administrative employees to accommodate the increase in emergency department contracts. In

1996, the Company, through cost cutting measures, including the closing of one of its regional offices as well as the down-sizing of another, reduced this expense. As a percentage of revenue, general and administrative expense was 35.5% in 1996 including non-recurring charges or 22.6% excluding non-recurring charges, 28.7% in 1995 and 23.4% in 1994.


     Merger, Restructuring and Other Unusual Charges -- During 1996, the Company incurred approximately $17.7 million in non-recurring adjustments and restructuring charges. Approximately $12.3 million resulted from write-offs of goodwill and other assets related to terminated emergency department contracts. Approximately $5.1 million related to costs of legal fees, accounting fees, investment bankers' fees and other costs associated with the Sterling merger. As the Sterling merger was accounted for as pooling of interests, generally accepted accounting principles require that transaction costs be expensed as incurred. Approximately $.3 million related to restructuring charges arose from the costs of severance payments, lease terminations and other costs associated with the Sterling merger.

     Net Income (loss) from Operations -- In 1996, the emergency department business of the Company generated a loss from operations of $6.2 million, including nonrecurring charges. Excluding such charges, income from operations would have been $11.5 million as compared to $6.5 million in 1995 and $2.3 million in 1994.

QUARTERLY RESULTS

     The following table presents financial information for the eight quarters ended December 31, 1996. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this document and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts presented below to present fairly the quarterly results when read in conjunction with the audited consolidated financial statements of the Company and notes thereto. The Company's quarterly results have in the past been subject to fluctuation and as a result, the operating results for any quarter are not necessarily indicative of results for any future period. All numbers in the following table are in thousands.

                                                                      QUARTER ENDED
                         ------------------------------------------------------------------------------------------------------
                         MARCH 31,     JUNE 30,  SEPTEMBER 30,  DECEMBER 31,  MARCH 31,   JUNE 30,  SEPTEMBER 30,  DECEMBER 31,
                           1995          1995        1995           1995        1996        1996        1996           1996
                         ---------     --------  -------------  ------------  ---------   --------  -------------  ------------
Operating revenue        $ 29,533      $37,489     $44,569        $56,760     $73,162     $92,075     $124,034      $ 151,048
                         --------      -------     -------        -------     -------     -------     --------      ---------

Medical services
  expense                  19,804       25,255      30,035         38,648      51,550      66,120       92,126        103,911
                         --------      -------     -------        -------     -------     -------     --------      ---------

                            9,729       12,234      14,534         18,112      21,612      25,955       31,908         47,137

General and
  administrative
  expenses                  8,467        9,883      11,559         14,984      17,108      20,286       24,592         37,244

Merger, restructuring
  and other unusual
  charges                      --           --          --          1,590          --          --       1,746          36,225
                         --------      -------     -------        -------     -------     -------     --------      ---------

Income (loss) from
  operations                1,262        2,351       2,975          1,538       4,504       5,669        5,570        (26,332)

Other expense                 208          410         644            307         507         838          993          2,789
                         --------      -------     -------        -------     -------     -------     --------      ---------

Income (loss) before
  taxes                     1,054        1,941       2,331          1,231       3,997       4,831        4,577        (29,121)

Income tax (benefit)
  expense                     434          765         970            554       1,657       2,007        1,948         (5,612)
                         --------      -------     -------        -------     -------     -------     --------      ---------

Net income (loss)        $    620     $ 1,176     $ 1,361        $   677     $ 2,340     $ 2,824     $  2,629      $ (23,509)
                         ========      =======     =======        =======     =======     =======     ========      =========


     Operating and medical services expense during the first and third quarters have been and continue to be affected by movements of members in Payor plans from one plan to another during periods of open enrollment for Payors. Retroactive capitation rate increases generally take effect during the second quarter, while medical services expense increases tend to occur ratably throughout the year. Quarterly results may be affected by final settlements of shared risk distributions which generally occur in the second and third quarter accrued in the previous year. From time to time, final settlements may differ from such estimated amounts. As the Company adds new Payors into the FPA network, the timing of these adjustments may vary and, consequently, quarterly results may be affected in the future, especially due to the start-up of operations in new regions where there is no operating history. Similarly, if medical services expense varies from amounts previously accrued for claims incurred but not reported ("IBNR"), quarterly operating results may fluctuate. A portion of the Company's expansion strategy includes the acquisition of individual and group physician practices by the FPA network, and any such acquisition may materially affect quarterly operating results, causing quarterly fluctuations.

LIQUIDITY AND CAPITAL RESOURCES

     The Company requires capital primarily to develop physician networks, acquire physician practices and establish an infrastructure in new regions. Capitation arrangements positively impact cash flow because FPA generally receives capitation revenue prior to paying costs associated with services provided under those agreements. However, shared risk arrangements negatively impact cash flow because settlements in connection with these arrangements are typically not collected until significantly after the end of the period in which they were accrued. Fee-for-service revenues also negatively impact cash flow because payment for services rendered generally lags by 90 to 120 days.


     At December 31, 1996, the Company had cash, cash equivalents and marketable securities of $45.6 million and a working capital deficit (current liabilities in excess of current assets) of $12.1 million compared to cash, cash equivalents and marketable securities of $11.4 million and working capital of $26.0 million at December 31, 1995. The increase in cash, cash equivalents and marketable securities of $34.2 million resulted primarily from (i) $55.0 million borrowed under arrangements with financial institutions, (ii) net proceeds of $73.0 million from the Company's issuance of convertible subordinated notes, and (iii) $10.6 million received from the exercise of stock options and warrants, partially offset by (a) approximately $10.5 million of cash payments in connection with acquisitions, (b) approximately $9.1 million for the acquisition of property and equipment, (c) approximately $13.3 million used to purchase intangible assets, (d) approximately $3.0 million invested in Great Lakes
Health Plan, Inc., (e) approximately $50.8 million in payments on notes payable related to acquisitions, and (f) approximately $10.0 in net payments under a bank line of credit. At December 31, 1996 approximately 30% of the Company's current liabilities consist of amounts accrued as payable to specialty care physicians, ancillary providers, hospital and other providers of medical services. These accrued liabilities include claims received by the Company which have not yet been paid as well as an estimate of costs for covered medical benefits incurred by enrollees but not yet reported by providers. These amounts are not due and payable until after the provider has presented a claim and are typically paid within 45 business days of receipt of such claims. The increase in claims payable, including incurred but not reported claims, from approximately $10.3 million at December 1995 to $65.6 million at December 31, 1996 resulted primarily from significantly increased membership and the fact that much of the new membership is under global capitation contracts (which includes hospital services), which resulted in more claims payable per enrollee.


     During 1996, the Company entered into a $55.0 million credit, security, guarantee and pledge agreement (the "Credit Agreement") with four financial institutions. Permitted Borrowings, as defined in the Credit Agreement, generally include acquisitions and capital expenditures. Borrowings under this agreement bear interest at either LIBOR plus 2-1/2%, 2-3/4% or 3%, or prime rate plus 1%, 1-1/4% or 1-1/2%, as defined in the agreement. At December 31, 1996, the Company had borrowed the maximum of $55.0 million under the Credit Agreement.

     In December 1996, the Company issued $75.0 million of convertible subordinated debentures, which resulted in net proceeds to the Company of approximately $73.0 million. The notes bear interest at 6-1/2%, payable semiannually, and are convertible into shares of the Company's stock at $25.95 per share. The debentures are redeemable by the Company after December 20, 1999. Upon the occurrence of a Repurchase Event, as defined in the debentures, each holder has the right to require repayment of the debentures at 100% of the principal amount plus accrued interest.


     The increase in long-term debt from $26.1 million at December 31, 1995 to $254.8 million at December 31, 1996 resulted primarily from approximately $55.0 million in borrowings under arrangements with financial institutions and the issuance of notes payable and assumption of long-term debt in connection with acquisitions of physician practice assets of approximately $273.6 million net of repayments of acquisition debt of approximately $60.7 million. At December 31, 1996, long-term debt exceeded stockholders' equity.


     The Company believes that its cash on hand and anticipated cash flows from its operations will be sufficient to meet the Company's operating capital needs through 1997. The Company intends to obtain additional financing to support planned expansion through an expansion of a line of credit facility to approximately $100.0 million or through other potential financing alternatives including private and public offerings of debt and equity-related securities. There can be no assurance that the Company will be able to obtain such increased credit facility or that it will be able to issue debt or equity-related securities on terms satisfactory to it. To the extent that additional financing is not available, the Company may delay certain potential acquisitions or certain geographic expansion or may seek alternate sources of financing.

     The strategy to expand the FPA network involves the acquisition of individual and group physician practice assets and related businesses. Such acquisitions may be consummated using cash, stock, notes or any combination thereof. Management does not believe that inflation will have a material effect on the operations of the Company.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                   DECEMBER 31,       DECEMBER 31,
                                                                                      1995               1996
                                                                                   -------------      -------------
                                  ASSETS
Current Assets:
  Cash and cash equivalents                                                        $   3,172,225      $   5,594,877
  Marketable securities                                                                8,228,788         40,000,000
  Accounts receivable -- net of allowance for uncollectible accounts of
      $47,006,677 and $59,796,488 at December 31, 1995 and December 31, 1996,
      respectively                                                                    40,229,995         95,306,672
  Accounts receivable - other                                                          4,636,973         25,095,247
  Notes receivable from affiliate                                                        300,086               --
  Income tax receivable                                                                1,227,949               --
  Prepaid expenses                                                                       656,003          5,397,174
  Capitation deposit                                                                        --           15,409,771
  Deferred income tax asset                                                            2,861,898          3,478,751
                                                                                   -------------      -------------
              Total current assets                                                    61,313,917        190,282,492
Property and equipment - net                                                           9,591,799         40,139,332
Restricted cash and deposits                                                           3,285,000            488,535
Goodwill -- net of accumulated amortization of $1,724,606 and $5,046,296 at
      December 31, 1995 and December 31, 1996, respectively                           69,498,404        284,288,009
Intangible assets -- net of accumulated amortization of $249,682 and
      $3,123,381 at December 31, 1995 and December 31, 1996, respectively              5,988,579          6,667,269
Investment in GLHP                                                                     1,994,900          4,994,900
Deferred income tax asset                                                                   --            3,189,665
Other assets                                                                             733,937          9,146,431
                                                                                   -------------      -------------
              Total                                                                $ 152,406,536      $ 539,196,633
                                                                                   =============      =============
                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                                            $  14,851,559      $  46,215,398
  Claims payable, including incurred but not reported claims                          10,247,476         65,618,268
  Accrued payroll and related liabilities                                              1,363,304          3,814,695
  Income tax payable                                                                     436,775          2,294,159
  Other liabilities                                                                         --           13,104,704
  Borrowings on line of credit                                                           788,325               --
  Current portion of accrued liability for professional liability claims                 610,000          1,297,790
  Long-term debt, current portion                                                      7,042,635         70,015,734
                                                                                   -------------      -------------
              Total current liabilities                                               35,340,074        202,360,748
Long-term debt, net of current portion                                                 9,012,552        184,774,984
Bank line of credit                                                                   10,000,000               --
Accrued liability for professional liability claims, net of current portion            2,440,000          4,217,000
Deferred income tax liability                                                          1,989,770               --
Other long-term liabilities                                                              397,175          4,325,862
                                                                                   -------------      -------------
              Total Liabilities                                                       59,179,571        395,678,594

Stockholders' equity:
  Preferred stock, $.001 par value per share, 2,000,000 shares authorized,
      no shares outstanding                                                                 --                 --
 Common stock, $.002 par value, 98,000,000 shares authorized, 18,566,326 and
      24,771,149 shares issued and outstanding at December 31, 1995 and
      December 31, 1996, respectively                                                     37,133             49,542
  Additional paid-in capital                                                          87,652,123        153,396,348
  Stock payable                                                                          567,000            534,600
  Accumulated earnings (deficit)                                                       5,253,975        (10,462,451)
  Less: Deferred compensation - stock options                                           (283,266)              --
                                                                                   -------------      -------------
             Total stockholders' equity                                               93,226,965        143,518,039
                                                                                   -------------      -------------
             Total                                                                 $ 152,406,536      $ 539,196,633
                                                                                   =============      =============


                 See notes to consolidated financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------
                                                   1994               1995               1996
                                               ------------      -------------      -------------
Managed care revenue                           $ 18,193,286      $  49,880,875      $ 267,641,917
Fee-for-service revenue, net of
  contractual deductions                         39,498,164        118,470,607        172,676,696
                                               ------------      -------------      -------------

Operating revenue                                57,691,450        168,351,482        440,318,613

Expenses:
  Medical services expense - Professional
      Corporations                                4,173,204          7,234,374         27,190,347
  Medical services expense - others              37,178,901        106,508,504        286,516,261
                                               ------------      -------------      -------------
                                                 16,339,345         54,608,604        126,612,005

General and administrative expense               13,607,073         44,892,765         99,230,319
Merger, restructuring and other unusual
  charges (Note 9)                                     --            1,589,908         37,970,868
                                               ------------      -------------      -------------

Income (loss) from operations                     2,732,272          8,125,931        (10,589,182)


Other income (expense):
  Interest and other income                         186,955            609,297            852,288
  Interest expense                                 (187,364)        (2,177,943)        (5,979,532)
                                               ------------      -------------      -------------
              Total other expense                      (409)        (1,568,646)        (5,127,244)
                                               ------------      -------------      -------------
  Income (loss) before income taxes               2,731,863          6,557,285        (15,716,426)
  Income tax expense                                942,025          2,723,320               --
                                               ------------      -------------      -------------
  Net income (loss)                            $  1,789,838      $   3,833,965      $ (15,716,426)
                                               ============      =============      =============
  Net income (loss) per share                                    $         .28      $        (.72)
                                                                 =============      =============


Pro forma (Note 1):
  Adjustment to income tax expense             $   (110,235)
                                               ------------
  Net income                                   $  1,679,603
                                               ------------
  Net income per share                         $        .26
                                               ============


Weighted average shares
  outstanding                                     6,579,828         13,693,192         21,702,786
                                               ============      =============      =============

                 See notes to consolidated financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                           (STOCK
                                                                        SUBSCRIPTIONS
                                                          ADDITIONAL     RECEIVABLE)/   ACCUMULATED      DEFERRED
                                            COMMON         PAID-IN-         STOCK        EARNINGS/     COMPENSATION
                                            STOCK          CAPITAL         PAYABLE       (DEFICIT)     STOCK OPTIONS      TOTAL
                                            -----          -------         -------       ---------     -------------      -----
Balances, January 1, 1994                $     2,188    $       9,812    $    --       $   (369,828)    $      --     $    (357,828)
  Pooling of interests combination
     with Sterling Healthcare Group,
     Inc. effective October 31, 1996          16,195        8,552,074         --               --          (369,000)      8,199,269
  Common stock issued through
     private placement for cash, net
     of costs                                  1,294        4,571,625         --               --              --         4,572,919
  Preferred stock issued and
     redeemed                                              (3,750,000)        --               --              --        (3,750,000)

  Common stock issued through
     initial public offering for cash,
     net of costs                              2,795       11,574,068         --               --              --        11,576,863
  Common stock issued in connection
     with acquisition                            313        1,953,250         --               --              --         1,953,563
  Net income for the year                       --               --           --          1,789,838                       1,789,838
  Other                                           36          333,329      (14,227)            --            22,658         341,796
  One-for-one stock dividend,
     effective March 1, 1995                   6,626           (6,626)        --               --              --              --
                                         -----------    -------------    ---------     ------------    ------------   -------------

Balances, December 31, 1994                   29,447       23,237,532      (14,227)       1,420,010        (346,342)     24,326,420
  Common stock issued through
     public offering for cash, net of
     costs                                     8,501       50,392,907         --               --              --        50,401,408
  Common stock issued in
     connection with acquisitions                450       13,889,419         --               --              --        13,889,869
  Common stock payable issued in
     connection with acquisitions               --               --        567,000             --              --           567,000
  Net income for the year                       --               --           --          3,833,965            --         3,833,965
  Other                                       (1,265)         132,265       14,227             --            63,076         208,303
                                         -----------    -------------    ---------     ------------    ------------   -------------
Balances, December 31, 1995                   37,133       87,652,123      567,000        5,253,975        (283,266)     93,226,965
  Stock options and warrants
     exercised                                   515       10,305,788         --               --              --        10,306,303
  Common stock issued in connection
     with acquisitions                         3,407       52,200,372       41,500             --              --        52,245,279
  Common stock issued in connection
     with conversion of debt                   1,086        3,498,914         --               --              --         3,500,000
  Net loss for the year                         --               --           --        (15,716,426)           --       (15,716,426)
  Other                                        7,401         (260,849)     (73,900)            --           283,266         (44,082)
                                         -----------    -------------    ---------     ------------    ------------   -------------
Balances, December 31, 1996              $    49,542    $ 153,396,348    $ 534,600     $(10,462,451)   $       --     $ 143,518,039
                                         ===========    =============    =========     ============    ============   =============


                 See notes to consolidated financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                 YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------
                                                        1994              1995               1996
                                                   ------------      ------------      -------------
Cash flows from operating activities:
 Net income (loss)                                 $  1,789,838      $  3,833,965      $ (15,716,426)
 Adjustments to reconcile net income (loss)
   to net cash used by
   operating activities:
  Depreciation and amortization                         570,733         3,419,060         10,736,151
  Imputed interest on notes payable                        --             132,489             98,023
  Loss on disposal of business                             --             772,875               --
  Deferred compensation stock options                    22,658            38,076               --
  Impairment of goodwill                                   --             434,602         18,900,000
  Changes in assets and liabilities, net
   of effects of acquisitions:
   Accounts receivable                               (4,448,976)      (17,983,548)       (68,452,200)
   Income tax receivable/payable                       (163,560)       (1,064,389)         3,397,211
   Capitation deposit                                      --                --          (15,409,771)
   Deferred income taxes                               (205,580)          591,545         (5,302,617)
   Accounts payable and accrued expenses                850,558           469,485         13,818,166
   Claims payable, including incurred but
   not reported claims                                 (315,194)        5,348,274         43,807,285
   Accrued liability for professional
   liability claims                                    (124,216)         (738,500)         2,464,790
   Accrued payroll and related liabilities               (7,157)          336,625          2,451,391
   Prepaid expenses and other assets                   (129,057)         (507,908)           548,093
                                                   ------------      ------------      -------------
              Total adjustments                      (3,949,791)       (8,751,314)         7,056,522
                                                   ------------      ------------      -------------
 Net cash used by operating activities               (2,159,953)       (4,917,349)        (8,659,904)
Cash flows from investing activities:
  Purchase of property and equipment                   (971,053)       (4,808,619)        (9,126,829)
  Payments for intangible assets                       (270,621)       (1,703,570)       (13,341,849)
  Net payments (to) from affiliate                       44,372          (214,546)          (350,867)
  Investment in GLHP                                       --          (1,994,900)        (3,000,000)
  Net sale (purchase) of marketable securities      (10,079,811)        1,851,023        (31,771,212)
  Acquisitions, net of cash acquired                 (3,713,133)      (38,529,816)       (10,491,630)
  Payments escrowed for acquisitions                       --          (3,285,000)         2,796,465
  Proceeds from sale of business                           --           1,600,000               --
  Other                                                    --             (46,212)              --
                                                   ------------      ------------      -------------
    Net cash used by investing activities           (14,990,246)      (47,131,640)       (65,285,922)
                                                   ------------      ------------      -------------
Cash flows from financing activities:
  Proceeds from merger, net                           5,699,870              --             (169,334)
  Net proceeds from issuance of common
    stock                                            11,441,604        50,401,408               --
  Net proceeds from private placement of
    stock                                             4,812,919              --                 --
  Redemption of preferred stock                      (3,750,000)             --                 --
  Issuance of convertible subordinate notes
    payable                                           1,000,000              --           73,125,000

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


Proceeds from exercise of stock options and
  warrants                                            43,365           156,000         10,575,526
Issuance of notes payable                               --                --           53,628,334
Net borrowings under bank line of credit             207,242         7,814,781              --
Receipt of payment for stock subscriptions            35,773            14,227              --
Payments on long-term debt                          (922,779)       (5,302,072)       (60,791,048)
                                                ------------      ------------      -------------
    Net cash provided by financing
      activities                                  18,567,994        53,084,344         76,368,478
                                                ------------      ------------      -------------
Net increase in cash and cash equivalents          1,417,795         1,035,355          2,422,652
Cash and cash equivalents, beginning
  of year                                            719,075         2,136,870          3,172,225
                                                ------------      ------------      -------------
Cash and cash equivalents, end of year          $  2,136,870      $  3,172,225      $   5,594,877
                                                ============      ============      =============


Supplemental cash flow information:
  Cash paid for interest                        $    117,400      $  1,957,194          4,026,106
  Cash paid for income taxes                    $  1,840,296      $  4,781,045            870,382
  Equipment acquired under capital leases       $    155,361      $    438,643          2,009,655
  Common stock issued in connection with
    acquisitions                                $  4,741,976      $ 13,889,870      $  52,245,279
  Effects of acquisitions:
    Fair value of assets acquired               $  7,371,926      $ 78,845,644      $ 273,610,635
    Liabilities  assumed                        $  3,658,793      $ 40,315,828      $ 263,119,005
    Net cash paid for acquisitions              $  3,713,133      $ 38,529,816      $  10,491,630
                                                ============      ============      =============



                 See notes to consolidated financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- FPA Medical Management, Inc. ("FPA" or the "Company"), a Delaware corporation incorporated in 1994, is a national physician practice management company, which, through its network of primary care physicians, affiliated professional corporations ("Professional Corporations") and subsidiaries, contracts with health maintenance organizations ("HMOs") and other prepaid health insurance plans (collectively, "Payors") to provide and manage physician and related healthcare services to enrollees who select FPA network primary care physicians. FPA also provides contract management services to hospital emergency and anesthesia departments in twenty states.

     On October 31, 1996, FPA and Sterling Healthcare Group, Inc. ("Sterling") consummated a business combination (the "Merger"). As a result of the Merger, each outstanding share of Sterling common stock $.0001 par value per share was converted to .951 shares of FPA Common Stock, $.002 par value per share (FPA "Common Stock"). Sterling's stockholders were issued 8,097,781 shares of FPA Common Stock representing approximately 37% of the total issued and outstanding shares of FPA Common Stock after the Merger. The shares of FPA Common Stock issued to the Sterling stockholders have been registered on a Registration Statement on Form S-4 filed under the Securities Act of 1933, as amended. The Merger has been treated as a tax-free reorganization and accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements have been prepared on a basis that includes the accounts of Sterling since June 1, 1994, Sterling's date of inception. Information concerning Common Stock and per share data has been restated on an equivalent share basis. Presented below is the effect of the pooling of interests on previously reported results of operations for the years ended December 31:

                                                 1994                   1995
                                                 ----                   ----
Operating revenue:
       FPA                                   $ 18,435,877           $ 52,691,955
       Sterling                                39,255,573            115,659,527
                                             ------------           ------------
                                             $ 57,691,450           $168,351,482
                                             ============           ============

Net income:
       FPA                                   $    388,313           $  1,002,462
       Sterling                                 1,401,525              2,831,503
                                             ------------           ------------
                                             $  1,789,838           $  3,833,965
                                             ============           ============

     Managed Care Business -- FPA, its subsidiaries and the Professional Corporations currently manage the provision of prepaid managed healthcare services for networks of primary care physicians in numerous states. The "FPA Network" consists of FPA, its subsidiaries, the Professional Corporations and various independent practitioners.

     The Professional Corporations and certain subsidiaries contract with Payors to provide for the delivery of healthcare services on a capitation basis (i.e., a fixed payment per enrollee per month). Through administrative services agreements, the Professional Corporations assign payments from Payors to the Company in return for management services, specialty medical care claims administration and payment, and other services.

     FPA has direct or indirect unilateral and perpetual control over the assets and operations of the Professional Corporations for all periods presented, other than by means of owning the majority of the voting stock of the Professional Corporations. FPA and its subsidiaries are unable to own a majority interest in the Professional Corporations formed in states which prohibit the corporate practice of medicine. The Professional Corporations have as shareholders and directors certain physicians who are employees of FPA or one of its subsidiaries. Each shareholder/director has entered into a succession agreement which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock for a nominal amount if such shareholder/director is terminated from employment with FPA. This ensures unilateral and perpetual control over the Professional Corporations by FPA. Due to a parent-subsidiary relationship under generally accepted accounting principles, FPA has consolidated the financial statements of the Professional Corporations. FPA believes that consolidation of the financial statements of these Professional Corporations is necessary to present fairly the financial position and results of operations of the Company. All significant inter-entity transactions have been eliminated in consolidation. The consolidated financial statements include the operations of the Company, all of the Company's subsidiaries and Professional Corporations since they were acquired, were incorporated, or entered into an administrative services agreement with FPA or one of its subsidiaries.

     Managed care capitation payments from Payors are paid monthly and are recognized as revenue during the period in which enrollees are entitled to receive services. Contracts with Payors generally provide for terms of one to thirty years, with automatic renewal periods, terminable on prior notice (generally between 30 and 180 days).

     The Company has two types of managed care Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services ("outpatient capitation" contracts). Under global capitation contracts, which accounted for approximately 20.9% and 36.3% of managed care business operating revenue in 1995, and 1996, respectively, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. In 1994, the Company had no global capitation contracts. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit of inpatient cost in relation to amounts pre-established by the Payor. Estimates of shared risk funds to be received or paid by the Company are recorded based on estimates of hospital utilization costs. Differences between actual settlements and amounts estimated as receivable (or payable) relating to the shared risk arrangements are recorded at the time of settlement, generally in the second or third quarter of the following year. The Company does not believe that the final settlements of these shared risk arrangements will differ materially from the estimated amounts recorded in the financial statements. Revenue under outpatient capitation contracts represented 98.5%, 72.4% and 51.7% of managed care business operating revenue in 1994, 1995 and 1996, respectively.

     The Company also generates fee-for-service revenue for the performance of medical services through the Professional Corporations. These revenues are presented net of contractual deductions and represented 1.5%, 6.7% and 12.0% for 1994, 1995 and 1996, respectively, of managed care business operating revenue.

     Emergency Department Business -- The Company provides physician contract management for hospital emergency and anesthesia departments in twenty states at December 31, 1996. Contractual arrangements with hospitals are primarily fee-for-service whereby hospitals agree to authorize the Company and its contracted healthcare professionals to bill and collect for the professional component of the charges for medical services rendered by the Company's contracted healthcare professionals.

     Through the emergency department business, the Company generates fee-for-service revenues. These revenues are presented net of contractual deductions, and represented 94.0%, 84.4% and 84.6% of the emergency department business operating revenues in 1994, 1995 and 1996, respectively. The Company has arrangements with certain hospitals for monthly subsidy amounts which either compensate for patient revenues not achieving specified levels or to fund front-end staffing and insurance costs. The Company also has a physician recruiting and medical management consulting division.

     Revenue Recognition and Accounts Receivable -- Fee-for-service revenue is reported on the accrual basis, net of estimated third-party contractual deductions. Further adjustments are recorded to reflect amounts estimated to be uncollectible based upon individual contract experience. The allowance considered necessary to cover contractual deductions and uncollectible accounts is based on an analysis of current and past due accounts, collection experience in relation to amounts billed and other relevant information. Accounts receivable represents amounts due from third-party payors including Medicare and Medicaid, patients and others for services rendered.

     For emergency department receivables, the concentration of credit risk relating to accounts and subsidy receivables is limited by the number and geographic dispersion of hospital emergency departments managed by the Company, as well as by the large number of patients and payors, including various governmental agencies in the states in which the Company operates.

     In 1994, 1995 and 1996, revenues from governmental agencies made up approximately 33%, 19% and 34%, respectively, of operating revenue for both divisions of the Company.

     Medical Services Expense -- Through the Professional Corporations and its subsidiaries, the Company contracts with various healthcare providers to provide medical services to covered enrollees. Primary care physicians are compensated by the Company under compensation arrangements with the Professional Corporations on either a salary or capitation basis and the cost is recorded as "Medical services expense -- Professional Corporations" in the accompanying consolidated statements of operations. The costs of referrals to specialty care physicians are paid on either a discounted fee-for-service or capitation basis. Under global capitation contracts, the Company contracts for inpatient services which are paid on a fee-for-service or per diem basis. Medical services expense paid through capitation (for certain primary care and specialty care services), fixed salary (for primary care only) or for contracted hours of emergency department coverage at fixed hourly rates totaled 14%, 51% and 38% of operating revenues in 1994, 1995 and 1996, respectively, with the remainder of medical services expense (for primary care, specialty care, ancillary services, inpatient and outpatient services, lab charges, etc.) paid for on a discounted fee-for-service or per diem basis. The costs of healthcare services paid for on a fee-for-service or per diem basis are recorded by the Company in the period for which services are provided based in part on estimates, including an accrual for medical services provided but not yet billed to the Company ("incurred but not reported") and are included in claims payable in the accompanying consolidated balance sheets.

     The Company has negotiated "attachment points" for stoploss insurance independent of Payor contracts which represent the contractual limits, generally $25,000 per year per enrollee for outpatient services and $100,000 per year per enrollee for inpatient services. In 1997, the Company increased its outpatient services attachment point to $50,000 in most cases.

     Cash and Cash Equivalents -- Cash and cash equivalents are defined as highly liquid financial instruments with original maturities of three months or less. A substantial portion of the Company's cash is deposited in three financial institutions. The Company monitors financial conditions of each financial institution and does not believe that the deposits are subject to a significant degree of risk.

     Marketable Securities -- Marketable securities consist of corporate debt securities and certificates of deposit. Such securities have been classified by management of FPA as available for sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The estimated fair value of the Company's marketable securities is based on quoted market prices, which approximate cost, and therefore no unrealized gains or losses have been recorded in the accompanying consolidated financial statements. Marketable securities at December 31, 1995 consist of corporate debt securities and at December 31, 1996 consist of Eurodollar certificates of deposit.

     Capitation Deposits -- Capitation deposits represent funds on deposit from a major Payor in Florida. In accordance with the Payor contract, 60% of the capitation revenue earned each month is set aside for payment of claims. The Company is entitled to all of the interest earned on this account. The contract requires a minimum balance in this account.

     Property and Equipment -- Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the lesser of the estimated useful life or the remaining life of the related lease.

     Restricted Cash and Deposits -- The Company records as restricted cash funds escrowed for payment of claims, for future acquisitions, and other funds contractually required to be segregated from the Company's operating cash.

     Goodwill -- The Company has classified as goodwill the excess of the purchase price over the fair value of the net assets of entities acquired. Goodwill is being amortized on a straight-line basis over the estimated periods of future benefit of 15 to 30 years. At each balance sheet date following the acquisition of a business, the Company reviews the carrying value of the goodwill to determine if facts and circumstances suggest that it may be impaired or that the amortization period may need to be changed. The Company considers external factors relating to each acquired business, including hospital and physician contract changes, local market developments, changes in third party payments, national health care trends, and other publicly available information. If these external factors indicate that the goodwill will not be recoverable, as determined based upon undiscounted cash flows before interest charges of the business acquired over the remaining amortization period, the carrying value of the goodwill will be reduced. In December 1995, the Company sold and closed a total of eight primary care clinics. In connection with the sale and closing, the Company recorded a charge for impairment of goodwill in the amount of $434,000. In 1996, the Company recorded charges for impairment of goodwill of $4.1 million as a result of a 1995 acquisition in Arizona and $14.8 million related to terminated emergency department contracts. The Company does not believe there currently are any indicators that would require an additional adjustment to the carrying value of the goodwill or its remaining useful life at December 31, 1996.

     Intangible Assets -- Intangible assets consist of capitalized costs of geographic expansion related to the Company's operations in new regions and non-compete agreements associated with acquisitions. Intangible assets are being amortized on a straight-line basis over the expected period of future benefit, ranging from 5 to 15 years.

     Income Taxes -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes," which requires the use of the liability method for deferred income taxes (see Note 8).

     Professional Liability Coverage - The Company maintains professional liability coverage for the Company and its employee and independent contractor physicians on a claims made basis. The Company records an estimate of its liabilities for medical malpractice claims incurred but not reported. Such liabilities are not discounted.

     Pro Forma Information -- The pro forma net income and net income per share information in the 1994 consolidated statement of operations reflect the effect on historical results as if FPA had been a C Corporation rather than an S Corporation for income tax purposes, and no tax benefit arose as a result of the change in tax status.

     Net Income (Loss) per Common Share -- Net income (loss) per Common Share is computed based on the weighted average number of shares and share equivalents (options and warrants) outstanding, giving retroactive effect to all stock splits, including a one-for-one common stock dividend effective March 1, 1995.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     New Accounting Standards -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Corporations are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company has continued to apply APB Opinion No. 25 to its stock-based compensation awards to employees and has disclosed the required pro forma effect on net income (loss) per share (See Note 7).

     Reclassifications -- Certain reclassifications have been made to prior years' financial statements to conform to current year classifications.

2.   RELATED PARTY TRANSACTIONS

         In Texas, the Company leases its main facility, certain leasehold improvements, and certain medical and office equipment from an officer of a Texas subsidiary pursuant to a noncancelable operating lease agreement expiring November 8, 2005. The agreement provides for monthly payments of $58,654, subject to certain increases based on the consumer price index. The lease also contains certain provisions that may, at the option of the officer, require FPA to acquire the facility at its fair market value.

         Effective October 1, 1996, a Professional Corporation and FPA acquired substantially all of the assets and assumed certain liabilities of Family Practice Associates of San Diego, an Osteopathic Corporation ("FPASD"), owned by certain officers of the Company. The purchase price was supported by an independent valuation and approved by a committee of the Independent Directors of the Company. During 1995, FPA entered into a loan agreement with FPASD under which FPASD was permitted to borrow a maximum of $650,000 for working capital purposes. This loan replaces a previous loan with a maximum balance of $155,000. At December 31, 1995 and 1996, the balance was $300,086 and $0, respectively.


3.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                                       1995              1996
                                                                   ------------      ------------
Land and buildings                                                 $    164,825      $    523,758
Computer hardware and software                                        1,730,733        12,526,830
Furniture, fixtures and equipment, including medical equipment        7,519,444        25,677,238
Leasehold improvements                                                1,479,653         6,764,846
Vehicles                                                                   --             311,972
                                                                   ------------      ------------
   Total                                                             10,894,655        45,804,644
Less accumulated depreciation and amortization                       (2,576,385)       (6,358,498)
                                                                   ------------      ------------
   Subtotal                                                           8,318,270        39,446,146
Capitalized software development costs                                1,273,529           693,186
                                                                   ------------      ------------
Property and equipment -- net                                      $  9,591,799      $ 40,139,332
                                                                   ============      ============

4.   DEBT

         Convertible Subordinated Notes Payable -- On October 5, 1994, FPA sold $1.0 million of convertible subordinated notes to representatives of the underwriters of FPA's initial public offering. The notes bore interest at 6%, payable semiannually, with principal due October 1999. During 1996, the notes were converted into 200,000 shares of FPA Common Stock.

         In December 1996, the Company issued $75.0 million of convertible subordinated debentures due December 2001, which resulted in net proceeds to the Company of approximately $73.0 million. The notes bear interest at 6-1/2%, with interest payable semiannually, and are convertible into FPA Common Stock at $25.95 per share. The debentures are redeemable by the Company after December 20, 1999. Upon the occurrence of a Repurchase Event, as defined in the debenture, each holder has the right to require repayment of the debentures at 100% of the principal amount plus accrued interest. In January 1997, upon exercise of the overallotment option granted to the Initial Purchasers, the Company issued additional convertible subordinated debentures with the same terms for net proceeds of $5.4 million.

         Convertible Promissory Note -- In connection with the acquisition of a Texas subsidiary on November 1, 1995, FPA issued a 36-month, $2.5 million 9% convertible promissory note with payments of interest only due for the first 24 months and principal and interest monthly thereafter. During 1996, the note was converted into 243,191 shares of FPA Common Stock.

         Notes Payable -- In connection with certain acquisitions, the Company has issued various other notes payable. Following is a summary of all long-term debt.

                                                                                        DECEMBER 31,
                                                                                --------------------------
                                                                                    1995           1996
                                                                                -----------     ----------
Notes payable, interest ranging from 7% to 10.25% and principal due
   through December 2000                                                        $ 5,270,421     $3,484,627
Note payable, interest at 9% and principal due November 1997                      2,500,000           --
Convertible note payable, interest at 9% and principal due November 1998          2,500,000           --
Convertible debentures payable, interest at 6.5% and principal due
  December 2001                                                                        --       75,000,000
Notes payable to former shareholders of Sterling Healthcare, Inc., interest at rates ranging from 5% to 5.54%, payable in 60 monthly installments
  through January 1998                                                            1,372,895        759,420
Notes payable, interest at prime, payable in two equal installments in                                --
  December 1996 and 1997                                                          1,200,000        600,000
6% convertible subordinated notes, interest payable each April
  and October through 1999, principal due October 1999                            1,000,000           --

Notes payable to financial institutions, interest at 5.5%, due in full
  in October 1997                                                               714,858       55,000,000
Note payable, interest at LIBOR, 59 payments of principal and interest
  due commencing February 1999, through December 2003                              --         97,759,244
Notes payable interest at 6.02% and principal due January 2006                     --         20,174,914
Other                                                                         1,497,013        2,012,513
                                                                            -----------     ------------
   Total                                                                     16,055,187      254,790,718
Less current portion                                                          7,042,635       70,015,734
                                                                            -----------     ------------
Long term debt, net of current portion                                      $ 9,012,552     $184,774,984
                                                                            ===========     ============

     At December 31, 1996 future payments on long-term debt are as follows:

                                                          NOTES PAYABLE         CAPITAL
                                                            AND OTHER           LEASES
                                                            ---------           ------
1997                                                       $ 68,885,510     $  1,130,244
1998                                                          1,859,868          585,239
1999                                                          8,024,125          226,843
2000                                                          8,722,934           67,358
2001                                                         83,755,099               --
Thereafter                                                   81,855,064               --
                                                           ------------     ------------
                                                           $253,102,600        2,009,664
                                                           ============
Less amount representing interest on capital leases                             (321,546)
                                                                            ------------
Present value of net minimum capital lease payments                            1,688,118
Notes payable and other                                                      253,102,600
                                                                            ------------
Total                                                                       $254,790,718
                                                                            ============

    The fair market value of the Company's debt approximates its carrying value.



    Credit Agreement -- On January 29, 1996, the Company entered into a credit, security, guarantee and pledge agreement ("Credit Agreement") with certain financial institutions. Permitted Borrowings, as defined in the Credit Agreement, generally include those for acquisitions and capital expenditures. The Company and the financial institutions amended the Credit Agreement during 1996. Fees of $1,250,000 were paid in connection with the Credit Agreement during 1996. Borrowings bear interest at rates ranging from either LIBOR plus
2 1/2%, 2 3/4% or 3%, or prime rate plus 1%, 1 1/4%, or 1 1/2% as defined by the Credit Agreement. The balance outstanding is due on October 31, 1997. Periodic payments of accrued interest are due during the term of the Credit Agreement. Additionally, the financial institutions were granted a security interest in substantially all of the assets of the Company (excluding those of FPA Medical Management of Michigan, Inc. d/b/a QualNet, Inc., and the stock of certain subsidiaries of FPA) and Professional Corporations. The debt is also guaranteed by the Professional Corporations. In connection with the Credit Agreement, the Company must maintain certain debt and equity ratios and profitability thresholds. The Company issued to the financial institutions a warrant to purchase

50,000 shares of Common Stock at $9.125 per share exercisable prior to February 2, 2001, subject to certain anti-dilution provisions. At December 31, 1996, the Company had borrowed the maximum of $55.0 million under the Credit Agreement.

5.   MAJOR CUSTOMERS

     In 1994, two Payors accounted for 11% and 34%, respectively, of the Company's operating revenue. In 1995, two Payors accounted for 10% and 19% respectively, of the Company's operating revenue. In 1996, two Payors accounted for 11% and 14%, respectively, of the Company's operating revenue.

6.   COMMITMENTS AND CONTINGENCIES

     Legal -- The Company is party to certain legal actions arising in the ordinary course of business. In the opinion of the Company's management, liability, if any, under these claims is adequately covered by insurance and will not have a material effect on the Company's financial position or results of operations. The Company maintains professional liability insurance.

     Operating Leases -- The Company is a party to certain facilities and equipment leases which terminate at various dates through November 8, 2005. Future minimum lease payments required under all operating leases are as follows:

          1997                                            $21,911,887
          1998                                             19,606,444
          1999                                             17,329,150
          2000                                             15,214,255
          2001                                              2,352,625
          Thereafter                                        1,878,572
                                                          -----------
               Total                                      $78,292,933
                                                          ===========

     For 1994, 1995 and 1996, total expense under these non-cancelable operating leases was $844,094, $2,966,964, and $6,909,028, respectively.


7.   STOCKHOLDERS' EQUITY

     Stock Splits and Dividends -- The accompanying consolidated financial statements and notes retroactively reflect all stock splits, and a one-for-one Common Stock dividend distributed April 3, 1995 to stockholders of record on March 1, 1995. All share, per share and stock option data have been restated to reflect the stock splits and dividend.

     Preferred Stock -- During 1994, FPA issued a stock dividend consisting of one share of Series A Redeemable Preferred Stock (the "Preferred Stock") for each 437,600 shares of FPA's Common Stock. Accordingly, five shares of Preferred Stock were issued through the stock dividend, one to each of the Company's five founding directors. The Preferred Stock was subsequently redeemed by FPA at the redemption price of $750,000 per share of Preferred Stock (aggregate $3,750,000) in connection with the 1994 private placement of Common Stock.

     Omnibus Stock Option Plan -- During 1994, FPA adopted the Omnibus Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through incentive stock options or nonqualified stock options. On July 13, 1995, October 31, 1996 and March 17, 1997, the stockholders of the Company authorized an increase in the total number of shares which may be granted under the plan to 1,500,000, 5,000,000 and 6,500,000, respectively. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over three to five years.

     1994 Physician Stock Option Plan -- During 1994, FPA adopted the 1994 Physician Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through nonqualified stock options. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over two to five years.

     1995 Non-Employee Directors Non-Qualified Stock Option Plan -- On July 13, 1995, the stockholders of the Company approved the 1995 Non-Employee Directors Non-Qualified Stock Option Plan under which options to purchase up to 200,000 shares of Common Stock may be granted to non-employee directors. Options granted under the plan generally vest over one year.

     Stock option transactions and prices are summarized as follows:

                                                                                                      1995
                                                            OMNIBUS              1994        NON-EMPLOYEE DIRECTORS
                                                             STOCK         PHYSICIAN STOCK       NON-QUALIFIED
                                                          OPTION PLAN        OPTION PLAN       STOCK OPTION PLAN
                                                          -----------        -----------       -----------------
     Shares under option:
     Outstanding at January 1, 1994                              --                --                  --
        Granted                                               858,254              --                  --
        Exercised                                                --                --                  --
        Canceled                                               (3,000)             --                  --
                                                           ----------          --------           ---------
     Outstanding at December 31, 1994                         855,254              --                  --
        Granted                                               709,072           477,460              17,500
        Exercised                                                --                --                  --
        Canceled                                              (13,692)              (25)               --
                                                           ----------          --------           ---------
     Outstanding at December 31, 1995                       1,550,634           477,435              17,500
        Granted in connection with Sterling merger          1,313,583
        Otherwise granted                                   3,077,801           184,292              12,500
        Exercised                                            (181,421)          (14,200)             (5,000)
        Canceled                                              (35,477)          (10,100)               --
                                                           ----------          --------           ---------
     Outstanding at December 31, 1996                       5,725,120           637,427              25,000
                                                           ==========          ========           =========
     Average option price per share:
        At December 31, 1994                               $     5.11               N/A                 N/A
        At December 31, 1995                               $     6.27          $   7.02           $    8.40
        At December 31, 1996                               $    13.75          $   9.33           $   13.51
     Options exercisable:
        At December 31, 1994                                  100,000              --                  --
        At December 31, 1995                                  215,332            31,500                --
        At December 31, 1996                                1,705,560           146,689              12,500


     Common Stock -- All stock options are granted at fair market value of the Common Stock at the grant date. The weighted average fair value of the stock options granted during 1996 was $8.63. The fair value of each stock option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rate of 5.7%; expected divided yield of 0%; expected life of 3 years; and expected volatility of 48%. Stock options generally expire ten years from the grant date. Stock options generally vest over a three year period, with one-third of the shares becoming exercisable on each of the first three anniversaries of the grant date. The outstanding stock options at December 31, 1996 have weighted average remaining contractual life of 8.42 years. The number of stock option shares exercisable at December 31, 1996 was 1,864,749. These stock options have a weighted average exercise price of $10.94 per share.

     The Company accounts for its options in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock option awards. Had compensation cost been determined consistent with SFAS No. 123, the Company's pro forma net income and earnings per share for 1995 would have been $1,867,126 and $.14, respectively, and the Company's pro forma net loss and net loss per share for 1996 would have been $21,875,211 and $1.01, respectively. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The following table summarizes information about stock options outstanding at December 31, 1996:

                           NUMBER          WEIGHTED AVERAGE
RANGE OF EXERCISE        OUTSTANDING           REMAINING       WEIGHTED AVERAGE     NUMBER EXERCISABLE      WEIGHTED AVERAGE
      PRICES        AT DECEMBER 31, 1996   CONTRACTUAL LIFE     EXERCISE PRICE     AT DECEMBER 31, 1996      EXERCISE PRICE
      ------        --------------------   ----------------    ----------------    --------------------     ----------------
$ 5.0000-$ 8.6250         1,759,463              8.03             $  6.3571              789,214              $  6.1599
$ 8.8750-$13.7500         1,664,773              8.17               11.5848              663,630                12.0322
$13.8125-$18.8438         1,022,647              8.28               16.2501              180,487                14.5660
$19.0625-$28.3750         1,940,664              9.04               19.5457              231,418                21.2547
                          ---------              ----             ---------            ---------              ---------
$ 5.0000-$28.3750         6,387,547              8.42             $ 13.3104            1,864,749              $ 10.9366
                          =========              ====             =========            =========              =========


8.   INCOME TAXES

     Upon the inception of FPA in October 1992, FPA elected S Corporation status under the Internal Revenue Code which provides that taxable income or loss is attributable to the stockholders. Effective January 1, 1994, FPA revoked its election to be treated as an S Corporation and became subject to income taxes. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company recognized a deferred tax benefit on the date it became a taxable enterprise.

     The components of income tax expense as of December 31 are as follows:

                              1994                 1995                 1996
                              ----                 ----                 ----
Federal Expense:
  Current                 $   974,870          $ 2,190,978          $ 5,230,179
  Deferred                   (181,312)             204,808           (5,230,179)

State Expense:
  Current                     171,936              348,882            1,566,982
  Deferred                    (23,469)             (21,348)          (1,566,982)
                          -----------          -----------          -----------
      Total               $   942,025          $ 2,723,320          $      --
                          ===========          ===========          ===========

     The Company's income tax expense differs from the amount that would have resulted from applying the Federal statutory rate to pretax income because of the effect of the following items:

                                                   1994           1995           1996
                                                   ----           ----           ----
Tax expense (benefit) at U.S. statutory rate       34.0%          34.0%         (35.0%)

Revocation of FPA S Corporation status             (4.9%)          --             --
State taxes, net of Federal income tax benefit      3.2%           3.7%          (1.8%)
Nondeductible goodwill amortization                  --            1.7%          11.0%
Nondeductible acquisition costs                      --            --            21.5%
Other                                               2.2%           2.1%           4.3%
                                                   ----           ----          -----
                                                   34.5%          41.5%           --
                                                   ====           ====          =====

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for reporting and the amounts used for income tax purposes. The tax effects of items comprising the Company's net deferred tax assets and liabilities at December 31 are as follows:

                                                            1995            1996
                                                            ----            ----
Deferred tax assets:
  Goodwill                                                     --       $ 4,087,001
  Allowance for uncollectible accounts                  $ 2,307,580       2,700,811
  Accrued liability for professional liability claims       321,256         595,000
  Net operating losses                                      296,511          67,058
  Other                                                      50,392         720,821
                                                        -----------    ------------
      Total deferred tax assets                         $ 2,975,739    $  8,170,691
                                                        -----------    ------------

Deferred tax liabilities:
  Geographic expansion costs                            $  (179,893)   $   (392,305)
  Start-up costs                                           (231,498)             --
  State income tax                                               --        (290,987)
  Deferred compensation                                     (57,565)        (19,069)
  Depreciation and amortization                          (1,008,458)       (799,914)
                                                        -----------    ------------
      Total deferred tax liabilities                    $(1,477,414)   $ (1,502,275)
                                                        -----------    ------------

Net deferred tax assets                                 $ 1,498,325    $  6,668,416
                                                        ===========    ============

     No valuation allowance was deemed necessary as a result of management's evaluation of the likelihood that all of the deferred tax assets will be realized.

9.  MERGER, RESTRUCTURING AND OTHER UNUSUAL CHARGES

     In 1995, the Company recorded nonrecurring expenses of $1.6 million. This amount includes a $434,000 charge for impairment of goodwill, a $773,000 charge for the loss on disposition of businesses and $375,000 relating to the bankruptcy of one of its hospital clients. In 1995, the Company sold six and closed two primary care clinics (seven in Florida and one in Texas). The goodwill impairment and loss on sale are directly related to the sale and closure of the primary care clinics. These clinics accounted for approximately $2.1 million in revenue and generated an operating loss (including the unusual items) of $3.7 million during 1995.

     In 1996, the Company recorded nonrecurring expenses of $38.0 million ($28.8 million after tax or $1.32 per share). This amount is comprised of (i) costs related to the Merger in the amount of $16.8 million comprised of investment bankers' fees, attorneys' fees, accountants' fees, legal fees, and severance and compensation required to be paid as part of the Merger, (ii) write-offs of goodwill and other assets in the amount of $18.9 million related to terminated emergency room contracts and an unprofitable acquisition in Arizona, and (iii) restructuring charges in the amount of $2.3 million primarily related to severance for terminated employees.

10.  SEGMENT INFORMATION

     Sterling is a physician practice management company engaged in the business of providing contract management and support services primarily to hospital based emergency departments ("Emergency Department"). FPA manages the provision of prepaid managed healthcare services for networks of primary care physicians ("Managed Care"). The activities related to the Managed Care segment and the Emergency Department segment are as follows:

                                        EMERGENCY       MANAGED
                                        DEPARTMENT        CARE       CONSOLIDATED
                                        ----------        ----       ------------
                                                 (THOUSANDS OF DOLLARS)
DECEMBER 31, 1996
Operating revenues                      $ 136,761      $ 303,558      $ 440,319
Operating loss                             (6,154)        (4,435)       (10,589)
Assets employed at year-end                77,900        499,370        577,270
Depreciation and amortization               3,204          7,532         10,736
Capital expenditures                          650          8,477          9,127

DECEMBER 31,1995
Operating revenues                      $ 115,660      $  52,691      $ 168,351
Operating income                            6,502          1,624          8,126
Assets employed at year-end                78,608         73,799        152,407
Depreciation and amortization               2,260          1,159          3,419
Capital expenditures                        1,634          3,175          4,809

DECEMBER 31,1994
Operating revenues                      $  39,256      $  18,435      $  57,691
Operating income                            2,349            383          2,732

Assets employed at year-end                26,742         18,310         45,052
Depreciation and amortization                 438            133            571
Capital expenditures                          499            472            971

11.  ACQUISITIONS

     Following is a summary of material acquisitions consummated during 1996 by the Company, one of its subsidiaries, or one of the Professional Corporations. Such acquisitions were accounted for using the purchase method of accounting. Goodwill totaling approximately $242 million was recorded, which is being amortized over periods ranging from 25 to 30 years. In connection with these acquisitions, the Company issued (i) FPA Common Stock valued at $51.6 million,
(ii) notes payable of $163.8 million, and (iii) cash of $19.4 million.

     VIP, IPA, A Professional Corporation                     January      1996
     Foundation Health IPA                                    January      1996
     Century Family Medical Group, IPA                        January      1996
     Century Family Medical Group, Inc.                       January      1996
     Chabot Medical Group IPA                                 January      1996
     Physicians First, Inc.                                   June         1996
     Family First Pharmacy, Inc.                              June         1996
     FPA Family Pharmacy, Inc.                                June         1996
     Physicians Medical Group of Florida, Inc.                June         1996
     FHC IPA, Inc.                                            July         1996
     Intergroup IPA, P.C.                                     July         1996
     Foundation Health Medical Services(1)                    December     1996
     Foundation Health Medical Group, Inc.(1)                 December     1996
     FHMG/TDMC Medical Group, A Professional Corporation(1)   December     1996
     Thomas Davis Medical Centers, P.C.(1)                    December     1996

(1) The Company is in the process of determining the appropriate values to be assigned to the assets acquired and liabilities assumed in connection with these acquisitions. Accordingly, the Company's estimate of these values are subject to revision upon completion of an independent valuation which may result in an adjustment to goodwill.


     The following unaudited pro forma financial information presents the consolidated results of operations as if all significant acquisitions had occurred as of the beginning of the periods presented, after including the impact of certain adjustments, such as amortization of intangibles and goodwill, executive compensation per employment agreements, and the related income tax effects.

                                                 YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                               1995                    1996
                                          -------------           -------------
Revenues                                  $ 366,483,000           $ 599,662,000
Net loss                                    (43,914,000)            (77,348,857)
Net loss per share                                (2.40)                  (3.00)

     The Company believes that this unaudited pro forma information is not indicative of future results of operations, nor of historical operations, if the acquisitions had occurred as of the beginning of the periods presented.

12.  MICHIGAN SUBSIDIARY

     On April 10, 1995, the Company signed an exclusive agreement to provide management services through a majority-owned subsidiary, with Great Lakes Health Plan, Inc. ("GLHP") headquartered in Southfield, Michigan. In connection with this transaction, the Company invested $2 million in GLHP and the subsidiary. The subsidiary began limited start-up operations on April 10, 1995. Included in intangible assets are $266,034 in start-up costs related to activity in Michigan. These costs are being amortized over five years. On March 7, 1996, FPA made an additional capital contribution of $3 million to GLHP in connection with the acquisition by GLHP of a clinic health plan and a number of clinics in Michigan. The acquired plan currently services approximately 27,000 Medicaid enrollees.

13.  LICENSURE

     The application of Family and Senior Care, Inc., a wholly-owned subsidiary of FPA, for a restricted healthcare service plan license was approved by the California Department of Corporations on December 5, 1996. Following that date, all of the Company's managed care activity in the State of California occurred in this subsidiary.

14.  SUBSEQUENT EVENTS

     The following significant events have occurred subsequent to the balance sheet date:

     On March 17, 1997, FPA completed the merger (the "AHI Merger") of FPA Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FPA, with and into AHI Healthcare Systems, Inc., a Delaware corporation ("AHI"). Pursuant to the AHI Merger, AHI became a wholly-owned subsidiary of FPA and each outstanding share of AHI Common Stock was exchanged for .391 shares of FPA Common Stock. The shares of FPA Common Stock issued to the AHI stockholders were registered on a Registration Statement on Form S-4 filed under the Securities Act of 1933, as amended. The AHI Merger will be treated as a tax-free reorganization and accounted for as a pooling of interests.

     The following pro forma unaudited consolidated information presents the operations of FPA and AHI, as though the AHI Merger had occurred as of the beginning of the periods presented. The 1996 information includes the twelve months ended September 30, 1996 for AHI as information for the twelve months ended December 31, 1996 is not yet available.

        Management believes that when actual twelve month financial statements for the year ended December 31, 1996 are available, they will result in a net loss higher than that presented in the following table as a result of higher medical costs experienced recently by AHI.

                                                 YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                               1995                    1996
                                          -------------           -------------
Revenues                                  $ 282,635,482           $ 559,386,613
Net income (loss)                               470,965             (32,061,426)
Net income (loss) per share                         .04                   (1.19)

INDEPENDENT AUDITORS' REPORT


To the Stockholders of FPA Medical Management, Inc.:

We have audited the consolidated balance sheets of FPA Medical Management, Inc. and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger with Sterling Healthcare Group, Inc., which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the consolidated balance sheet of Sterling Healthcare Group, Inc. as of December 31, 1995, or the related consolidated statements of operations, changes in stockholders' equity and cash flows of Sterling Healthcare Group, Inc. for the period June 1, 1994 (date of inception) to December 31, 1994 and the year ended December 31, 1995, which statements reflect total assets of $78,608,252 as of December 31, 1995, and total revenues of $39,255,573 and $115,659,527 for the seven-month period ended December 31, 1994 and the year ended December 31, 1995, respectively. Such financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Sterling Healthcare Group, Inc. for 1994 and 1995, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of FPA Medical Management, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

San Diego, California
March 21, 1997

REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors
Sterling Healthcare Group, Inc.
Coral Gables, Florida


We have audited the consolidated balance sheets of Sterling Healthcare Group, Inc. as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for year ended December 31, 1995 and the seven month period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Healthcare Group, Inc. as of December 31, 1995, and the results of their operations and their cash flows for the year ended December 31, 1995 and the seven month period ended December 31, 1994, in conformity with generally accepted accounting principles.


/s/ COOPERS & LYBRAND LLP

Miami, Florida
March 15, 1996

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

                NOT APPLICABLE

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     (a) Directors. The information with respect to the directors required under this item is set forth below.

        The Registrant's Board of Directors is classified into three classes. Directors are elected by the stockholders of the Registrant at each annual meeting of stockholders and serve until the third annual meeting of stockholders following their election and until their successors are elected and qualified or until their earlier removal or resignation. The offices referred to in the table are offices of the Registrant, unless otherwise indicated.



                          YEAR FIRST BECAME
NAME AND AGE                  A DIRECTOR          PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
------------              -----------------       ------------------------------------------------
Members of the Board of Directors--terms expiring in 1999;

Dr. Seth Flam, 38               1986               Chief Executive Officer since 1986 and President
                                                   since November 1, 1996.

Dr. Howard Hassman, 40          1986               Executive Vice President - Corporate Development
                                                   since September 1994; Chief Financial Officer from
                                                   1986 to September 1994.

Sheldon Derezin, 49             1996               Managing Partner, Derezin Breier & Company, a
                                                   public accounting firm, since 1982.

Dr. Stephen J. Dresnick, 47     1996               Vice Chairman of the Board since 1996 and
                                                   President and Chief Executive Officer, Sterling
                                                   Healthcare Group, Inc. since 1987.  Director,
                                                   Embassy Acquisition Corp. and Trustee, Florida
                                                   International University.

Members of the Board of Directors--terms expiring in 1998;

Dr. Kevin Ellis, 40             1988               Chief Medical Officer since April 1995; Chief
                                                   Operating Officer from 1988 until April 1995.

Dr. Herbert A. Wertheim, 57     1996               Founder, Chairman and Chief Executive Officer,
                                                   Brain Power Incorporated, a manufacturer of optical
                                                   instruments and chemicals, since 1971. Director,
                                                   Bacou USA, Inc. and Trustee, Florida International
                                                   University.

Members of the Board of Directors--terms expiring in 1997;

Dr. Sol Lizerbram, 49           1986               Chairman of the Board since 1986 and President
                                                   from 1986 until October 31, 1996.  Director,
                                                   MedNet, MPC Corporation, a publicly held
                                                   managed pharmacy service company.

Dr. Michael Feinstein, 48       1986               Primary Care Physician, Family Practice Associates
                                                   of San Diego, Inc., an osteopathic medical
                                                   corporation since 1986; Director of
                                                   Medical Education from 1986 until January 1996.


        Pursuant to the terms of the Agreement and Plan of Merger dated May 19, 1996 by and among the Registrant, Sterling Acquisition Corporation and Sterling Healthcare Group, Inc., Dr. Dresnick and Dr. Wertheim were appointed to the Board of Directors until the date of the 1999 and 1998 annual meeting of stockholders, respectively.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the directors, certain officers of the Registrant and beneficial owners of more than ten percent of the Registrant's Common Stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Based solely upon a review of the copies of such forms furnished to the Registrant and the representations made by such persons to the Registrant, the Registrant believes that during the last fiscal year its directors, officers and ten percent beneficial owners complied with all reporting requirements under Section 16(a) of the Securities Exchange Act of 1934.

     (b) Executive Officers of the Registrant. The information with respect to the executive officers required under this item is set forth in Part I of this Report.

ITEM 11.  EXECUTIVE COMPENSATION

        The information required under this item is set forth below.

EXECUTIVE COMPENSATION

Cash Compensation

        The following table sets forth certain information regarding compensation from the Registrant which was awarded to, earned by, or paid to the Registrant's Chief Executive Officer and the four other most highly compensated executive officers in 1996.


                                                     SUMMARY COMPENSATION TABLE


                                                             ANNUAL COMPENSATION                   LONG TERM
                                                     --------------------------------------    COMPENSATION AWARDS
                                                                                OTHER ANNUAL   -------------------    ALL OTHER
NAME AND PRINCIPAL                                    SALARY       BONUS        COMPENSATION    SHARES UNDERLYING    COMPENSATION
     POSITION                                 YEAR    ($)(1)        ($)           ($)(2)         OPTIONS/SARs(#)        ($)(3)
------------------                            ----   --------   ----------      ------------   -------------------   ------------
Seth Flam...................................  1994   $172,500                     $ 4,953             50,000           $750,000
  President, Chief Executive Officer and      1995    201,000                      18,226             60,000              3,606
  Director(4)                                 1996    296,048   $  800,000         14,727            671,000              1,204

Sol Lizerbram...............................  1994    150,000                       7,010             50,000            757,030
  Chairman of the Board of Directors(5)       1995    189,750                      16,214             60,000             16,397
                                              1996    296,048      800,000         22,091            671,000             19,404

Stephen J. Dresnick.........................  1994    262,000      205,635(6)                        300,000
   Vice Chairman of the Board of Directors    1995    325,000      303,349(7)                        252,000
   and President, Sterling Healthcare         1996    330,208    1,592,859                           722,502(8)         481,250
   Group, Inc.

Steven M. Lash(9)...........................  1994     68,974                       3,676            269,274                773
  Executive Vice President and Chief          1995    205,000       50,000         11,645             20,000              7,246
  Financial Officer                           1996    257,583      800,000          8,431            437,250            113,125

Howard Hassman..............................  1994    150,000                       7,368             50,000            754,941
  Executive Vice President -- Corporate       1995    174,750                      16,815             60,000              6,566
  Development and Director                    1996    232,465      800,000         22,150            303,000              7,026

------------------

(1) Includes compensation accrued for the benefit of Drs. Flam, Lizerbram, Dresnick and Hassman of $68,546, $68,546, $42,706 and $32,965,
     respectively, and $47,583 for the benefit of Mr. Lash as of December 31, 1996, that was paid in March 1997.



(2)  Includes payment by the Registrant of auto expenses.


(3) Includes a stock dividend received by Drs. Flam, Lizerbram and Hassman, which stock was subsequently redeemed for $750,000. Includes stock received by Mr. Lash in 1996 valued at $106,500 and taxable income resulting from the exercise of non-qualified stock options received by Dr. Dresnick in 1996 in the amount of $481,250. Also includes life and disability insurance premiums paid on behalf of each such officer.

(4)  Dr. Flam was elected President effective November 1, 1996.

(5)  Dr. Lizerbram served as President until November 1, 1996.

(6) $80,635 of such amount was accrued for Dr. Dresnick's benefit as of December 31, 1994 and paid to Dr. Dresnick in February 1995.

(7) $68,807 of such amount was accrued for Dr. Dresnick's benefit as of December 31, 1995 and paid to Dr. Dresnick in April 1996.

(8) Includes 572,502 options granted by the Registrant after completion of the merger with Sterling Healthcare Group, Inc. to replace options previously granted to Dr. Dresnick by Sterling Healthcare Group, Inc.

(9)     Mr. Lash commenced employment with the Registrant on September 1, 1994.


Stock Option Grants in 1996

        The following table sets forth information concerning stock options granted to the named executive officers in 1996.

                           OPTION GRANTS DURING 1996


                                                        INDIVIDUAL GRANTS
                        ------------------------------------------------------------------------------------
                                                                                     Potential Realizable
                          Shares        % of Total                                  Value at Assumed Annual
                        Underlying       Options/                                     Rates of Stock Price
                         Options/          SARs         Exercise                        Appreciation for
                           SARs         Granted to      or Base                           Option Term(3)
                         Granted         Employees       Price       Expiration    -------------------------
    Name                 (#)(1)         During Year    ($/Sh)(2)        Date          5%($)         10%($)
    ----                ----------     -----------     ---------     -----------   ----------    -----------
Seth Flam. . . . . . .  100,000(A)         2.26        $10.8125        3/12/2006   $  679,992    $ 1,723,234
                         51,000(B)         1.15         13.7500        7/10/2006      440,859      1,117,137
                        120,000(C)         2.72         17.0000        7/26/2006    1,282,945      3,251,234
                        400,000(D)         9.05         19.0625       11/29/2006    4,795,322     12,152,286
Sol Lizerbraun . . . .  100,000(A)         2.26         10.8125        3/12/2006      679,992      1,723,234
                         51,000(B)         1.15         13.7500        7/10/2006      440,860      1,117,137
                        120,000(C)         2.72         17.0000        7/26/2006    1,282,945      3,251,235
                        400,000(D)         9.05         19.0625       11/29/2006    4,785,322     12,152,286
Stephen J. Dresnick. .   95,100(E)         2.15         21.2300        9/08/2001      308,522        898,266
                         95,100(F)         2.15         14.4600        5/06/2007    1,692,236      3,626,956
                          1,902(G)         0.04         13.1400        6/01/2000       18,764         26,708
                         95,100(G)         2.15         11.4400        4/03/2000    1,082,683      1,457,566
                        285,300(G)         6.46         12.6200       10/31/2006    5,374,489     10,690,662
                        150,000(D)         3.39         19.0625       11/29/2006    1,796,246      4,557,107
Steven M. Lash . . . .   80,000(A)         1.81         10.8125        3/12/2006      543,994      1,376,587
                         47,250(B)         1.07         13.7500        7/10/2006      408,444      1,034,995
                         60,000(C)         1.36         17.0000        7/26/2006      641,473      1,625,617
                        250,000(D)         5.66         19.0625       11/29/2006    2,997,076      7,595,179
Howard Hassman . . . .   60,000(A)         1.36         10.8125        3/12/2006      407,996      1,033,940
                         45,000(B)         1.02         13.7500        7/10/2006      388,993        985,709
                         48,000(C)         1.09         17.0000        7/26/2006      513,178      1,300,494
                        150,000(D)         3.39         19.0625       11/20/2006    1,798,246      4,557,107


---------------

(1) A. One-fourth of these options vest on each of March 12, 1998, 1999, 2000 and 2001.

    B. One-third of these options vest on each of August 1, 1997, 1998 and 1999.

    C. One-third of these options vest on each of July 26, 1999, 2000 and 2001.

        D. One-tenth of these options vest on each of the first through tenth anniversaries of the date of grant, November 29, 1996, upon achievement of earnings per share targets.

        E.      These options have vested.

        F. Two-thirds of these options have vested, and one-third will vest upon the earlier of May 6, 2005 or the date the Registrant obtains net earnings per share of $.73 for the trailing four quarters.

        G.      These options have vested.

(2) The option exercise price may be paid in shares of the Registrant's Common Stock, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation Committee of the Registrant's Board in its discretion.

(3) The potential realizable value portion of the foregoing table illustrates value that might be realized should the granted options be exercised immediately prior to their expiration date and assumes that the respective rates of appreciation on the Registrant's Common Stock compound annually until such exercise. These figures make no allowance for any reduction of potential value which may be caused because of the termination of the options following termination of employment, nontransferability or vesting over periods of up to five years.

Aggregated Stock Option Exercises in 1996 and Stock Option Values at December 31, 1996

        The following tables set forth information concerning the number of stock options granted during 1996 and the value of unexercised options to purchase the Registrant's Common Stock held by the named executive officers at December 31, 1996. None of the named executive officers exercised any stock options during 1996.


            OPTION EXERCISES DURING 1996 AND YEAR-END OPTION VALUES

                            NUMBER OF SHARES                 VALUE OF UNEXERCISED
                        UNDERLYING UNEXERCISED                   IN-THE-MONEY
                            OPTIONS/SARS AT                       OPTIONS/SARS
                              YEAR END($)                       AT YEAR END($)(1)
                     -----------------------------      -----------------------------------
NAME                 EXERCISABLE     UNEXERCISABLE      EXERCISABLE           UNEXERCISABLE
----                 -----------     -------------      -----------           -------------
Seth Flam............  37,000           744,000          $  597,063             $4,614,000
Sol Lizerbram........  37,000           744,000             597,063              4,616,000
Stephen J. Dresnick.. 524,592           197,910           4,171,533                982,376
Steven M. Lash....... 131,456           595,068           2,261,332              5,130,052
Howard Hassman.......  37,000           376,000             597,063              2,907,625


------------
(1) The closing price for the Common Stock as reported on the Nasdaq National Market on December 31, 1996 was $22.375. Value is calculated on the basis of the difference, if any, between the option exercise price and $22.375, multiplied by the number of shares of the Registrant's Common Stock issuable upon exercise of the option.

Employment Agreements


        The Registrant entered into employment agreements with Drs. Flam, Lizerbram and Hassman, and Mr. Lash, as President and Chief Executive Officer; Chairman; Executive Vice President -- Corporate Development; and Executive Vice President and Chief Financial Officer, respectively, each effective as of October 1, 1996 and terminating on December 31, 2002, subject to two automatic one-year extensions unless notice by either party is given. Pursuant to these agreements as amended, Drs. Flam, Lizerbram and Hassman and Mr. Lash receive annual base salaries, commencing October 1, 1996, of $425,000, $425,000, $250,000 and $325,000, respectively. Such salaries will be subject to annual increases after 1997 as determined subjectively by the Compensation Committee of the Registrant's Board based on individual performance and the Registrant's results of operations. In addition, each of the executives will be entitled to a bonus calculated as a percentage of base salary based on pre-established performance targets for each year.


        The employment agreements generally provide that if the employee is terminated other than for cause, the employee is entitled to full salary and benefits through December 31, 2002. In the event of a change in control of he Registrant, each of the executives will be entitled to payments equal to approximately three times the previous year's base salary and bonus. The employment agreements also provide each of the above officers with a car allowance, professional fees, term life insurance, vacation, medical insurance, disability insurance and liability insurance. In addition, each of the employment agreements contains a covenant not to compete during employment and for five years thereafter.

        Dr. Dresnick has entered into an employment agreement terminating on October 31, 1999 pursuant to which he receives an annual base salary of $325,000, which salary is subject to annual increases at the discretion of the Board of Directors of Sterling Healthcare Group, Inc. ("Sterling"), and an annual bonus based on the net income, before taxes of Sterling. Dr. Dresnick is not entitled to any compensation in the event of a change in control or non-renewal of his employment agreement upon termination. The employment agreement provides Dr. Dresnick with a car allowance, vacation and medical insurance and contains a covenant not to compete during employment and for two years thereafter.

Compensation of Directors


        Non-employee directors currently receive $1,000 per Board of Directors or committee meeting attended. The Company also reimburses directors for expenses incurred in connection with attendance at meetings of the Board of Directors and committees.


        In addition, under the Company's 1995 Non-Employee Directors' Non-Qualified Stock Option Plan (the "Directors' Plan"), non-employee directors receive an annual grant of options to purchase 5,000 shares of Common Stock at a price equal to the fair market value of the Common Stock on the date the option is granted. Each option generally expires upon the earlier of twelve months after the optionee ceases to be a director of the Company or ten years after the date of grant. The purpose of the Directors' Plan is to attract and retain independent directors and to strengthen the mutuality of interests between such directors and the Company's stockholders.

Compensation Committee Report

        The Compensation Committee of the Board of Directors (the "Committee") made all recommendations regarding salaries and incentive compensation for the senior executive officers during 1996.

        The Committee is composed entirely of outside, nonmanagement directors. No member of the Committee is a former or current officer of the Company. The Committee employed in 1996 and the Committee will employ in 1997 the following policies for determining compensation for the Company's executive officers.

        The goals of the Company's compensation program continue to be to attract and retain executive officers, motivate such officers to achieve the Company's business objectives and to contribute to the long-term success of the Company, foster teamwork and reward officers for the achievement of such goals. The Company utilizes salary and performance-based bonuses and stock options to meet these goals.

        Specifically, the Company seeks to: (i) provide rewards which are closely linked to Company, team and individual performance; (ii) align the interests of the Company's employees with those of its stockholders; and (iii) ensure that compensation and benefits are at levels which enable the Company to attract and retain high-quality employees.

        The Company applies these objectives and policies to most employees through a combination of base salaries, performance-based cash incentive opportunities and stock option grants based upon pre-established revenue and profit targets, significant corporate achievements and other subjective job performance criteria.

        The Company has considered and will continue to consider the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the named executive officers, unless compensation is performance-based. Since the targeted non-performance based cash compensation of each of the named executive officers is below the $1 million threshold and any options granted under the Company's stock option plan will meet the requirement of being performance-based, the Company believes that this section will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws.

Base Salary and Bonus

        Executive officer base salary and individual performance-based bonus awards are determined by reference to Company-wide and individual performance for the previous fiscal year, based on a wide range of quantitative and qualitative measures which permit comparisons with competitors' performance and internal earnings and market share targets set before the start of each year. In addition to Company-wide measures of performance, the Company considers those performance factors particular to each executive officer, the performance of the group or groups for which such officer had management responsibility and individual managerial accomplishments.

        The Company relies heavily, but not exclusively, on these quantitative and qualitative measures in setting compensation for all officers and, in particular, the executive officers. The Company also exercises subjective judgment and discretion in light of these measures and in view of the Company's compensation objectives and policies described above to determine base salaries, overall bonus funds and individual bonus awards.

Stock Options and Stock Grants

        In addition to base salary and bonus, the Company may utilize stock options and stock grants to motivate and retain executive officers. The Company believes that this form of compensation closely aligns the officers' interests with those of stockholders and provides a major incentive to officers in building stockholder value. Options are granted annually and are subject to vesting provisions to encourage officers to remain employed with the Company. During the past fiscal year, each executive officer received stock options in amounts based upon a determination of that officer's relative position, responsibilities, performance during the previous fiscal year and anticipated performance in the upcoming year. The Company also reviews the total holdings of the executive officers and the prior level of grants to the officers and other members of senior management, including the number of shares which continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers.

Compensation of the Chief Executive Officer

        The Company's approach in establishing Dr. Flam's annual compensation was governed by the Company's overall compensation strategy as discussed above.

        This report was provided by the following members of the Board of Directors for 1996:

                                Sheldon Derezin
                                Dr. Herbert Wertheim

Stock Performance Graph

        The following performance graph compares the performance of the Company's Common Stock to the Nasdaq Stock Market U.S. Index and the Nasdaq Stock Market Health Services Index (the "Indices") from October 20, 1994, the date of the Company's initial public offering of Common Stock, until December 31, 1996. The graph is based on publicly available information. The graph assumes an investment of $100 in the Company's Common Stock and in each of the Indices on October 20, 1994, the date of the Company's initial public offering of Common Stock, and assumes reinvestment of dividends.


                                  Price Points

FPA MEDICAL MANAGEMENT
PRICE POINTS

                                10/20/94  12/30/94   3/31/95   6/30/95   9/29/95  12/29/95   3/29/96   6/28/96   9/30/96  12/31/96
FPAM                              100        125       225       200       185      187.5     250       311.25    527.5    447.5
Nasdaq (US)                       100        98.27     107.13    122.54    137.3    138.97    145.46    157.34    162.93   170.92
Nasdaq Health Service Stocks      100        97.74     107.1     92.18     107.03   124.15    129.44    141.1     140.57   124.28

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


        The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of April 1, 1997 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors who owns shares of Common Stock, (iii) each executive officer named in the table under the caption "Executive Compensation" and (iv) all directors and officers as a group.



                                                                                        Percentage
Name and Address of Beneficial Owner (1)                    Shares of Common Stock     Beneficially
----------------------------------------                    ----------------------     ------------
Sol Lizerbram(2)......................................              380,113                1.2%
Seth Flam.............................................              396,175                1.3%
Howard Hassman(3).....................................              396,600                1.3%
Kevin Ellis...........................................              410,600                1.3%
Michael Feinstein.....................................              408,100                1.3%
Stephen Dresnick(4)...................................            1,869,254                5.7%
Sheldon Derezin.......................................               25,500                  *
Steven Lash...........................................              170,692                  *
Herbert Wertheim......................................              203,894                  *
Foundation Health Corporation(5)......................            4,076,087               11.7%
All officers and directors as a group (11 persons)....            4,303,978               12.3%


---------------
*  Less than 1%.


(1) Unless otherwise indicated, the address of each of the persons named above is in care of the Registrant at 3636 Nobel Drive, Suite 200, San Diego, California 92122. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 1, 1997 upon the exercise of options or warrants. Each beneficial owner's number of shares is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from April 1, 1997 have been exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such options and warrants. Unless otherwise noted, the Registrant believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned to them.


(2) Shares attributable to Dr. Lizerbram are held by the Lizerbram Family Trust, of which Dr. Lizerbram is Trustee and together with his wife, the sole beneficiaries.

(3) Shares attributable to Dr. Hassman are held by Hassman, L.P., a limited partnership of which Clinical Partners Medical Group, P.C. is the General Partner, of which Dr. Hassman is the sole shareholder.


(4) Shares attributable to Dr. Dresnick are held by several corporations and limited partnerships in which Dr. Dresnick or a corporation owned by him is the sole stockholder and limited and general partners.



(5) Foundation Health Corporation ("FHC") and the Registrant entered into a voting agreement as of November 29, 1996 pursuant to which FHC has agreed to vote its shares of FPA Common Stock in accordance with the recommendation of the Board of Directors of FPA as to all matters with respect to which the Board makes a recommendation except with respect to
     (a) any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets or capital stock of FPA, or any consolidation or merger involving FPA, or any reclassification or other change of any stock, or any recapitalization of FPA and (b) any amendment of the Certificate of Incorporation or By-laws of FPA if such amendment would change any of the rights, preferences or privileges of the FPA Common Stock.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Effective October 1, 1996, one of the Registrant's affiliated professional corporations and the Registrant acquired substantially all of the assets and assumed certain liabilities of Family Practice Associates of San Diego, an Osteopathic Corporation ("FPASD"), for aggregate consideration of approximately $4,200,000. FPASD is owned by Drs. Flam, Lizerbram, Hassman, Feinstein and Kevin Ellis, the Registrant's Executive Vice President and Chief Medical Officer.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a) Documents filed as part of this Report:

          (1) Financial Statements:

               Report of Independent Public Accountants

               Consolidated Balance Sheets, December 31, 1995 and 1996

               Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996

               Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1994, 1995 and 1996

               Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996

               Notes to Consolidated Financial Statements

          (2) Financial Statement Schedules:

          All schedules have been omitted because they are inapplicable, not required, or the information is included elsewhere in the consolidated Financial Statements or Notes thereto.

           (3) Exhibits:

EXHIBIT NO.              DESCRIPTION OF DOCUMENTS
-----------              ------------------------
   3.1      Certificate of Incorporation.*

   3.2      Bylaws.

   3.3      Certificate of Amendment of Certificate of Incorporation filed
            October 20, 1994 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1994 at Exhibit No.
            3.3) .

   3.4      Certificate of Amendment of Certificate of Incorporation filed
            August 6, 1996.

   4.1      Specimen of Common Stock Certificate.*

   4.2      Form of Warrant.*

   10.1     IPA Medicare Partial Risk Services Agreement between PacifiCare of
            California and Family Practice Associates of San Diego, Inc.
            ("FPASD") dated January 1, 1993, including an amendment thereto effective the date thereof and an amendment thereto date effective
            January 1, 1994.* **

   10.2     [Reserved]

   10.3 Medical Services Organization Agreement dated January 21, 1995 between FPANJ and Medigroup, Inc. (HMO Blue).* **

   10.4     PacifiCare IPA Commercial Services Agreement with FPASD dated May 1,
            1995.* **

   10.5     Amendment to IPA Medicare Partial Risk Services Agreement between
            PacifiCare of California and FPASD dated April 1995.* **

   10.6     [Reserved]

   10.7     Form of Primary Care Physician Agreement/California.* **

   10.8     Form of Specialty Care Physician Agreement/California.* **

   10.9     Form of Administrative Services Agreement between FPA and a
            Professional Corporation.*

   10.10    Form of Administrative Services Agreement between FPA and a
            Professional Corporation.*

   10.11    Form of Succession Agreement.*

   10.12 Employment Agreement between FPA and Dr. Sol Lizerbram effective as of January 1, 1994, including an amendment thereto effective as of January 1, 1994 (incorporated by reference to Registration Statement
            No. 33-79714 at Exhibit No. 10.13) and amendment thereto effective as of July 1, 1995 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1995 at Exhibit No.
            10.12).* +

   10.13    Employment Agreement between FPA and Dr. Seth Flam effective as of
            January 1, 1994, including an amendment thereto effective as of January 1, 1994 (incorporated by reference to Registration Statement
            No. 33-79714 at Exhibit No. 10.14) and amendment thereto effective as of July 1, 1995 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1995 at Exhibit No.
            10.13).* +

   10.14 Employment Agreement between FPA and Dr. Howard Hassman effective as of January 1, 1994, including an amendment thereto effective as of January 1, 1994 (incorporated by reference to Registration Statement
            No. 33-79714 at Exhibit No. 10.15) and amendment thereto effective as of July 1, 1995 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1995 at Exhibit No.
            10.14).* +

   10.15    Employment Agreement between FPA and Dr. Kevin Ellis effective as of
            January 1, 1994, including an amendment thereto effective as of January 1, 1994 (incorporated by reference to Registration Statement
            No. 33-79714 at Exhibit No. 10.16) and amendment thereto effective as of July 1, 1995 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1995 at Exhibit No.
            10.15).* +

   10.16    Amended and Restated Employment Agreement between FPA and Steven M.
            Lash effective September 1, 1994 (incorporated by reference to FPA's
            Annual Report on Form 10-K for the year ended December 31, 1994 at
            Exhibit No. 10.26). +

   10.17 Amended and Restated Employment Contract dated as of January 1, 1995 between Sterling Healthcare Group, Inc. and Stephen J. Dresnick,
            M.D. (incorporated by reference to Sterling Healthcare Group, Inc.'s
            Annual Report on Form 10-K for the year ended December 31, 1994 at
            Exhibit 10.31). +


   10.18    Employment Agreement between FPA and James A. Lebovitz effective
            March 1, 1996 (incorporated by reference to FPA's Annual Report on
            Form 10-K for the year ended December 31, 1995 at Exhibit No.
            10.18). +

   10.19    FPA Omnibus Stock Option Plan (incorporated by reference to
            Registration Statement No. 33-79714 at Exhibit No. 10.19). +

   10.20    Indenture dated as of December 18, 1996 by and between FPA and First
            Union National Trust Bank relating to FPA's 6 1/2% Convertible
            Subordinated Debentures Due 2001 (incorporated by reference to
            Registration Statement No. 333-20007 at Exhibit 4.1).

   10.21    Registration Rights Agreement dated December 13, 1996 by and among
            FPA and the Initial Purchasers relating to FPA's 6 1/2% Convertible
            Subordinated Debentures Due 2001 (incorporated by reference to
            Registration Statement No. 333-20007 at Exhibit 4.2).

   10.22    Form of Rule 144A Restricted Global Debenture relating to FPA's 6
            1/2% Convertible Subordinated Debentures Due 2001 (incorporated by reference to Registration Statement No. 333-20007 at Exhibit 4.4).

   10.23    Form of Regulation S Global Debenture relating to FPA's 6 1/2%
            Convertible Subordinated Debentures Due 2001 (incorporated by reference to Registration Statement No. 333-20007 at Exhibit 4.5).

   10.24    401(K) Salary Savings Plan effective January 1, 1994. +

   10.25    1995 Directors Stock Option Plan.* +

   10.26    1994 Physicians Stock Option Plan.*

   10.27    Credit, Security, Guarantee and Pledge Agreement dated as of January
            29, 1996 among FPA and its subsidiaries and certain guarantors and the lenders named therein and Banque Paribas, as amended March 15, 1996 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1995 at Exhibit No. 10.27).

   10.28    [Reserved]

   10.29    Form of Indemnification Agreement.*

   21       Subsidiaries of the Registrant.

   23       Consent of Deloitte & Touche LLP.

   23.1     Consent of Coopers & Lybrand LLP.

   * Incorporated by reference to the exhibit to the Registrant's Registration Statement on Form S-1, Reg. No. 33-97456, at the exhibit number set forth opposite such exhibit's description above.

   ** Registrant has requested confidential treatment from the Securities and Exchange Commission for portions of this exhibit, which confidential portions have been filed separately.

   + Constitutes a management contract or compensatory plan to be filed as an Exhibit to this Report pursuant to Item 14(c) of Form 10-K.

     (b) Reports on Form 8-K. The Registrant filed the following current Reports on Form 8-K during the quarter ended December 31, 1996 and through March 21, 1997:

DATE OF REPORT                                               ITEMS REPORTED
--------------                                               --------------
October 31, 1996.................................................2 and 7
November 8, 1996.................................................5 and 7
November 26, 1996................................................5 and 7
December 10, 1996................................................2 and 7
December 13, 1996................................................5 and 7
December 18, 1996................................................7 and 9
March 17, 1997...................................................2 and 7

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                              FPA MEDICAL MANAGEMENT, INC.
                                              (Registrant)


                                               By: /s/ SETH FLAM
                                                  ------------------------
                                                        Seth Flam
                                                        President


April 28, 1997

                                  EXHIBIT INDEX

 EXHIBIT NO.                     DESCRIPTION OF DOCUMENTS
 -----------                     ------------------------

   3.1      Certificate of Incorporation.*

   3.2      Bylaws.

   3.3      Certificate of Amendment of Certificate of Incorporation filed
            October 20, 1994 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1994 at Exhibit No.
            3.3) .

   3.4      Certificate of Amendment of Certificate of Incorporation filed
            August 6, 1996.

   4.1      Specimen of Common Stock Certificate.*

   4.2      Form of Warrant.*

   10.1     IPA Medicare Partial Risk Services Agreement between PacifiCare of
            California and Family Practice Associates of San Diego, Inc.
            ("FPASD") dated January 1, 1993, including an amendment thereto effective the date thereof and an amendment thereto date effective
            January 1, 1994.* **

   10.2     [Reserved]

   10.3 Medical Services Organization Agreement dated January 21, 1995 between FPANJ and Medigroup, Inc. (HMO Blue).* **

   10.4     PacifiCare IPA Commercial Services Agreement with FPASD dated May 1,
            1995.* **

   10.5     Amendment to IPA Medicare Partial Risk Services Agreement between
            PacifiCare of California and FPASD dated April 1995.* **

   10.6     [Reserved]

   10.7     Form of Primary Care Physician Agreement/California.* **

   10.8     Form of Specialty Care Physician Agreement/California.* **

   10.9     Form of Administrative Services Agreement between FPA and a
            Professional Corporation.*

   10.10    Form of Administrative Services Agreement between FPA and a
            Professional Corporation.*

   10.11    Form of Succession Agreement.*

   10.12 Employment Agreement between FPA and Dr. Sol Lizerbram effective as of January 1, 1994, including an amendment thereto effective as of January 1, 1994 (incorporated by reference to Registration Statement
            No. 33-79714 at Exhibit No. 10.13) and amendment thereto effective as of July 1, 1995 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1995 at Exhibit No.
            10.12).* +

   10.13    Employment Agreement between FPA and Dr. Seth Flam effective as of
            January 1, 1994, including an amendment thereto effective as of January 1, 1994 (incorporated by reference to Registration Statement
            No. 33-79714 at Exhibit No. 10.14) and amendment thereto effective as of July 1, 1995 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1995 at Exhibit No.
            10.13).* +

   10.14 Employment Agreement between FPA and Dr. Howard Hassman effective as of January 1, 1994, including an amendment thereto effective as of January 1, 1994 (incorporated by reference to Registration Statement
            No. 33-79714 at Exhibit No. 10.15) and amendment thereto effective as of July 1, 1995 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1995 at Exhibit No.
            10.14).* +

   10.15    Employment Agreement between FPA and Dr. Kevin Ellis effective as of
            January 1, 1994, including an amendment thereto effective as of January 1, 1994 (incorporated by reference to Registration Statement
            No. 33-79714 at Exhibit No. 10.16) and amendment thereto effective as of July 1, 1995 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1995 at Exhibit No.
            10.15).* +

   10.16    Amended and Restated Employment Agreement between FPA and Steven M.
            Lash effective September 1, 1994 (incorporated by reference to FPA's
            Annual Report on Form 10-K for the year ended December 31, 1994 at
            Exhibit No. 10.26). +

   10.17 Amended and Restated Employment Contract dated as of January 1, 1995 between Sterling Healthcare Group, Inc. and Stephen J. Dresnick,
            M.D. (incorporated by reference to Sterling Healthcare Group, Inc.'s
            Annual Report on Form 10-K for the year ended December 31, 1994 at
            Exhibit 10.31). +


   10.18    Employment Agreement between FPA and James A. Lebovitz effective
            March 1, 1996 (incorporated by reference to FPA's Annual Report on
            Form 10-K for the year ended December 31, 1995 at Exhibit No.
            10.18). +

   10.19    FPA Omnibus Stock Option Plan (incorporated by reference to
            Registration Statement No. 33-79714 at Exhibit No. 10.19). +

   10.20    Indenture dated as of December 18, 1996 by and between FPA and First
            Union National Trust Bank relating to FPA's 6 1/2% Convertible
            Subordinated Debentures Due 2001 (incorporated by reference to
            Registration Statement No. 333-20007 at Exhibit 4.1).

   10.21    Registration Rights Agreement dated December 13, 1996 by and among
            FPA and the Initial Purchasers relating to FPA's 6 1/2% Convertible
            Subordinated Debentures Due 2001 (incorporated by reference to
            Registration Statement No. 333-20007 at Exhibit 4.2).

   10.22    Form of Rule 144A Restricted Global Debenture relating to FPA's 6
            1/2% Convertible Subordinated Debentures Due 2001 (incorporated by reference to Registration Statement No. 333-20007 at Exhibit 4.4).

   10.23    Form of Regulation S Global Debenture relating to FPA's 6 1/2%
            Convertible Subordinated Debentures Due 2001 (incorporated by reference to Registration Statement No. 333-20007 at Exhibit 4.5).

   10.24    401(K) Salary Savings Plan effective January 1, 1994. +

   10.25    1995 Directors Stock Option Plan.* +

   10.26    1994 Physicians Stock Option Plan.*

   10.27    Credit, Security, Guarantee and Pledge Agreement dated as of January
            29, 1996 among FPA and its subsidiaries and certain guarantors and the lenders named therein and Banque Paribas, as amended March 15, 1996 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1995 at Exhibit No. 10.27).

   10.28    [Reserved]

   10.29    Form of Indemnification Agreement.*

   21       Subsidiaries of the Registrant.

   23       Consent of Deloitte & Touche LLP.

   23.1     Consent of Coopers & Lybrand LLP.

   * Incorporated by reference to the exhibit to the Registrant's Registration Statement on Form S-1, Reg. No. 33-97456, at the exhibit number set forth opposite such exhibit's description above.

   ** Registrant has requested confidential treatment from the Securities and Exchange Commission for portions of this exhibit, which confidential portions have been filed separately.

   + Constitutes a management contract or compensatory plan to be filed as an Exhibit to this Report pursuant to Item 14(c) of Form 10-K.

                                                                     EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-3760 and 333-2007) and Form S-8 (Nos. 33-00074, 33-00076,
333-16741 and 333-15755) of FPA Medical Management, Inc. of our report dated March 21, 1997, appearing in this Annual Report on Form 10-K/A of FPA Medical Management, Inc. for the year ended December 31, 1996.


/s/ Deloitte & Touche LLP
San Diego, California
April 25, 1997

                                                                   EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of FPA Medical Management, Inc. on Form S-3 (File Nos. 333-3760 and 333-2007) and on Form S-8 (File Nos. 333-00076, 333-16741 and 333-15755) of our report dated March 15, 1996, on our audits of the consolidated financial statements of Sterling Healthcare Group, Inc. as of December 31, 1995, and for the year ended December 31, 1995 and for the period from June 1, 1994 to December 31, 1994, which report is included in this Annual Report on Form 10-K/A.


/s/ COOPERS & LYBRAND LLP

Miami, Florida
April 22, 1997

[ARTICLE] 5

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1996
[PERIOD-START]                             JAN-01-1996
[PERIOD-END]                               DEC-31-1996
[CASH]                                       5,594,877
[SECURITIES]                                40,000,000
[RECEIVABLES]                              216,272,051
[ALLOWANCES]                                59,796,488
[INVENTORY]                                          0
[CURRENT-ASSETS]                           228,356,136
[PP&E]                                      46,497,830
[DEPRECIATION]                               6,358,498
[TOTAL-ASSETS]                             577,270,277
[CURRENT-LIABILITIES]                      240,434,392
[BONDS]                                              0
[COMMON]                                        49,542
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[OTHER-SE]                                 143,468,497
[TOTAL-LIABILITY-AND-EQUITY]               577,270,277
[SALES]                                              0
[TOTAL-REVENUES]                           440,318,613
[CGS]                                                0
[TOTAL-COSTS]                              313,706,608
[OTHER-EXPENSES]                           137,201,187
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                          (5,127,244)
[INCOME-PRETAX]                            (15,716,426)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                        (15,716,426)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                               (15,716,426)
[EPS-PRIMARY]                                        0
[EPS-DILUTED]                                        0

                                                                      APPENDIX E

    FPA'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1997

================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

    FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1997

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        FOR THE TRANSITION PERIOD FROM           TO
                                       ---------    ----------
COMMISSION FILE NUMBER 0-24276

                          FPA MEDICAL MANAGEMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                    33-0604264
(STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
 INCORPORATION OR ORGANIZATION)

                                 ---------------

                                3636 NOBEL DRIVE
                                    SUITE 200
                               SAN DIEGO, CA 92122
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                   (ZIP CODE)

                                 (619) 453-1000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                      NONE
              (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                          IF CHANGED SINCE LAST REPORT)

                                 ---------------

    INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS:

                            [X] YES      [ ] NO

    AS OF MAY 12, 1997 THERE WERE OUTSTANDING 30,867,750 SHARES OF THE REGISTRANT'S COMMON STOCK, PAR VALUE $.002 PER SHARE.

================================================================================

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                                      INDEX

                                                                                           PAGE
                                                                                           ----
PART I  -- FINANCIAL INFORMATION
Item 1.      Financial Statements
                Consolidated Balance Sheets...............................................   1
                Consolidated Statements of Operations (Unaudited).........................   2
                Consolidated Statements of Cash Flows (Unaudited).........................   3
                Notes to Consolidated Financial Statements................................   4
Item 2.         Management's Discussion and Analysis of Financial Condition and
                Results of Operations.....................................................   5
PART II -- OTHER INFORMATION
Item 4.         Submission of matters to a Vote of Security Holders.......................  12
Item 6.         Exhibits and Reports on Form 8-K..........................................  12
Signatures................................................................................  13

ITEM 1.  Financial Statements

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS [1]

                                                                                     DECEMBER 31,            MARCH 31,
                                                                                         1996                  1997
                                                                                     -------------         -------------
                                                                                                            (UNAUDITED)
ASSETS
------
Current Assets:
  Cash and cash equivalents                                                          $  15,471,770         $  20,135,507
  Marketable securities                                                                 40,000,000            15,060,856
  Accounts receivable - net of allowance for uncollectible accounts                    106,298,672           133,567,261
  Accounts receivable - other                                                           25,095,247            25,215,528
  Notes receivable from affiliate                                                          512,822                    --
  Prepaid expenses and other assets                                                      6,498,174             6,740,990
  Capitation deposit                                                                    15,409,771            20,947,369
  Deferred income tax asset                                                              3,478,751            12,043,116
                                                                                     -------------         -------------
          Total current assets                                                         212,765,207           233,710,627
Property and equipment - net of accumulated depreciation                                46,495,863            41,714,485
Restricted cash and deposits                                                               488,535               500,000
Goodwill - net of accumulated amortization                                             295,594,009           301,358,247
Intangible assets - net of accumulated amortization                                      6,667,269             5,456,098
Investment in GLHP                                                                       4,994,900             4,994,900
Deferred income tax asset                                                                3,189,665             2,736,327
Other assets                                                                             9,468,006             8,452,417
                                                                                     -------------         -------------
          Total                                                                      $ 579,663,454         $ 598,923,101
                                                                                     =============         =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable and accrued expenses                                              $  62,003,039         $  78,191,686
  Claims payable, including incurred but not reported claims                            97,688,268           127,286,239
  Accrued payroll and related liabilities                                                3,880,272            12,099,013
  Income tax payable                                                                     2,294,159                    --
  Other current liabilities                                                             13,218,704            13,099,616
  Current portion of accrued liability for professional liability claims                 1,297,790             1,147,878
  Long-term debt, current portion                                                       70,474,667            74,731,037
                                                                                     -------------         -------------
          Total current liabilities                                                    250,856,899           306,555,469
Long-term debt, net of current portion                                                 185,889,219           171,775,894
Accrued liability for professional liability claims, net of current portion              4,217,000             3,597,000
Other long-term liabilities                                                              4,325,862               350,793
                                                                                     -------------         -------------
          Total liabilities                                                            445,288,980           482,279,156
Stockholders' equity:
  Preferred stock, $.001 par value per share, 2,000,000 shares authorized,
     no shares outstanding                                                                      --                    --
  Common stock, $.002 par value, 98,000,000 shares authorized, 30,596,218 and
     30,856,155 shares issued and outstanding at December 31, 1996
     and March 31, 1997, respectively                                                       61,192                61,712
  Additional paid-in capital                                                           201,282,914           202,611,195
  Stock payable                                                                            534,600                    --
  Due from stockholder                                                                    (401,000)                   --
  Accumulated deficit                                                                  (67,103,232)          (86,028,962)
                                                                                     -------------         -------------
          Total stockholders' equity                                                   134,374,474           116,643,945
                                                                                     -------------         -------------
          Total                                                                      $ 579,663,454         $ 598,923,101
                                                                                     =============         =============


                 See notes to consolidated financial statements.

[1] These financial statements include the balances of AHI Healthcare Systems, Inc. for all periods presented.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) [1]


                                                                           THREE MONTHS ENDED
                                                                 --------------------------------------
                                                                 MARCH 31, 1996          MARCH 31, 1997
                                                                 -------------           -------------
Managed care revenue                                             $  66,455,352           $ 157,314,519
Fee-for-service revenue, net of contractual deductions              37,497,463              65,525,095
                                                                 -------------           -------------
Operating revenue                                                  103,952,815             222,839,614

Expenses:
  Medical services expense                                          74,725,588             158,105,080
                                                                 -------------           -------------
                                                                    29,227,227              64,734,534

  General and administrative expense                                26,477,739              51,705,602
  Merger, restructuring and other unusual charges                           --              36,833,586
                                                                 -------------           -------------

Income (loss) from operations                                        2,749,488             (23,804,654)

Other income (expense):
  Interest and other income                                            510,858                 934,664
  Interest expense                                                    (684,331)             (4,166,767)
                                                                 -------------           -------------
           Total other income (expense)                               (173,473)             (3,232,103)
                                                                 -------------           -------------
Income (loss) before income taxes                                    2,576,015             (27,036,757)
Income tax (expense) benefit                                        (1,159,683)              8,111,027
                                                                 -------------           -------------
Net income (loss)                                                $   1,416,332           $ (18,925,730)
                                                                 =============           =============

Net income (loss) per share                                      $         .05           $       (0.59)
                                                                 =============           =============
Weighted average shares outstanding                                 25,814,913              32,288,183
                                                                 =============           =============


                 See notes to consolidated financial statements.

[1] These financial statements include the balances of AHI Healthcare Systems, Inc. for all periods presented.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) [1]


                                                                                 THREE MONTHS ENDED
                                                                                 ------------------
                                                                        MARCH 31, 1996         MARCH 31, 1997
                                                                        --------------         --------------
Cash flows from operating activities:
  Net income (loss)                                                      $  1,416,332           $(18,925,730)
  Adjustments to reconcile net income (loss) to net cash
    used by operating activities:
  Depreciation and amortization                                             2,375,785              5,865,269
  Imputed interest on notes payable                                            22,475                     --
  Changes in assets and liabilities:
     Accounts receivable                                                  (12,351,446)           (27,388,870)
     Income tax receivable/payable                                          1,009,570                     --
     Capitation deposit                                                            --             (5,537,598)
     Deferred income taxes                                                    (25,110)           (10,405,186)
     Accounts payable and accrued expenses                                 (1,209,942)            16,188,647
     Claims payable, including incurred but not reported claims             8,590,460             23,737,238
     Accrued liability for professional liability claims                           --               (769,912)
     Accrued payroll and related liabilities                                   71,188              8,218,741
     Prepaid expenses and other                                            (1,585,631)            (1,974,057)
                                                                         ------------           ------------
           Total adjustments                                               (3,102,651)             7,934,272
                                                                         ------------           ------------
     Net cash used by operating activities                                 (1,686,319)           (10,991,458)
Cash flows from investing activities:
  Purchase of property and equipment                                       (2,207,334)            (3,263,073)
  Payments for intangible assets                                           (1,007,580)                    --
  Net payments (to) from affiliate                                           (306,535)                    --
  Net sale of marketable securities                                         5,149,845             24,939,144
  Acquisitions, net of cash required                                      (11,270,677)                    --
                                                                         ------------           ------------
      Net cash provided (used) by investing activities                     (9,642,281)            21,676,071
Cash flows from financing activities:
  Proceeds from merger, net                                                     1,945                     --
  Issuance of notes payable                                                 8,400,000              8,176,152
  Payments on long-term debt                                               (3,560,516)           (15,392,229)
  Net payments under bank line of credit                                     (788,325)                    --
  Proceeds from exercise of stock options and warrants                        738,794              1,195,201
  Increase in bank overdrafts                                                 214,395                     --
                                                                         ------------           ------------
       Net cash provided (used) by financing activities                     5,006,293             (6,020,876)
                                                                         ------------           ------------
  Net increase (decrease) in cash                                          (6,322,307)             4,663,737
  Cash, beginning of period                                                34,780,225             15,471,770
                                                                         ------------           ------------
  Cash, end of period                                                    $ 28,457,918           $ 20,135,507
                                                                         ============           ============

Supplemental cash flow information
  Cash paid for interest                                                 $    413,695           $  2,431,388
  Cash paid for income taxes                                                   44,740                     --
  Equipment acquired under capital leases                                     247,901                     --
  Common stock issued in connection with acquisitions                         420,000                     --
  Effects of acquisitions:
        Fair value of assets acquired                                      24,310,738              8,778,943
        Liabilities assumed                                                13,040,061              8,778,943
                                                                         ------------           ------------
        Net cash paid for acquisitions                                   $ 11,270,677           $         --
                                                                         ============           ============


                See notes to consolidated financial statements.

[1] These financial statements include the balances of AHI Healthcare Systems, Inc. for all periods presented.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    In the opinion of management, the accompanying consolidated financial statements include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the financial position of FPA Medical Management, Inc. ("FPA") and subsidiaries and certain affiliated professional corporations (collectively, the "Company"), and the results of its operations and its cash flows for the interim periods presented. Although FPA believes that the disclosures in these consolidated financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Results of operations for the interim periods are not necessarily indicative of results to be expected for any other interim period or for the full year.

    The consolidated financial statements for the three months ended March 31, 1996 and March 31, 1997 are unaudited and should be read in conjunction with the consolidated financial statements and notes thereto included in FPA's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996.

     Consolidation of Subsidiaries - The Company's financial statements include the activity of all of its wholly-owned subsidiaries and certain affiliated professional corporations ("Professional Corporations") over which the Company has direct or indirect unilateral and perpetual control. FPA believes that consolidation of the financial statements of the Professional Corporations is necessary to present fairly the financial position and results of operations of the Company. All intercompany transactions have been eliminated in consolidation. These financial statements include the balances of AHI Healthcare Systems, Inc. ("AHI") for all periods presented (see Note 2).

    Net Income per Common Share - Net income per common share is computed based on the weighted average number of shares and share equivalents (options and warrants) outstanding, giving retroactive effect to all stock splits and poolings of interests.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". This statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS No. 128 is not in effect for the Company in the first quarter of 1997, but will be in effect for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company does not expect the adoption of SFAS No. 128 to have a material effect on its Net Income (Loss) Per Share.

2. SUBSEQUENT EVENTS

    The following significant events have occurred subsequent to December 31, 1996:

    On March 17, 1997, FPA completed the merger (the "Merger") of FPA Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FPA, with and into AHI. Pursuant to the Merger, AHI became a wholly-owned subsidiary of FPA and each outstanding share of AHI Common Stock was exchanged for .391 shares of FPA Common Stock. The shares of FPA Common Stock issued to the AHI stockholders were registered on a Registration Statement on Form S-4 filed under the Securities Act of 1933, as amended. The Merger was treated as a tax-free reorganization and accounted for as a pooling of interests.

ITEM 2. Management's Discussion And Analysis Of Financial Condition And Results Of Operations.

GENERAL

    FPA Medical Management, Inc., its subsidiaries and the Professional Corporations derive substantially all of their operating revenue from (i) the payments made by health maintenance organizations or other prepaid health insurance plans (collectively, "Payors") to the Professional Corporations for managed care medical services, (ii) fee-for-service revenues for medical centers in the managed care business, and (iii) fee-for-service revenues from emergency department medical services.

MANAGED CARE BUSINESS

    The Company has two types of Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services or professional medical services ("outpatient capitation" contracts). Under global capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of hospital inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit, of amounts pre-established by the Payor in relation to inpatient expense. Revenue under global capitation contracts represented 9.6% and 22.3% for the three months ended March 31, 1996 and March 31, 1997, respectively, of managed care business operating revenue. Revenue under outpatient capitation contracts represented 84.5% and 61.9% for the three months ended March 31, 1996 and March 31, 1997, respectively, of managed care business operating revenue.

    The Company also generates fee-for-service revenue for the performance of medical services through the Professional Corporations and its subsidiaries. These revenues are presented net of contractual deductions and represented 5.9% and 15.8% for the three months ended March 31, 1996 and March 31, 1997, respectively, of managed care business operating revenue.

    Through the Professional Corporations and its subsidiaries, the Company contracts with various healthcare providers to provide primary care and specialty medical services to covered enrollees. Primary care physicians are compensated on either a salary or capitation basis. Specialty care physician services are paid for on either a discounted fee-for-service or capitation basis. Managed care business medical services expense paid for on a capitation basis (for certain primary care and specialty care services) or fixed salary basis totaled 48.1% and 35.8% for the three months ended March 31, 1996 and March 31, 1997, respectively, of managed care business operating revenues, with the remainder of medical services expense (for primary care, specialty care, ancillary services, inpatient and outpatient services, lab charges, etc.) paid for on a discounted fee-for-service or per diem basis.

EMERGENCY DEPARTMENT BUSINESS

    Through the emergency department business, the Company provides contract management and support services primarily to emergency departments. As of March 31, 1997 the Company provided physician practice management services on a contract basis to 109 emergency departments, one anesthesia department, three correctional health care facilities and two rural health urgent care clinics located in 22 states. The Company contracts with approximately 1300 affiliated physicians who provide certain medical services to approximately 1.4 million patients annually.

    The Company's contractual arrangements with hospitals are primarily fee-for-service contracts whereby hospitals generally agree, in exchange for the Company's services, to authorize the Company and its contracted healthcare professionals to bill and collect the professional component of the charges for medical services rendered by the Company's contracted healthcare professionals. Fee-for-service contracts may, depending on the hospital's patient volume and payor mix, involve the payment of a subsidy to the Company by the hospital. During each of the three months ended March 31, 1996 and March 31, 1997, 83.2% of the Company's emergency department operating revenue was earned on a fee-for-service basis, and the Company emphasized fee-for-service contracts in its marketing activities.

    Medical services expense for the emergency department business consists primarily of payments made to independent contractor and employee physicians ("Physician Costs") and, to a lesser extent the costs of medical supplies and malpractice insurance and laboratory fees. During the three months ended March 31, 1996 and March 31, 1997, Physician Costs accounted for 93.0% and 94.3%, respectively, of emergency department business medical services expense.

OPERATIONAL DEVELOPMENT

    The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations have contracts and whose members are patients of physicians in the FPA network or
(iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations will be able to contract with new Payors. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized. Failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

    In March 1997, the Company completed its merger with AHI Healthcare Systems, Inc., which serviced approximately 210,000 enrollees. In January 1996, the Company acquired three independent practice associations in the Los Angeles, Ventura and Sacramento regions of California, which now service approximately 76,000 enrollees and include 570 primary care physicians. In June 1996, FPA acquired Physicians First, Inc., operating 40 medical clinics in Florida, through which 110 primary care physicians provided services to approximately 80,000 enrollees. In July 1996, the Company acquired two independent practice associations, one in Arizona and Florida, providing services to approximately 14,000 and 4,000 enrollees, respectively. In October 1996, FPA and Sterling Healthcare Group, Inc. completed a merger. Effective in December 1996, the Company and certain Professional Corporations acquired two medical groups, one each in California and Arizona, providing services to approximately 63,000 and 157,000 enrollees, respectively.

    Listed below is a breakdown of enrollees, Payors, primary care physicians, specialty care physicians, and emergency department business contracts (including anesthesiology, urgent care and correctional facility business contracts) by region at March 31, 1997.

                                                                   NUMBER OF      NUMBER OF
                                      NUMBER OF    NUMBER OF       SPECIALTY      EMERGENCY
                                        PAYOR     PRIMARY CARE       CARE         DEPARTMENT
                        ENROLLEES     CONTRACTS    PHYSICIANS      PHYSICIANS     CONTRACTS
                        ---------     ---------    ----------      ----------     ---------
California               314,777          53          1,640           5,213           --
Arizona                  198,409           5            495           1,101           --
New Jersey                34,257           4            934             447           --
Delaware                   9,082           1             76              75           --
South Carolina             8,094           3            186              60            2
North Carolina            14,844           1            152              24            9
Texas                    134,044          14          1,254           2,496           15
Florida                  110,024           3            539           2,521            8

Michigan                  33,969           2            476           1,028            7
Louisiana                  7,023           2            228             156           17
Mississippi                   --          --            102              --            9
Tennessee                     --          --            124              --            7
Alabama                       --          --            123              --            6
Kentucky                      --          --             47              --            3
Pennsylvania                  --          --            351              --           --
Georgia                      253           1            237             863            4
Others                        --          --            245              --           22
                         -------          --          -----          ------          ---
          Total          864,776          89          7,209          13,984          109
                         =======          ==          =====          ======          ===

RESULTS OF OPERATIONS

    The following table sets forth for the quarters ended March 31, 1996 and March 31, 1997 selected financial data expressed as a percentage of operating revenue.

                                                            THREE MONTHS ENDED MARCH 31,
                            --------------------------------------------------------------------------------------------
                                               1996                                               1997
                                            ----------                                         ----------
                            MANAGED         EMERGENCY                           MANAGED        EMERGENCY
                             CARE           DEPARTMENT                           CARE          DEPARTMENT
                            BUSINESS         BUSINESS          TOTAL           BUSINESS         BUSINESS          TOTAL
                            --------        ----------         -----           --------        ----------         -----
Operating
  revenue                    100.0%           100.0%           100.0%           100.0%           100.0%           100.0%
Medical services
  expense                     73.7%            68.1%            71.9%            70.4%            73.6%            71.0%
General and
  administrative
  expenses                    25.9%            24.4%            25.5%            24.0%            19.2%            23.2%
Merger,
  restructuring
  and other
  unusual charges             --               --               --               19.7%            --               16.5%
                             -----            -----            -----            -----            -----            -----
Income (loss)
  from operations              0.4%             7.5%             2.6%           (14.1%)            7.2%           (10.7%)
Other income
  (expense)                    0.1%            (0.7%)           (0.1%)           (1.7%)           (0.1%)           (1.4%)
                             -----            -----            -----            -----            -----            -----
Income (loss)
  before income taxes          0.5%             6.8%             2.5%           (15.8%)            7.1%           (12.1%)
Income tax
  benefit (expense)           (0.4%)           (2.7%)           (1.1%)            4.3%            --                3.6%
                             -----            -----            -----            -----            -----            -----
Net income (loss)              0.1%             4.1%             1.4%           (11.5%)            7.1%            (8.5%)
                             =====            =====            =====            =====            =====            =====

MANAGED CARE BUSINESS

THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997

    Operating Revenue -- The Company's managed care business operating revenue increased to $186.8 million for the three months ended March 31,1997 from $70.6 million for the three months ended March 31, 1996. The revenue increase resulted primarily from the increase in average enrollment for the quarter to 853,000 for the three months ended March 31, 1997 from 380,000 for the comparable period in 1996. The 1997 increase resulted from the addition of (i) approximately 56,000 enrollees in California primarily as a result of acquisitions, (ii) approximately 157,000 enrollees in Arizona as a result of a December
1996 acquisition, and approximately 30,000 enrollees as a result of internal growth (iii) enrollment of 36,000 and 51,000 enrollees, respectively, in the Mid-Atlantic region and Texas as a result of internal growth, (iv) approximately 84,000 enrollees in Florida as a result of acquisitions and 28,000 enrollees as a result of internal growth and (v) approximately 31,000 enrollees in other regions. For the three months ended March 31, 1997, the Company generated net fee-for-service revenue of $29.5 million compared to net fee-for-service revenue for the three months ended March 31, 1996 of $4.1 million. The growth in fee-for-service revenue is attributable to the increasing number of medical facilities managed by FPA.

    Medical Services Expense - Medical services expense for the three months ended March 31, 1997 was $131.6 million or 70.4% of managed care business operating revenue as compared to $52.0 million or 73.7% of such operating revenue for the three months ended March 31, 1996. The decrease in medical services expense as a percent of such operating revenue for the three months ended March 31, 1997 compared to the comparable period in 1996 resulted primarily from the lower medical loss ratio in the expanding Florida market and in medical groups in Sacramento and Tucson acquired since the first quarter of 1996.

    General and Administrative Expense -- General and administrative expense for the three months ended March 31, 1997 was $44.8 million or 24.0% of managed care business operating revenue as compared to $18.3 million or 25.9% of such operating revenue for the comparable period in 1996, as the Company achieved economies of scale in its operations.

    Merger, Restructuring and Other Unusual Charges - During the first quarter of 1997, the managed care business of the Company incurred approximately $36.8 million in merger, restructuring and other unusual charges. Approximately $5.3 million related to costs of legal fees, accounting fees, investment bankers' fees and other costs associated with the Merger. As the Merger was accounted for as a pooling of interests, generally accepted accounting principles require that transaction costs be expensed in the period in which the Merger is consummated. Approximately $24.4 million arose from the costs of severance payments, facilities and equipment lease terminations and other costs associated with consolidating facilities and reducing staffing as a result of the Merger. Approximately $5.6 million of the charges resulted from conformance of accounting policies and other related costs associated with the Merger. Approximately $1.5 million related to miscellaneous unusual charges.

    Income (Loss) from Operations - For the three months ended March 31, 1997, the managed care business of the Company generated a loss from operations of $26.4 million including merger, restructuring and other unusual charges. Excluding such merger, restructuring and other unusual charges, for the three months ended March 31, 1997 income from operations was $10.5 million as compared to income from operations of $0.3 million for the three months ended March 31, 1996.

EMERGENCY DEPARTMENT BUSINESS

THREE MONTHS ENDED MARCH 31, 1996 and 1997

    Operating Revenue -- Emergency department business operating revenue consists of gross patient revenue, net of contractual deductions and estimated uncollectible accounts, plus other revenue, which consists principally of hospital subsidy payments, flat-rate hospital contract revenue and non-patient generated revenues. Operating revenue increased to $36.0 million for the three months ended March 31, 1997 from $33.3 million for the three months ended March 31, 1996. On a percentage basis, the emergency department business' operating revenue grew 8.0% in 1997. The increase was primarily attributable to the increases in the number of the Company's emergency department contracts from 91 at March 31, 1996 to 109 at March 31, 1997.

    Medical Services Expense -- Medical services expense increased to $26.5 million for the three months ended March 31, 1997 from $22.7 million for the three months ended March 31, 1996 due primarily to the increase in the number of healthcare professionals under contract, resulting from the increase in the number of the Company's emergency department contracts, as well as negotiated increases in fees paid to certain healthcare professionals. Medical services expense as a percentage of operating revenue was 73.6% for the three months ended March 31, 1997 compared to 68.1% for the three months ended March 31, 1996. The increase in medical costs as a percentage of operating revenue results from the fact that in 1996, the operations of certain primary care centers were reported under the emergency department business, while in 1997, they are included in the managed care business, due to a change in the reporting structure of these medical groups. These medical groups experienced a lower medical loss ratio than the core emergency department business. The medical loss ratio as a percentage of operating revenue for the emergency department business has remained stable.

    General and Administrative Expense -- General and administrative expense was $6.9 million for the three months ended March 31, 1997 as compared to $8.1 million or 24.4% of operating revenue for the corresponding period of the prior year. The decrease in general and administrative expenses as a percentage of operating revenue is primarily attributable to internal growth without added administrative infrastructure and reductions in expense as a result of the Sterling/FPA merger.

    Net Income from Operations - For the three months ended March 31, 1997, the emergency department business of the Company generated income from operations of $2.6 million as compared to $2.5 million for the three months ended March
31, 1996.

QUARTERLY RESULTS

The following table presents financial information for the eight quarters ended March 31, 1997. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements and all necessary adjustments, consisting only of normal recurring adjustments (unless otherwise noted), have been included in the amounts presented below to present fairly the quarterly results when read in conjunction with the audited consolidated financial statements of the Company and notes thereto. The Company's quarterly results have in the past been subject to fluctuation and as a result, the operating results for any quarter are not necessarily indicative of results for any future period. All numbers in the following table are in thousands and retroactively include all AHI activity.

                                                                    QUARTER ENDED
                       -------------------------------------------------------------------------------------------------------------
                       June 30,   September 30,   December 31,  March 31,      June 30,    September 30,   December  31,  March 31,
                         1995         1995            1995        1996           1996          1996            1996          1997
                       --------   -------------   ------------  ---------     ---------    -------------   -------------  ----------
Operating revenue      $ 66,984     $ 74,435       $ 86,737     $ 103,953     $ 120,496     $ 154,025       $ 179,692     $ 222,840
Medical services
  expense                49,344       53,002         61,487        74,726        91,981       120,477         143,494       158,105
General and
  administrative
  expenses               17,011       19,033         23,711        26,478        30,141        34,125          48,905        51,706
Merger,
  restructuring
  and other
  unusual charges            --           --          1,590            --            --         1,707          50,864        36,834
                       --------     --------       --------     ---------     ---------     ---------       ---------     ---------
Income (loss)
  from operations           629        2,400            (51)        2,749        (1,626)       (2,284)        (63,571)      (23,805)
Other income
(expense)                  (523)        (839)            67          (173)         (571)         (762)         (2,666)       (3,232)
                       --------     --------       --------     ---------     ---------     ---------       ---------     ---------
Income (loss)
  before taxes              106        1,561             16         2,576        (2,197)       (3,046)        (66,237)      (27,037)
Income tax
  (expense) benefit         281         (970)          (554)       (1,160)       (2,006)       (1,949)          4,035         8,111
                       --------     --------       --------     ---------     ---------     ---------       ---------     ---------
Net income (loss)      $    387     $    591       $  ( 538)    $   1,416     $  (4,203)    $  (4,995)      $ (62,202)    $ (18,926)
                       ========     ========       ========     =========     =========     =========       =========     =========

    Operating revenue and medical services expense during the first and third quarters have been and continue to be affected by movements of members in Payor plans from one plan to another during periods of open enrollment for Payors. Retroactive capitation rate increases generally take effect during the second quarter, while medical services expense increases tend to occur ratably throughout the year. Quarterly results may be affected by final settlements of shared risk distributions which generally occur in the second and third quarter of the year after which they are estimated. From time to time, final settlements may differ from such estimated amounts. As the Company adds new Payors into the FPA network, the timing of these adjustments may vary and, consequently, quarterly results may be affected in the future, especially due to the start-up of operations in new regions where there is no operating history. Similarly, if medical services expense varies from amounts previously accrued for claims incurred but not reported ("IBNR"), quarterly operating results may fluctuate. A portion of the Company's expansion strategy includes the acquisition of individual and group physician practices by the FPA network, and any such acquisition may materially affect quarterly operating results, causing quarterly fluctuations.

LIQUIDITY AND CAPITAL RESOURCES

    The Company requires capital primarily to develop physician networks, acquire physician practices and establish an infrastructure in new regions. Capitation arrangements positively impact cash flow because FPA generally receives capitation revenue prior to paying costs associated with services provided under those agreements. However, shared risk arrangements negatively impact cash flow because settlements in connection with these arrangements are typically not collected until significantly after the end of the period in which they were accrued. Fee-for-service revenues also negatively impact cash flow because payment for services rendered generally lags by 90 to 120 days.

    At March 31, 1997, the Company had cash, cash equivalents and marketable securities of $35.2 million and a working capital deficit (current liabilities in excess of current assets) of $72.9 million compared to cash, cash equivalents and marketable securities of $55.5 million and working capital deficit of $38.1 million at December 31, 1996. Of the $72.9 million working capital deficit, approximately $27.8 million results from the addition of AHI's balance sheet (which had a working capital deficit of $26.5 million at December 31, 1996), approximately $35.0 million relates to accrued merger, restructuring and other unusual charges and approximately $9.0 million relates to increased IBNR claims.

    Non-operating sources of cash include proceeds of approximately $5.5 million from the exercise by the underwriters of the overallotment of convertible subordinated debentures, issuance of a note payable of approximately $2.6 million, and proceeds from the issuance of stock options and warrants of approximately $1.2 million. Non-operating uses of cash include the purchase of property and equipment for approximately $3.3 million and the payment of approximately $15.4 million in long-term debt.

    At March 31, 1997 approximately 41% of the Company's current liabilities consist of amounts accrued as payable to specialty care physicians, ancillary providers, hospital and other providers of medical services. These accrued liabilities include claims received by the Company which have not yet been paid as well as an estimate of costs for covered medical benefits incurred by enrollees but not yet reported by providers. These amounts are not due and payable until after the provider has presented a claim and are typically paid within 45 business days of receipt of such claims. The increase in claims payable, including incurred but not reported claims, from approximately $97.7 million at December 31, 1996 to $127.3 million at March 31, 1997 resulted primarily from increased membership and a shift in Payor mix of enrollees in which enrollees incurred varying levels of IBNR claims.

    During 1996, the Company entered into a $55.0 million credit, security, guarantee and pledge agreement (the "Credit Agreement") with four financial institutions. Permitted Borrowings, as defined in the Credit Agreement, generally include acquisitions and capital expenditures. Borrowings under this agreement bear interest at either LIBOR plus 2-1/2%, 2-3/4% or 3%, or prime rate plus 1%, 1-1/4% or 1-1/2%, as defined in the agreement. At December 31, 1996 and March 31, 1997, the Company had borrowed the maximum of $55.0 million under the Credit Agreement.

    In December 1996, the Company issued $75.0 million of convertible subordinated debentures, which resulted in net proceeds to the Company of approximately $73.0 million. The debentures bear interest at 6-1/2%, payable semiannually, and are convertible into shares of the Company's stock at $25.95 per share. The debentures are redeemable by the Company after December 20, 1999. Upon the occurrence of a Repurchase Event, as defined in the debentures, each holder has the right to require repayment of the debentures at 100% of the principal amount plus accrued interest. In January, 1997, the underwriters exercised their overallotment and purchased an additional $5.5 million of the debentures with identical terms.

    The Company believes that its cash on hand and anticipated cash flows from its operations will be sufficient to meet the Company's operating capital needs through 1997. The Company intends to obtain additional financing to support planned expansion through an expansion of a line of credit facility to approximately $100.0 million or through other potential financing alternatives including private and public offerings of debt and equity-related securities. There can be no assurance that the Company will be able to obtain such increased credit facility or that it will be able to issue debt or equity-related securities on terms satisfactory to it. To the extent that additional financing is not available, the Company may delay certain potential acquisitions or certain geographic expansion or may seek alternate sources of financing.

    The strategy to expand the FPA network involves the acquisition of individual and group physician practice assets and related businesses. Such acquisitions may be consummated using cash, stock, notes or any combination thereof. Management does not believe that inflation will have a material effect on the operations of the Company.

FORWARD-LOOKING STATEMENTS

    Certain Statements contained in this Quarterly Report are forward-looking. Although FPA Medical Management, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include the difficulty in controlling healthcare costs, integrating new operations from acquired companies and the possible negative effects of prospective healthcare reform. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by FPA Medical Management, Inc. filed with the Securities and Exchange Commission.

ITEM 4.  Submission of matters to a Vote of Security Holders

    At a special meeting of FPA stockholders held on March 17, 1997, two matters were voted upon by the FPA stockholders. The FPA stockholders adopted an agreement and plan of merger pursuant to which AHI Healthcare Systems, Inc. became a wholly-owned subsidiary of FPA. The vote to adopt such agreement and plan of merger was as follows:

              FOR                                        15,530,374
              AGAINST                                        38,512
              WITHHELD                                            -
              ABSTENTIONS                                    19,024
              BROKER NON-VOTES                                    -

The second matter voted upon was the approval of amendments to the Omnibus Stock Option Plan to increase the total number of shares of FPA Common Stock issuable upon exercise of options granted under such plan by 1,500,000 to 6,500,000. The vote to approve such amendment was as follows:

              FOR                                        13,361,987
              AGAINST                                     2,171,741
              WITHHELD                                            -
              ABSTENTIONS                                    54,182
              BROKER NON-VOTES                                    -

ITEM 6.  Exhibits And Reports On Form 8-K

         (b) Reports on Form 8-K: The Company filed the following Reports on Form 8-K since December 31, 1996:

                     Date of Report       Items Reported
                     --------------       --------------
                     March 17, 1997              2, 7

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                    FPA MEDICAL MANAGEMENT, INC.
                                                           (Registrant)

SIGNATURE                TITLE                                 DATE
---------                -----                                 ----

/s/ SETH FLAM            Chief Executive Officer               May 15, 1997
----------------------   (Principal Executive officer)
Seth Flams

/s/ STEVEN M. LASH       Chief Financial Officer               May 15, 1997
----------------------   (Principal Financial officer)
Steven M. Lash

[ARTICLE] 5

[PERIOD-TYPE]                   3-MOS
[FISCAL-YEAR-END]                          DEC-31-1997
[PERIOD-START]                             JAN-01-1997
[PERIOD-END]                               MAR-31-1997
[CASH]                                      20,135,507
[SECURITIES]                                15,060,856
[RECEIVABLES]                              158,782,789
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                           233,710,627
[PP&E]                                      41,714,485
[DEPRECIATION]                                       0
[TOTAL-ASSETS]                             598,923,101
[CURRENT-LIABILITIES]                      306,555,469
[BONDS]                                              0
[COMMON]                                        61,712
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[OTHER-SE]                                 116,582,233
[TOTAL-LIABILITY-AND-EQUITY]               598,923,101
[SALES]                                              0
[TOTAL-REVENUES]                           222,839,614
[CGS]                                                0
[TOTAL-COSTS]                              158,105,080
[OTHER-EXPENSES]                            88,539,188
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                          (3,232,103)
[INCOME-PRETAX]                            (27,036,757)
[INCOME-TAX]                                (8,111,027)
[INCOME-CONTINUING]                        (18,925,730)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                               (18,925,730)
[EPS-PRIMARY]                                     (.59)
[EPS-DILUTED]                                     (.59)

                                                                      APPENDIX F

            FPA'S CURRENT REPORT ON FORM 8-K/A DATED MARCH 17, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): March 17, 1997


                          FPA MEDICAL MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                0-24276               33-0604264
(State or other jurisdiction     (Commission            (IRS Employer
      of incorporation)          File Number)        Identification No.)

                                3636 Nobel Drive
                                   Suite 200
                          San Diego, California 92122
              (Address of principal executive offices) (Zip Code)

                                 (619) 453-1000
              (Registrant's telephone number, including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report)

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) Financial Statements of AHI Healthcare Systems, Inc.

(b) Pro Forma Financial Information.

ITEM 7(a).  AHI Healthcare Systems, Inc.

Consolidated Balance Sheets as of December 31, 1996 and 1995

Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for the years ended December 31, 1996, 1995 and 1994

                                   SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K/A to be signed on its behalf by the undersigned hereunto duly authorized.


                                        FPA MEDICAL MANAGEMENT, INC.


                                        By: /s/ JAMES A. LEBOVITZ
                                           ---------------------------------
Date: May 30, 1997                      Title: Senior Vice President,
                                               General Counsel and Secretary

                         REPORT OF INDEPENDENT AUDITORS

AHI Healthcare Systems, Inc.

We have audited the accompanying consolidated balance sheet of AHI Healthcare Systems, Inc., as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended December 31, 1995 and 1994 were audited by other auditors whose report, dated February 22, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such 1996 financial statements present fairly, in all material respects, the consolidated financial position of AHI Healthcare Systems, Inc. at December 31, 1996, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 9 to the consolidated financial statements, AHI Healthcare Systems, Inc. completed a merger with FPA Medical Management, Inc. on March 17, 1997.

DELOITTE & TOUCHE LLP


San Diego, California
May 2, 1997

                         REPORT OF INDEPENDENT AUDITORS



Stockholder and Board of Directors
AHI Healthcare Systems, Inc.

We have audited the accompanying consolidated balance sheet of AHI Healthcare Systems, Inc., as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AHI Healthcare Systems, Inc., at December 31, 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                     ERNST & YOUNG LLP




February 22, 1996

                          AHI Healthcare Systems, Inc.

                           Consolidated Balance Sheets



                                                                              DECEMBER 31
                                                                         1996              1995
                                                                   --------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                        $  9,868,000       $ 31,608,000
   Accounts receivable, net of allowances of $3,704,000 in
     1996 and $1,293,000 in 1995                                      10,613,000         12,639,000
   Due from related parties and minority stockholders                    141,000            177,000
   Prepaid expenses                                                    1,101,000            880,000
   Recoverable income taxes (Note 3)                                           -          1,050,000
   Deferred income taxes (Note 3)                                              -            858,000
                                                                   --------------------------------
Total current assets                                                  21,723,000         47,212,000


Equipment and leasehold improvements:
   Equipment                                                           9,590,000          5,738,000
   Leasehold improvements                                              1,396,000          1,168,000
                                                                   --------------------------------
                                                                      10,986,000          6,906,000
   Less: accumulated depreciation and amortization                    (4,736,000)        (3,412,000)
                                                                   --------------------------------
                                                                       6,250,000          3,494,000

Deposits and other assets                                                309,000            422,000


Goodwill and other intangible assets, net (Notes 2 and 9)             11,306,000         25,128,000



                                                                   --------------------------------
Total assets                                                        $ 39,588,000       $ 76,256,000
                                                                   ================================

                          AHI Healthcare Systems, Inc.

                     Consolidated Balance Sheets (continued)



                                                                                                    DECEMBER 31
                                                                                              1996               1995
                                                                                       --------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accrued medical claims                                                               $ 32,070,000           $ 15,442,000
   Accounts payable                                                                       15,757,000             11,526,000
   Notes payable and capital lease obligations, current portion
     (Note 5)                                                                                437,000              3,364,000
   Unsecured notes payable to stockholders, current portion
     (Note 4)                                                                                      -                333,000
                                                                                       ------------------------------------
Total current liabilities                                                                 48,264,000             30,665,000

Notes payable and capital lease obligations (Note 5)                                       1,094,000              1,203,000

Contingencies (Note 8)

Stockholders' equity:
   8% cumulative convertible voting preferred stock, $0.01
     par value, 25,000,000 shares authorized, none issued
                                                                                                  --                     --
   Common stock, $0.01 par value, 75,000,000 shares authorized, 14,523,000 shares issued and outstanding at December 31, 1996 and 1995, respectively
     (Note 2 and 6)
                                                                                             145,000                145,000
   Additional paid-in capital                                                             47,753,000             47,753,000
   Accumulated deficit                                                                   (57,267,000)            (2,999,000)
   Unamortized deferred compensation expense                                                       -                (61,000)
   Due from stockholder                                                                     (401,000)              (450,000)
                                                                                       -------------------------------------
                                                                                          (9,770,000)            44,388,000
                                                                                       -------------------------------------
Total liabilities and stockholders' equity                                              $ 39,588,000           $ 76,256,000
                                                                                       =====================================

See notes to consolidated financial statements.

                          AHI Healthcare Systems, Inc.

                      Consolidated Statements of Operations

                                                                               YEAR ENDED DECEMBER 31
                                                                    1996                1995                   1994
                                                            -------------------------------------------------------------
Total operating revenue                                     $ 118,786,000           $ 114,284,000           $  60,746,000

Cost of medical services                                      117,911,000              88,997,000              43,464,000
                                                            -------------------------------------------------------------
Gross margin                                                      875,000              25,287,000              17,282,000
                                                            -------------------------------------------------------------
Operating expenses:
   Medical network operating expenses                           9,721,000               6,717,000               2,883,000
   General and administrative                                  23,738,000              11,586,000               7,377,000
   Goodwill writedown                                          14,601,000                       -                       -
   Depreciation and amortization                                2,728,000               2,167,000                 760,000
   Network development                                          4,229,000               9,127,000               4,223,000
                                                            -------------------------------------------------------------
                                                               55,017,000              29,597,000              15,243,000
                                                            -------------------------------------------------------------
Operating income (loss)                                       (54,142,000)             (4,310,000)              2,039,000

Interest income                                                 1,139,000                 520,000                 115,000
Interest expense                                                 (185,000)               (530,000)               (210,000)
                                                            -------------------------------------------------------------
Net interest income (expense)                                     954,000                 (10,000)                (95,000)
                                                            -------------------------------------------------------------

Income (loss) before income taxes and minority
   interest                                                   (53,188,000)             (4,320,000)              1,944,000
Minority interest                                                       -                       -                 332,000
                                                            -------------------------------------------------------------

Income (loss) before income taxes                             (53,188,000)             (4,320,000)              2,276,000
Income taxes expense (benefit)                                  1,080,000              (1,219,000)                725,000
                                                            -------------------------------------------------------------

Net income (loss)                                           $ (54,268,000)          $  (3,101,000)          $   1,551,000
                                                            =============================================================
Historical net income (loss) per share                      $       (3.74)          $       (0.26)          $        0.13
                                                            =============================================================
Pro forma information:
   Historical net income (loss)                             $ (54,268,000)          $  (3,101,000)          $   1,551,000
   Charge in lieu of income taxes for Subchapter S
     Corporations (Note 3)                                              -                (262,000)                      -
                                                            -------------------------------------------------------------
Pro forma net income (loss)                                 $ (54,268,000)          $  (3,363,000)          $   1,551,000
                                                            =============================================================
Pro forma net income (loss) per share                       $       (3.74)          $       (0.29)          $        0.13
                                                            =============================================================
Weighted average shares outstanding                            14,523,000              11,800,000              11,998,000

See accompanying notes.

                          AHI Healthcare Systems, Inc.

                 Consolidated Statements of Stockholders' Equity



                                                                                      Additional         Retained
                                               Common Stock           Preferred        Paid-In           Earnings
                                          Shares           Amount       Stock          Capital           (Deficit)
                                      ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993            13,276,000         $133,000          -      $   752,000          $ 614,000
 Issuance of common stock in
  acquisition                              192,000            2,000                   1,980,000
 Repurchase and cancellation of
     common stock                       (2,577,000)         (26,000)                     26,000         (1,483,000)
 Issuance of common stock for
     stockholder notes                   2,577,000           26,000                   2,974,000
 Exchange of common stock for
    Series T preferred stock            (2,577,000)         (26,000)    26,000
 Redemption of Series T
    preferred stock                                                    (26,000)      (2,974,000)
 Other equity transactions                                                              (16,000)
 Amortization
 Net income                                                                                              1,551,000
 Dividends paid                                                                                           (522,000)
                                      ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994            10,891,000          109,000          -        2,742,000            160,000
  Undistributed S-Corporation
    earnings reclassified to
    additional paid-in capital                                                           58,000            (58,000)
  Issuance of common stock to
    a related party                         32,000                                      450,000
  Issuance of common stock in
    initial public offering              3,600,000           36,000                  44,503,000
  Amortization
  Net Loss                                                                                              (3,101,000)
                                      ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995            14,523,000          145,000          -       47,753,000         (2,999,000)
  Amortization
  Payments received on notes
    receivable from stockholder
  Net loss                                                                                             (54,268,000)
                                      ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996            14,523,000        $ 145,000     $    -     $ 47,753,000       $(57,267,000)
                                      ============================================================================



        Unamortized
         Deferred
        Compensation      Due from
          Expense        Stockholder          Total
       -----------------------------------------------
        $ (140,000)   $         -        $  1,359,000

                                            1,982,000

                                           (1,483,000)

                       (3,000,000)                  -

                                                    -

                        3,000,000                   -
                                              (16,000)
            39,000                             39,000
                                            1,551,000
                                             (522,000)
       -----------------------------------------------
          (101,000)           - -           2,910,000


                                                    -

                         (450,000)                  -

                                           44,539,000
            40,000                             40,000
                                           (3,101,000)
       -----------------------------------------------
           (61,000)      (450,000)         44,388,000
            61,000                             61,000

                           49,000              49,000
                                          (54,268,000)
       -----------------------------------------------
           $     -    $  (401,000)       $ (9,770,000)
       ===============================================



See accompanying notes.

                          AHI Healthcare Systems, Inc.
                      Consolidated Statements of Cash Flows

                                                                                  YEAR ENDED DECEMBER 31
                                                                          1996              1995             1994
                                                                -------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                $(54,268,000)      $(3,101,000)      $ 1,551,000
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
     Goodwill writedown                                             14,601,000
     Depreciation and amortization                                   2,728,000        2,167,000           760,000
     Amortization of deferred compensation expense                      61,000           40,000            23,000
     Severance settlement financed through issuance of debt                  -                -         1,200,000
     Minority interest in income of consolidated subsidiary                  -                -          (332,000)
     Changes in operating assets and liabilities:
       Accounts receivable                                           2,026,000       (4,253,000)       (2,380,000)
       Due from related parties                                         36,000          118,000            37,000
       Prepaid expenses                                               (221,000)        (596,000)          (44,000)
       Recoverable and deferred income taxes                         1,908,000       (1,406,000)         (399,000)
       Deposits and other assets                                       113,000         (139,000)         (121,000)
       Accrued medical claims                                       16,250,000       (2,448,000)         (233,000)
       Accounts payable                                              3,256,000        3,785,000         1,027,000
       Income taxes payable                                                  -         (810,000)          744,000
                                                                -------------------------------------------------
Net cash provided by (used in) operating activities                (13,510,000)      (6,643,000)        1,833,000

INVESTING ACTIVITIES
Purchase of equipment and leasehold improvements                    (4,080,000)       (2,140,000)      (1,597,000)
Acquisition of subsidiaries, net of cash acquired                     (503,000)       (2,481,000)      (1,238,000)
                                                                -------------------------------------------------
Net cash used in investing activities                               (4,583,000)       (4,621,000)      (2,835,000)

FINANCING ACTIVITIES
Proceeds from issuance of notes payable and
    Bank Facility borrowings                                         5,550,000        12,065,000          222,000
Principal payments on notes payable and Bank Facility
   borrowings                                                       (9,246,000)      (14,387,000)        (237,000)
Proceeds from payments of notes receivable from stockholder             49,000                 -                -
Dividends paid                                                               -                 -         (522,000)
Issuance of common stock                                                     -        44,539,000           20,000
Purchase of treasury shares                                                  -                 -       (1,253,000)
                                                                -------------------------------------------------
Net cash provided by (used in) financing activities                 (3,647,000)       42,217,000       (1,770,000)
                                                                -------------------------------------------------
Increase (decrease) in cash and cash equivalents                   (21,740,000)       30,953,000       (2,772,000)
Cash and cash equivalents at beginning of year                      31,608,000           655,000        3,427,000
                                                                -------------------------------------------------
Cash and cash equivalents at end of year                        $    9,868,000       $31,608,000      $   655,000
                                                                =================================================

                          AHI Healthcare Systems, Inc.


                                                                        YEAR ENDED
                                                                        DECEMBER 31
                                                           1996             1995            1994
                                                     ----------------------------------------------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Stockholder note receivable issued in connection
    with common stock issuance                        $         -   $      450,000     $         -
  Issuance of promissory note for severance
    settlement                                                                           1,200,000
  Issuance of common stock for stockholder notes                                         3,000,000
  Exchange of common stock for Series T
    preferred stock                                                                    (3,000,000)
  Issuance of common stock for Series T
    preferred stock                                                                      3,000,000
  Redemption of Series T preferred stock                                               (3,000,000)
  Issuance of promissory note for repurchase and
    cancellation of common stock                                                           230,000

DETAILS OF BUSINESSES ACQUIRED IN PURCHASE
  TRANSACTIONS:
  Fair value of assets acquired                       $ 2,173,000     $ 19,305,000     $ 9,895,000
  Less:
    Issuance of promissory notes                          327,000        1,703,000       3,193,000
    Other liabilities assumed                           1,343,000       14,166,000       3,197,000
    Common stock issued                                         -                -       1,962,000
                                                     ----------------------------------------------
  Cash paid for acquisitions                            (503,000)      (3,436,000)     (1,543,000)
  Cash of acquired businesses                                  -           955,000         305,000
                                                     ----------------------------------------------
  Net cash paid                                      $   (503,000)   $  (2,481,000)    $(1,238,000)
                                                     ==============================================


                             See accompanying notes.

                          AHI Healthcare Systems, Inc.

                   Notes to Consolidated Financial Statements


1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

AHI Healthcare Systems, Inc., a Delaware corporation ("AHI") is a health care management services organization which integrates individual and small groups of primary care physicians and specialists into local managed health care delivery systems ("Physician Networks"), for which AHI provides medical management systems and services. AHI currently manages the provision of prepaid health care services for 10 Physician Networks in Southern California, three in Northern California, 24 in Texas, six in Florida and eight in Georgia. AHI is developing additional Physician Networks in several other states. AHI, its subsidiaries and the Physician Networks are collectively referred to herein as the "Company."

In states, such as Florida, where general business corporations are permitted to own medical practices, the Company's Physician Networks are owned by wholly-owned subsidiaries. In states, such as California and Texas, that prohibit the corporate practice of medicine, the Physician Networks are owned by one or more physicians qualified under the laws of such states to hold an ownership interest therein (a "Qualified Physician"). Qualified Physicians typically are providers of medical services to the Physician Network in which they hold an ownership interest and also may have other contractual, employment, or independent contractor relationships with the Company. In some of the Southern California Physician Networks, for all periods presented minority interests exist in such networks. These minority interests have no rights or ability to make decisions or prevent AHI from exercising its unilateral control over the Physician Networks. For the networks where a minority interest exists, at least a majority ownership interest in each Physician Network is held by at least one or more Qualified Physicians who are also officers, directors or significant stockholders of AHI. Effective January 31, 1997, all such minority interest have been acquired by the applicable Physician Network for aggregate consideration consisting of AHI common stock valued at approximately $200,000.

Effective January 1, 1994, two of the Physician Networks, and January 1, 1995, the remaining Physician Networks, entered into a Management Agreement (the "Agreements") with AHI. The Agreements codify AHI's previously existing unilateral and perpetual control over the business enterprise of the Physician Networks. Such Agreements reflect the intent and operating practices of the Company during all periods prior to the execution of the Agreements. The Agreements have terms of 20 years, which renew automatically and perpetually for successive 10 year periods, and may only be terminated for cause by the Physician Networks. The Company may unilaterally terminate the Agreements without cause. Under the Agreements, in return for the assignment of revenue of the

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS AND BASIS OF PRESENTATION (CONTINUED)

Physician Networks, AHI has agreed to provide financial management, information systems, marketing and public relations, risk management, and administrative support for claims processing, utilization review and quality of care. As compensation for its services, AHI retains that portion of each Physician Network's assigned revenue which equals the total of (i) a reimbursement of all of its direct and indirect costs, including an allocated portion of AHI's overhead expense, (ii) a fixed monthly marketing fee, (iii) a percentage of the assigned gross revenues and (iv) any and all profits earned in shared risk pools between the Physician Network, HMOs and hospitals. In addition, through its control over the board of directors of the Physician Network, AHI has the right and ability to cause the Physician Network to declare and pay a discretionary bonus to AHI. This bonus is based in part on the cost savings AHI has generated, but is not based on any predetermined formula. Consequently, the above contractual arrangement results in all profits of the Physician Network inuring to the benefit of AHI, and thus AHI has all of the interest in any residual profits of the Physician Network. Should such amount remitted not be sufficient to pay the obligations of the Physician Network, AHI has the right, but not the obligation, to loan funds to the Physician Network based upon terms (including interest rate) and conditions agreeable to both parties.

Most states within which the Company operates prohibit AHI from owning an organization which engages in the practice of medicine. Therefore, notwithstanding the aforementioned services provided by AHI, the Physician Networks are solely responsible for the practice of medicine and delivery of medical services, including but not limited to diagnosis, treatment, referrals, quality assurance, utilization management, surgery and therapy. Additionally, the Physician Networks retain full authority of approval over all provider and payor contracts and physician credentialing. At its cost, AHI has assumed the obligations for all facilities, medical and non-medical supplies, and the employment of non-physician personnel. Also, AHI has the right to sell, purchase and encumber all assets of the Physician Networks.

AHI has direct or indirect unilateral and perpetual control over the assets and operations of each of the Physician Networks for all periods presented by means other than owning the majority of the voting stock of those Physician Networks that are required by state law to be owned by Qualified Physicians. In such states, Qualified Physician shareholders have entered into a succession or similar agreement which requires such shareholders to sell to a designee of AHI such shareholders' shares of stock for a nominal amount if such shareholders' employment or other contractual relationship with AHI is terminated or otherwise in the sole discretion of AHI. This ensures

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS AND BASIS OF PRESENTATION (CONTINUED)

unilateral and perpetual control over the Physician Networks by AHI. Moreover, AHI's determination that it has unilateral and perpetual control over the Physician Networks is supported by the significant level of responsibilities delegated to AHI by the Physician Networks through the Agreements as well as the terms of these Agreements. By virtue of the Agreements, each of AHI's Physician Networks operates exclusively on behalf of AHI and conducts no business nor holds any assets other than the contracts it has with AHI, HMOs and independent physicians. AHI controls each of the Physician Networks' business enterprise by structuring, negotiating and executing all of their physician, payor and management contracts, by operating as the single source of all business decisions made on behalf of the Physician Network, by employing significantly all of the personnel which operate the Physician Network, and by unilaterally controlling the purchase, sale, maintenance and risk management of all Physician Network assets, including the leveraging of such assets, as is demonstrated with the Bank Facility agreement (see Note 5). Additionally, as described above, because of the management fee arrangement between AHI and the Physician Network, and due to AHI's unilateral control of the Physician Networks, there is no residual interest in the Physician Networks which inures to the benefit of the shareholders of the Physician Networks from profits of the Physician Networks, or a disposition of the Physician Networks by the Company, should a disposition occur. Therefore, notwithstanding the lack of legal majority ownership in the states which prohibit the corporate practice of medicine, but due to a parent-subsidiary relationship under generally accepted accounting principles, as described above, AHI has consolidated the financial statements of the Physician Networks. It is AHI's belief that consolidation of the financial statements of the Physician Networks is necessary to present fairly the financial position and results of operations of the Company. All significant inter-entity transactions have been eliminated in consolidation.

The Company also consolidates all majority-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS AND BASIS OF PRESENTATION (CONTINUED)

The Company managed health care services for prepaid covered lives under contract with various health plans as follows:

                               Enrollees at
                                December 31
                        1996        1995      1994
                  -----------------------------------
      Commercial      162,119     147,982    104,839
      Senior           20,865      24,048     10,857
      Medicaid         23,505       7,528      2,632
                  -----------------------------------
                      206,489     179,558    118,328
                  ===================================

RISKS AND UNCERTAINTIES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash equivalents are considered to be liquid investments with a maturity of three months or less when purchased.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, shared-risk receivables and stop-loss receivables. Cash and cash equivalents are invested in an investment fund of a financial institution. The Company's credit risk with respect to shared-risk and stop-loss receivables is limited since amounts are generally due from large HMOs or insurance companies.

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated on the basis of cost. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets, and amortization of leasehold improvements is provided using the straight-line method over the shorter of the lease period or the estimated useful lives of the leasehold improvements.

GOODWILL

Goodwill totaling $28,667,000 arose as the result of several acquisitions in 1996, 1995 and 1994. This amount represents the excess of the consideration paid and liabilities assumed over the fair value of the assets acquired. Such acquisitions are discussed in Note 2. At each reporting period, the Company reviews the carrying value of goodwill to determine if facts and circumstances exist which would suggest that goodwill may be impaired, or that the amortization period needs to be modified. Among the factors considered by the Company in making the evaluation are changes in the Company's payor or physician contracts, local market developments, changes in regulations, national health care trends, changes in third party payment patterns and other factors. Using these factors, if events or circumstances are present which may indicate impairment, the Company will prepare a projection of the undiscounted cash flows of the acquired enterprise and determine if goodwill is recoverable based on these undiscounted cash flows. If an impairment is indicated, then an adjustment will be made. Because substantially all of the acquisitions by AHI have not included acquisition of other long-lived assets, the adjustment will be equal to the difference between the carrying value of the goodwill balance and the undiscounted cash flows. Based upon a review of the carrying value of goodwill and the Company's significant operating loss in 1996 resulting primarily from recent adjustments to increase risk share receivable and medical costs reserves and high administrative service costs as a percentage of revenue compared to the industry, the Company recorded a $14,601,000 charge to write off goodwill balances associated with these acquisitions, except for goodwill associated with The Healthcare Partnership ("THP") acquisition in Houston, Texas. Although, THP had a deficiency in its assets at the February 1995 acquisition date, the Company has made modifications to the payor and physician contracts, and increased administrative efficiencies to address the operating deficiencies at THP. As a result of these changes, the Company estimates that it will be able to recover the goodwill acquired in the THP transaction.

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL (CONTINUED)

Goodwill has been recorded at cost and is being amortized on the straight-line method over 20 years. Accumulated amortization was $1,199,000 and $1,365,000 at December 31, 1996 and 1995, respectively.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which was effective for the Company beginning January 1, 1996. SFAS No. 121 requires that long-lived assets and certain intangible assets associated with those assets be reviewed for impairment. None of the Company's goodwill described above is associated with any other long-lived assets. The adoption of SFAS No. 121 at January 1, 1996 had no significant impact on the Company's financial statements when adopted.

STOCK OPTIONS

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") "Accounting for Stock-Based Compensation," which became effective for the current fiscal year. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation expense to be measured based on the fair value of the equity instrument awarded. Corporations are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25, which recognizes compensation expense based on the intrinsic value of the equity instrument awarded. The Company has continued to apply APB Opinion No. 25 to its stock-based compensation awards to employees and has disclosed the required pro forma effect on net income (loss) per share (see
Note 6).

DEFERRED COMPENSATION EXPENSE

Upon the consummation of employment agreements with certain physician employees, the Company sold such employees shares of AHI common stock at a price below fair value. Differences between the purchase price of shares sold and the fair value of AHI shares at the date of sale were recorded as deferred compensation expense. The deferred compensation expense is amortized on the straight-line method over the related employment periods.

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MEDICAL REVENUES AND COST RECOGNITION

Operating revenue of the Company consists primarily of fees for medical services provided by the Physician Networks under capitated contracts with various managed care payors including health maintenance organizations (HMOs). For the years ended December 31, 1996, 1995 and 1994, FHP Inc. represented approximately 17%, 22% and 35%, respectively, of the Company's total operating revenue, and CareAmerica Southern California, Inc. represented approximately 6%, 11% and 22%, respectively, of the Company's total operating revenue. Upon completion of the THP acquisition in February 1995, the Company's revenue from PacifiCare Health Systems, Inc. represented approximately 33% and 28%, respectively, of AHI's total operating revenue for the years ended December 31, 1996 and 1995. On a pro forma basis for each of the fiscal years 1996 and 1995, after giving effect to the merger between FHP, Inc. and PacifiCare Health Systems, Inc., approximately 50% of the Company's total operating revenue would have been attributable to payor agreements with the merged FHP/PacifiCare entity. Capitation revenue under HMO contracts is prepaid monthly to the Physician Networks (and assigned to AHI) based on the number of enrollees electing any one of the Physician Networks as their health care provider. HMO contracts also include provisions to share in the risk for hospitalization whereby the Company can earn additional incentive revenue or incur penalties based upon the utilization of hospital services. Estimated shared-risk amounts receivable from the HMOs are recorded based upon hospital utilization and associated costs incurred by HMO enrollees, compared to budgeted costs. Differences between actual contract settlements and estimated receivables relating to HMO risk-sharing arrangements are recorded in the year of final settlement. Included in accounts receivable as of December 31, 1996 and 1995 are $4,177,000 and $6,624,000, respectively, of estimated amounts due under these arrangements.

In connection with providing services to HMO enrollees, the Physician Network is responsible for the medical services its affiliated physicians provide to assigned HMO enrollees. The cost of health services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not yet reported. The estimate for accrued medical costs is based on actuarial projections of costs using historical studies of claims paid. Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations.

The Company participates in reinsurance protection programs which limit the amount of risk it ultimately bears by providing reimbursement payments once medical services provided to an individual enrollee exceed an agreed-upon amount. Estimates of reinsurance recoveries are

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MEDICAL REVENUES AND COST RECOGNITION (CONTINUED)

included in accounts receivable in the accompanying consolidated financial statements and, in the opinion of management, adjustments, if any, would not have a material effect on the consolidated financial position of the Company.

MEDICAL MALPRACTICE LIABILITY INSURANCE

The Company maintains claims-made basis medical malpractice insurance coverage for their employed physicians of $1,000,000 per incident and $3,000,000 in the aggregate on an annual basis. Claims-made coverage covers only those claims reported during the policy period. An estimate of losses, if any, for incurred but unreported claims is recorded based upon historical experience. In December 1996, the Company renewed its existing policies and expects to be able to continue to obtain coverage in future years. Further, it has been the Company's experience that substantially all claims are reported within a year of the incident date.

The individual physicians who contract with the Physician Networks carry their own medical malpractice insurance.

In addition to the above insurance coverage, the Company maintains comprehensive health care liability insurance on a modified occurrence basis with total coverage of $5,000,000 per claim.

MEDICAL NETWORK OPERATING EXPENSES

Medical network operating expenses consist primarily of salary-related expenses for the provision of medical management services to the Physician Networks. The majority of costs associated with medical management services fluctuate commensurate with enrollment and the number of contracted providers, and consist primarily of claims administration, eligibility management, quality and utilization management, credentialing and other costs related to the Company's service center.

NETWORK DEVELOPMENT EXPENSES

Network development costs are expensed as incurred.

                          AHI Healthcare Systems, Inc.

1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company (except Camino Real Medical Group, Inc. which is a C-Corporation) operated as Subchapter S Corporations through December 31, 1993. Effective January 1, 1994, AHI and subsidiaries elected to operate as a C-Corporation, while the Physician Networks continued to elect S-Corporation status through December 31, 1994. Effective January 1, 1995, all except two of the Physician Networks, and effective January 1, 1996, all but one of the Physician Networks, elected C-Corporation status. As a result of the S-Corporation status, the Company through December 31, 1993, was not subject to federal income taxes; however, the Physician Networks through December 31, 1994 (and AHI through December 31, 1993) were subject to California franchise tax at a reduced rate of 2.5%.

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No.109"), under which deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. The cumulative effect of adopting SFAS 109 was not significant, and the impact on the combined results of operations for the three years ended December 31, 1996 also was not significant. Income taxes have been provided using the liability method in accordance with SFAS No.109.

NET INCOME (LOSS) PER SHARE

Net income (loss) per share is based on the weighted average number of common shares and common equivalent shares for stock options and a warrant (when dilutive) outstanding during the period for which the calculation is made, giving retroactive effect to the November 1994 122:1 stock split, the June 1995 1.36004:1 stock split, and the September 1995 reverse stock split of .78444:1. The stock options and warrants were anti-dilutive for the years ended December 31, 1996 and 1995 and were dilutive for the year ended December 31, 1994.

In February 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earning per Share." This Statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS No. 128 is not in effect for the Company for 1996, but will be in effect for financial statements issued for period ending after December 15, 1997, including interim periods. The Company does not expect the adoption of SFAS No. 128 to have a material effect on its net income per share.

PRO FORMA NET INCOME (LOSS) PER SHARE

Pro forma net income (loss) and pro forma net income (loss) per share have been determined assuming the Company had been taxed as a C-Corporation for all periods presented.

RECLASSIFICATIONS

Certain reclassifications of 1995 and 1994 amounts have been made to correspond with the 1996 presentation.

                          AHI Healthcare Systems, Inc.

2. ACQUISITIONS

During the years ended December 31, 1996 and 1995, AHI made acquisitions as set forth below, each of which has been accounted for as a purchase. The consolidated financial statements include the operating results of each business from the date of acquisition.

PRIVATE PHYSICIANS GROUP AT STANFORD ("PPGS")

Effective February 28, 1996, AHI, through a physician stockholder of a Physician Network, acquired PPGS for consideration totaling $327,000. This acquisition resulted in goodwill totaling $2,229,000.

PRIMARY CARE MEDICAL GROUP AT LITTLE COMPANY AT MARY HOSPITAL, INC. ("PCMG")

On February 28, 1995, AHI, through its stockholders, purchased the entire 50% minority interest from five minority stockholders of PCMG for cash consideration totaling $2,000,000. Each of the five minority stockholders also entered into a covenant not-to-compete with the Company for $29,000 per stockholder per year for 10 years, payable in quarterly installments of approximately $7,000 per stockholder beginning June 1, 1995. The intangible asset associated with the covenant not-to-compete was written off in connection with the Goodwill write-off (Note 1). In addition, the Company entered into provider agreements with each minority stockholder for a period of 10 years, which contain certain minimum payment guarantees. The purchase price in excess of assets acquired was $4,133,000.

SOUTHWEST MEDICAL CARE, INC., DBA THE HEALTHCARE PARTNERSHIP ("THP")

On February 1, 1995, AHI, through its stockholder, purchased substantially all assets and assumed certain liabilities of THP, a medical group operating in Texas for $1,138,000 in cash and $35,000 in a note payable. The acquisition price in excess of assets acquired was $12,505,000.

INTEGRATED MEDICAL MANAGEMENT SYSTEMS, INC. AND INTEGRATED MEDICAL MARKETING SYSTEMS, INC. (COLLECTIVELY, "IMMS")

On December 12, 1994, the Company issued approximately 192,000 shares of AHI common stock and notes payable of $303,000 in exchange for the outstanding common stock of IMMS. Based on valuation of the common stock issued at $10.22 per share, the purchase price totaled $2,265,000 and resulted in goodwill of $2,493,000.

Concurrent with the acquisition, non-qualified stock options to purchase 942,413 shares of AHI common stock at an exercise price of $14.06 per share were granted under the LT Plan to two former stockholders of IMMS, who became senior officers of the Company. In addition, options

                          AHI Healthcare Systems, Inc.

2.  ACQUISITIONS (CONTINUED)

to purchase an additional 71,113 shares of AHI common stock at $14.06 per share under the LT Plan were granted to these senior officers.

CAMINO REAL MEDICAL GROUP, INC. ("CRMG")

Effective August 1, 1994, AHI, through a physician stockholder, purchased CRMG for consideration totaling $4,250,000, consisting of $1,360,000 in cash and a promissory note of $2,890,000 bearing interest at the applicable Federal short-term rate payable quarterly over three years. Principal is due in two installments of $850,000 and $2,040,000 in February 1996 and July 1997, respectively (see Note 5). In a series of transactions to effect the purchase, AHI advanced the medical group $1,360,000. The acquisition resulted in goodwill of $7,141,000.

Summarized below are the unaudited pro forma consolidated results of operations for the Company as if the acquisitions of the above mentioned businesses had taken place as of January 1, 1995. Such pro forma results are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisitions had been effective at the beginning of each year.


                                              1996               1995
                                         -------------------------------------
         Total operating revenues          $119,051,000        $119,011,000
         Net loss                           (54,350,000)         (3,627,000)
         Net loss per share                     $ (3.74)            $ (0.31)

3. INCOME TAXES

Deferred income taxes arise principally from the use of different asset lives for income tax purposes than for financial statement purposes.

                          AHI Healthcare Systems, Inc.

3. INCOME TAXES (CONTINUED)

The components of the provision for income taxes (benefit) are as follows:


                                            YEAR ENDED DECEMBER 31
                                  1996               1995           1994
                            ---------------------------------------------
    Current:
      Federal               $      43,000     $          -     $ 922,000
      State                        62,000           20,000       220,000
                            ---------------------------------------------
                                  105,000                      1,142,000
                                                    20,000
    Deferred:
      Federal                     608,000         (960,000)     (358,000)
      State                       367,000         (279,000)      (59,000)
                            ---------------------------------------------
                                  975,000       (1,239,000)     (417,000)
    Total:
      Federal                     651,000         (960,000)      564,000
      State                       429,000         (259,000)      161,000
                            =============================================
                            $   1,080,000      $(1,219,000)     $725,000
                            =============================================

Temporary differences and carryforwards that result in deferred income tax assets as of December 31 are as follows:

                                                     1996             1995
                                             -----------------------------
Deferred income tax assets:
   Depreciation and amortization             $     76,000       $   22,000
   Net operating loss carryforward             13,961,000          895,000
   Accrued expenses                             1,267,000          434,000
                                             -----------------------------
                                               15,304,000        1,351,000
   Valuation allowance                        (15,304,000)        (493,000)
                                             =============================
Net deferred income taxes                    $         -0-     $   858,000
                                             =============================

                          AHI Healthcare Systems, Inc.

3. INCOME TAXES (CONTINUED)

The differences between the provision for income tax expense at the federal statutory rate of 34% and that showing in the Consolidated Statements of Operations are summarized as follows for the years ended December 31:


                                                         1996              1995             1994
                                                 -------------------------------------------------

     Tax provision (credit) at statutory rate     $(18,084,000)     $ (1,469,000)     $    774,000
     State taxes, net of federal benefit              (283,000)         (259,000)          123,000
     Effect of S-Corporation elections and
        revocations                                          -                 -          (121,000)
     Goodwill amortization                           5,226,000           498,000            53,000
     Loss (with)/without carryforward
         benefit                                    14,189,000                 -           (57,000)
     Other                                              32,000            11,000           (47,000)
                                                  -------------------------------------------------
                                                  $  1,080,000      $ (1,219,000)     $    725,000
                                                  =================================================

Effective January 1, 1995, all but two of the Physician Networks, and effective January 1, 1996, all but one of the Physician Networks, revoked their S-Corporation status. As a result, approximately $750,000 of net operating losses are not available to offset future California income otherwise taxable at 1.5%.

The Company has net operating loss carryforwards of approximately $48,400,000 which may be utilized in future years before expiring between 2007 and 2011. Of this amount, approximately $1,200,000 arose from pre-acquisition losses of an acquired Physician Network, the use of which is limited to future taxable income of this Physician Network.

Taxes paid totaled approximately $100,000, $1,253,000 and $363,000 in 1996, 1995
and 1994, respectively.

                          AHI Healthcare Systems, Inc.
             Notes to Consolidated Financial Statements (Continued)

4. RELATED PARTY TRANSACTIONS

AHI entered into an employment agreement with Leonardo A. Berezovsky, M.D., AHI's Chairman and Chief Executive Officer, effective November 1, 1994. The agreement provides for an initial base salary of $250,000 per annum, which may be increased or decreased (but not below the initial base salary) in subsequent years by the Compensation Committee of the Board of Directors based upon such Committee's review of Dr. Berezovsky's performance. Dr. Berezovsky is also eligible to receive, at the discretion of the Compensation Committee and based upon performance, a bonus of up to 50% of his base salary. The agreement is for a term of six years and, every 12 months during the term, automatically renews for an additional 12 months. The agreement may only be terminated for cause and, in the event of a "change of control" (as defined in the agreement), Dr. Berezovsky is entitled to a lump sum payment equal to the sum of his annual base salary through the remaining term of the agreement plus the value of his bonus compensation, other incentive awards and benefits received in the year prior to the change of control multiplied by the remaining years of the term of the agreement. Dr. Berezovsky was paid approximately $1,600,000 in accordance with the terms of his agreement as a result of the merger between the Company and FPA Medical Management, Inc.

In May 1995, AHI entered into an employment agreement with a Director of AHI for a term of seven years, expiring in May 2002, which provides for annual compensation of $25,000. Additionally, this Director's medical corporation entered into consulting agreements with three of the Physician Networks for the same period, with each agreement providing compensation of approximately $50,000 annually.

In connection with the purchase of IMMS, the Company assumed the obligation to repay certain working capital loans totaling $299,000 plus accrued interest of $17,000 to the former owners of IMMS, who became stockholders and officers of AHI. These notes bear interest at 8% and were paid in January 1996. Interest expense on these notes totaled $-0-, $23,000 and $1,000 in 1996, 1995 and 1994, respectively. Additionally, the Company leases certain property from a trust of a former owner of IMMS. Annual rental payments totaled approximately $94,000, $75,000 and $-0- in 1996, 1995 and 1994, respectively. The lease expires in April 2001, unless renewed by the Company for up to an additional ten years.

In addition, the Company issued promissory notes to the former stockholders of IMMS in the amount of $303,000 as part of the purchase price. These notes are non-interest bearing and have monthly installments ranging from $17,000 to $30,000. The balance of these notes were paid in full as of February 1996.

Through December 31, 1993, three stockholders of AHI collectively advanced $475,000 to a Physician Network for operations. Of these advances, $125,000 was repaid in 1994 and the remaining $350,000 was paid in 1995. Interest expense on these notes totaled $16,000 in 1995 and $41,000 in 1994.

The Company has capitated and fee-for-service provider contracts with physician professional corporations owned by physician stockholders of the Company. Medical costs incurred totaled approximately $989,000, $760,000 and $391,000 for 1996, 1995, and 1994, respectively.

                          AHI Healthcare Systems, Inc.

4.  RELATED PARTY TRANSACTIONS (CONTINUED)

In August 1994, the Company issued shares of common stock to two of its directors, one of which is an officer, in exchange for promissory notes, each in the amount $1,500,000. The promissory notes were secured by other shares in the Company held by these directors. The common stock was exchanged by the Company for an equal number of shares of Series T preferred stock issued by the Company in November 1994. These shares of preferred stock were redeemed by the Company on December 31, 1994, in exchange for cancellation by the Company of the outstanding obligations under the promissory notes.

Effective January 1, 1994, the Company entered into a consulting agreement with one of its directors to assist the Company in analyzing claims and related procedures. The consulting agreement provides for monthly payments of $7,500 and can be terminated without cause by the Company. In exchange for services provided, the Company paid $90,000 in 1996, 1995 and 1994, respectively. This agreement was terminated in March 1997.

                          AHI Healthcare Systems, Inc.

5.  NOTES PAYABLE

Notes payable consists of the following:


                                                                                               DECEMBER 31
                                                                                            1996         1995
                                                                                       -------------------------
Note payable for the acquisition of Camino Real Medical Group, interest at the applicable Federal short-term rate (6.58% at August 31, 1996 and 6.08% at
    December 31, 1995), payable quarterly with principal due in two installments in February 1996 and July 1997. Note is collateralized by a
    letter of credit.                                                                  $        -      $2,890,000


Note payable to certain physicians in connection with acquisition of the remaining minority interest in Affiliate for covenant not to compete, payable quarterly through March 2005.  Payment
    is guaranteed by a certain Affiliate.                                               1,240,000       1,349,000

Note payable to former stockholder, interest at 4.51% annually, with principal due in full in January 1996.  Payment is
    guaranteed by certain Affiliates.                                                           -         230,000

Other notes payable                                                                       291,000          98,000
                                                                                       --------------------------
                                                                                        1,531,000       4,567,000
Less current portion                                                                      437,000       3,364,000
                                                                                       --------------------------
                                                                                       $1,094,000      $1,203,000
                                                                                       ==========================

                          AHI Healthcare Systems, Inc.

5.  NOTES PAYABLE (CONTINUED)

The Company has a revolving line of credit with two banks (the "Bank Facility") totaling $15,000,000 at December 31, 1996. Borrowings under the line of credit bear interest at either the bank's prime rate plus 0.25% per annum or LIBOR plus 2.50%. The line of credit has a sublimit of $7,500,000 ($4,000,000 in 1994)
available for issuance of standby letters of credit at an annual fee of 2% of the amount issued. The line of credit expires on May 15, 1997, and is guaranteed by certain of the Physician Networks. The line is collateralized by AHI and the guarantor's accounts receivable and unencumbered equipment. The line of credit was also subject to financial covenants, including maintaining profitability, minimum cash flow and other financial covenants.

The Company is currently in full compliance with all financial covenants under the Bank Facility. However, at June 30, 1995, and from October 31, 1995 through December 31, 1995, the Company was in default on its cash flow coverage ratio covenant and obtained waivers from the Bank Facility lenders on August 21, 1995 and February 20, 1996, respectively, extending to all periods through March 30, 1996. The Company amended the Bank Facility effective March 31, 1996, namely the cash flow coverage and debt coverage ratio covenants. Effective June 30, 1996, the Bank Facility was again amended, deleting all financial covenants, namely the cash flow coverage and debt coverage ratio covenants. At December 31, 1996, the Company had no indebtedness under the line of credit agreement.

Interest paid on all obligations totaled $185,000, $427,000, and $59,000, in 1996, 1995, and 1994, respectively.

6.  STOCKHOLDERS' EQUITY

STOCK SPLITS

All share amounts have been adjusted to reflect the November 1994 122:1 stock split, the June 1995 1.36004:1 stock split and the September 1995 reverse stock split of .78444:1.

STOCK TRANSACTIONS

Effective September 28, 1995, the Company completed an initial public offering (the "Offering") of its common stock. The Company sold 3,600,000 shares and the selling stockholders sold an additional 863,000 shares for $14.00 per share. Proceeds from the Offering and the delivery of the related securities occurred on October 4, 1995. Net proceeds to the Company totaled $44,539,000, after deducting underwriting discounts and commissions and Offering costs.

                          AHI Healthcare Systems, Inc.

6.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK TRANSACTIONS (CONTINUED)

In May 1995, a Director of the Company purchased 32,000 shares of the Company's common stock for $450,000 by delivery of a note which is receivable in monthly installments commencing from January 1996 through May 2002. The note is secured by the purchased shares and is included in Due from Stockholder. In addition, the Company granted this Director 42,675 stock options exercisable in installments over a seven year period at $14.06 per share.

In August 1994, the Company issued shares of its common stock to two of its stockholders in exchange for promissory notes totaling $3,000,000. The shares were exchanged for the Company's Series T Preferred Stock which was subsequently redeemed in exchange for cancellation of the promissory notes.

On June 28, 1994, the Company entered into a stock repurchase and mutual release agreement with a former director and stockholder. Pursuant to this agreement, such stockholder's entire equity interest was repurchased by the Company for $153,000 in cash and a note payable of $230,000. The note bears interest at the rate of 4.51% per annum, with interest payable annually and principal and all accrued but unpaid interest due and payable on January 31, 1996. The promissory note is guaranteed by certain of the Physician Networks.

On May 5, 1994, the Company entered into a stock repurchase and mutual release agreement (the Agreement) with a former officer of AHI. Under the terms of the Agreement, the Company agreed to purchase the former officer's entire equity interest representing approximately 19% of all the Company's outstanding stock at the time of repurchase for $1.1 million and to settle all outstanding employment-related disputes for $1.3 million. The settlement payments were made in cash ($1.2 million) and a note payable ($1.2 million), which was paid in full in 1995. The Company incurred $59,000 and $69,000 in interest expense in 1995 and 1994, respectively. This former officer also received an additional $300,000 upon the completion of the Company's initial public offering in 1995 in connection with the Agreement.

STOCK OPTIONS

The Company has adopted four stock option plans, the AHI Executive Stock Option Plan (the "Executive Plan"), the 1994 and 1995 AHI Long-Term Incentive Plan (the "LT Plans"), and the 1995 Non-Employee Directors Stock Option Program. In November 1993, the options granted under the Executive Plan were exchanged by the optionholders for 1,075,404 options under the 1994 LT Plan.

                          AHI Healthcare Systems, Inc.

6.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

Under the LT Plans, awards of options of AHI common stock may be granted to employees and consultants as determined by the Compensation Committee. The LT Plans also contain provisions permitting awards of restricted stock. The terms of any awards of options and restricted stock will be specified in each agreement as determined by the Compensation Committee, including, but not limited to, the purchase price, term, exercise, vesting, restrictions and employment termination. These options are exercisable ratably over periods up to five years. Vested options can be subject to a two-year holding period. The LT Plans and any awards thereunder terminate no later than ten years from date of grant. A total of 3,028,222 options have been reserved for issuance under the LT Plans.

On August 1, 1995 the Company adopted the 1995 Non-Employee Directors Stock Option Program (the "Directors' Plan"). A total of 39,222 shares of Common Stock have been reserved for issuance under the Directors' Plan. The Directors' Plan authorizes the initial grant of options to purchase up to 7,500 shares of common stock to each Non-Employee Director and authorizes an additional 1,000 option grant annually. The option exercise price is determined by the average of the fair market value of common stock for the fifth through ninth Nasdaq National Market trading days following the grant. The term of each option is ten years from the date of grant and vests over a four year period.

                          AHI Healthcare Systems, Inc.

6.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

Following is a summary of stock option activity:

                                                                       1995
                                                     Long-Term     Non-Employee
                                                     Incentive      Directors
                                                       Plans           Plan
                                                -------------------------------
     Outstanding at December 31, 1993            1,075,404
         Granted                                 1,013,526
         Exercised                                       -
         Canceled                                        -
                                             -------------
     Outstanding at December 31, 1994            2,088,930                    -
         Granted                                   707,615               15,000
         Exercised                                       -
         Canceled                                 (74,757)
                                             ----------------------------------
     Outstanding at December 31, 1995            2,721,788               15,000
         Granted                                   194,000                2,000
         Exercised                                       -                    -
         Canceled                                (221,389)
                                             ----------------------------------
     Outstanding at December 31, 1996            2,694,399               17,000
                                             ==================================

Stock options are granted at fair market value of the common stock at the date of grant. Stock options generally expire ten years from the date of grant. Stock options generally vest over a four to five year period, with equal amounts vesting on each anniversary from the date of grant.

                          AHI Healthcare Systems, Inc.

6.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

The weighted average fair value of the stock options granted during 1996 was $6.20. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rate of 5.7%; expected dividend yield of 0%; expected life of 1.7 years; and expected volatility of 48%. The expected life of the 1996 stock option grants was computed using an expiration date less than the remaining contractual life of the option because AHI became a subsidiary of FPA Medical Management, Inc. on March 17, 1997 (see Note 9).

The outstanding stock options at December 31, 1996 have a weighted average remaining contractual life of 0.21 years. Stock options totaling 1,498,826 shares were exercisable at December 31, 1996 and have a weighted average exercise price of $10.73 per share.

The Company accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock option awards because the stock options were granted at fair market value at the date of grant. Had compensation cost been determined consistent with SFAS No. 123, the Company's pro forma net loss and net loss per share would have been $(54,591,000) and $(3.76), respectively for 1996 and the Company's pro forma net loss and net loss per share would have been $(3,217,000) and $(.27), respectively for 1995. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

Following is a summary of outstanding stock options at December 31, 1996:

                                               Weighted
                                                Average         Weighted                             Weighted
                          Stock Options        Remaining         Average        Stock Options         Average
      Range of           Outstanding at       Contractual       Exercise        Exercisable at       Exercise
  Exercise Prices       December 31, 1996        Life            Price        December 31, 1996        Price
  -----------------   --------------------  --------------   ------------  ---------------------  ------------
   $ 6.00 - $ 7.02             1,209,279            0.21    $    6.9285                 709,256     $  7.0200
   $14.00 - $14.33             1,502,120            0.21        14.0526                 789,570       14.0558
                              ----------      ----------       --------             ----------      ---------
   $ 6.00 - $14.33             2,711,399       $    0.21        10.8752            $  1,498,826       10.7264
                              ==========      ==========       ========             ===========     =========

                          AHI Healthcare Systems, Inc.

6.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

Pursuant to AHI's merger with FPA on March 17, 1997 (see Note 9), AHI stock option grants totaling 1,207,279 shares at prices less than $8.99 per share became fully exercisable and were converted directly into 108,208 shares of FPA common stock. AHI stock options granted at a price greater than $8.99 totaling 15,000 shares granted pursuant to the 1995 Non-Employee Director Stock Option Plan were converted into FPA stock options. The remaining 1,489,120 stock options outstanding, which were granted at prices greater than $8.99, were canceled.

WARRANTS

In connection with the Company's revolving line of credit agreement (see Note
5), AHI granted a warrant to the bank to purchase 53,343 shares of its common stock at $14.06 per share which expires on May 18, 2000. The warrant may be converted to shares of common stock equal to the aggregate fair value of issuable shares less the total exercise price divided by the fair value per share on the conversion date. Pursuant to AHI's merger with FPA on March 17, 1997 (see Note 9), the warrant was converted into an FPA warrant.

7. COMMITMENTS

The Company leases its office facilities and various types of equipment under operating leases. Lease terms generally range from three to 10 years with renewal options. Many of the leases provide that the Company pay for taxes, maintenance, insurance and other expenses, and contain rent escalation clauses.

Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996, are as follows:

         1997                                         $3,668,000
         1998                                          3,119,000
         1999                                          1,938,000
         2000                                          1,374,000
         2001                                            893,000
         Thereafter                                    2,100,000
                                                     -----------
                                                     $13,092,000
                                                     ===========

Total rent expense was $3,731,000 in 1996, $2,377,000 in 1995, and $910,000 in
1994.

                          AHI Healthcare Systems, Inc.

8.  CONTINGENCIES

The Company is involved in litigation arising in the normal course of business. Management, in consultation with legal counsel, has determined that any such contingencies would not materially affect the Company's financial position or operating results.

The Company is a defendant in a purported class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed against the Company, certain of its officers and directors, and its Underwriters on December 20, 1995. The suit asserts that the Company, among other things, artificially inflated the price of its stock by misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of the Lakewood Health Plan. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI common stock between September 28, 1995 and December 19, 1995. The Company intends to vigorously defend this lawsuit. The Company does not expect that the outcome of the lawsuit will have a material adverse effect on the financial condition or results of operations of the Company.

9. SUBSEQUENT EVENTS

On March 17, 1997, AHI completed a merger with FPA Medical Management, Inc. ("FPA"). AHI was merged with and into FPA Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FPA. Pursuant to the merger agreement, AHI became a wholly-owned subsidiary of FPA and each outstanding share of AHI common stock was exchanged for 0.391 shares of FPA common stock. The shares of FPA common stock issued to the AHI stockholders were registered through a registration statement filed under the Securities Act of 1933, as amended. AHI's merger with FPA has been treated as a tax-free reorganization and accounted for as a pooling of interests.

The Department of Corporations ("DOC"), the regulatory body for all managed care plans in the state of California, and the Company have recently discussed whether, under the DOC's current regulatory interpretation, the Company's operations in California, as currently conducted, meet the definition of a health service plan. As a result of such discussions, the Company voluntarily determined to commence the process of preparing, through a wholly-owned subsidiary, an application for restricted licensure as a Knox-Keene health care service plan for its California operations. The restricted license, if granted, allows for the receipt of capitation payments for hospital and medical professional services, but does not allow the marketing of a health care

                          AHI Healthcare Systems, Inc.

9. SUBSEQUENT EVENTS (CONTINUED)

service plan to employers and subscribers. The Company may be required to restructure its California business operations (which, if such license is not granted, could result in a reduction of revenue) and/or incur additional administrative costs in the future to meet applicable regulatory requirements. Although the Company expects the licensure process to have no material impact on its operations, there can be no assurances the DOC will not impose requirements adverse to the Company's business. In 1997, the Company requested the licensure process be put on hold with the DOC because of its merger with FPA. On
February 24, 1997, FPA submitted a Notice of Material Modification to request incorporation of the California activity of AHI under FPA's restricted DOC license. On May 27, 1997, the DOC consented to the withdrawal of AHI's licensure application.

ITEM 7(b). Pro Forma Financial Information

         FPA MEDICAL MANAGEMENT, INC. AND AHI HEALTHCARE SYSTEMS, INC.
          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
                               DECEMBER 31, 1996

                                                                FPA Medical       AHI Healthcare     Pro Forma      Pro Forma
                                                              Management, Inc.    Systems, Inc.     Adjustments    Consolidated
                                                              ----------------    --------------    -----------    ------------
                     ASSETS

Current Assets:
  Cash and cash equivalents                                     $  5,594,877         9,868,000                       15,462,877
  Marketable securities                                           40,000,000                                         40,000,000
  Accounts receivable - net                                       95,306,672        10,613,000                      105,919,672
  Accounts receivable - other                                     25,095,247                                         25,095,247
  Due from related parties and minority stockholders                                   141,000                          141,000
  Prepaid expenses                                                 5,397,174         1,101,000                        6,498,174
  Capitation deposit                                              15,409,771                                         15,409,771
  Deferred income tax asset                                        3,478,751                                          3,478,751
                                                                ------------       -----------      -----------    ------------
      Total current assets                                       190,282,492        21,723,000                      212,005,492

Property and equipment - net                                      40,139,332         6,250,000                       46,389,332
Restricted cash and deposits                                         488,535                                            488,535
Goodwill - net                                                   284,288,009        11,306,000                      295,594,009
Intangible assets - net                                            6,667,269                                          6,667,269
Investment in GLHP                                                 4,994,900                                          4,994,900
Deferred income tax asset                                          3,189,665                                          3,189,665
Other assets                                                       9,146,431           309,000                        9,455,431
                                                                ------------       -----------      -----------    ------------
      Total                                                     $539,196,633        39,588,000               --     578,784,633
                                                                ============       ===========      ===========    ============

        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                         $ 46,215,398        15,757,000       35,300,000 A    97,272,398
  Claims payable, including incurred but not reported claims      65,618,268        32,070,000                       97,688,268
  Accrued payroll and related liabilities                          3,814,695                                          3,814,695
  Income tax payable                                               2,294,159                                          2,294,159
  Other liabilities                                               13,104,704                                         13,104,704
  Current portion of accrued liability for professional
    liability claims                                               1,297,790                                          1,297,790
  Long-term debt, current portion                                 70,015,734           437,000                       70,452,734
                                                                ------------       -----------      -----------    ------------
      Total current liabilities                                  202,360,748        48,264,000       35,300,000     285,924,748

Long-term debt, net of current portion                           184,774,984         1,094,000                      185,868,984
Accrued liability for professional liability claims,
  net of current portion                                           4,217,000                                          4,217,000
Other long-term liabilities                                        4,325,862                                          4,325,862
                                                                ------------       -----------      -----------    ------------
      Total liabilities                                          395,678,594        49,358,000       35,300,000     480,336,594

Stockholders' equity:
  Preferred stock
  Common stock                                                        49,542           145,000         (133,643) B       60,899
  Additional paid-in capital                                     153,396,348        47,753,000          133,643  B  201,282,991
  Stock payable                                                      534,600                                            534,600
  Due from stockholder                                              (401,000)         (401,000)                        (401,000)
  Accumulated deficit                                            (10,462,451)      (57,267,000)     (35,300,000) A (103,029,451)
                                                                ------------       -----------      -----------    ------------
      Total stockholders' equity                                 143,518,039        (9,770,000)     (35,300,000)     98,448,039
                                                                ------------       -----------      -----------    ------------
      Total                                                     $539,196,633        39,588,000               --     578,784,633
                                                                ============       ===========      ===========    ============

See notes to the pro forma condensed consolidated financial statements.

         FPA MEDICAL MANAGEMENT, INC. AND AHI HEALTHCARE SYSTEMS, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                          Year Ended December 31, 1996

                                                FPA Medical         AHI
                                                Management,      Healthcare       Pro Forma
                                                   Inc.         Systems, Inc.   Consolidated
                                                ------------    -------------   ------------
Managed care revenue                            $267,641,917    $115,775,000    $383,416,917
Fee-for-service revenue, net  of
 contractual deductions                          172,676,696       3,011,000     175,687,696
                                                ------------    -------------   ------------
Operating revenue                                440,318,613     118,786,000     559,104,613

Expenses:
 Medical services expense                        313,706,608     117,911,000     431,617,608
                                                ------------    -------------   ------------
                                                 126,612,005         875,000     127,487,005

General and administrative expense                99,230,319      40,416,000     139,646,319
Merger, restructuring and other unusual
 charges                                          37,970,868      14,601,000      52,571,868
                                                ------------    -------------   ------------
Loss from operations                             (10,589,182)    (54,142,000)    (64,731,182)
Other income (expense):
 Interest and other income                           852,288       1,139,000       1,991,288
 Interest expense                                 (5,979,532)       (185,000)     (6,164,532)
                                                ------------    -------------   ------------
        Total other income (expense)              (5,127,244)        954,000      (4,173,244)
                                                ------------    -------------   ------------
Loss before income taxes                         (15,716,426)    (53,188,000)    (68,904,426)
Income tax expense                                        --       1,080,000       1,080,000
                                                ------------    -------------   ------------
Net loss                                        $(15,716,426)   $(54,268,000)   $(69,984,426)
                                                ============    ============    ============
Net loss per share [C]                          $       (.72)   $      (9.56)   $      (2.56)
                                                ============    ============    ============
Weighted average shares outstanding [C]           21,702,786       5,678,509      27,381,295
                                                ============    ============    ============

    See notes to the pro forma condensed consolidated financial statements.

         FPA MEDICAL MANAGEMENT, INC. AND AHI HEALTHCARE SYSTEMS, INC.

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                          Year Ended December 31, 1995



                                       FPA Medical       AHI Healthcare      Pro Forma
                                     Management, Inc.     Systems, Inc.     Consolidated
                                     ----------------    --------------     ------------
Managed care revenue                  $ 49,880,875        $110,243,000      $160,123,875
Fee-for-service revenue, net
  of contractual deductions            118,470,607           4,041,000       122,511,607
                                      ------------        ------------      ------------

Operating revenue                      168,351,482         114,284,000       282,635,482

Expenses:
  Medical services expense             113,742,878          88,997,000       202,739,878
                                      ------------        ------------      ------------
                                        54,608,604          25,287,000        79,895,604

General and administrative expense      44,892,765          29,597,000        74,489,765
Merger, restructuring and other
  unusual charges                        1,589,908               --            1,589,908
                                      ------------        ------------      ------------
Income (loss) from operations             8,125,931          (4,310,000)       3,815,931

Other income (expense):
  Interest and other income                609,297             520,000         1,129,297
  Interest expense                      (2,177,943)           (530,000)       (2,707,943)
                                      ------------        ------------      ------------
    Total other expense                 (1,568,646)            (10,000)       (1,578,646)
                                      ------------        ------------      ------------
  Income (loss) before income taxes      6,557,285          (4,320,000)        2,237,285
  Income tax expense (benefit)           2,723,320          (1,219,000)        1,504,320
                                      ------------        ------------      ------------
  Net income (loss)                   $  3,833,965        $ (3,101,000)     $    732,965
                                      ============        ============      ============
  Net income (loss) per share [C]     $        .28        $       (.67)     $        .04
                                      ============        ============      ============
Weighted average shares
  outstanding [C]                       13,693,192           4,613,800        18,306,992
                                      ============        ============      ============

See notes to the pro forma condensed consolidated financial statements.

         FPA MEDICAL MANAGEMENT, INC. AND AHI HEALTHCARE SYSTEMS, INC.

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                          Year Ended December 31, 1994



                                       FPA Medical       AHI Healthcare      Pro Forma
                                     Management, Inc.     Systems, Inc.     Consolidated
                                     ----------------    --------------     ------------
Managed care revenue                  $ 18,193,286        $ 58,721,000      $ 76,914,286
Fee-for-service revenue, net
  of contractual deductions             39,498,164           2,025,000        41,523,164
                                      ------------        ------------      ------------

Operating revenue                       57,691,450          60,746,000       118,437,450

Expenses:
  Medical services expense              41,352,105          43,464,000        84,816,105
                                      ------------        ------------      ------------
                                        16,339,345          17,282,000        33,621,345

General and administrative expense      13,607,073          14,911,000        28,518,073
                                      ------------        ------------      ------------
Income from operations                   2,732,272          2,371,000         5,103,272

Other income (expense):
  Interest and other income                186,955             115,000           301,955
  Interest expense                        (187,364)           (210,000)         (397,364)
                                      ------------        ------------      ------------
    Total other expense                       (409)            (95,000)          (95,409)
                                      ------------        ------------      ------------
  Income before income taxes             2,731,863           2,276,000         5,007,863
  Income tax expense                       942,025             725,000         1,667,025
                                      ------------        ------------      ------------
  Net income                          $  1,789,838        $  1,551,000      $  3,340,838
                                      ============        ============      ============
Pro forma: (Note 2)
  Adjustment to income tax expense    $   (110,235)       $      --         $   (110,235)
  Net income                          $  1,679,603        $  1,551,000      $  3,230,603
  Net income per share                $        .26        $        .33      $        .30
                                      ============        ============      ============
Weighted average shares
  outstanding [C]                        6,579,828           4,691,218        11,271,046
                                      ============        ============      ============

See notes to the pro forma condensed consolidated financial statements.

               FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES AND
                          AHI HEALTHCARE SYSTEMS, INC.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (Unaudited)

(1) On March 17, 1997, FPA Medical Management, Inc. ("FPA") consummated the merger (the "Merger") of a wholly owned subsidiary of FPA ("Merger Sub"), with and into AHI Healthcare Systems, Inc., a Delaware corporation ("AHI"), pursuant to an Agreement and Plan of Merger entered into as of November 8, 1996 as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of February 5, 1997 (the "Merger Agreement"). Pursuant to the Merger Agreement, AHI became a wholly owned subsidiary of the Registrant and each outstanding share of AHI common stock was converted into approximately .391 shares of FPA's common stock. The shares of FPA's common stock issued to the AHI shareholders were registered on a Registration Statement on Form S-4 filed under the Securities Act of 1933, as amended, which was declared effective on February 13, 1997.

        The Merger has been accounted for as a pooling of interests and the Pro Forma Condensed Consolidated Financial Statements are a restatement of the historical financial statements of FPA and AHI as if the Merger had been consummated for all periods presented.

        The following adjustments are necessary to reflect the pro forma effects of the Merger.

[A] Nonrecurring costs estimated to be $35,300,000 will be recorded in connection with the Merger. These costs consist primarily of professional fees, certain employee termination costs and charges associated with conformance of accounting policies. Because such costs are nonrecurring, they have not been recorded in the accompanying unaudited pro forma condensed consolidated statements of operations. However, such costs were charged to income in the period the Merger was consummated.

[B] Reflects the exchange of each share of AHI common stock for .391 shares (the exchange ratio) of FPA common stock pursuant to the Merger. Based on AHI's 14,533,041 shares outstanding at December 31, 1996, the pro forma number of additional shares of FPA common stock outstanding is 5,678,507 shares.

[C] The net income (loss) per share and the weighted average shares outstanding was calculated based on the historical weighted average shares outstanding (as restated for prior acquisitions and mergers) of FPA and AHI giving effect to the shares of FPA common stock issued in connection with the Merger at an exchange ratio of .391.

(2) The pro forma net income and net income per share information in the 1994 consolidated statement of operations for FPA reflect the effect on historical results as if FPA had been a C Corporation rather than a S Corporation for income tax purposes, and no tax benefit arose as a result of the change in tax status.

                                                                EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 33-3760 and 333-2007) and Form S-8 (Nos. 33-00076, 333-16741 and
333-15755) of FPA Medical Management, Inc. of our report dated May 2, 1997, on the consolidated financial statements of AHI Healthcare System, Inc. for the year ended December 31, 1996, appearing in this Current Report on Form 8-K/A of FPA Medical Management, Inc.


DELOITTE & TOUCHE LLP


San Diego, California
May 29, 1997

                                                                EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-3760 and 333-2007 and Form S-8 Nos. 33-00076, 333-16741 and
333-15755) of FPA Medical Management, Inc. and in the related Prospectuses of our report dated February 22, 1996, with respect to the 1995 and 1994 consolidated financial statements of AHI Healthcare Systems, Inc. included in this Current Report (Form 8-K/A) of FPA Medical Management, Inc.


                                                /s/ ERNST & YOUNG LLP


                                                ERNST & YOUNG LLP

Los Angeles, California
May 28, 1997

                                                                      APPENDIX G

             FPA's CURRENT REPORT ON FORM 8-K/A DATED JULY 31, 1997

                                                                     APPPENDIX H

    FPA'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1997

================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1997

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        FOR THE TRANSITION PERIOD FROM ______________ TO ____________

COMMISSION FILE NUMBER 0-24276

                          FPA MEDICAL MANAGEMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                     33-0604264
(STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)

                                ----------------

                                3636 NOBEL DRIVE
                                    SUITE 200
                               SAN DIEGO, CA 92122
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                   (ZIP CODE)

                                 (619) 453-1000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                      NONE
              (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                          IF CHANGED SINCE LAST REPORT)
                                ----------------

        INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS:

                              [X] YES   [ ] NO

        AS OF AUGUST 12, 1997 THERE WERE OUTSTANDING 33,206,485 SHARES OF THE REGISTRANT'S COMMON STOCK, PAR VALUE $.002 PER SHARE.

================================================================================

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                                      INDEX

                                                           PAGE
                                                           ----
PART I  -- FINANCIAL INFORMATION
Item 1.    Financial Statements
           Consolidated Balance Sheets...................    3
           Consolidated Statements of Operations
             (Unaudited).................................    4
           Consolidated Statements of Cash Flows
             (Unaudited).................................    5
           Notes to Consolidated Financial Statements....    6
Item 2.    Management's Discussion and Analysis of
             Financial Condition and Results of
             Operations..................................    8
PART II -- OTHER INFORMATION
Item 4.    Submission  of matters to a Vote of Security
             Holders.....................................   16
Item 6.    Exhibits and Reports on Form 8-K..............   16
Signatures..............................................    17

ITEM 1. Financial Statements

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS [1]


                                                                             DECEMBER 31,       JUNE 30,
                                                                                 1996             1997
                                                                            -------------    -------------
                                                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents                                                 $  16,307,770    $  12,648,662
  Marketable securities                                                        40,000,000       24,619,747
  Accounts receivable - net of allowance for uncollectible accounts           106,978,672      155,018,465
  Accounts receivable - other                                                  25,095,247       31,367,778
  Notes receivable from affiliate                                               1,327,822          395,000
  Prepaid expenses and other assets                                             7,024,174        4,942,817
  Prepaid income taxes                                                               --          3,667,457
  Capitation Deposits                                                          15,409,771             --
  Deferred income tax asset                                                     3,478,751        6,158,892
                                                                            -------------    -------------
          Total current assets                                                215,622,207      238,818,818
Property and equipment - net of accumulated depreciation                       47,486,863       39,123,772
Restricted cash and deposits                                                      488,535          500,000
Goodwill - net of accumulated amortization                                    295,594,009      303,730,344
Intangible assets - net of accumulated amortization                             6,667,269        2,676,470
Investment in GLHP                                                              4,994,900        4,994,900
Deferred income tax asset                                                       3,189,665        3,689,058
Other assets                                                                   10,104,006       19,708,636
                                                                            -------------    -------------
          Total                                                             $ 584,147,454    $ 613,241,998
                                                                            =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                                     $  63,716,039    $  43,010,855
  Claims payable, including incurred but not reported claims                  100,769,268      124,044,354
  Accrued payroll and related liabilities                                       4,124,272       19,987,173
  Income tax payable                                                            2,294,159             --
  Other current liabilities                                                    13,218,704          920,000
  Current portion of accrued liability for professional liability claims        1,297,790          585,668
  Long-term debt, current portion                                              70,610,667       12,416,613
                                                                            -------------    -------------
          Total current liabilities                                           256,030,899      200,964,663
Long-term debt, net of current portion                                        186,131,219      271,099,787
Accrued liability for professional liability claims, net of current
  portion                                                                       4,217,000        3,195,912
Other long-term liabilities                                                     4,801,862       16,758,033
                                                                            -------------    -------------
          Total liabilities                                                   451,180,980      492,018,395
Stockholders' equity:
  Preferred stock, $.001 par value per share, 2,000,000 shares authorized, no shares outstanding
  Common stock, $.002 par value, 98,000,000 shares authorized,
    32,656,637 and 32,966,497 shares issued and outstanding at
    December 31, 1996 and June 30, 1997, respectively                              65,313           65,933
  Additional paid-in capital                                                  207,126,793      209,292,915
  Stock payable                                                                   534,600          534,600
  Due from stockholder                                                           (427,000)        (427,000)
  Accumulated deficit                                                         (74,333,232)     (88,242,845)
                                                                            -------------    -------------
          Total stockholders' equity                                          132,966,474      121,223,603
                                                                            -------------    -------------
          Total                                                             $ 584,147,454    $ 613,241,998
                                                                            =============    =============


                 See notes to consolidated financial statements.

[1] These financial statements include the balances of AHI Healthcare Systems, Inc. and HealthCap, Inc. for all periods presented. See Note 2.

                        FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) [1]


                                              SIX MONTHS ENDED                THREE MONTHS ENDED
                                       ------------------------------    ------------------------------
                                       JUNE 30, 1996    JUNE 30, 1997    JUNE 30, 1996    JUNE 30, 1997
                                       -------------    -------------    -------------    -------------

Managed care revenue                   $ 160,830,580    $ 337,816,319    $  88,354,228    $ 173,738,800
Fee-for-service revenue, net of
  contractual deductions                  76,370,748      137,752,525       38,835,285       70,818,430
                                       -------------    -------------    -------------    -------------
Operating revenue                        237,201,328      475,568,844      127,189,513      244,557,230

Medical services expense                 177,674,950      340,833,454       97,613,362      174,725,374
                                       -------------    -------------    -------------    -------------
                                          59,526,378      134,735,390       29,576,151       69,831,856

General and administrative expense        59,293,090      109,904,940       31,676,351       54,575,338
Merger, restructuring and other
  unusual charges                               --         38,004,841             --          1,171,255
                                       -------------    -------------    -------------    -------------

Income (loss) from operations                233,288      (13,174,391)      (2,100,200)      14,085,263

Other income (expense):
  Interest and other income                1,007,651        4,778,925          461,793        3,826,261
  Interest expense                        (1,675,068)      (8,865,929)        (990,737)      (4,694,162)
                                       -------------    -------------    -------------    -------------
           Total other expense              (667,417)      (4,087,004)        (528,944)        (867,901)
Income (loss) before income taxes           (434,129)     (17,261,395)      (2,629,144)      13,217,362
Income tax (expense) benefit              (3,175,048)       3,351,782       (2,015,365)      (4,758,245)
                                       -------------    -------------    -------------    -------------
Net income (loss)                      $  (3,609,177)   $ (13,909,613)   $  (4,644,509)   $   8,459,117
                                       =============    =============    =============    =============

Net income (loss) per share            $       (0.13)   $       (0.40)   $       (0.16)   $        0.25
                                       =============    =============    =============    =============
Weighted average shares outstanding       27,660,452       34,510,257       28,317,866       34,259,107
                                       =============    =============    =============    =============


                 See notes to consolidated financial statements.

[1] These financial statements include the balances of AHI Healthcare Systems, Inc. and HealthCap, Inc. for all periods presented. See Note 2.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) [1]


                                                                         SIX MONTHS ENDED
                                                                  ------------------------------
                                                                     JUNE 30,         JUNE 30,
                                                                       1996             1997
                                                                  -------------    -------------

Cash flows from operating activities:
  Net loss                                                        $  (3,609,177)   $ (13,909,613)
  Adjustments to reconcile net loss to net cash used
     by operating activities:
  Depreciation and amortization                                       5,097,791       13,009,995
  Imputed interest on notes payable                                      40,341             --
  Changes in assets and liabilities:
     Accounts receivable                                            (34,296,946)     (54,246,074)
     Income tax receivable/payable                                    3,052,810       (5,961,616)
     Capitation deposit                                                    --         15,409,771
     Deferred income taxes                                             (149,100)      (3,179,534)
     Accounts payable and accrued expenses                              587,542      (20,705,184)
     Claims payable, including incurred but not reported claims      24,879,507       23,275,086
     Accrued liability for professional liability claims                   --         (1,733,210)
     Other liabilities                                                 (148,461)        (342,533)
     Accrued payroll and related liabilities                          2,725,107       15,862,901
     Prepaid expenses and other                                         823,653       (7,521,473)
                                                                  -------------    -------------
           Total adjustments                                          2,612,244      (26,131,871)
                                                                  -------------    -------------
     Net cash used by operating activities                             (996,933)     (40,041,484)
Cash flows from investing activities:
  Purchase of property and equipment                                 (5,846,239)      (3,053,951)
  Payments for intangible assets                                     (1,709,493)      (4,237,539)
  Net payments (to) from affiliate                                     (676,968)         932,822
  Net sale of marketable securities                                   6,512,258       15,380,253
  Investment in GLHP                                                 (3,000,000)            --
  Acquisitions, net of cash acquired                                 (7,911,954)        (817,667)
  Payments escrowed for acquisition                                      85,000          (11,465)
  Other                                                                (108,900)            --
                                                                  -------------    -------------
      Net cash provided (used) by investing activities              (12,656,296)       8,192,453
Cash flows from financing activities:
  Proceeds from merger, net                                              28,890             --
  Proceeds from issuance of preferred stock                             150,000             --
  Proceeds from issuance of long-term debt                           17,233,760        8,176,152
  Payments on long-term debt                                        (14,586,539)    (169,336,743)
  Net borrowings/(payments) under bank line of credit                  (788,325)     187,820,105
  Proceeds from exercise of stock options and warrants                6,736,373        1,530,409
                                                                  -------------    -------------
       Net cash provided by financing activities                      8,774,159       28,189,923
                                                                  -------------    -------------
  Net decrease in cash                                               (4,879,070)      (3,659,108)
  Cash and cash equivalents, beginning of period                     37,165,225       16,307,770
                                                                  -------------    -------------
  Cash and cash equivalents, end of period                        $  32,286,155    $  12,648,662
                                                                  =============    =============

Supplemental cash flow information
  Cash paid for interest                                          $     990,052    $   9,406,161
  Cash paid for income taxes                                          2,789,602        5,789,368
  Equipment acquired under capital leases                               495,900             --
  Common stock issued in connection with acquisitions                 9,361,657             --
  Effects of acquisitions:
        Fair value of assets acquired                                48,227,016        9,711,610
        Liabilities assumed                                          40,315,062        8,893,943
                                                                  -------------    -------------
        Net cash paid for acquisitions                            $   7,911,954    $     817,667
                                                                  =============    =============


                 See notes to consolidated financial statements.


[1] These financial statements include the balances of AHI Healthcare Systems, Inc. and HealthCap, Inc. for all periods presented. See Note 2.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

     In the opinion of management, the accompanying consolidated financial statements include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the financial position of FPA Medical Management, Inc. ("FPA") and subsidiaries and certain affiliated professional corporations (collectively, the "Company"), and the results of its operations and its cash flows for the interim periods presented. Although FPA believes that the disclosures in these consolidated financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Results of operations for the interim periods are not necessarily indicative of results to be expected for any other interim period or for the full year.

     The consolidated financial statements for the three and six months ended June 30, 1996 and June 30, 1997 are unaudited and should be read in conjunction with the consolidated financial statements and notes thereto included in FPA's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996 and the supplemental consolidated financial statements filed on Form 8-K dated July 31, 1997.

     Consolidation Policy - The Company's financial statements include the activity of all of its wholly-owned subsidiaries and certain affiliated professional corporations ("Professional Corporations") over which the Company has direct or indirect unilateral and perpetual control. FPA believes that consolidation of the financial statements of the Professional Corporations is necessary to present fairly the financial position and results of operations of the Company. All intercompany transactions have been eliminated in consolidation. These financial statements include the balances of AHI Healthcare Systems, Inc. ("AHI") and HealthCap, Inc. ("HealthCap") for all periods presented (see Note 2).

     Net Income (Loss) per Share - Net income (loss) per share is computed based on the weighted average number of shares and share equivalents (options and warrants) outstanding, giving retroactive effect to all stock splits and pooling of interests transactions.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". This statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS No. 128 is not in effect for the Company in the quarter ended June 30, 1997, but will be in effect for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company does not expect the adoption of SFAS No. 128 to have a material effect on its Net income (loss) per share.

2.   SUBSEQUENT EVENTS

     The following significant events have occurred subsequent to December 31, 1996:

     On March 17, 1997, FPA completed the merger (the "AHI Merger") of FPA Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FPA, with and into AHI. Pursuant to the AHI Merger, AHI became a wholly-owned subsidiary of FPA and each outstanding share of AHI Common Stock was exchanged for .391 shares of FPA Common Stock. The shares of FPA Common Stock issued to the AHI stockholders were registered on a Registration Statement on Form S-4 filed under the Securities Act of 1933, as amended. The AHI Merger was treated as a tax free reorganization and accounted for as a pooling of interests.

     On June 30, 1997, FPA completed the merger (the "HealthCap Merger") of FPA Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FPA, with and into HealthCap. Pursuant to the HealthCap Merger, HealthCap became a wholly-owned subsidiary of FPA and each outstanding share of HealthCap Common Stock was exchanged for .0829 shares of FPA Common Stock. The shares of FPA Common Stock issued to HealthCap stockholders were registered on a Registration Statement on Form S-3 filed under the Securities Act of 1933. The HealthCap Merger was treated as a tax free reorganization and accounted for as a pooling of interests.

     On July 1, 1997, FPA entered into an Agreement and Plan of Merger with Health Partners, Inc. ("Health Partners"), providing for the acquisition of Health Partners by FPA in a tax free reorganization anticipated to be accounted for as a pooling of interests. The completion of the proposed merger is subject to approval by the stockholders of Health Partners, receipt of all necessary regulatory approvals and other customary conditions.

     The Company entered into a Credit Agreement with Lehman Commercial Paper Inc. and the several lenders from time to time parties thereto (the "Lenders") dated as of June 30, 1997 (the "Credit Agreement") consisting of a $175 million three-year revolving line of credit and a $100 million four and one-quarter year term loan. The obligations of the Company under the Credit Agreement are secured by all the assets of the Company and all the capital stock of its subsidiaries. The Credit Agreement contains customary terms, events of default and covenants (including financial covenants) which, among other things, limit payment of cash dividends, the consummation of certain acquisitions and the incurrence of additional debt. Borrowings under this agreement bear interest at either Citibank, N.A.'s prime rate (the "Base Rate"), plus the applicable margin or LIBOR plus the applicable margin, as defined in the agreement. As of June 30, 1997, the Company had drawn $187.8 million under the Credit Agreement.

ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

GENERAL

     The Company derives substantially all of its operating revenue from (i) the payments made by health maintenance organizations and other prepaid health insurance plans (collectively, "Payors") to the Professional Corporations for managed care medical services, (ii) fee-for-service revenues for medical centers in the managed care business, and (iii) fee-for-service revenues from emergency department medical services.

MANAGED CARE BUSINESS

     The Company has two types of Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services or professional medical services ("outpatient capitation" contracts). Under global capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of hospital inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit, of amounts pre-established by the Payor in relation to inpatient expense. Revenue under global capitation contracts represented 28.2% and 21.7% for the three months ended June 30, 1996 and 1997, respectively, and 23.1% and 21.5% for the six months ended June 30, 1996 and 1997, respectively, of managed care business operating revenue. Revenue under outpatient capitation contracts represented 65.7% and 61.7% for the three months ended June 30, 1996 and 1997, respectively, and 71.1% and 62.3% for the six months ended June 30, 1996 and 1997, respectively, of managed care business operating revenue.

     The Company also generates fee-for-service revenue for the performance of medical services through the Professional Corporations and its subsidiaries. These revenues are presented net of contractual deductions and represented 6.1% and 16.6% for the three months ended June 30, 1996 and 1997, respectively, and 5.8% and 16.2% for the six months ended June 30, 1996 and 1997, respectively, of managed care business operating revenue.

     Through the Professional Corporations and its subsidiaries, the Company contracts with various healthcare providers to provide primary care and specialty medical services to covered enrollees. Primary care physicians are compensated on either a salary or capitation basis. Specialty care physician services are paid for on either a discounted fee-for-service or capitation basis. Managed care business medical services expense paid for on a capitation basis (for certain primary care and specialty care services) or fixed salary basis totaled 47.5% and 14.4% for the three months ended June 30, 1996 and 1997, respectively, and 46.4% and 24.3% for the six months ended June 30, 1996 and 1997, respectively, of managed care business operating revenue, with the remainder of medical services expense (for primary care, specialty care, ancillary services, inpatient and outpatient services, lab charges, etc.) paid for on a discounted fee-for-service or per diem basis.

EMERGENCY DEPARTMENT BUSINESS

     Through the emergency department business, the Company provides contract management and support services primarily to emergency departments. As of June 30, 1997 the Company provided physician practice management services on a contract basis to

108 emergency departments, one anesthesia department, three correctional healthcare facilities and two rural health urgent care clinics located in 22 states. The Company contracts with approximately 1,300 affiliated physicians who provide certain medical services to approximately 1.4 million patients annually.

     The Company's contractual arrangements with hospitals are primarily fee-for-service contracts whereby hospitals generally agree, in exchange for the Company's services, to authorize the Company and its contracted healthcare professionals to bill and collect the professional component of the charges for medical services rendered by the Company's contracted healthcare professionals. Fee-for-service contracts may, depending on the hospital's patient volume and payor mix, involve the payment of a subsidy to the Company by the hospital. During the three months ended June 30, 1996 and 1997 and the six months ended June 30, 1996 and 1997, 84.1% and 82.4%, and 83.6% and 82.8%, respectively, of the Company's emergency department business operating revenue was earned on a fee-for-service basis, and the Company emphasized fee-for-service contracts in its marketing activities.

     Medical services expense for the emergency department business consists primarily of payments made to independent contractor and employee physicians ("Physician Costs") and, to a lesser extent the costs of medical supplies and malpractice insurance and laboratory fees. During the three months ended June 30, 1996 and 1997 and the six months ended June 30, 1996 and 1997, Physician Costs accounted for 93.4% and 93.6%, and 93.2% and 97.2%, respectively, of emergency department business medical services expense.

OPERATIONAL DEVELOPMENT

     The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations have contracts and whose members are patients of physicians in the FPA network or
(iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Company will be able to contract with new Payors. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized. Failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

     In June 1997, the Company completed its merger with HealthCap, which serviced approximately 85,000 enrollees. In March 1997, the Company completed its merger with AHI, which serviced approximately 210,000 enrollees. Effective in December 1996, the Company and certain Professional Corporations acquired two medical groups, one each in California and Arizona, providing services to approximately 63,000 and 157,000 enrollees, respectively. In October 1996, the Company and Sterling Healthcare Group, Inc. (the "Sterling Merger") completed a merger. In July 1996, the Company acquired two independent practice associations, one in Arizona and Florida, providing services to approximately 14,000 and 4,000 enrollees, respectively. In June 1996, the Company acquired Physicians First, Inc., operating 40 medical clinics in Florida, through which 110 primary care physicians provided services to approximately 80,000 enrollees. In January 1996, the Company acquired three independent practice associations in the Los Angeles, Ventura and Sacramento regions of California, which now service approximately 76,000 enrollees and include 570 primary care physicians.

     Listed below is a summary of enrollees, Payor contracts, primary care physicians, specialty care physicians, and emergency department business contracts (including anesthesiology, urgent care and correctional facility contracts) by region at June 30, 1997.

                                                                NUMBER OF       NUMBER OF
                                NUMBER OF       NUMBER OF       SPECIALTY       EMERGENCY
                                  PAYOR       PRIMARY CARE        CARE          DEPARTMENT
                ENROLLEES       CONTRACTS      PHYSICIANS      PHYSICIANS       CONTRACTS
              --------------  --------------  --------------  --------------  -------------
California     317,897             53             1,692          5,492             --
Arizona        212,078              5               434          1,055             --
New Jersey      31,281              4               896            447             --
Delaware         9,248              1                73             75             --
South Carolina   7,813              3               203            120              2
North Carolina  14,033              1               169             43              9
Texas          133,999             22               894          2,345             12
Florida        136,217              4               264          3,249              9
Michigan        39,537              2               493          1,028              6
Louisiana        6,572              4               182            183             17
Mississippi         --             --               116             --             10
Tennessee           --             --                91             --              8
Alabama             --             --               129             --              6
Kentucky            --             --                42             --              3
Pennsylvania        --             --               353             --             --
Georgia         21,841              1               237            698              4
Nevada          18,641              1               110            151             --
Missouri        15,911              3                65            280             --
Others              --             --               326            243             23
              --------        -------         ---------       --------        -------
    Total       965,068           104             6,769         15,409            109
              ========        =======         =========       ========        =======

RESULTS OF OPERATIONS

     The following tables set forth for the three and six months ended June 30, 1996 and 1997 selected financial data (in thousands) and selected financial data expressed as a percentage of operating revenue.

                                            THREE MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------------------------------
                                         1996                                          1997
                      -----------------------------------------     -----------------------------------------

                      MANAGED          EMERGENCY                    MANAGED         EMERGENCY
                        CARE          DEPARTMENT                      CARE          DEPARTMENT
                      BUSINESS         BUSINESS          TOTAL      BUSINESS         BUSINESS          TOTAL
                      --------       ----------        --------     --------        ----------       --------
Operating
  revenue             $ 94,142       $   33,048        $127,190     $208,287        $   36,270       $244,557
Medical services
  expense               75,140           22,474          97,614      147,752            26,974        174,726
General and
  administrative
  expense               23,617            8,059          31,676       48,030             6,545         54,575
Merger,
  restructuring
  and other
  unusual charges         --               --              --          1,171              --            1,171
                      --------       ----------        --------     --------        ----------       --------
Income (loss)
  from operations       (4,615)           2,515          (2,100)      11,334             2,751         14,085
Other expense, net        (303)            (226)           (529)        (843)              (25)          (868)
                      --------       ----------        --------     --------        ----------       --------
Income (loss)
  before income
  taxes                 (4,918)           2,289          (2,629)      10,491             2,726         13,217
Income tax
  benefit (expense)     (1,123)            (892)         (2,015)      (4,758)             --           (4,758)
                      --------       ----------        --------     --------        ----------       --------
Net income (loss)     $ (6,041)      $    1,397        $ (4,644)    $  5,733        $    2,726       $  8,459
                      ========       ==========        ========     ========        ==========       ========

                                            THREE MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------------------------------
                                         1996                                          1997
                      ----------------------------------------      -----------------------------------------

                      MANAGED          EMERGENCY                    MANAGED         EMERGENCY
                        CARE          DEPARTMENT                      CARE          DEPARTMENT
                      BUSINESS         BUSINESS          TOTAL      BUSINESS         BUSINESS           TOTAL
                      --------       -----------         -----      --------        ----------          -----
Operating
  revenue              100.0%           100.0%           100.0%       100.0%           100.0%           100.0%
Medical services
  expense               79.8%            68.0%            76.7%        70.9%            74.4%            71.4%
General and
  administrative
  expense               25.1%            24.4%            24.9%        23.1%            18.0%            22.3%
Merger,
  restructuring
  and other
  unusual charges         --              --               --           0.6%             --               0.5%
                       -----            -----            -----        -----            -----            -----
Income (loss)
  from operations       (4.9%)            7.6%            (1.6%)        5.4%             7.6%             5.8%
Other expense, net      (0.3%)           (0.7%)           (0.4%)       (0.4%)           (0.1%)           (0.4%)
                       -----            -----            -----        -----            -----            -----
Income (loss)
  before income
  taxes                 (5.2%)            6.9%            (2.0%)        5.0%             7.5%             5.4%
Income tax
  benefit (expense)     (1.2%)           (2.7%)           (1.6%)       (2.3%)            --              (1.9%)
                       -----            -----            -----        -----            -----            -----
Net income (loss)       (6.4%)            4.2%            (3.6%)        2.7%             7.5%             3.5%
                       =====            =====            =====        =====            =====            =====

                                                      SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------------------------------
                                         1996                                          1997
                      -----------------------------------------     -----------------------------------------

                      MANAGED          EMERGENCY                    MANAGED         EMERGENCY
                        CARE          DEPARTMENT                      CARE          DEPARTMENT
                      BUSINESS         BUSINESS          TOTAL      BUSINESS         BUSINESS          TOTAL
                      --------       ----------        --------     --------        ----------       --------
Operating
  revenue             $170,805       $   66,396        $237,201     $403,292        $   72,277       $475,569
Medical services
  expense              132,498           45,177         177,675      287,352            53,482        340,834
General and
  administrative
  expense               43,085           16,208          59,293       96,433            13,472        109,905
Merger,
  restructuring
  and other
  unusual charges         --               --              --         38,005              --           38,005
                      --------       ----------        --------     --------        ----------       --------
Income (loss)
  from operations       (4,778)           5,011             233      (18,498)            5,323        (13,175)
Other expense, net        (211)            (456)           (667)      (4,039)              (48)        (4,087)
                      --------       ----------        --------     --------        ----------       --------
Income (loss)
  before income
  taxes                 (4,989)           4,555            (434)     (22,537)            5,275        (17,262)
Income tax
  benefit (expense)     (1,397)          (1,778)         (3,175)       3,352              --            3,352
                      --------       ----------        --------     --------        ----------       --------
Net income (loss)     $ (6,386)      $    2,777        $ (3,609)    $(19,185)       $    5,275       $(13,910)
                      ========       ==========        ========     ========        ==========       ========

                                                     SIX MONTHS ENDED JUNE 30,
------------------------------------------------------------------------------------------------------------
                                      1996                                          1997
                   --------------------------------------------  -------------------------------------------

                      MANAGED       EMERGENCY                      MANAGED       EMERGENCY
                        CARE        DEPARTMENT                       CARE        DEPARTMENT
                      BUSINESS       BUSINESS        TOTAL         BUSINESS       BUSINESS         TOTAL
                    -------------  -------------  -------------  -------------- -------------- --------------

Operating
  revenue              100.0%          100.0%         100.0%         100.0%         100.0%         100.0%
Medical services
  expense               77.6%           68.0%          74.9%          71.3%          74.0%          71.7%
General and
  administrative
  expense               25.2%           24.4%          25.0%          23.9%          18.6%          23.1%
Merger,
  restructuring
  and other
  unusual charges        --              --             --             9.4%           --             8.0%
                       -----            ----           ----           ----          -----          -----
Income (loss)
  from operations       (2.8%)           7.6%           0.1%          (4.6%)          7.4%          (2.8%)
Other expense, net      (0.1%)          (0.7%)         (0.3%)         (1.0%)         (0.1%)         (0.8%)
                       -----            ----           ----           ----           ----           ----
Income (loss)
  before  income
  taxes                 (2.9%)           6.9%          (0.2%)         (5.6%)          7.3%          (3.6%)
Income tax
  benefit (expense)     (0.8%)          (2.7%)         (1.3%)          0.8%           --             0.7%
                       -----            ----           ----           ----           ---            ----
Net income (loss)       (3.7%)           4.2%          (1.5%)         (4.8%)          7.3%          (2.9%)
                       =====            ====           ====           ====           ====           ======


MANAGED CARE BUSINESS

THREE MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997

     Operating Revenue -- The Company's managed care business operating revenue increased to $208.3 million for the three months ended June 30, 1997 from $94.1 million for the three months ended June 30, 1996. The revenue increase resulted primarily from the increase in average enrollment for the quarter to 965,000 for the three months ended June 30, 1997. Enrollment increases resulted primarily from the addition of (i) approximately 56,000 enrollees in California as a result of acquisitions, (ii) approximately 157,000 enrollees in Arizona as a result of a December 1996 acquisition, and approximately 30,000 enrollees as a result of internal growth (iii) enrollment of 36,000 and 51,000 enrollees, respectively, in the Mid-Atlantic region and Texas as a result of internal growth, (iv) approximately 84,000 enrollees in Florida as a result of acquisitions and 28,000 enrollees as a result of internal growth and (v) approximately 31,000 enrollees in other regions. For the three months ended June 30, 1997, the Company generated fee-for-service revenue, net of contractual deductions, of $34.5 million compared to fee-for-service revenue, net of contractual deductions, for the three months ended June 30, 1996 of $5.8 million. The growth in fee-for-service revenue is attributable primarily to acquisitions of medical groups by the Company.

     Medical Services Expense - Medical services expense for the three months ended June 30, 1997 was $147.8 million or 70.9% of managed care business operating revenue as compared to $75.1 million or 79.8% of such operating revenue for the three months ended June 30, 1996. The decrease in medical services expense as a percent of such operating revenue for the three months ended June 30, 1997 compared to the comparable period in 1996 resulted primarily from the lower medical loss ratio in the expanding Florida market and in medical groups in Sacramento and Tucson acquired since the first quarter of 1996.

     General and Administrative Expense -- General and administrative expense for the three months ended June 30, 1997 was $48.0 million or 23.1% of managed care business operating revenue as compared to $23.6 million or 25.1% of such operating revenue for the comparable period in 1996, as the Company continues to achieve economies of scale in its operations.

     Merger, Restructuring and Other Unusual Charges - During the second quarter of 1997, the managed care business of the Company incurred approximately $1.2 million in merger, restructuring and other unusual charges. Such charges consist primarily of legal fees, accounting fees, investment bankers' fees and other costs associated with the Company's mergers. As most of the Company's mergers are accounted for as pooling of interests transactions, generally accepted accounting principles require that transaction costs be expensed in the period in which the merger is consummated.

     Income (Loss) from Operations - For the three months ended June 30, 1997, the managed care business of the Company generated income from operations of $11.3 million including merger, restructuring and other unusual charges. Excluding such merger, restructuring and other unusual charges, for the three months ended June 30, 1997 income from operations was $12.5 million as compared to a loss from operations of $4.6 million for the three months ended June 30, 1996.

SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997

     Operating Revenue -- The Company's managed care business operating revenue increased to $403.3 million for the six months ended June 30, 1997 from $170.8 million for the six months ended June 30, 1996. The revenue increase resulted primarily from the increase in average enrollment for the period to 956,000 for the six months ended June 30, 1997. The enrollment increases resulted from the addition of (i) approximately 56,000 enrollees in California primarily as a result of acquisitions, (ii) approximately 157,000 enrollees in Arizona as a result of a December 1996 acquisition, and approximately 30,000 enrollees as a result of internal growth (iii) enrollment of 36,000 and 51,000 enrollees, respectively, in the Mid-Atlantic region and Texas as a result of internal growth, (iv) approximately 84,000 enrollees in Florida as a result of acquisitions and 28,000 enrollees as a result of internal growth and (v) approximately 31,000 enrollees in other regions. For the six months ended June 30, 1997, the Company generated fee-for-service revenue, net of contractual deductions, of $65.4 million compared to fee-for-service revenue, net of contractual deductions, for the six months ended June 30, 1996 of $9.9 million. The growth in fee-for-service revenue is primarily attributable to acquisitions of medical groups by the Company.

     Medical Services Expense - Medical services expense for the six months ended June 30, 1997 was $287.3 million or 71.3% of managed care business operating revenue as compared to $132.5 million or 77.6% of such operating revenue for the six months ended June 30, 1996. The decrease in medical services expense as a percent of such operating revenue for the period ended June 30, 1997 compared to the comparable period in 1996 resulted primarily from the lower medical loss ratio in the expanding Florida market and in medical groups in Sacramento and Tucson acquired since the first quarter of 1996.

     General and Administrative Expense -- General and administrative expense for the six months ended June 30, 1997 was $96.4 million or 23.9% of managed care business operating revenue as compared to $43.1 million or 25.2% of such operating revenue for the comparable period in 1996, as the Company continues to achieve economies of scale in its operations.

     Merger, Restructuring and Other Unusual Charges - During the first six months of 1997, the managed care business of the Company incurred approximately $38.0 million in merger, restructuring and other unusual charges. Approximately $36.8 million related to costs of legal fees, accounting fees, investment bankers' fees and other costs associated with the merger with AHI. As the AHI Merger was accounted for as a pooling of interests, generally accepted accounting principles require that transaction costs be expensed in the period in which the merger is consummated. Approximately $24.4 million arose from the costs of severance payments, facilities and equipment lease terminations and other costs associated with consolidating facilities and reducing staffing as a result of the AHI Merger. Approximately $5.6 million of the charges resulted from other related costs associated with the AHI Merger. Approximately $1.5 million related to miscellaneous unusual charges.

     Income (Loss) from Operations - For the six months ended June 30, 1997, the managed care business of the Company generated a loss from operations of $18.5 million including merger, restructuring and other unusual charges. Excluding such merger, restructuring and other unusual charges, for the six months ended June 30, 1997 income from operations was $19.5 million as compared to a loss from operations of $4.8 million for the six months ended June 30, 1996.

EMERGENCY DEPARTMENT BUSINESS

THREE MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997

     Operating Revenue -- Emergency department business operating revenue consists of gross patient revenue, net of contractual deductions, plus other revenue, which consists principally of hospital subsidy payments, flat-rate hospital contract revenue and non-patient generated revenues. Operating revenue increased to $36.3 million for the three months ended June 30, 1997 from $33.0 million for the three months ended June 30, 1996.

     Medical Services Expense -- Medical services expense increased to $27.0 million for the three months ended June 30, 1997 from $22.5 million for the three months ended June 30, 1996 due primarily to the increase in the number of healthcare professionals under contract, resulting from the increase in the number of the Company's emergency department contracts, as well as negotiated increases in fees paid to certain healthcare professionals. Medical services expense as a percentage of emergency department business operating revenue was 74.4% for the three months ended June 30, 1997 compared to 68.0% of such operating revenue for the three months ended June 30, 1996. The increase in medical costs as a percentage of such operating revenue results from the fact that in 1996, the operations of certain primary care centers were reported under the emergency department business, while in 1997, they are included in the managed care business, due to a change in the reporting structure of these medical groups. These medical groups experienced a lower medical loss ratio than the core emergency department business. The medical loss ratio as a percentage of operating revenue for the emergency department business has remained stable.

     General and Administrative Expense -- General and administrative expense was $6.5 million or 18.0% of emergency department business operating revenue for the three months ended June 30, 1997 as compared to $8.0 million or 24.4% of such operating revenue for the corresponding period of the prior year. The decrease in general and administrative expense as a percentage of such operating revenue is primarily attributable to internal growth without added administrative infrastructure and reductions in expense as a result of the Sterling Merger.

     Income from Operations - For the three months ended June 30, 1997, the emergency department business of the Company generated income from operations of $2.7 million as compared to $2.5 million for the three months ended June 30, 1996.

SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997

     Operating Revenue -- Emergency department business operating revenue consists of gross patient revenue, net of contractual deductions, plus other revenue, which consists principally of hospital subsidy payments, flat-rate hospital contract revenue and non-patient generated revenues. Operating revenue increased to $72.3 million for the six months ended June 30, 1997 from $66.4 million for the six months ended June 30, 1996.

     Medical Services Expense -- Medical services expense increased to $53.5 million for the six months ended June 30, 1997 from $45.2 million for the six months ended June 30, 1996 due primarily to the increase in the number of healthcare professionals under contract, resulting from the increase in the number of the Company's emergency department contracts, as well as negotiated increases in fees paid to certain healthcare professionals. Medical services expense as a percentage of operating revenue was 74.0% for the six months ended June 30, 1997 compared to 68.0% of such operating revenue for the six months ended June 30, 1996.

     General and Administrative Expense -- General and administrative expense was $13.5 million or 18.6% of emergency department business operating revenue for the six months ended June 30, 1997 as compared to $16.2 million or 24.4% of operating revenue for the corresponding period of the prior year. The decrease in general and administrative expense as a percentage of emergency department business operating revenue is primarily attributable to internal growth without added administrative infrastructure and reductions in expense as a result of the Sterling Merger.

     Income from Operations - For the six months ended June 30, 1997, the emergency department business of the Company generated income from operations of $5.3 million as compared to $5.0 million for the six months ended June 30, 1996.

QUARTERLY RESULTS

     The following table presents financial information for the eight quarters ended June 30, 1997. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements and all necessary adjustments, consisting only of normal recurring adjustments (unless otherwise noted), have been included in the amounts presented below to present fairly the quarterly results when read in conjunction with the audited consolidated financial statements of the Company and notes thereto. The Company's quarterly results have in the past been subject to fluctuation and as a result, the operating results for any quarter are not necessarily indicative of results for any future period. All amounts in the following table are in thousands and retroactively include all AHI and HealthCap activity.

                      SEPTEMBER 30, DECEMBER 31,   MARCH 31,      JUNE 30,   SEPTEMBER 30,  DECEMBER 31,   MARCH 31,      JUNE 30,
                          1995          1995          1996          1996          1996          1996          1997          1997
                      ------------- ------------   ---------     ---------   -------------  ------------   ---------     ---------
Operating revenue      $  76,945     $  89,996     $ 110,012     $ 127,189     $ 161,190     $ 187,940     $ 231,012     $ 244,557
Medical services
  expense                 55,161        64,216        80,062        97,613       126,378       150,499       166,108       174,725
General and
  administrative
  expense                 19,889        24,889        27,617        31,676        36,008        52,547        55,330        54,576
Merger,
  restructuring
  and other
  unusual charges           --           1,590          --            --           1,707        50,865        36,834         1,171
                       ---------     ---------     ---------     ---------     ---------     ---------     ---------     ---------
Income (loss)
  from operations          1,895          (699)        2,333        (2,100)       (2,903)      (65,971)      (27,260)       14,085
Other income
  (expense)                 (827)          111          (138)         (529)         (742)       (2,657)       (3,219)         (868)
                       ---------     ---------     ---------     ---------     ---------     ---------     ---------     ---------
Income (loss)
  before taxes             1,068          (588)        2,195        (2,629)       (3,645)      (68,628)      (30,479)       13,217
Income tax
  (expense) benefit         (975)         (554)       (1,160)       (2,015)       (1,951)        4,035         8,110        (4,758)
                       ---------     ---------     ---------     ---------     ---------     ---------     ---------     ---------
Net income (loss)      $      93     $  (1,142)    $   1,035     $  (4,644)    $  (5,596)    $ (64,593)    $ (22,369)    $   8,459
                       =========     =========     =========     =========     =========     =========     =========     =========


     Operating revenue and medical services expense during the first and third quarters have been and continue to be affected by movements of members in Payor plans from one plan to another during periods of open enrollment for Payors. Retroactive capitation rate increases generally take effect during the second quarter, while medical services expense increases tend to occur ratably throughout the year. Quarterly results may be affected by final settlements of shared risk distributions which generally occur in the second and third quarters of the year after which they are estimated. From time to time, final settlements may differ from such estimated amounts. As the Company adds new Payors into the FPA network, the timing of these adjustments may vary and, consequently, quarterly results may be affected in the future, especially due to the start-up of operations in new regions where there is no operating history. Similarly, if medical services expense varies from amounts previously accrued for claims incurred but not reported ("IBNR"), quarterly operating results may fluctuate. The Company's expansion strategy includes the acquisition of individual and group physician practices by the FPA network, and any such acquisition may materially affect quarterly operating results, causing quarterly fluctuations.

LIQUIDITY AND CAPITAL RESOURCES

     The Company requires capital primarily to develop physician networks, acquire physician practices and establish an infrastructure in new regions. Capitation arrangements positively impact cash flow because FPA generally receives capitation revenue prior to paying costs associated with services provided under those agreements. However, shared risk arrangements negatively impact cash flow because settlements in connection with these arrangements are typically not collected until significantly after the end of the period in which they were accrued. Fee-for-service revenues also negatively impact cash flow because payment for services rendered is generally not collected until 90 to 120 days after the service is provided.

     At June 30, 1997, the Company had cash, cash equivalents and marketable securities of $37.2 million and a working capital surplus (current assets in excess of current liabilities) of $37.8 million compared to cash, cash equivalents and marketable securities of $71.7 million and working capital deficit of $40.4 million at December 31, 1996.

     During the six months ended June 30, 1997, non-operating sources of cash include advances on a new line of credit and term loan of approximately $187.8 million, proceeds of approximately $5.5 million from the exercise by the underwriters of the overallotment of convertible subordinated debentures, issuance of a note payable of approximately $2.6 million, and proceeds from the issuance of stock options and warrants of approximately $1.5 million. Non-operating uses of cash include the purchase of property and equipment for approximately $3.0 million and the payment of approximately $169.3 million in long-term debt.

     At June 30, 1997 approximately 62% of the Company's current liabilities consist of amounts accrued as payable to specialty care physicians, ancillary providers, hospital and other providers of medical services. These accrued liabilities include claims received by the Company which have not yet been paid as well as an estimate of costs for covered medical benefits incurred by enrollees but not yet reported by providers. These amounts are not due and payable until after the provider has presented a claim and are typically paid within 45 business days of receipt of such claims. The increase in claims payable, including incurred but not reported claims, from approximately $100.8 million at December 31, 1996 to $124.0 million at June 30, 1997 resulted primarily from increased membership and a shift in Payor mix of enrollees in which enrollees incurred varying levels of IBNR claims.

     On June 30, 1997, the Company entered into a commercial paper credit agreement for a $175 million three-year revolving line of credit ("Line of Credit") and a $100 million four and one-quarter year term loan ("Term Loan"). A maximum of $155 million and $30 million of the proceeds of the Line of Credit can be used to refinance debt and to secure the Company's capitation deposits, respectively. The remaining proceeds of the Line of Credit can be used for working capital. The proceeds of the Term Loan may be used to refinance debt. The borrowings bear interest based on the prime rate plus 50-75 basis points or the Interbank Eurodollar rate plus 150-175 basis points, as defined in the agreement. In connection with the credit agreement, the Company agreed to maintain certain debt and equity ratios and profitability thresholds. The facility is secured by the assets of the Company.

     During 1996, the Company entered into a $55.0 million credit, security, guarantee and pledge agreement (the "Credit Agreement") with four financial institutions. Permitted Borrowings, as defined in the Credit Agreement, generally include acquisitions and capital expenditures. Borrowings under this agreement bear interest at either LIBOR plus 2-1/2%, 2-3/4% or 3%, or prime rate plus 1%, 1-1/4% or 1-1/2%, as defined in the agreement. At December 31, 1996, the Company had borrowed the maximum of $55.0 million under the Credit Agreement. At June 30, 1997, this credit facility was paid in full.

     In December 1996, the Company issued $75.0 million of convertible subordinated debentures, which resulted in net proceeds to the Company of approximately $73.0 million. The debentures bear interest at 6-1/2%, payable semiannually, and are convertible into shares of the Company's stock at $25.95 per share. The debentures are redeemable by the Company after December 20, 1999. Upon the occurrence of a Repurchase Event, as defined in the debentures, each holder has the right to require repayment of the debentures at 100% of the principal amount plus accrued interest. In January, 1997, the underwriters exercised their overallotment and purchased an additional $5.5 million of the debentures with identical terms.

     The Company believes that its cash on hand and anticipated cash flows from its operations will be sufficient to meet the Company's operating capital needs through 1997. The Company may obtain additional financing to support planned expansion through an expansion of its credit facilities or through other potential financing alternatives including private and public offerings of debt and equity-related securities. There can be no assurance that the Company will be able to obtain such increased credit facility or that it will be able to issue debt or equity-related securities on terms satisfactory to it. To the extent that additional financing is not available, the Company may delay certain potential acquisitions or certain geographic expansion or may seek alternate sources of financing.

     The strategy to expand the FPA network involves the acquisition of individual and group physician practice assets and related businesses. Such acquisitions may be consummated using cash, stock, notes or any combination thereof. Management does not believe that inflation will have a material effect on the operations of the Company.

FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Quarterly Report are forward-looking. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include the difficulty in controlling healthcare costs, integrating new operations from acquired companies and the possible negative effects of prospective healthcare reform. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by FPA Medical Management, Inc. filed with the Securities and Exchange Commission.

ITEM 4.  Submission of matters to a Vote of Security Holders

At the meeting of stockholders on July 24, 1997, the following matters were submitted to a vote of the Registrant's stockholders:

1. Election of Director: The following director was elected until the annual meeting of stockholders in 2000 and until his respective successor is duly elected and qualified.

NAME OF DIRECTOR                VOTES FOR               WITHHELD
----------------                ---------               --------
Dr. Sol Lizerbram               23,396,756              513,494

Mr. Sheldon Derezin, Dr. Stephen J. Dresnick, Dr. Kevin Ellis, Dr. Seth Flam, Dr. Howard Hassman and Dr. Herbert Wertheim continue as directors of the Registrant.

2. Amendment of the Registrant's 1995 Non-Employee Directors' Non-Qualified Stock Option Plan (the "Directors Plan") (i) to increase (from 5,000 to 15,000) the number of shares of the Registrants' Common Stock ("Common Stock") that may be purchased pursuant to the automatic grant of an option to each non-employee director following each annual meeting of stockholders of the Registrant; (ii) to increase (from 2,500 to 7,500) the number of shares of Common Stock that may be purchased pursuant to an option automatically granted to any non-employee director who is elected after the date of an annual meeting of stockholders of the Registrant to fill a vacancy on the Board of Directors; (iii) to grant to each non-employee director annually the option to purchase an additional 2,500 (3,500 if a committee chairperson) shares of Common Stock for each committee of the Board of Directors on which such non-employee director serves; and (iv) to require approval by the Registrant's stockholders of any amendments or modifications thereto only as required by applicable laws and regulations.

VOTES FOR               VOTES AGAINST           ABSTENTIONS
--------                -------------           -----------
20,367,832              6,208,283               26,681

3. Amendment of the Registrant's Omnibus Stock Option Plan (the "Omnibus Plan") (i) to increase from 6,500,000 to 8,500,000 the number of shares of the Common Stock for which options may be granted under the Omnibus Plan; and (ii) to require approval by the Registrant's stockholders of any amendments or modifications thereto only as required by applicable laws and regulations.

VOTES FOR               VOTES AGAINST           ABSTENTIONS
--------                -------------           -----------
12,882,254              8,403,744               39,702

4. Ratification of the selection of Deloitte & Touche, LLP as the Registrant's independent auditors for the year ending December 31, 1997.

VOTES FOR               VOTES AGAINST           ABSTENTIONS
--------                -------------           -----------
26,869,919              27,678                  12,653

ITEM 6.  Exhibits And Reports On Form 8-K

   (b) Reports on Form 8-K: The Company filed the following Reports on Form 8-K since March 31, 1997:

                    DATE OF REPORT          ITEMS REPORTED
                    --------------          --------------
                    March 17, 1997               5
                    March 17, 1997               7
                    July 31, 1997                7

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          FPA MEDICAL MANAGEMENT, INC.
                                  (Registrant)

              SIGNATURE                             TITLE                        DATE
              ---------                             -----                        ----


/s/          SETH FLAM                     Chief Executive Officer               August 14, 1997
------------------------------------       (Principal Executive officer)
             Seth Flam


/s/       STEVEN M. LASH                   Chief Financial Officer               August 14, 1997
------------------------------------       (Principal Financial officer)
          Steven M. Lash


                                                                      APPENDIX I

     THE AUDITED COMBINED BALANCE SHEETS OF FOUNDATION HEALTH MEDICAL SERVICES (A WHOLLY OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION) AND AFFILIATES AS OF JUNE 30, 1995 AND 1996 AND THE RELATED COMBINED STATEMENTS OF OPERATIONS, SHAREHOLDERS' DEFICIT AND CASH FLOWS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1996.

                          INDEPENDENT AUDITORS' REPORT

Foundation Health Medical Services and Affiliates

     We have audited the accompanying combined balance sheets of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and its affiliates Foundation Health Medical Group, Inc. and Thomas-Davis Medical Centers, P.C. (collectively the "Combined Companies"), as of June 30, 1995 and 1996, and the related combined statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Combined Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Thomas-Davis Medical Centers, P.C., for the year ended December 31, 1993, which statements reflect total revenues from operations of $100,625,000 (which revenues have been included in the accompanying combined statement of operations for the year ended June 30, 1994, as discussed in Note 2 to the combined financial statements). Those financial statements of Thomas-Davis Medical Centers, P.C. were audited by other auditors whose report has been furnished to us, and our opinion insofar as it relates to the amounts included for Thomas-Davis Medical Centers, P.C., for the year ended June 30, 1994, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, such financial statements present fairly, in all material respects, the combined financial position of the Combined Companies as of June 30, 1995 and 1996, and the combined results of their operations and their combined cash flows for each of the three years in the period ending June 30, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 11 to the combined financial statements, the Combined Companies receive a significant portion of their operating revenues from, and have significant related party transactions with, two affiliated health maintenance organizations and their Parent.

DELOITTE & TOUCHE LLP

Sacramento, California
September 30, 1996

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                            COMBINED BALANCE SHEETS
                             JUNE 30, 1995 AND 1996

                                                                            JUNE 30,
                                                                  -----------------------------
                                                                      1995             1996
                                                                  ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.....................................  $  1,566,000     $         --
  Patient receivables, net of allowance for uncollectible
     accounts of $3,988,000 and $3,654,000......................     6,778,000        4,828,000
  Accounts receivable from related parties......................     2,869,000          387,000
  Other current assets..........................................     2,979,000        3,722,000
                                                                  ------------     ------------
          Total current assets..................................    14,192,000        8,937,000
Property and equipment, net.....................................   109,985,000       93,367,000
Goodwill and other intangible assets, net.......................     9,135,000       12,755,000
Other assets....................................................     2,810,000        3,520,000
                                                                  ------------     ------------
          Total assets..........................................  $136,122,000     $118,579,000
                                                                  ============     ============
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Reserves for claims payable...................................  $  7,701,000     $ 15,900,000
  Accounts payable and accrued expenses.........................    10,708,000       14,128,000
  Accounts payable to related party.............................            --          625,000
  Intercompany payables.........................................     6,154,000       10,396,000
  Intercompany accrued interest.................................     2,326,000        2,303,000
  Intercompany notes payable....................................   129,251,000      133,036,000
  Current portion of bonus payable..............................     1,983,000        2,813,000
  Deferred compensation.........................................     8,315,000        9,333,000
  Current portion of intercompany lease obligations.............       701,000          595,000
  Current portion of other liabilities..........................     1,530,000          974,000
  Current portion of other notes payable........................       332,000          259,000
                                                                  ------------     ------------
          Total current liabilities.............................   169,001,000      190,362,000
Noncurrent portion of bonus payable.............................     9,269,000        6,229,000
Noncurrent portion of other notes payable.......................       258,000          124,000
Intercompany lease obligations..................................     1,465,000          862,000
Other liabilities...............................................     5,468,000        2,597,000
                                                                  ------------     ------------
          Total liabilities.....................................   185,461,000      200,174,000
                                                                  ------------     ------------
Shareholders' deficit:
  Common stock..................................................        20,000           20,000
  Contributed capital...........................................     4,722,000        4,722,000
  Accumulated deficit...........................................   (54,081,000)     (86,337,000)
                                                                  ------------     ------------
          Total shareholders' deficit...........................   (49,339,000)     (81,595,000)
                                                                  ------------     ------------
          Total liabilities and shareholders' deficit...........  $136,122,000     $118,579,000
                                                                  ============     ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                                                     YEAR ENDED JUNE 30,
                                                         --------------------------------------------
                                                             1994            1995            1996
                                                         ------------    ------------    ------------
Revenue:
  Capitation revenue -- related party..................  $ 82,777,000    $ 80,281,000    $119,639,000
  Patient service revenue, net.........................    21,777,000      29,222,000      19,001,000
  Patient service revenue, net -- related party........     3,215,000       5,560,000       5,638,000
  Gain on sale of specialty practices..................     2,338,000              --       3,577,000
  Other income.........................................       596,000       3,233,000       5,907,000
                                                         ------------    ------------    ------------
          Total revenue................................   110,703,000     118,296,000     153,762,000
                                                         ------------    ------------    ------------
Expenses:
  Salaries and benefits................................    72,800,000      97,147,000     114,076,000
  Health care services.................................    22,770,000      22,793,000      54,249,000
  Selling, general and administrative..................    22,925,000      31,578,000      42,349,000
  General and administrative -- related party..........            --         986,000       4,143,000
  Depreciation and amortization........................     3,373,000       6,393,000       9,179,000
  Interest expense -- intercompany.....................       830,000       5,758,000       9,963,000
  Interest expense.....................................     2,065,000       1,668,000         416,000
  Other................................................       921,000       1,680,000              --
                                                         ------------    ------------    ------------
          Total expenses...............................   125,684,000     168,003,000     234,375,000
                                                         ------------    ------------    ------------
Loss before income taxes...............................   (14,981,000)    (49,707,000)    (80,613,000)
Benefit for income taxes...............................     3,786,000       4,366,000      48,357,000
                                                         ------------    ------------    ------------
Net loss...............................................  $(11,195,000)   $(45,341,000)   $(32,256,000)
                                                          ===========     ===========     ===========

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                  COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIT
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                        COMMON STOCK
                                     ------------------     CONTRIBUTED    ACCUMULATED
                                     SHARES     AMOUNT       CAPITAL         DEFICIT           TOTAL
                                     -------    -------     ----------     ------------     ------------
Balance at July 1, 1993............   10,200    $20,000     $2,064,000     $  7,988,000     $ 10,072,000
Net loss...........................                                         (11,195,000)     (11,195,000)
TDMC net loss for six months
  ended June 30, 1994 (Note 2).....                                          (5,533,000)      (5,533,000)
                                      ------    -------     ----------     ------------     ------------
Balance at June 30, 1994...........   10,200     20,000      2,064,000       (8,740,000)      (6,656,000)
Net assets transferred from parent
  (Note 1).........................                          2,658,000                         2,658,000
Net loss...........................                                         (45,341,000)     (45,341,000)
                                      ------    -------     ----------     ------------     ------------
Balance at June 30, 1995...........   10,200     20,000      4,722,000      (54,081,000)     (49,339,000)
Net loss...........................                                         (32,256,000)     (32,256,000)
                                      ------    -------     ----------     ------------     ------------
Balance at June 30, 1996...........   10,200    $20,000     $4,722,000     $(86,337,000)    $(81,595,000)
                                      ======    =======     ==========     ============     ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                                           1994           1995           1996
                                                       ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.............................................  $(11,195,000)  $(45,341,000)  $(32,256,000)
Adjustments to reconcile net loss to net cash used
  for operating activities:
  Depreciation.......................................     2,768,000      3,911,000      6,893,000
  Amortization.......................................       605,000      2,482,000      2,286,000
  Equity in income of unconsolidated subsidiary......            --       (248,000)      (289,000)
  Gain on sale of specialty practices................    (2,338,000)            --     (3,577,000)
  Provision for uncollectible patient receivables....       393,000        666,000       (334,000)
  Credit for income taxes applied against
     intercompany debt...............................            --             --    (48,357,000)
  Changes in assets and liabilities:
     Patient receivables.............................       828,000        108,000      2,284,000
     Account receivable from related parties.........    (1,496,000)     2,320,000      2,482,000
     Other current assets............................    (1,459,000)     7,017,000       (743,000)
     Accounts payable and accrued expenses...........     3,676,000    (11,924,000)     2,935,000
     Accounts payable to related party...............            --             --        625,000
     Reserve for claims payable......................            --      7,701,000      8,199,000
     Other current liabilities.......................        21,000     11,252,000     (2,210,000)
     Interest payable to related party...............        (4,000)            --             --
     Intercompany payables and accrued interest......    (4,251,000)     7,479,000      4,219,000
     Deferred compensation...........................     5,107,000      7,719,000      1,018,000
                                                       ------------   ------------   ------------
Net cash used for operating activities...............    (7,345,000)    (6,858,000)   (56,825,000)
                                                       ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in cash overdraft...........................            --             --        485,000
Acquisition of property and equipment................   (29,812,000)   (48,926,000)   (27,734,000)
Proceeds from disposition of property and
  equipment..........................................            --             --      5,384,000
Increase in intangible assets........................    (2,952,000)    (1,972,000)    (3,108,000)
Proceeds from sale of specialty practices............     3,012,000             --      4,012,000
Purchase of interest in unconsolidated subsidiary....            --     (5,980,000)            --
Decrease (increase) in other assets..................    (1,833,000)     1,394,000       (525,000)
Decrease in notes receivable from related parties....       278,000             --             --
Proceeds from interest in unconsolidated
  subsidiary.........................................            --        257,000        104,000
                                                       ------------   ------------   ------------
Net cash provided/(used) for investing activities....   (31,307,000)   (55,277,000)   (21,382,000)
                                                       ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Paydown of notes payable to related parties..........      (391,000)            --             --
Use of restricted funds for construction.............       970,000             --             --
Paydown of other long-term obligations...............       (38,000)   (15,280,000)            --
Paydown of other notes payable.......................      (893,000)   (10,679,000)      (325,000)
Proceeds from intercompany notes payable.............    32,675,000    106,357,000     80,984,000
Paydown of intercompany notes payable................            --    (14,401,000)            --
Paydown of other liabilities.........................    (1,058,000)    (3,427,000)    (4,136,000)
Proceeds from other notes payable....................     3,204,000             --        118,000
Proceeds from line of credit with FHC................
                                                       ------------   ------------   ------------
Net cash flows provided by financing activities......    34,469,000     62,570,000     76,641,000
                                                       ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents........................................    (4,183,000)       485,000     (1,566,000)

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                                           1994           1995           1996
                                                       ------------   ------------   ------------
CASH AND CASH EQUIVALENTS:
Beginning of period..................................     5,264,000      1,081,000      1,566,000
                                                       ------------   ------------   ------------
End of period........................................  $  1,081,000   $  1,566,000   $         --
                                                       ============   ============   ============
SUPPLEMENTAL DISCLOSURE:
  Cash paid during the year for:
     Interest........................................  $  2,913,000   $  5,321,000   $  9,986,000
                                                       ============   ============   ============
  Effect of intercompany transfers (Note 1):
     Assets, net of cash.............................  $         --   $ 48,225,000   $         --
                                                       ============   ============   ============
     Liabilities.....................................  $         --   $ 45,567,000   $         --
                                                       ============   ============   ============
Noncash investing and financing transactions:
     Issuance of notes payable to acquire intangible
       assets........................................  $    521,000   $    316,000   $         --
                                                       ============   ============   ============
     Property and equipment acquired through trade
       payables......................................  $  4,083,000   $  2,584,000   $         --
                                                       ============   ============   ============
     Transfer of property and equipment for reduction
       of intercompany debt..........................  $              $              $ 28,842,000
                                                       ============   ============   ============
     Transfer of receivables for reduction of
       intercompany debt.............................  $              $              $ 48,357,000
                                                       ============   ============   ============
     Assumption of liabilities in conjunction with
       acquisition of physician practice.............  $         --   $         --   $  3,045,000
                                                       ============   ============   ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                 AND THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                                1996 "UNAUDITED"

NOTE 1 -- NATURE OF OPERATIONS

     Foundation Health Medical Services ("FHMS") is a wholly-owned subsidiary of Foundation Health Corporation ("FHC"), and was incorporated on September 2, 1992. FHMS, headquartered in Sacramento, California, is a health care management service organization which provides facilities, administrative and operational services, including claims processing, accounting and financial reporting (collectively "services") to two affiliated professional medical corporations (the "Medical Groups"), one each located in California (Foundation Health Medical Group, Inc. ("FHMG")) and Arizona (Thomas-Davis Medical Centers, P.C. ("TDMC")). FHMS' subsidiary, Catalina Professional Recruiters, Inc. ("CPR"), provides temporary and permanent physician placement services.

     On April 2, 1996, the Shareholder of FHMG and TDMC transferred his interests in FHMG and TDMC to a holding company, FHMG/TDMC Medical Group (the "Holding Company"), a professional corporation in exchange for 100% of the Holding Company's common stock.

     FHMG, a California professional corporation, was incorporated on August 14, 1992, FHMG provides primary health care services and employs 110 providers at 17 health care centers in California as of June 30, 1996. FHMG is wholly-owned through the Holding Company by a physician (the "Shareholder"), who is an employee of an FHC subsidiary. FHC has the right to cause ownership of the Holding Company to be transferred to another shareholder of its designation who would be qualified to own the stock of a California medical corporation.

     TDMC, an Arizona professional corporation, was incorporated on October 13, 1994. TDMC provides primary and specialty health care services and employs 217 providers at 18 health care centers in Arizona as of June 30, 1996. In November 1994, TDMC entered into physician employment contracts with a majority of the physicians of a professional medical corporation which merged with FHC effective November 1, 1994 and is deemed for financial reporting purposes to be a predecessor company of TDMC. Concurrently, TDMC entered into provider contracts with several of the payors formerly served by the predecessor company of TDMC. TDMC is wholly-owned by the Holding Company. FHC has the right to cause ownership of the Holding Company to be transferred to another shareholder of its designation who would be qualified to own the stock of an Arizona professional medical corporation.

     During the year ended June 30, 1995, the net assets of Foundation Health Real Estate Services, a wholly-owned subsidiary of FHC, amounting to $2,141,000 and a portion of the net assets of the predecessor company of TDMC amounting to $517,000 were transferred to FHMS at their recorded book value.

     On June 28, 1996 the Shareholder of the Holding Company and FHC entered into an agreement with FPA Medical Management, Inc., FPA Medical Management of California, Inc. and FPA Independent Practice Association, an Osteopathic Medical Corporation ("FPA IPA") to sell all of the outstanding stock of the Holding Company to FPA IPA and all of the outstanding stock of FHMS to FPA subject to regulatory approval and customary closing conditions.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Combination and basis of presentation

     The combined financial statements include the accounts of FHMS, FHMG and TDMC (collectively the "Combined Companies"). The combined statement of operations for the year ended June 30, 1994 includes

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

the financial results of the predecessor company of TDMC for the year ended December 31, 1993. All significant intercompany transactions have been eliminated in combination. The net loss of the predecessor company of TDMC for the six months ended June 30, 1994 has been reflected as an addition to the accumulated deficit as of June 30, 1994.

     Cash and cash equivalents

     Cash and cash equivalents consist of cash and cash equivalents with original maturities of three months or less when acquired.

     Goodwill and other intangible assets

     Goodwill and other intangible assets consist primarily of goodwill and other intangibles related to the Combined Companies acquisition of various medical practices and deferred direct and incremental preoperating costs related to the opening of health care centers. Preoperating costs are deferred prior to the commencement of significant operations at which time the Combined Companies begin amortizing such costs. Fully amortized intangible assets and related accumulated amortization are removed from the accounts. The Combined Companies evaluate the carrying value of their intangible assets at each balance sheet date.

     Goodwill and other intangible assets are amortized as follows:

                                                              LIFE                   METHOD
                                                   --------------------------    --------------
    Goodwill.....................................  40 years                       Straight line
    Organization and preoperating costs..........  3 years                        Straight line
    Noncompetition and employment agreements.....  Term of related agreement      Straight line

     Goodwill of $6,737,000 and $10,368,000 at June 30, 1995 and 1996, net of
accumulated amortization of $163,000 and $375,000, is included in goodwill and other intangible assets.

     Revenue recognition

     Capitation revenue from payors is recognized in the month in which the related enrollees are entitled to services. Agreements with payors may also contain provisions for incentive payments if the Medical Groups achieve or exceed certain utilization levels.

     Patient service revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined.

     FHMG has contracts with various managed care organizations and indemnity insurers to provide physician services based on negotiated fee schedules. In May 1995, FHMG entered into a primary care capitation contract with Foundation Health, a California Health Plan (the "Health Plan"). Under the contract FHMG is at risk for primary care services provided by its physician employees. Capitation payments are received to cover all primary care services provided to the Health Plan members linked to FHMG physicians. In November 1995 FHMG renegotiated its capitation contract with the Health Plan. This new agreement provides for a fixed payment per member per month for all primary and specialty professional medical services rendered for Health Plan members linked to FHMG physicians.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

     TDMC has contracts with various managed care organizations and indemnity insurers to provide physician services based on negotiated fee schedules. TDMC has contracted with Intergroup Prepaid Health Services of Arizona, Inc. ("Intergroup"). Under the contract TDMC is at risk for primary and specialty health care services.

     Reserves for claims payable

     Reserves for claims and health care expenses are based upon the accumulation of cost estimates for unpaid claims reported prior to the close of the accounting period, together with a provision for the current estimate of the probable cost of claims that have occurred but have not yet been reported. Such estimates are based on many variables including individual cases for reported claims, estimates of unreported claims using historical and statistical information and other factors. The methods for making the estimates and for establishing the resulting reserves are continually reviewed and updated, and any adjustments resulting therefrom are reflected in current operations. Given the inherent variability of such estimates, the actual liability could differ significantly from the amounts provided. While the ultimate amount of claims and the related expenses paid are dependent on future developments, management is of the opinion that the reserves for claims is adequate to cover such claims. These liabilities are reduced by estimated amounts receivable from third-parties for subrogation.

     Property and equipment

     Property and equipment is recorded at cost. Depreciation is provided using the straight-line method for all assets over their estimated useful lives as follows:

    Buildings and improvements...............................................   5-40 years
    Furniture and equipment..................................................   3-10 years

     Expenditures for maintenance and repairs are expensed as incurred. Major improvements which increase the estimated useful life of an asset are capitalized. Upon the sale or retirement of assets, recorded cost and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

     Income taxes

     The Combined Companies account for income taxes using the liability method. Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements that will result in taxable or deductible amounts in future years. Pursuant to a tax allocation agreement with FHC, the Combined Companies reflect a provision/ benefit for income taxes under the liability method as if they were to file separate federal and state tax returns (Note 8).

     Fair Value of Financial Instruments

     The carrying amount of financial instruments reported in the combined balance sheets for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximates fair value because of the short-term maturity of these financial instruments. The carrying amount for intercompany revolving credit approximates fair value.

     The fair values of fixed rate notes payable and other long-term liabilities are estimated by discounting future cash flows using current discount rates that reflect the risks associated with similar types of loans. At

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

June 30, 1996 the estimated fair values of the Combined Companies' notes payable and other long-term liabilities approximate the carrying value.

     Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recently issued accounting pronouncements

     The Combined Companies intend to adopt Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121") during the year ending June 30, 1997. Adoption of SFAS No. 121 is not expected to have a significant effect on the Combined Companies' financial statements.

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment comprised the following:

                                                                        JUNE 30,
                                                              -----------------------------
                                                                  1995             1996
                                                              ------------     ------------
    Land....................................................  $ 14,700,000     $ 10,624,000
    Construction in progress................................     8,192,000        2,722,000
    Buildings and improvements..............................    69,972,000       65,484,000
    Furniture and equipment.................................    32,848,000       35,816,000
                                                              ------------     ------------
                                                               125,712,000      114,646,000
    Less: Accumulated depreciation..........................   (15,727,000)     (21,279,000)
                                                              ------------     ------------
                                                              $109,985,000     $ 93,367,000
                                                              ============     ============

     Included in property and equipment at June 30, 1995 and 1996 is $1,662,000 and $1,861,000 of capitalized interest. During the years ended June 30, 1994, 1995 and 1996, the Combined Companies capitalized $628,000, $1,034,000, and $199,000 of its interest expense.

     Depreciation expense on property and equipment was $2,768,000, $3,911,000, and $6,893,000 for the years ended June 30, 1994, 1995 and 1996.

NOTE 4 -- INTERCOMPANY NOTES PAYABLE

     Intercompany notes payable comprised the following:

                                                                        JUNE 30,
                                                              -----------------------------
                                                                  1995             1996
                                                              ------------     ------------
    Notes payable, secured by land and building.............  $ 42,526,000     $ 19,994,000
    Unsecured revolving line of credit......................    86,725,000      113,042,000
                                                              ------------     ------------
                                                              $129,251,000     $133,036,000
                                                              ============     ============

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

     The secured notes payable to the Health Plan bears interest at 7.75% and are payable on demand with interest payable quarterly. The revolving credit agreement is with FHC and restricts the ability of the Combined Companies to pay dividends and bonuses, acquire assets, enter into liens, incur additional indebtedness or to otherwise merge, sell or dispose of assets. The credit agreement bears interest at 7.75%, payable quarterly. Principal and interest is due June 30, 1997 subject to automatic one-year extensions of the maturity date unless FHC provides written notice of intent to terminate the agreement. The amount outstanding under the unsecured revolving line of credit was reduced by $48,357,000 for net income tax benefits generated by the Combined Companies.

NOTE 5 -- BONUS PAYABLE

     Certain physician retention bonus obligations are payable to selected TDMC physicians over a period of four to six years, subject to the physician's continued employment. Amounts forfeited by participating physicians remain in the bonus pool and are distributed to the remaining participants. The estimated present value of future bonus payments was $11,252,000 and $9,042,000 at June 30, 1995 and 1996.

NOTE 6 -- OTHER LIABILITIES

     Other liabilities at June 30, 1995 and 1996 comprised the following:

                                                                    1995            1996
                                                                 -----------     ----------
    Stock Redemption Notes bearing an average interest rate of
      5.87% with maturity dates through December 2020..........  $   655,000     $  423,000
    Notes payable, secured by building, bearing an interest
      rate of 9% due April 1997................................      400,000        400,000
    Notes payable, secured by land and building, bearing an
      interest rate of 6.08%, due on dates through December
      2004.....................................................    2,878,000      2,647,000
    Capital lease obligations..................................    3,065,000        101,000
                                                                 -----------     ----------
                                                                   6,998,000      3,571,000
    Current portion............................................   (1,530,000)      (974,000)
                                                                 -----------     ----------
                                                                 $ 5,468,000     $2,597,000
                                                                  ==========      =========
    Intercompany lease obligations.............................  $ 2,166,000      1,457,000
    Current portion............................................     (701,000)      (595,000)
                                                                 -----------     ----------
                                                                 $ 1,465,000     $  862,000
                                                                  ==========      =========

     The Combined Companies lease certain of their equipment under capital leases that provide for purchase options. Property and equipment under capital leases was $9,286,000 and the related accumulated depreciation was $4,897,000 at June 30, 1995. The amount of equipment leased under capital leases at June 30, 1996 was not material.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

     Future minimum payments under capital leases at June 30, 1996 are as follows:

    1997.....................................................................  $  716,000
    1998.....................................................................     459,000
    1999.....................................................................     389,000
    2000.....................................................................     176,000
    2001.....................................................................          --
                                                                               ----------
                                                                                1,740,000
    Less: Amount representing interest.......................................     182,000
                                                                               ----------
                                                                               $1,558,000
                                                                                =========

NOTE 7 -- COMMON STOCK

     Common stock at June 30, 1995 and 1996 is comprised of the common stock of FHMS, FHMG and TDMC as follows:

    FHMS, no par value, 100 shares authorized, issued and outstanding..........  $ 5,000
    FHMG, no par value, 100 shares authorized, issued and outstanding..........    5,000
    TDMC, $1 par value, 10,000 shares authorized, issued and outstanding.......   10,000
                                                                                 -------
                                                                                 $20,000
                                                                                 =======

NOTE 8 -- INCOME TAXES

     For income tax purposes, the operating results of FHMS have been included in FHC's consolidated tax return for all years. In December 1995, TDMC and FHMG entered into a similar tax sharing agreement with FHC. As a result, the losses of TDMC and FHMG will be included in FHC's consolidated tax return as filed, or as amended, for all years. The tax benefit of the net operating losses of TDMC since inception in November 1994 and the net operating losses of FHMG for all years is provided in the tax provision for the year ended June 30, 1996, the period in which the tax sharing agreement was signed.

     The Combined Companies' benefit for income taxes for the years ended June 30, 1994, 1995 and 1996 were comprised of the following:

                                                                  YEAR ENDED JUNE 30,
                                                       ------------------------------------------
                                                          1994           1995            1996
                                                       ----------     -----------     -----------
Current:
  Federal............................................  $3,837,000     $ 6,088,000     $43,189,000
  State..............................................     848,000       1,477,000       7,570,000
                                                       ----------     -----------     -----------
          Total current..............................   4,685,000       7,565,000      50,759,000
                                                       ----------     -----------     -----------
Deferred:
  Federal............................................    (731,000)     (2,610,000)     (2,128,000)
  State..............................................    (168,000)       (589,000)       (274,000)
                                                       ----------     -----------     -----------
          Total deferred.............................    (899,000)     (3,199,000)    (2,402,0000)
                                                       ----------     -----------     -----------
Total benefit for income taxes.......................  $3,786,000     $ 4,366,000     $48,357,000
                                                       ==========     ===========     ===========

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

     At June 30, 1994, 1995 and 1996 the Combined Companies had no income taxes currently payable. All deferred taxes are held at FHC and settled through the intercompany payable account.

NOTE 9 -- EMPLOYEE BENEFIT PLANS

     Substantially all of FHMS' employees are eligible to participate in the Foundation Health Corporation Profit sharing and 401(k) Plan ("FHC Plan"). Generally, employees may contribute up to 10% of their annual compensation to the FHC Plan on a pre-tax basis and up to 10% on an after-tax basis. Under the FHC Plan, FHMS makes matching contributions of up to a maximum of 50% of the first 6% of each participating employee's base salary. FHMS' contributions, to the FHC Plan totaled $15,000, $332,000 and $236,000 for the years ended June 30, 1994, 1995 and 1996.

     FHMG and TDMC physician employees may participate in the FHMG 401(k) Plan. Generally, participating employees may contribute up to 10% of their annual compensation to the plan on a pre-tax basis and up to an additional 10% on an after-tax basis. Under the plan, FHMG and TDMC make matching contributions of up to 6% of each participating employee's base salary. FHMG and TDMC contributions to the plan totaled $223,000, $1,204,000 and $2,160,000 for the years ended June 30, 1994, 1995 and 1996.

  Deferred Compensation Plan

     Certain FHMS employees are eligible to participate in the FHC deferred compensation plan. Under the FHC deferred compensation plan, certain members of management and highly compensated employees may defer payment of up to 90% of their compensation. FHMS makes matching contributions subject to a vesting schedule, of up to 10% of an employee participant's compensation if the participant's base salary is at least $100,000. The deferred compensation, together with FHMS matching amounts and accumulated interest which is accrued but unfunded, is distributable in cash by lump sum or in monthly quarterly or annual installments (not exceeding 20 years) upon the earlier of the date of distribution elected by the participant or termination of employment. FHMS' expense under the plan totaled $32,000, $89,000 and $205,000 for the years ended June 30, 1994, 1995 and 1996. The Combined Companies' liability under the plan amounted to $23,000 and $207,000 at June 30, 1995 and 1996. Such amount has been included in accounts payable and accrued expenses.

     During 1995, FHC amended the FHC deferred compensation plan by increasing the interest rate paid to participants to 140% of Moody's corporate bond rate and by allowing participants to receive 90% of vested funds before scheduled distributions by irrevocably forfeiting the remaining 10%.

     During the year ended June 30, 1995, the Combined Companies recorded a liability relating to the deferred compensation plan of the predecessor company of TDMC. Under the terms of the plan, interest accrues at the Citibank base rate plus .25%. At June 30, 1995 and 1996, the liability recorded by the Combined Companies related to this plan was $6,784,000 and $5,703,000. The Combined Companies' expense under the plan totaled $394,000 and $516,000 for the years ended June 30,1995 and 1996.

     Certain FHMG and TDMC employees may participate in FHMG's deferred compensation plan and defer payment of up to 90% of their compensation. The deferred compensation, together with the accumulated interest which is accrued, but unfunded, is distributable in cash by lump sum or in monthly, quarterly, or annual installments (not exceeding 20 years) upon the earlier of the date of distribution elected by the participant or termination of employment. Under the terms of the plan, interest accrues at the Citibank's base rate plus .25%. The liability under this plan amounted to $1,531,000 and $3,423,000 as of June 30, 1995 and

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

1996. The Combined Companies' expense under the plan totaled $23,000, $75,000 and $229,000 for the years ended June 30, 1994, 1995, and 1996.

NOTE 10 -- ACQUISITIONS

     During 1994, the Combined Companies acquired 16 physician practices. The aggregate purchase price, including direct costs, of these practices was $1,210,000 of which $650,000 was classified as goodwill, which is being amortized over 40 years and $560,000 was recorded as the value of covenants not to compete, which is being amortized over the contractual obligation of the physicians not to compete of three years.

     During 1995, the Combined Companies acquired 24 physician practices. The aggregate purchase price, including direct costs of these practices was $571,000 which was classified as goodwill and is being amortized over 40 years.

     In August 1995, FHMS and TDMC purchased Tucson Medical Associates, Ltd., a medical group of 25 primary care physicians, for consideration of approximately $6,145,000. Goodwill of $5,038,000 was recorded in connection with the transaction. This acquisition and the acquisitions described above were accounted for under the purchase method of accounting.

NOTE 11 -- INTERCOMPANY RELATED PARTY TRANSACTIONS

     The Combined Companies are involved in the following transactions with their affiliates:

        - FHMS received certain oversight and administrative services under the terms of administrative service agreements with FHC and affiliates. Fees for these services were waived by FHC and its affiliates for the years ended June 30, 1994, 1995 and 1996.

        - The administration and payment of certain general and administrative expenses are provided by FHC and various affiliates and such costs are charged back to the appropriate affiliates. These transactions arise in the normal course of business and are payable on the same terms as equivalent transactions with nonaffiliates. At June 30, 1995 and 1996, FHMS had amounts due of $6,154,000 and $10,396,000 related to these transactions.

        - FHMS has a revolving credit agreement to obtain financing from FHC and an affiliate (Note 4). At June 30, 1995 and 1996 the Combined Companies owed $2,326,000 and $2,303,000 in accrued interest related to borrowings under these agreements. The Medical Groups have incurred operating losses since their inception and are dependent upon borrowings from FHC and their affiliates to finance their operations.

FHC intends to continue to finance the Combined Companies' operations subject to the transfer of ownership discussed in Note 1.

        - The Combined Companies have a tax allocation agreement with FHC (Note
          8).

        - During 1994, 1995, and 1996, FHMG contracted with the Health Plan to provide health care services to its members at FHMS' health care centers in California. During the years ended June 30, 1994, 1995, and 1996 revenues for medical services provided by the Combined Companies to Health Plan's members totaled approximately $3,215,000, $6,839,000, and $35,142,000. As of June 30, 1995 and 1996 the Combined Companies have a receivable from the Health Plan for such services of $1,380,000, and $387,000.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

        - The Combined Companies contract with Intergroup to provide health care services to Intergroup's members at FHMS' care centers in Arizona. Intergroup is a wholly-owned subsidiary of FHC. During the period ended June 30, 1994, 1995, and 1996 revenues for medical services provided by the Combined Companies to Intergroup's enrollees totaled $82,777,000, $79,002,000 and $90,135,000. As of June 30, 1995 and
          1996, the Combined Companies have a receivable from (payable to) Intergroup for such services of $1,489,000 and $(625,000).

        - Certain of the physician employees of the Medical Groups have been granted options to purchase FHC common stock under the FHC 1993 Nonstatutory Stock Option Plan. The options are granted at the discretion of the Compensation and Organizational Committee of the Board of Directors of FHC; however, options to purchase 600,000 shares of FHC common stock were reserved for issuance to TDMC's physicians in conjunction with the merger of the predecessor company of TDMC with FHC. Options are granted at an exercise price equal to the fair market value of the stock at the date of grant. Under the Plan, options to purchase 424,149 and 384,075 shares of FHC common stock were granted to physician employees of the Medical Groups during the years ended June 30, 1995 and 1996.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

     During the year ended June 30, 1995, FHMS entered into a $60 million tax retention operating lease (the "TROL agreement") for the construction of health care centers and corporate facilities.

     Under the TROL agreement, rental payments commence with the completion of construction of facilities. Rental payments are based on the outstanding property cost multiplied by the 30-day London Interbank Offering Rate (LIBOR) plus .445%. At June 30, 1995 and 1996, the outstanding property cost was $5,400,000 and $22,500,000 and LIBOR was 6.125% and 5.844%. FHC, as guarantor, of FHMS' obligations under the TROL agreement has provided the lessor with a guarantee of 87% of the residual value of the properties leased at the end of the lease term. After the initial five-year noncancelable lease term, the lease may be extended by agreement of the parties or FHC must purchase or arrange for the sale of the leased properties.

     FHMG and TDMC have certain insurance with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Medical Groups in excess of their policy limits. It is the opinion of management that the ultimate resolution of any unasserted claims will not have a material adverse effect on the financial position or operating results of the Combined Companies.

     TDMC and FHC have been named as defendants in several lawsuits relating to FHC's acquisition of the predecessor company of TDMC. FHC has agreed to indemnify the Combined Companies for their share of losses, if any, related to these lawsuits; accordingly, no provision for any loss has been recorded in the accompanying financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                            COMBINED BALANCE SHEETS
                          SEPTEMBER 30, 1995 AND 1996
                                  (UNAUDITED)

                                                                         SEPTEMBER 30,
                                                                 ------------------------------
                                                                     1995             1996
                                                                 ------------     -------------
ASSETS
Current assets:
  Cash and cash equivalents....................................  $  9,617,000     $          --
  Patient receivables, net of allowance for uncollectible
     accounts..................................................     7,688,000         4,665,000
  Accounts receivable from related parties.....................     2,346,000
  Other current assets.........................................     3,518,000         5,105,000
                                                                 ------------      ------------
          Total current assets.................................    23,169,000         9,770,000
Property and equipment, net....................................    87,382,000        91,055,000
Goodwill and other intangible assets, net......................    13,532,000        12,115,000
Other assets...................................................     2,836,000         5,408,000
                                                                 ------------      ------------
          Total assets.........................................  $126,919,000     $ 118,348,000
                                                                 ============      ============
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Reserves for claims payable..................................  $  7,002,000     $  12,990,000
  Accounts payable and accrued expenses........................    22,638,000        19,570,000
  Accounts payable to related party............................     2,371,000
  Intercompany payables........................................     7,958,000         7,925,000
  Intercompany notes payable...................................   137,319,000       156,818,000
  Current portion of other liabilities.........................     1,422,000         1,497,000
                                                                 ------------      ------------
          Total current liabilities............................   178,710,000       198,800,000
Noncurrent portion of other notes payable......................       238,000
Other liabilities..............................................    13,882,000        18,220,000
                                                                 ------------      ------------
          Total liabilities....................................   192,830,000       217,020,000
                                                                 ------------      ------------
Shareholder's deficit:
  Common stock.................................................        20,000            20,000
  Contributed capital..........................................     4,722,000         4,722,000
  Accumulated deficit..........................................   (70,653,000)     (103,414,000)
                                                                 ------------      ------------
          Total shareholder's deficit..........................   (65,911,000)      (98,672,000)
                                                                 ------------      ------------
          Total liabilities and shareholder's deficit..........  $126,919,000     $ 118,348,000
                                                                 ============      ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                 THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                   UNAUDITED

                                                                       1995            1996
                                                                   ------------    ------------
Revenue:
  Capitation revenue -- related party...........................   $ 19,618,000    $ 32,919,000
  Patient service revenue, net..................................      7,858,000       4,175,000
  Patient service revenue, net -- related party.................      1,156,000       1,422,000
  Other income..................................................      1,186,000         745,000
                                                                   ------------    ------------
          Total revenue.........................................     29,818,000      39,261,000
                                                                   ------------    ------------
Expenses:
  Salaries and benefits.........................................     26,716,000      24,281,000
  Health care services..........................................      4,671,000      17,150,000
  Selling, general and administrative...........................      9,009,000       8,500,000
  General and administrative -- related party...................        944,000         675,000
  Depreciation and amortization.................................      2,219,000       2,429,000
  Interest expense -- intercompany..............................      3,067,000       2,647,000
                                                                   ------------    ------------
          Total expenses........................................     46,626,000      55,682,000
                                                                   ------------    ------------
Loss before income taxes........................................    (16,808,000)    (16,421,000)
Benefit (provision) for income taxes............................        235,000        (656,000)
                                                                   ------------    ------------
Net loss........................................................   $(16,573,000)   $(17,077,000)
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                  COMBINED STATEMENTS OF SHAREHOLDER'S DEFICIT
                     THREE MONTHS ENDED SEPTEMBER 30, 1996
                                   UNAUDITED

                                     COMMON STOCK
                                   -----------------    CONTRIBUTED    ACCUMULATED
                                   SHARES    AMOUNT      CAPITAL         DEFICIT           TOTAL
                                   -------   -------    ----------    -------------    -------------
Balance at July 1, 1995..........   10,200   $20,000    $4,722,000    $ (86,337,000)   $ (81,595,000)
Net loss.........................                                       (17,077,000)     (17,077,000)
                                    ------   -------    ----------     ------------     ------------
Balance at September 30, 1996....   10,200   $20,000    $4,722,000    $(103,414,000)   $ (98,672,000)
                                    ======   =======    ==========     ============     ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                                   UNAUDITED

                                                                       THREE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                  -----------------------------
                                                                      1995             1996
                                                                  ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss........................................................  $(16,573,000)    $(17,077,000)
Adjustments to reconcile net loss to net cash used for operating activities:
  Depreciation..................................................     2,219,000        2,461,000
  Changes in assets and liabilities:
     Patient receivables........................................      (910,000)         163,000
     Account receivable from related parties....................       523,000
     Other current assets.......................................      (539,000)      (3,400,000)
     Accounts payable and accrued expenses......................     3,614,000        4,817,000
     Accounts payable to related party..........................                        387,000
     Reserve for claims payable.................................      (699,000)      (2,910,000)
     Other current liabilities..................................    (1,274,000)     (17,251,000)
                                                                  ------------     ------------
Net cash used for operating activities..........................   (13,639,000)     (32,810,000)
                                                                  ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment...........................    (9,657,000)         491,000
Proceeds from transfer of property and equipment to related
  party.........................................................     8,123,000
Increase in intangible assets...................................    (1,574,000)
Proceeds from sale of specialty practices.......................
Decrease (increase) in other assets.............................       (26,000)         129,000
                                                                  ------------     ------------
Net cash provided (used) for investing activities...............    (3,134,000)         620,000
                                                                  ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Paydown of other notes payable..................................    (5,385,000)
Proceeds from other notes payable...............................                      8,408,000
Proceeds from intercompany notes payable........................    30,209,000       23,782,000
                                                                  ------------     ------------
Net cash flows provided by financing activities.................    24,824,000       32,190,000
                                                                  ------------     ------------
Net increase (decrease) in cash and cash equivalents............     8,051,000                0
CASH AND CASH EQUIVALENTS:
Beginning of period.............................................     1,566,000                0
                                                                  ------------     ------------
End of period...................................................     9,617,000                0
                                                                  ============     ============
SUPPLEMENTAL DISCLOSURE:
  Cash paid during the year for:
     Interest...................................................  $  2,326,000     $  2,303,000
                                                                  ============     ============
Noncash investing and financing transactions:
     Assumption of liabilities in conjunction with acquisition
       of physician practice....................................  $  3,045,000     $         --
                                                                  ============     ============
     Transfer of property and equipment to related party for
       reduction of intercompany debt...........................  $ 22,140,000     $         --
                                                                  ============     ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                   UNAUDITED

NOTE 1 -- BASIS OF PRESENTATION

     The combined balance sheets at September 30, 1995 and 1996 and the combined statements of operations and cash flows for the three months ended September 30, 1995 and 1996, and the statement of shareholder's deficit for the three months ended September 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited combined financial statements, and include all adjustments (all of which consist solely of normal, recurring adjustments) necessary for a fair statement of the results for the interim periods presented. See Note 3 concerning the termination of the tax sharing agreement with FHC. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

NOTE 2 -- TRANSFER OF INTERESTS

     FHMG/TDMC Medical Group (the "Holding Company") is a professional corporation which owns Foundation Health Medical Group, Inc. (FHMG) and Thomas-Davis Medical Centers, P.C. ("TDMC"). On June 28, 1996 the shareholder of the Holding Company entered into an agreement to sell all of the outstanding stock of the Holding Company to an independent practice association. Effective November 29, 1996 the transaction was consummated.

NOTE 3 -- INCOME TAXES

     In December 1995 FHMG and TDMC entered into a tax sharing agreement with FHC. Contingent upon the sale of the stock of the Holding Company (Note 2), such agreement was terminated effective July 1, 1996. Accordingly, the tax provision for the three months ended September 30, 1996 does not include the tax benefit of the net operating losses of TDMC or FHMG for such period.

NOTE 4 -- RELATED PARTY TRANSACTIONS

     It is suggested that these interim financial statements be read in connection with the annual financial statements of Foundation Health Medical Services and affiliates included elsewhere herein. As disclosed in such financial statements, Foundation Health Medical Services and affiliates have material related party transactions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     FPA's Certificate of Incorporation, as amended, has the following indemnification provisions:

          "SEVENTH"

     A. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph B hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     B. If a claim under Paragraph A of this Article SEVENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than a action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     D. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     FPA's By-laws similarly provide that FPA shall indemnify its officers and directors to the fullest extent permitted by the Delaware Law.

     In addition, FPA has entered into individual indemnification agreements (the "Indemnification Agreements") with each of the directors. The general effect on directors' liabilities is set forth in the provisions of the Indemnification Agreements summarized below:

     Proceedings Other Than Proceedings by or in the Right of FPA. A director shall be entitled to the rights of indemnification if, by reason of his position with FPA, he is, or is threatened to be made, a party to any threatened, pending, or completed proceeding, other than a proceeding by or in the right of FPA. In such case, such director shall be indemnified against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FPA and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Proceedings by or in the Right of Company. Generally, a director shall be entitled to the rights of indemnification if, by reason of his position with FPA, he is, or is threatened to be made, a party to any threatened, pending or completed proceeding brought by or in the right of FPA to procure a judgment in its favor. In such case, the director shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FPA; provided, however, that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director shall have been adjudged to be liable to FPA unless and to the extent that the Court of Chancery of the State of Delaware, or the court in which such proceeding shall have been brought or is pending, shall determine that such indemnification may be made.

     Indemnification for Expenses of a Party Who is Wholly or Partly
Successful. Notwithstanding any other provision of the Indemnification Agreements, to the extent that the director is, by reason of his position with FPA, a party to and is successful, on the merits or otherwise, in any proceeding, he shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the director is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, FPA shall indemnify the director against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibit

EXHIBIT
 NUMBER                                           DESCRIPTION
--------       ---------------------------------------------------------------------------------
 2          -- Agreement and Plan of Merger by and among the Registrant, FPA Acquisition Corp.
               and Health Partners, Inc. (included as Appendix A)
 3.1        -- Certificate of Incorporation.*
 3.2        -- Bylaws.*
 3.3        -- Certificate of Amendment of Certificate of Incorporation filed October 20, 1994
               (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended
               December 31, 1994 at Exhibit No. 3.3.
 4.1        -- Specimen of Common Stock Certificate.*
 4.2        -- Form of Warrant.*
 4.3        -- Indenture dated as of December 18, 1996, by and between the Registrant and the
               Trustee for the 6 1/2% Convertible Subordinated Debentures (incorporated by reference to the Registrant's Current Report on Form 8-K dated December 18,
               1996.)
 4.4        -- Registration Rights Agreement dated December 13, 1996 by and among the Registrant and the Initial Purchasers of the 6 1/2% Convertible Subordinated Debentures
               (incorporated by reference to the Registrant's Current Report on Form 8-K dated
               December 18, 1996.)
 4.5        -- Form of Rule 144A Restricted Global Debenture (incorporated by reference to the
               Registrant's Current Report on Form 8-K dated December 18, 1996.)
 4.6        -- Form of Regulation S Global Debenture (incorporated by reference to the
               Registrant's Current Report on Form H-K dated December 18, 1996.)
 4.7        -- Registration Rights Agreement dated June 30, 1997 by and among the Registrant, and certain stockholders of HealthCap, Inc. (incorporated by reference to
               Registration Statement No. 333-21251 at Exhibit No. 4.7)
 4.8        -- Form of Registration Rights Agreement by and among the Registrant and certain holders of Health Partners, Inc. Common Stock and Preferred Stock.
 4.9        -- Registration Rights Agreement dated September 2, 1997 by and among the Registrant and the shareholders of Emergency Medical Care Incorporated.
 5          -- Opinion of Pillsbury Madison & Sutro LLP.

EXHIBIT
 NUMBER                                           DESCRIPTION
--------       ---------------------------------------------------------------------------------
 8.1        -- Opinion of Pillsbury Madison & Sutro LLP with respect to tax matters.
 8.2        -- Opinion of Gibson, Dunn & Crutcher LLP with respect to tax matters.
10.1        -- IPA Medicare Partial Risk Services Agreement between Pacificare of California and
               Family Practice Associates of San Diego, Inc. ("FPASD") dated January 1, 1993, including an amendment thereto date effective January 1, 1994.* **
10.2        -- [Reserved]
10.3        -- Medical Services Organization Agreement dated January 21, 1995 between FPANJ and
               Medigroup, Inc. (HMO Blue).* **
10.4        -- Pacificare IPA Commercial Services Agreement with FPASD dated May 1, 1995.* **
10.5        -- Amendment to IPA Medicare Partial Risk Services Agreement between Pacificare of
               California and FPASD dated April 1995.* **
10.6        -- [Reserved]
10.7        -- Form of Primary Care Physician Agreement/California.* **
10.8        -- Form of Specialty Care Physician Agreement/California.* **
10.9        -- Form of Administrative Services Agreement between FPA and a Professional
               Corporation.*
10.10       -- Form of Administrative Services Agreement between FPA and a Professional
               Corporation.*
10.11       -- Form of Succession Agreement.*
10.12       -- Employment Agreement between FPA and Dr. Sol Lizerbram effective as of October 1,
               1996.
10.13       -- Employment Agreement between FPA and Dr. Seth Flam effective as of October 1,
               1996.
10.14       -- Employment Agreement between FPA and Dr. Howard Hassman effective as of October
               1, 1996.
10.15       -- Employment Agreement between FPA and Dr. Kevin Ellis effective as of October 1,
               1996.
10.16       -- Employment Agreement between FPA and Steven M. Lash effective as of October 1,
               1996.
10.17       -- Employment Agreement between FPA and Robert J. Burg effective December 1, 1994
               (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended
               December 31, 1994 at Exhibit No. 10.27).
10.18       -- Employment Agreement between FPA and James A. Lebovitz effective as of February
               1, 1997.
10.19       -- FPA Amended Omnibus Stock Option Plan (incorporated by reference to Registration
               Statement No. 333-34027 at Exhibit 99).
10.20       -- Amended and Restated Employment Contract between Sterling HealthCare Group, Inc.
               ("Sterling") and Stephen J. Dresnick, M.D. ("Dresnick"), dated July 15, 1994,
               Amendment No. 1 to Amended and Restated Employment Contract between Sterling and
               Dresnick entered into as of October 31, 1996 and Amendment No. 2 to Amended and
               Restated Employment Contract between Sterling and Dresnick entered into as of
               July 1997.
10.21       -- [Reserved]
10.22       -- [Reserved]
10.23       -- [Reserved]
10.24       -- 401(k) Salary Savings Plan effective January 1, 1994 (incorporated by reference to Registration Statement No. 33-79714 at Exhibit 10.20).
10.25       -- 1995 Directors Stock Option Plan.*
10.26       -- 1994 Physicians Stock Option Plan.*

EXHIBIT
 NUMBER                                           DESCRIPTION
--------       ---------------------------------------------------------------------------------
10.27       -- Credit, Security, Guarantee and Pledge Agreement dated as of January 29, 1996 among FPA and its subsidiaries and certain guarantors and the lenders named therein and Banque Paribas, as amended March 15, 1996 (incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
               1995).
10.28       -- Agreement and Plan of Merger among FPA, FPA Acquisition Corporation and AHI
               Healthcare Systems, Inc. made November 8, 1996, as amended by Amendment No. 1 to
               Agreement and Plan of Merger, dated as of February 5, 1997 (incorporated by reference to Registration Statement No. 333-21721 at Exhibit No. 2).
10.29       -- Form of Indemnification Agreement*
10.30       -- Stock and Note Purchase Agreement by and among, inter alia, the Registrant and
               Foundation Health Corporation dated as of June 28, 1996 (incorporated by reference to Registrant's Current Report on Form 8-K dated June 21, 1996).
10.31       -- Agreement and Plan of Merger dated June 5, 1997 by and among the Registrant, FPA
               Acquisition Corp. and HealthCap, Inc. (incorporated by reference to Registration
               Statement No. 333- 31351 at Exhibit No. 10.31).
10.32       -- Credit Agreement dated as of June 30, 1997 by and among the Registrant, Lehman
               Commercial Paper, Inc. and the lenders parties thereto (incorporated by reference to Registration Statement No. 333-31351 at Exhibit No. 10.32).
10.33       -- HealthCap Management Group, Inc. 1994 Stock Option Plan (incorporated by reference to Registration Statement No. 333- 31341 at Exhibit No. 99.1).
10.34       -- HealthCap Management Group, Inc. Quality Consultant Stock Option Plan
               (incorporated by reference to Registration Statement No. 333-31341 at Exhibit No.
               99.2).
13          -- Annual Report on Form 10-K (incorporated by reference to Registrant's Annual
               Report on Form 10-K, as amended by Form 10-K/A for the fiscal year ended December
               31, 1996).
21          -- Subsidiaries of FPA.
23.1        -- Consent of Deloitte & Touche LLP.
23.2        -- Consent of Coopers & Lybrand LLP.
23.3        -- Consent of KPMG Peat Marwick LLP.
23.4        -- Consent of Ernst & Young LLP.
23.5        -- Consent of Deloitte & Touche LLP.
23.6        -- Consent of Stevenson, Jones, Imig, Holmaas & Kleinhans, P.C.
23.7        -- Consent of Pillsbury Madison & Sutro LLP (included in Exhibits 5 and 8.1).
23.8        -- Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.2)
24          -- Power of Attorney (included in Part II of Registration Statement).
99.1        -- Form of HPI Proxy.
99.2        -- Consent of Smith Barney Inc.
99.3        -- Form of Stock Option Acknowledgement.
99.4        -- Rescission Acceptance Form.


---------------

 * Incorporated by reference to the exhibit to the Registrant's Registration Statement on Form S-1, Reg. No. 33-97456, at the exhibit number set forth opposite such exhibit's description above.

** Registrant has requested confidential treatment from the Securities and Exchange Commission for portions of this exhibit, which confidential portions have been filed separately.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final application of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set for the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 9, 1997.


                                          FPA MEDICAL MANAGEMENT INC.

                                          By:         /s/ SETH FLAM
                                            ------------------------------------
                                                         Seth Flam
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on October 9, 1997.



                   SIGNATURE                                        TITLE
-----------------------------------------------  --------------------------------------------

              * /s/ SOL LIZERBRAM                Director and Chairman of the Board of
-----------------------------------------------  Directors
                 Sol Lizerbram

                 /s/ SETH FLAM                   President, Chief Executive Officer and
-----------------------------------------------  Director (Principal Executive Officer)
                   Seth Flam

           * /s/ STEPHEN J. DRESNICK             Director and Vice-Chairman of the Board of
-----------------------------------------------  Directors
              Stephen J. Dresnick

              /s/ STEVEN M. LASH                 Executive Vice President and Chief Financial
-----------------------------------------------  Officer and Treasurer (Principal Financial
                Steven M. Lash                   and Accounting Officer)

             * /s/ HOWARD HASSMAN                Director
-----------------------------------------------
                Howard Hassman

               * /s/ KEVIN ELLIS                 Director
-----------------------------------------------
                  Kevin Ellis

             * /s/ SHELDON DEREZIN               Director
-----------------------------------------------
                Sheldon Derezin

           * /s/ HERBERT A. WERTHEIM             Director
-----------------------------------------------
              Herbert A. Wertheim

            * /s/ JAMES A. LEBOVITZ
-----------------------------------------------
              James A. Lebovitz,
               Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                       SEQUENTIAL
EXHIBIT                                                                                   PAGE
NUMBER                                    DESCRIPTION                                    NUMBER
-------   ---------------------------------------------------------------------------  ----------
 2        Agreement and Plan of Merger by and among the Registrant, FPA Acquisition
          Corp. and Health Partners, Inc. (included as Appendix A)...................
 3.1      Certificate of Incorporation*..............................................
 3.2      Bylaws*....................................................................
 3.3      Certificate of Amendment of Certificate of Incorporation filed October 20,
          1994 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1994 at Exhibit No. 3.3)...........................
 4.1      Specimen of Common Stock Certificate*......................................
 4.2      Form of Warrant*...........................................................
 4.3      Indenture dated as of December 18, 1996, by and between the Registrant and the Trustee for the 6 1/2% Convertible Subordinated Debentures
          (incorporated by reference to the Registrant's Current Report on Form 8-K dated December 18, 1996)...................................................
 4.4      Registration Rights Agreement dated December 13, 1996 by and among the
          Registrant and the Initial Purchasers of the 6 1/2% Convertible
          Subordinated Debentures (incorporated by reference to the Registrant's
          Current Report on Form 8-K dated December 18, 1996)........................
 4.5      Form of Rule 144A Restricted Global Debenture (incorporated by reference to the Registrant's Current Report on Form 8-K dated December 18, 1996).......
 4.6      Form of Regulation S Global Debenture (incorporated by reference to the
          Registrant's Current Report on Form 8-K dated December 18, 1996)...........
 4.7      Registration Rights Agreement dated June 30, 1997 by and among the
          Registrant and certain stockholders of HealthCap, Inc. (incorporated by reference to Registration Statement No. 333-31351 at Exhibit No. 4.7)......
 4.8      Form of Registration Rights Agreement by and among the Registrant and certain holders of Health Partners, Inc. Common Stock and Preferred
          Stock......................................................................
 4.9      Registration Rights Agreement dated September 2, 1997 by and among the
          Registrant and the shareholders of Emergency Medical Care Incorporated.....
 5        Opinion of Pillsbury Madison & Sutro LLP...................................
 8.1      Opinion of Pillsbury Madison & Sutro LLP with respect to tax matters.......
 8.2      Opinion of Gibson, Dunn & Crutcher LLP with respect to tax matters.........
10.1      IPA Medicare Partial Risk Services Agreement between Pacificare of
          California and Family Practice Associates of San Diego, Inc. ("FPASD")
          dated January 1, 1993, including an amendment thereto effective the date thereof and an amendment thereto date effective January 1, 1994* **........
10.2      [Reserved].................................................................
10.3      Medical Services Organization Agreement dated January 21, 1995 between
          FPANJ and Medigroup, Inc. (HMO Blue)* **...................................
10.4      Pacificare IPA Commercial Services Agreement with FPASD dated May 1, 1995*
          **.........................................................................
10.5      Amendment to IPA Medicare Partial Risk Services Agreement between
          Pacificare of California and FPASD dated April 1995* **....................
10.6      [Reserved].................................................................
10.7      Form of Primary Care Physician Agreement/California* **....................

                                                                                       SEQUENTIAL
EXHIBIT                                                                                   PAGE
NUMBER                                    DESCRIPTION                                    NUMBER
-------   ---------------------------------------------------------------------------  ----------
10.8      Form of Specialty Care Physician Agreement/California* **..................
10.9      Form of Administrative Services Agreement between FPA and a Professional
          Corporation.*..............................................................
10.10     Form of Administrative Services Agreement between FPA and a Professional
          Corporation.*..............................................................
10.11     Form of Succession Agreement.*.............................................
10.12     Employment Agreement between FPA and Dr. Sol Lizerbram effective as of
          October 1, 1996............................................................
10.13     Employment Agreement between FPA and Dr. Seth Flam effective as of October
          1, 1996....................................................................
10.14     Employment Agreement between FPA and Dr. Howard Hassman effective as of
          October 1, 1996............................................................
10.15     Employment Agreement between FPA and Dr. Kevin Ellis effective as of
          October 1, 1996............................................................
10.16     Employment Agreement between FPA and Steven M. Lash effective as of October
          1, 1996....................................................................
10.17     Employment Agreement between FPA and Robert J. Burg effective December 1,
          1994 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1994 at Exhibit No. 10.27).........................
10.18     Employment Agreement between FPA and James A. Lebovitz effective as of
          February 1, 1997...........................................................
10.19     FPA Amended Omnibus Stock Option Plan (incorporated by reference to
          Registration Statement No. 333-34027 at Exhibit 99)........................
10.20     Amended and Restated Employment Contract between Sterling HealthCare Group,
          Inc. ("Sterling") and Stephen J. Dresnick, M.D. ("Dresnick"), dated July
          15, 1994, Amendment No. 1 to Amended and Restated Employment Contract
          between Sterling and Dresnick entered into as of October 31, 1996 and
          Amendment No. 2 to Amended and Restated Employment Contract between
          Sterling and Dresnick entered into as of July 1997.........................
10.21     [Reserved].................................................................
10.22     [Reserved].................................................................
10.23     [Reserved].................................................................
10.24     401(k) Salary Savings Plan effective January 1, 1994 (incorporated by reference to Registration Statement No. 33-79714 at Exhibit 10.20).........
10.25     1995 Directors Stock Option Plan.*.........................................
10.26     1994 Physicians Stock Option Plan.*........................................
10.27     Credit, Security, Guarantee and Pledge Agreement dated as of January 29,
          1996 among FPA and its subsidiaries and certain guarantors and the lenders named therein and Banque Paribas, as amended March 15, 1996 (incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)...................................................
10.28     Agreement and Plan of Merger among FPA, FPA Acquisition Corporation and AHI
          Healthcare Systems, Inc. made November 8, 1996, as amended by Amendment No.
          1 to Agreement and Plan of Merger, dated as of February 5, 1997
          (incorporated by reference to Registration Statement No. 333-21721 at
          Exhibit No. 2).............................................................

                                                                                       SEQUENTIAL
EXHIBIT                                                                                   PAGE
NUMBER                                    DESCRIPTION                                    NUMBER
-------   ---------------------------------------------------------------------------  ----------
10.29     Form of Indemnification Agreement.*........................................
10.30     Stock and Note Purchase Agreement among, inter alia, the Registrant and
          Foundation Health Corporation dated as of June 28, 1996 (incorporated by reference to Registrant's Current Report on Form 8-K dated June 21,
          1996)......................................................................
10.31     Agreement and Plan of Merger dated June 5, 1997 by and among the
          Registrant, FPA Acquisition Corp. and HealthCap, Inc. (incorporated by reference to Registration Statement No. 333-31351 at Exhibit No. 10.31)....
10.32     Credit Agreement dated June 30, 1997 by and among the Registrant, Lehman
          Commercial Paper, Inc. and the lenders parties thereto (incorporated by reference to Registration Statement No. 333-31351 at Exhibit No. 10.32)....
10.33     HealthCap Management Group, Inc. 1994 Stock Option Plan (incorporated by reference to Registration Statement No. 333-31341 at Exhibit No. 99.1).....
10.34     HealthCap Management Group, Inc. Quality Consultant Stock Option Plan
          (incorporated by reference to Registration Statement No. 333-31341 at
          Exhibit No. 99.2)..........................................................
13        Annual Report on Form 10-K (incorporated by reference to Registrant's
          Annual Report on Form 10-K, as amended by Form 10-K/A for the fiscal year ended December 31, 1996)...................................................
21        Subsidiaries of FPA........................................................
23.1      Consent of Deloitte & Touche LLP...........................................
23.2      Consent of Coopers & Lybrand LLP...........................................
23.3      Consent of KPMG Peat Marwick LLP...........................................
23.4      Consent of Ernst & Young LLP...............................................
23.5      Consent of Deloitte & Touche LLP...........................................
23.6      Consent of Stevenson, Jones, Imig, Holmaas & Kleinhans, P.C................
23.7      Consent of Pillsbury Madison & Sutro LLP (included in Exhibits 5 and
          8.1).......................................................................
23.8      Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.2)...........
24        Power of Attorney (included in Part II of Registration Statement)..........
99.1      Form of HPI Proxy..........................................................
99.2      Consent of Smith Barney Inc................................................
99.3      Form of Stock Option Acknowledgement.......................................
99.4      Rescission Acceptance Form.................................................


---------------

 * Incorporated by reference to the exhibit to the Registrant's Registration Statement on Form S-1, Reg. No. 33-97456, at the exhibit number set forth opposite such exhibit's description above.

** Registrant has requested confidential treatment from the Securities and Exchange Commission for portions of this exhibit, which confidential portions have been filed separately.